TRANSACTION AGREEMENT

Dated as of the 22nd day of August, 2006,

Among

WEYERHAEUSER COMPANY,

WEYERHAEUSER TIA, INC.,

WEYERHAEUSER ELI, LLC,

WEYERHAEUSER ELI, INC.,

WEYERHAEUSER CROSBY, INC.,

WEYERHAEUSER YUKON, INC.

and

DOMTAR INC.

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(Continued)

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TRANSACTION AGREEMENT

THIS AGREEMENT (the “Agreement”) dated this 22nd day of August, 2006,

A M O N G:	WEYERHAEUSER COMPANY, a Washington corporation (“Weyerhaeuser”)

WEYERHAEUSER TIA, INC. a Delaware corporation (“Spinco”)
- and -
WEYERHAEUSER ELI, LLC, a Delaware limited liability company (“Newco”)
- and -
WEYERHAEUSER ELI, INC., a Delaware corporation (“Newco Holding”)
- and -
WEYERHAEUSER CROSBY, INC., a corporation governed by the Business Corporations Act (British Columbia) (“Newco Canada”)
- and -
WEYERHAEUSER YUKON, INC., a corporation governed by the Canada Business Corporations Act (“Newco Canada Exchangeco”)
- and -
DOMTAR INC., a corporation governed by the Canada Business Corporations Act (“Domtar”)

WHEREAS, prior to the date hereof, Weyerhaeuser has incorporated Spinco under the laws of the State of Delaware as a wholly-owned subsidiary of Weyerhaeuser;

WHEREAS, prior to the date hereof, Weyerhaeuser has formed Newco under the laws of the State of Delaware as a wholly-owned subsidiary of Weyerhaeuser;

WHEREAS, prior to the date hereof, Newco has incorporated (i) Newco Holding under the laws of the State of Delaware as a wholly-owned subsidiary of Newco, (ii) Newco Canada under the Business Corporations Act (British Columbia) as a wholly-owned subsidiary of Newco Holding, and (iii) Newco Canada Exchangeco under the Canada Business Corporations Act (the “CBCA”) as a wholly-owned subsidiary of Newco Canada (Newco, Newco Holding, Newco Canada and Newco Canada Exchangeco being referred to as the “Newco Parties”, and Spinco and the Newco Parties being referred to as the “Spinco Parties”);

WHEREAS, prior to the Effective Time (as defined in Section 1.07), Weyerhaeuser will cause Weyerhaeuser Canada and Weyerhaeuser Saskatchewan to sell to Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) the Newco Canada Exchangeco Assets and cause Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) to assume the Newco Canada Exchangeco Liabilities (each as defined in Section 9.03);

WHEREAS, prior to the Effective Time, Weyerhaeuser will (i) transfer or cause to be transferred (A) to Newco, the Newco Assets and the Newco Liabilities (each as defined in Section 9.03), and (B) to Spinco, the issued and outstanding limited liability company interests of Newco, (“Newco Equity Interests”), and (ii) distribute to Eligible Holders (as defined in Section 9.03) the shares of common stock of Spinco, par value $0.01 per share (the “Spinco Common Stock”), on a pro rata basis or, at Weyerhaeuser’s election, as an exchange offer or a combination thereof, in the case of each of clauses (i) and (ii) above upon the terms and subject to the conditions set forth in the Contribution and Distribution Agreement dated as of the date hereof among Weyerhaeuser, Spinco and Newco (the “Contribution and Distribution Agreement”);

WHEREAS an executed commitment letter and related term sheet have been delivered to the parties hereto pursuant to which the financial institutions named therein have agreed to provide debt financing to Spinco in an amount at least equal to $2.65 billion (the “New Debt Commitment Letter”);

WHEREAS, at the Effective Time, the parties hereto will effect the Arrangement (as defined in Section 9.03), with Spinco becoming a public company and owning, directly or indirectly, all of the outstanding common shares of Domtar and all of the outstanding Newco Equity Interests, all upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding common share in the capital of Domtar (an “Domtar Common Share”) shall be exchanged for one Class B Common Share of Newco Canada Exchangeco, which, in turn, shall be exchanged for one share of Spinco Common Stock or one Exchangeable Share (as defined in Section 9.03), as the case may be, in accordance with the provisions of Section 1.04;

WHEREAS the respective Boards of Directors of Weyerhaeuser, Spinco, Newco Holding, Newco Canada, Newco Canada Exchangeco and Domtar, and Weyerhaeuser as the sole member of Newco, have approved the Transactions (as defined in Section 1.05) that they are a party to or are contemplated to be a party to;

WHEREAS for United States Federal income tax purposes it is intended that the Contribution and the Distribution shall qualify under Sections 355 and 368(a)(1)(D) of the Code;

WHEREAS for Canadian income tax purposes it is intended that the exchange of Class B Common Shares by eligible holders resident in Canada for Exchangeable Shares shall be tax deferred to such holders under the ITA (as defined in Section 9.03) provided that appropriate elections are filed in the prescribed manner in accordance with Section 85 of the ITA; and

WHEREAS Weyerhaeuser, Spinco, Newco, Newco Holding, Newco Canada and Newco Canada Exchangeco, on the one hand, and Domtar, on the other hand, desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

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NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

THE ARRANGEMENT

SECTION 1.01.   Implementation Steps by Domtar regarding the Arrangement.

Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 9.03.

Domtar covenants in favor of Weyerhaeuser and the Spinco Parties (collectively, the “Weyerhaeuser Parties”) that Domtar shall:

(a)  subject to Section 6.01, as soon as reasonably practicable, apply in a manner acceptable to the Weyerhaeuser Parties, acting reasonably, under Section 192 of the CBCA for the Interim Order and for an order approving the Arrangement and thereafter seek with reasonable diligence to obtain the Interim Order;

(b)  subject to Section 6.01, convene and hold the Domtar Meeting for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

(c)  subject to obtaining the approvals as are required by the Interim Order, apply to the Court for and pursue with reasonable diligence the application to the Court for the Final Order; and

(d)  subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

SECTION 1.02.   Arrangement Implementation Steps by the Spinco Parties. Weyerhaeuser and the Spinco Parties covenant in favor of Domtar that, on or prior to the Closing Date (as defined in Section 1.06) and subject to the satisfaction or waiver of the other conditions herein contained in favor of each such party:

(a)  Spinco, Newco, Newco Canada, Newco Holding and Newco Canada Exchangeco shall execute and deliver the Support Agreement;

(b)  Spinco, Newco Canada, Newco Canada Exchangeco and the Trustee shall execute and deliver the Voting and Exchange Trust Agreement;

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(c)  Spinco shall issue to the Trustee one share of Special Voting Stock;

(d)  Weyerhaeuser shall transfer the Newco Assets and Newco Liabilities to Newco and the units of Newco Equity Interests to Spinco upon the terms and subject to the conditions set forth in the Contribution and Distribution Agreement;

(e)  Newco Canada Exchangeco shall enter into, and Weyerhaeuser shall cause Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco), Weyerhaeuser Canada and Weyerhaeuser Saskatchewan to enter into, an agreement providing, upon the terms and subject to the conditions set forth in the Canadian Purchase Agreement and the Contribution and Distribution Agreement, for the purchase by Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) of the Newco Canada Exchangeco Assets and the assumption by Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) of the Newco Canada Exchangeco Liabilities as contemplated by the Contribution and Distribution Agreement; and

(f)  Weyerhaeuser shall effect the Distribution as provided in Article III of the Contribution and Distribution Agreement and in accordance with Section 6.17.

SECTION 1.03.  Interim Order. The notice of motion for the application referred to in Section 1.01(a) shall request that the Interim Order provide:

(a)  for the class of persons to whom notice is to be provided in respect of the Arrangement and the Domtar Meeting and for the manner in which such notice is to be provided;

(b)  that the requisite approval for the Arrangement Resolution shall be (i) 66-2/3% of the votes cast on the Arrangement Resolution by Domtar Shareholders and holders of Domtar Options present in person or by proxy at the Domtar Meeting and (ii) 66-2/3% of the votes cast on the Arrangement Resolution by Domtar Shareholders present in person or by proxy excluding (A) holders of Domtar Options, (B) holders of Domtar Common Shares, which are pledged to secure loans provided pursuant to a Domtar Stock Plan (as defined in Section 3.03), and (C) holders of Domtar Common Shares who also hold Domtar Options (clauses (i) and (ii) collectively, the “Domtar Shareholder Approval”);

(c)  that, in all other respects, the terms, restrictions and conditions of the articles of incorporation and by-laws of Domtar, including quorum requirements and all other matters, shall apply in respect of the Domtar Meeting; and

(d)  for the grant of the Dissent Rights.

SECTION 1.04.  Articles of Arrangement. The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, provide substantially as follows:

(a)  each outstanding Domtar Common Share that is not held by a holder who has exercised its Dissent Rights shall be transferred by the holder thereof to Newco Canada Exchangeco in exchange for one fully paid and non-assessable Class B Common Share of Newco Canada Exchangeco (which Class B Common Shares shall, upon issuance, be listed and posted for trading on the Toronto Stock Exchange (the “TSX”)) and the name of the holder of such Domtar Common Shares will be removed from the register of holders of Domtar Common Shares and added to the register of holders of Class B Common Shares of Newco Canada Exchangeco and Newco Canada Exchangeco will be recorded as the registered holder of the Domtar Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

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(b)  following the exchange contemplated by Section 1.04(a), each outstanding Class B Common Share will be transferred by the holder thereof, at the holder’s election, (i) to Newco Canada in exchange for one fully paid and non-assessable share of Spinco Common Stock (each such Class B Common Share, a “Spinco Elected Share”), or (ii) to Newco Canada Exchangeco in exchange for one fully paid and non-assessable Exchangeable Share and the rights under the Voting and Exchange Trust Agreement (the “Ancillary Rights”) (each such Class B Common Share, an “Exchangeable Elected Share”); provided, however, that, notwithstanding the foregoing, a holder of Class B Common Shares will not be entitled to elect to receive Exchangeable Shares, and any such election otherwise made by any such holder in respect of any such Class B Common Shares shall be and be deemed to be an election to receive shares of Spinco Common Stock, if such holder is (i) a non-resident of Canada, (ii) a resident of Canada exempt from tax under the ITA, or (iii) a partnership of which all of the partners are non-residents of Canada and/or residents of Canada exempt from tax under the ITA;

(c)  upon the transfer of Class B Common Shares by the holder thereof as set forth in Section 1.04(b), the name of such holder will be removed from the register of holders of Class B Common Shares and added to the register of holders of Spinco Common Stock or Exchangeable Shares, as the case may be, and (i) in the case of the Spinco Elected Shares, Newco Canada will be recorded as the registered holder of such Class B Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof and (ii) in the case of the Exchangeable Elected Shares, the Class B Common Shares transferred to Newco Canada Exchangeco will be canceled by Newco Canada Exchangeco;

(d)  each outstanding Class B Common Share in respect of which no election has been made by the holder thereof, or in respect of which an effective election has not been made (i) in the case of a holder of Class B Common Shares whose address as shown in the register of Class B Common Shares is in Canada will be deemed to be an Exchangeable Elected Share and will be transferred by the holder thereof, without any act or formality on its part, to Newco Canada Exchangeco in exchange for one fully paid and non-assessable Exchangeable Share and the Ancillary Rights, and the name of each such holder of Class B Common Shares will be removed from the register of holders of Class B Common Shares and added to the register of holders of Exchangeable Shares and such Class B Common Shares so exchanged will be canceled, and (ii) in the case of a holder of Class B Common Shares whose address as shown in the register of Class B Common Shares is not in Canada will be deemed to be a Spinco Elected Share and will be transferred by the holder thereof, without any act or formality on its part, to Newco Canada in exchange for one fully paid and non-assessable share of Spinco Common Stock, and the name of each such holder of Class B Common Shares will be removed from the register of holders of Class B Common Shares and added to the register of holders of shares of Spinco Common Stock and Newco Canada, will be recorded as the registered holder of such Class B Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

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(e)  each Class B Common Share held by Newco Canada following the exchanges contemplated by Sections 1.04(b) and 1.04(d) shall be converted into one Class A Common Share;

(f)  Spinco shall issue, after the Distribution but prior to the Effective Time, a number of shares of Spinco Common Stock equal to the number of Spinco Elected Shares and shall transfer such shares to Newco, which, in turn, will transfer such shares to Newco Holding, which, in turn, will transfer such shares to Newco Canada which, in turn, will transfer such shares to holders of Spinco Elected Shares, and the Spinco Elected Shares shall be transferred to Newco Canada;

(g)  a holder of Class B Common Shares who is either a resident of Canada or a partnership at least one partner of which is a resident of Canada for the purposes of the ITA (other than any such holder or partner who is exempt from tax under the ITA), and who has elected to receive or receives Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(l) of the ITA or, if the holder is a partnership, subsection 85(2) of the ITA (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of their Class B Common Shares to Newco Canada Exchangeco. Newco Canada Exchangeco will not be responsible for any taxes, interest or penalties resulting from the failure by a holder of Class B Common Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation);

(h)  each outstanding award of restricted Domtar Common Shares (“Domtar Restricted Shares”) granted pursuant to the Domtar Restricted Stock Plan shall be exchanged for Class B Common Shares, in accordance with Section 1.04(a), which in turn will be exchanged for restricted shares of Spinco Common Stock or restricted Exchangeable Shares in accordance with Sections 1.04(b), 1.04(c) and 1.04(d), as applicable (“Replacement Restricted Shares”), and the Replacement Restricted Shares shall be subject to the same terms and conditions as were applicable to the Domtar Restricted Shares;

(i)  Spinco shall issue to and deposit with the Trustee one share of Special Voting Stock, in consideration of the payment to Spinco of $1.00, to be thereafter held by the Trustee for and on behalf of, and for the use and benefit of, the holders of Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement;

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(j)  (i) following the exchange of the Class B Common Shares provided by Sections 1.04(b) and 1.04(d), (A) each Domtar Option granted after January 1, 2006 (whether vested or unvested) shall be exchanged, on the same terms and conditions as were applicable under such Domtar Option, for an option (a “Replacement Option”) to purchase that number of shares of Spinco Common Stock equal to the number of Domtar Common Shares subject to such Domtar Option and the exercise price per share shall be equal to the exercise price per share of such option immediately prior to the Effective Time, (B) each Domtar Option (other than any Domtar Option granted after January 1, 2006) (whether vested or unvested) shall be exchanged, on the same terms and conditions, except as set forth in this Section 1.04(j)(i), as were applicable under such Domtar Option, for an option (an “Amended Replacement Option”) to purchase that number of shares of Spinco Common Stock (rounded down to the nearest whole number) determined in accordance with the principles set out in the calculation model in Section 1.04(j) of the Domtar Disclosure Letter (as defined in Article III), and having an exercise price per share equal to the Average Spinco Distribution Price (as defined in Section 6.08) (rounded up to the nearest whole cent) (such exchange, the “Domtar Option Exchange”), (C) notwithstanding clauses (A) and (B), each outstanding “right” to be granted bonus Domtar Common Shares under the Domtar Executive Stock Option and Share Purchase Plan (other than those cancelled pursuant to clauses (D) and (E)) (each, an “Domtar Right”) shall be exchanged for a “right” with respect to the number of shares of Spinco Common Stock equal to the number of Domtar Common Shares subject to such Domtar Right (each, as so granted, a “Replacement Right”), (D) each Domtar Common Share pledged to secure a loan provided to a participant under a Domtar Stock Plan will be returned to Domtar for cancelation against set off and deemed repayment of that portion of the principal amount of the participant’s corresponding loan equal to the Average Spinco Distribution Price with the balance of the principal amount (and any accrued but unpaid interest) of each such loan, if any, being forgiven by Domtar and any Domtar Rights associated therewith cancelled and any rights thereunder extinguished, and (E) each forward purchase contract entered into between a participant and Domtar under the Domtar Executive Stock Option and Share Purchase Plan in connection with the exercise of a stock right under such Domtar Executive Stock Option and Share Purchase Plan shall be cancelled with any obligations of a participant thereunder together with any Domtar Rights associated therewith being released by Domtar;

(ii)   following the exchange of the Class B Common Shares provided by Sections 1.04(b) and 1.04(d), each outstanding grant of deferred share units with respect to Domtar Common Shares (each, an “Domtar DSU”) shall be exchanged, on the same terms and conditions as were applicable under the Domtar DSU, for a deferred share unit with respect to the number of shares of Spinco Common Stock equal to the number of Domtar Common Shares subject to such Domtar DSU (each, as so granted, a “Replacement DSU”);

(iii)   following the exchange of the Class B Common Shares provided by Sections 1.04(b) and 1.04(d), each outstanding grant of performance share units with respect to Domtar Common Shares (each, an “Domtar PSU”) shall be exchanged, on the same terms and conditions as were applicable under the Domtar PSU, for a performance share unit with respect to the number of shares of Spinco Common Stock equal to the number of Domtar Common Shares subject to such Domtar PSU (each, as so granted, a “Replacement PSU”);

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(iv)   as soon as reasonably practicable after the Effective Time, Spinco shall deliver to the holders of Replacement Options, Amended Replacement Options, Replacement Rights, Replacement DSUs, Replacement PSUs and Replacement Restricted Shares appropriate notices setting forth such holders’ rights pursuant to the respective Domtar Stock Plans and the agreements evidencing the grants of such Replacement Options, Amended Replacement Options, Replacement Rights, Replacement DSUs, Replacement PSUs and Replacement Restricted Shares, and that such Replacement Options, Amended Replacement Options, Replacement Rights, Replacement DSUs, Replacement PSUs and Replacement Restricted Shares and agreements shall be granted by Spinco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.04(j) after giving effect to the Transactions);

(v)   a holder of a Replacement Option or Amended Replacement Option may exercise such Replacement Option or Amended Replacement Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Spinco, together with the consideration therefore and any applicable Canadian or U.S. withholding tax information required in accordance with the related Domtar Stock Plan; and

(k)  all Domtar Preferred Shares that are not held by a holder who has exercised its Dissent Rights shall remain outstanding after the Effective Time.

SECTION 1.05.   The Effect of the Arrangement. The Arrangement shall be effected and the other transactions contemplated hereby and by the Transaction Documents shall be completed on the terms and subject to the conditions set forth in this Agreement and in accordance with the CBCA and the Final Order. The Arrangement, the issuance by Spinco of the shares of Spinco Common Stock in connection with the Arrangement (the “Spinco Share Issuance”), the issuance by Newco Canada Exchangeco of the Class B Common Shares and the Exchangeable Shares and the delivery of the Ancillary Rights in connection with the Arrangement (the “Exchangeable Share Issuance”), and the other transactions (including the Contribution, the Distribution and the Canadian Asset Sale) contemplated by the Transaction Documents are referred to in this Agreement collectively as the “Transactions”.

SECTION 1.06.   Closing. The closings (the “Closing”) of the Arrangement and the Distribution shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05(a)), waiver by all parties) of the conditions set forth in Section 7.01 or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Weyerhaeuser and Domtar. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

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SECTION 1.07.   Effective Time. Subject to Section 6.04(d), prior to or on the Closing Date, Domtar shall file with the Director under the CBCA, the Articles of Arrangement or other appropriate documents executed in accordance with the relevant provisions of the CBCA and shall make all other filings or recordings required under the CBCA. The Arrangement shall become effective on the date that the certificate of arrangement (the “Certificate of Arrangement”) is issued by the Director under Section 192 of the CBCA giving effect to the Arrangement, which shall be on the Distribution Date. The time at which the Arrangement becomes effective shall be the “Effective Time”.

SECTION 1.08.  Effects. The Arrangement shall have the effects set forth in the CBCA, the Plan of Arrangement, the Final Order, the Articles of Arrangement and the Certificate of Arrangement.

SECTION 1.09.  Certificate of Incorporation and By-laws. Prior to the Effective Time, Spinco shall take all action necessary to amend its certificate of incorporation and by-laws to read, as of the Effective Time, in the forms of Exhibits A and B hereto, respectively, and, as so amended, such certificate of incorporation and by-laws shall be the certificate of incorporation and by-laws of Spinco until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.10.  Directors and Officers of Spinco. Prior to the Effective Time, Spinco shall take all action necessary to elect the persons set forth in Section 1.10 of the Weyerhaeuser Disclosure Letter (as defined in Article IV) as its directors and officers, which election shall become effective at the Effective Time.

SECTION 1.11.  Tax Consequences. For United States Federal income tax purposes, it is intended that the Contribution and the Distribution shall qualify under Sections 355 and 368(a)(1)(D) of the Code. For Canadian income tax purposes, it is intended that the exchange of the Class B Common Shares by certain eligible holders resident in Canada for Exchangeable Shares shall be tax deferred to such holders under the ITA, provided appropriate elections are filed in the prescribed manner in accordance with Section 85 of the ITA.

SECTION 1.12.   Headquarters Etc. From and after the Effective Time, the head office of Spinco will be located in Montréal, Canada, and the operational headquarters of Spinco and its non-Canadian subsidiaries will be located in Fort Mill, South Carolina.

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ARTICLE II

EFFECT ON THE CAPITAL STOCK OF DOMTAR; DELIVERY OF CERTIFICATES

SECTION 2.01.   Effect of the Arrangement on Domtar Common Shares. At the Effective Time, by virtue of the Arrangement and without any further action on the part of the holder of any Domtar Common Shares (other than as set forth in Section 1.04), each outstanding Domtar Common Share that is not held by a holder who has exercised its Dissent Rights shall be exchanged for one Class B Common Share and each such Class B Common Share shall immediately be exchanged for one share of Spinco Common Stock or one Exchangeable Share, as determined in accordance with Section 1.04. The shares of Spinco Common Stock, the Exchangeable Shares to be issued upon the exchange of Class B Common Shares and the Class B Common Shares to be issued upon the exchange of Domtar Common Shares, in each case pursuant to this Section 2.01 and Section 1.04, and the Ancillary Rights are referred to as the “Arrangement Consideration”. The Arrangement Consideration issued in accordance with the terms of this Article II upon the exchange of any Domtar Common Shares shall be deemed to have been issued in full satisfaction of all rights pertaining to such Domtar Common Shares.

SECTION 2.02.  Delivery of Spinco Common Stock and Exchangeable Shares.  At the Effective Time, Spinco (or, as applicable, Newco Canada) and Newco Canada Exchangeco shall give irrevocable instructions for the delivery of the appropriate number of shares of Spinco Common Stock and Exchangeable Shares to each holder of Domtar Common Shares in accordance with Article 4 of the Plan of Arrangement. Such delivery may be in the form of a certificate or, in whole or in part, in book-entry form through the direct registration system.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DOMTAR

Domtar represents and warrants to Weyerhaeuser and Spinco that, except as disclosed in the manner contemplated in Section 9.04 in the letter, dated as of the date of this Agreement, from Domtar to Weyerhaeuser, Newco and Spinco (the “Domtar Disclosure Letter”) and except as expressly contemplated in the Transaction Documents:

SECTION 3.01.   Organization, Standing and Power. Domtar and each subsidiary of Domtar (an “Domtar Subsidiary”) is duly organized, validly existing and in good standing (or its equivalent status) under the laws of the jurisdiction in which it is organized and has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Domtar Material Adverse Effect. Domtar and each Domtar Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Domtar Material Adverse Effect. Domtar has delivered to Weyerhaeuser and Spinco true and complete copies of its certificate and articles of incorporation and by-laws, as amended to the date of this Agreement, and the certificates and articles of incorporation and by-laws or comparable organizational documents of each Domtar Subsidiary, in each case as amended through the date of this Agreement.

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SECTION 3.02.   Domtar Subsidiaries; Equity Interests. (a) Section 3.02 of the Domtar Disclosure Letter lists each Domtar Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Domtar Subsidiary have been duly authorized, validly issued and are fully paid and non-assessable and are owned by Domtar or by a Domtar Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b)   Except for its interests in the Domtar Subsidiaries and its 50% ownership interest in Norampac Inc., a company governed by the CBCA (“Norampac”), Domtar does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03.   Capital Structure of Domtar. As of the date of this Agreement, the authorized capital stock of Domtar consists solely of an unlimited number of common shares, Series A Preferred Shares and Series B Preferred Shares. As of the close of business on August 21, 2006, 231,436,850 Domtar Common Shares, 67,476 Series A Preferred Shares and 1,290,000 Series B Preferred Shares are outstanding. There are no bonds, debentures, notes or other indebtedness of Domtar having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Domtar Common Shares may vote (“Voting Domtar Debt”). All outstanding Common Shares, Series A Preferred Shares and Series B Preferred Shares are, and all such shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and non-assessable. Section 3.03 of the Domtar Disclosure Letter sets forth, as of the date of this Agreement, the number and kind of outstanding options, stock appreciation rights, restricted stock units, restricted shares and all other awards granted under the Domtar Stock Plans including the exercise prices of such options and stock appreciation rights and the number of Domtar Common Shares issuable pursuant thereto. There are no Domtar or Domtar Subsidiary stock or equity appreciation rights and, other than as granted pursuant to the Domtar Executive Stock Option and Share Purchase Plan, the Domtar Share Purchase Plan for Canadian Employees, the Domtar Share Purchase Plan for Employees in the United States, the Domtar Restricted Stock Plan, the Domtar Executive Performance Share Unit Plan, the Domtar Deferred Share Unit Plan and the Domtar Deferred Share Unit Plan for Outside Directors (collectively, the “Domtar Stock Plans”), there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock or other equity rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Domtar or any Domtar Subsidiary is a party or by which any of them is bound (i) obligating Domtar or any Domtar Subsidiary to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Domtar or any Domtar Subsidiary or any Voting Domtar Debt, (ii) obligating Domtar or any Domtar Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Domtar Common Shares or to holders of shares of any Domtar Subsidiary.

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SECTION 3.04.   Authority; Execution and Delivery; Enforceability. (a) The Board of Directors of Domtar has duly approved this Agreement and the other Transaction Documents and the transactions contemplated thereby, including the Arrangement. Domtar has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by Domtar of each Transaction Document to which it is or is contemplated to be a party and the consummation by Domtar of the Transactions have been duly authorized by all requisite action on the part of Domtar. Domtar has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against Domtar in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). Prior to the Effective Time, Domtar will have duly executed and delivered each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b)   The Board of Directors of Domtar, at a meeting, duly called and held, duly and unanimously adopted (with all directors in attendance voting in favor) resolutions (i) approving this Agreement, the other Transaction Documents to which Domtar is or is contemplated to be a party, the Arrangement and the other Transactions, (ii) determining that the terms of the Arrangement, this Agreement and the other Transactions are fair to and in the best interests of Domtar’s shareholders, and (iii) recommending that Domtar’s shareholders vote in favor of this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. Domtar is not subject to a shareholders’ rights plan, or “poison pill” or similar plan.

(c)   The only vote or consent of holders of any class or series of Domtar Capital Shares necessary to approve this Agreement, the Arrangement and the other Transactions is the Domtar Shareholder Approval. The affirmative vote or consent of the holders of Domtar Capital Shares, or any of them, is not necessary to consummate any of the transactions contemplated hereby, other than the Arrangement.

(d)   As of the date of this Agreement, the Board of Directors of Domtar (or if appropriate, any committee administering the Domtar Stock Plans) has adopted such resolutions or taken such other actions as may be required to ensure that no Domtar equity awards will become vested or exercisable in connection with the Transactions.

SECTION 3.05.   No Conflicts; Governmental Approvals. (a) The execution and delivery by Domtar of each Transaction Document to which it is a party do not, the execution and delivery by Domtar of each Transaction Document to which it is contemplated to be a party will not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any issued and outstanding share of capital stock of Domtar or any of the properties or assets of Domtar under, any provision of (i) the certificate or articles of incorporation and the by-laws or comparable charter or organizational documents of Domtar or any Domtar Subsidiary, (ii) any Contract to which Domtar or any Domtar Subsidiary is a party or by which any of their respective properties or assets is bound (including the Domtar Indentures and the Domtar Credit Facility), or (iii) subject to the filings, consents and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to Domtar or any Domtar Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect.

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(b)   No consent, approval, license, permit, order or authorization (“Governmental Approval”) of, or registration, declaration or filing with, or permit from, any federal, provincial, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) (including a certificate under Section 116 of the ITA) is required to be obtained or made by or with respect to Domtar or any Domtar Subsidiary in connection with the execution, delivery and performance of any Transaction Document to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings under the Competition Act (Canada) (the “Competition Act”), the Investment Canada Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filings by Domtar with Canadian Securities Administrators (the “CSAs”) under applicable Canadian Securities Legislation, (iii) the filing of the Articles of Arrangement with the Director under the CBCA and any filings required by the Final Order, and (iv) such other Governmental Approvals, registrations, declarations, filings or permits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect.

SECTION 3.06.   CSA and SEC Documents; Undisclosed Liabilities. (a) Domtar has filed all reports, schedules, forms, statements and other documents required to be filed by Domtar with the Securities and Exchange Commission (the “SEC”) since January 1, 2005 pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as of its respective date, each such report, schedule, form, statement or other document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be. None of the documents filed by Domtar with the CSAs or pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC since January 1, 2005, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)   Domtar has previously made available to Weyerhaeuser and Spinco:

(i)  the audited consolidated balance sheets of Domtar, the Domtar Subsidiaries and Domtar’s joint ventures at December 31, 2005 and 2004, and the related audited consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2005, including the notes thereto and the report of the auditors of Domtar thereon (collectively, the “Audited Domtar Financial Statements”); and

(ii)  the unaudited interim consolidated balance sheet of Domtar, the Domtar Subsidiaries and Domtar’s joint ventures at March 31, 2006 (together with the notes thereto, the “Interim Domtar Balance Sheet”), and the related unaudited interim consolidated statements of earnings, retained earnings and cash flows of Domtar, the Domtar Subsidiaries and Domtar’s joint ventures for the three months ended March 31, 2006 (together with the notes thereto and the Interim Domtar Balance Sheet, the “Interim Domtar Financial Statements” and, together with the Audited Domtar Financial Statements, the “Domtar Financial Statements”).

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(c)   The Domtar Financial Statements (i) were prepared in accordance with the books of account and other financial records of Domtar, the Domtar Subsidiaries and Domtar’s joint ventures, (ii) present fairly in all material respects, the financial position of Domtar, the Domtar Subsidiaries and Domtar’s joint ventures and the results of their operations and changes in cash flows as of the dates thereof and for the periods covered thereby, (iii) have been prepared in accordance with Canadian GAAP, in a manner and using accounting principles consistent with Domtar’s historical financial statements (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments), and (iv) in the case of the Audited Domtar Financial Statements, meet the requirements of Regulation S-X promulgated under the Securities Act.

(d)   Except as set forth in the Interim Domtar Balance Sheet, Domtar and the Domtar Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since March 31, 2006, (ii) liabilities or obligations not required to be disclosed in a balance sheet for Domtar and the Domtar Subsidiaries prepared in accordance with Canadian GAAP or in the notes thereto, or (iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Domtar Material Adverse Effect.

(e)   At or prior to the Effective Time, Domtar, to the extent required by applicable Law, will have (A) designed and be maintaining a system of internal controls over financial reporting (as provided by National Instrument 52-109, “Certification of Disclosure in Issuer’s Annual and Interim Filings” (“NI 52-109”) of the CSAs) sufficient to provide reasonable assurances regarding the reliability of financial reporting with respect to the Domtar Business and the preparation of financial statements with respect to the Domtar Business for external purposes in accordance with Canadian GAAP, and (B) designed and be maintaining disclosure controls and procedures (as contemplated by NI 52-109) to ensure that material information that Domtar is required to disclose with respect to the Domtar Business in the reports Domtar is required to file or submit under applicable Canadian Securities Legislation is recorded, processed, summarized and reported within the time periods specified in the CSAs’ instruments, policies and forms and is accumulated and communicated to Domtar’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Domtar required pursuant to NI 52-109.

SECTION 3.07.   Information Supplied. None of the information supplied or to be supplied by Domtar for inclusion or incorporation by reference in the Domtar Circular, the Weyerhaeuser Canada Circular, the Form 10 or, if applicable, the Form S-4 or the Exchange Offer Schedule (each as defined in Section 4.05(b)) will, at the time each such document is filed with the CSAs or the SEC, as applicable, at any time it is amended or supplemented or at the time it becomes effective under applicable Canadian Securities Legislation (in the case of the Domtar Circular and the Weyerhaeuser Canada Circular), the Securities Act (in the case of the Form S-4) or the Exchange Act (in the case of the Form 10), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

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SECTION 3.08.   Absence of Certain Changes or Events. From March 31, 2006, to the date of this Agreement, the Domtar Business has been conducted only in the ordinary course, and during such period there has not been:

(i)   any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Domtar Material Adverse Effect; or

(ii)   any action by Domtar or any Domtar Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01(a).

SECTION 3.09.   Taxes. (a) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect:

(i)   all Tax Returns relating to Domtar, each Domtar Subsidiary and the Domtar Business required to be filed on or prior to the date hereof have been timely filed and all such Tax Returns required to be filed after the date hereof and prior to the Closing shall have been timely filed;

(ii)   all such Tax Returns are true, correct and complete in all respects; and

(iii)   all Taxes relating to Domtar, each Domtar Subsidiary and the Domtar Business required to be paid, charged or collected on or prior to the Closing Date have been timely paid, charged or collected.

(b)   The Domtar Financial Statements reflect an adequate reserve in accordance with Canadian GAAP for all Taxes payable by Domtar and the Domtar Subsidiaries (in addition to any reserve for deferred taxes to reflect timing differences between book and tax items) for all Taxable periods and portions thereof through the date of such financial statements.

(c)   No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Domtar or any Domtar Subsidiary, except to the extent any such deficiency, individually or in the aggregate, has not had and would not reasonably be expected to have a Domtar Material Adverse Effect.

(d)   No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Domtar, the Domtar Business or any Domtar Subsidiary and no power of attorney with respect to any such Taxes has been filed or entered into with any taxing authority.

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(e)   There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Domtar or any Domtar Subsidiary.

(f)   No Domtar Subsidiary (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return (other than with Domtar or another Domtar Subsidiary) or (ii) has any material liability for the Taxes of any person (other than Domtar or a Domtar Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(g)   Neither Domtar nor any Domtar Subsidiary has any material liability for the Taxes of any person as a transferee or successor.

(h)   Neither Domtar nor any Domtar Subsidiary has participated directly, indirectly or through a partnership in a transaction or series of transactions which could give rise to an adjustment under subsection 247(2) of the ITA or any comparable law of any province or territory of Canada.

(i)   Domtar and each Domtar Subsidiary has deducted, withheld, remitted or self-assessed all material amounts required or permitted to be deducted, withheld, remitted or self-assessed in respect of Taxes on all amounts paid to non-residents of Canada (or, in the case of a Domtar Subsidiary that is resident in the United States, non-residents of the United States) or employees.

(j)   Neither Domtar nor any Domtar Subsidiary is bound by any material agreement or arrangement with respect to Taxes (other than such an agreement or arrangement exclusively between or among Domtar and Domtar Subsidiaries).

(k)   Within the past two years, neither Domtar nor any Domtar Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(l)   Neither Domtar nor any Domtar Subsidiary has been a party to a transaction that constitutes a “listed transaction”, for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law), that is or may be subject to examination by the U.S. Internal Revenue Service (the “IRS”).

(m)   Neither Domtar nor any Domtar Subsidiary will be required to include in a taxable period ending after the Effective Time any material amount of net taxable income attributable to income that accrued in a prior taxable period but was not included in taxable income for that or another prior taxable period. Without limiting the generality of the foregoing, there are no circumstances that could result in the application of Sections 78, 80, 80.01 to 80.04 or 160 of the ITA or any analogous provision of any provincial or territorial law of Canada.

(n)   Neither Domtar nor any Domtar Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Arrangement from being tax-deferred under the ITA for certain eligible holders of Domtar Common Shares resident in Canada that exchange such shares for Exchangeable Shares provided appropriate elections are filed in the prescribed manner in accordance with Section 85 of the ITA. Neither Domtar nor any Domtar Subsidiary has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstances that would result in the Contribution, Distribution or Arrangement giving rise to Tax liability under Section 355(e) of the Code.

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SECTION 3.10.   Benefit Plans. From March 31, 2006 to the date of this Agreement, neither Domtar nor any Domtar Subsidiary has terminated, adopted, amended or agreed to terminate, adopt or amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock or other equity ownership, stock or other equity purchase, stock or other equity appreciation, restricted stock or other equity, stock or other equity repurchase rights, stock or other equity option, phantom stock or other equity, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding or subject to the Laws of Canada or the United States) (i) maintained, contributed to or required to be maintained or contributed to by Domtar or any Domtar Subsidiary or any other person that, together with Domtar is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law, providing benefits to any current or former officer, manager, director or employee of Domtar or any Domtar Subsidiary (including, for the avoidance of doubt, any individual who (A) is not actively at work by reason of illness, vacation, short-term disability, long-term disability, workers’ compensation or other leave of absence or (B) is, or is expected to become, an officer, manager, director or employee of Domtar or any Domtar Subsidiary as of the Effective Time) (an “Domtar Employee”) or (ii) in respect of which Domtar or any Domtar Subsidiary would reasonably be expected to have any liability (collectively, “Domtar Benefit Plans”), or made any material change in the manner in which contributions to any Domtar U.S. Pension Plans or Domtar Canadian Pension Plans (in each case, as defined in Section 3.11(a)) are made or the basis on which such contributions are determined.

SECTION 3.11.   Employment Agreements; ERISA Compliance; Excess Parachute Payments. (a) Section 3.11(a) of the Domtar Disclosure Letter contains a list of each Domtar Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Domtar U.S. Pension Plans”), “registered pension plan” (as defined in Section 248(1) of the ITA) (“Domtar Canadian Pension Plans”),“employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (“Domtar U.S. Welfare Plans”), employee health and welfare plan maintained for the benefit of Domtar Employees employed in Canada (“Domtar Canadian Welfare Plans”) and all other material Domtar Benefit Plans. For the avoidance of doubt, the term “Domtar U.S. Pension Plans” shall not include any Domtar Canadian Pension Plans, and the term “Domtar U.S. Welfare Plans” shall not include any Domtar Canadian Welfare Plans. Section 3.11(a) of the Domtar Disclosure Letter contains a list of each material employment, consulting, indemnification, severance, termination, change in control, bonus, retention or similar agreement or arrangement between Domtar or any Domtar Subsidiary, on the one hand, and any individual Domtar Employee, on the other hand (collectively, “Domtar Benefit Agreements”). The Domtar Benefit Plans (other than any “multi-employer pension plan”, as defined under applicable Canadian federal or provincial pension standards legislation (an “Domtar Canadian MEPP”) and the Domtar Benefit Agreements have been administered in compliance with their terms and applicable Law, other than instances of non-compliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect. Domtar has delivered or made available to Weyerhaeuser and Spinco true, complete and correct copies of (i) each Domtar Benefit Plan (other than any Domtar Canadian MEPP) and Domtar Benefit Agreement required to be listed on Section 3.11(a) of the Domtar Disclosure Letter (or, in the case of any unwritten Domtar Benefit Plan or Domtar Benefit Agreement required to be listed on Section 3.11(a) of the Domtar Disclosure Letter, a description thereof), (ii) the most recent annual report on Form 5500 filed with respect to each such Domtar Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each such Domtar Benefit Plan (other than any Domtar Canadian MEPP) for which such summary plan description is required, (iv) each trust agreement, group annuity contract or other funding agreement or contract relating to each such Domtar Benefit Plan, and (v) the most recent actuarial valuation report, if any, for each such Domtar Benefit Plan.

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(b)   All Domtar U.S. Pension Plans intended to be tax qualified have been the subject of determination letters from the IRS, with respect to all tax Law changes with respect to which the IRS is currently willing to provide a determination letter to the effect that such Domtar U.S. Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Domtar, has revocation been threatened, nor has any such Domtar U.S. Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification or materially increase its costs (other than any amendment to permit Newco Employees (as defined in Section 4.10) to participate in such plan) or require “security” within the meaning of Section 307 of ERISA. Each Domtar Canadian Pension Plan (other than any Domtar Canadian MEPP) has been established and registered in accordance with the applicable requirements of the ITA and applicable pension standards legislation and such registration has not been revoked nor, to the knowledge of Domtar, has revocation been threatened by the Canadian tax authorities or the applicable pension regulatory authorities.

(c)   No Domtar U.S. Pension Plan, other than any Domtar U.S. Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (an “Domtar Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Domtar U.S. Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Weyerhaeuser and Spinco, except for instances which, either individually or in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect. None of the Domtar U.S. Pension Plans has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, except for instances which, either individually or in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect. Each Domtar Canadian Pension Plan is fully funded on a going concern and solvency basis pursuant to the actuarial assumptions and methodologies set out in Section 3.11(c) of the Domtar Disclosure Letter. None of Domtar or any Domtar Subsidiary, and, to the knowledge of Domtar, no Domtar Employee and no trustee, fiduciary or administrator of any Domtar Benefit Plan or trust thereunder, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that would reasonably be expected to subject Domtar, any Domtar Subsidiary or any Domtar Employee to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA, except to the extent that any such taxes or penalties, individually or in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect. None of such Domtar Benefit Plans and trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Domtar Benefit Plan during the last five years, except to the extent that any such reportable events, individually or in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect. Neither Domtar nor any Domtar Subsidiary has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Domtar Multiemployer Pension Plan. Neither Domtar nor any Domtar Subsidiary contributes to or has any liability under any multi-employer pension plan as defined under applicable Canadian federal or provincial pension standards legislation.

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(d)   No Domtar U.S. Welfare Benefit Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code). Each Domtar U.S. Welfare Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code. Each Domtar U.S. Welfare Plan and each Domtar Canadian Welfare Plan (in each case including any such plan covering retirees or other former employees) may be amended or terminated without material liability to Domtar and any Domtar Subsidiary on or at any time after the Effective Time. No Domtar U.S. Welfare Plan or Domtar Canadian Welfare Plan provides post-retirement health or life insurance benefits, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents).

(e)   Neither Domtar nor any person or entity that would be treated as a single employer with Domtar for purposes of Section 414(b), (c), (m) or (o) of the Code would reasonably be expected to incur any Controlled Group Liability (as defined in this Section 3.11(e)) in an amount that would reasonably be expected to have a Domtar Material Adverse Effect. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, other than for payment of premiums to the Pension Benefit Guaranty Corporation (“PBGC”), (ii) under Section 302 or 4068(a) of ERISA, (iii) under Section 412(n) or 4971 of the Code, and (iv) for violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 9801 et seq. of the Code and Sections 701 et seq. of ERISA.

(f)   Other than payments that may be made to the persons listed in Section 3.11(f) of the Domtar Disclosure Letter (the “Primary Domtar Executives”), no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Transaction by any officer, director, manager or employee of Domtar or any Domtar Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Domtar Benefit Plan, Domtar Benefit Agreement or other compensation arrangement would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and no such disqualified individual is entitled to receive any additional payment (including, without limitation, any tax gross up or other payment) from Domtar, any Domtar Subsidiary or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual. Section 3.11(f) of the Domtar Disclosure Letter sets forth (i) the Company’s reasonable, good faith estimates of the maximum amount that could be paid to each Primary Domtar Executive as a result of the Transactions under any Domtar Benefit Plan, Domtar Benefit Agreement or other compensation arrangements and (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Domtar Executive calculated as of the date of this Agreement.

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(g)   The execution and delivery of each Transaction Document do not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not (i) entitle any Domtar Employee to severance, termination, change in control or similar pay and benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Domtar Benefit Plan or Domtar Benefit Agreement, or (iii) result in any breach or violation of, or a default under, any Domtar Benefit Plan or Domtar Benefit Agreement.

SECTION 3.12.  Labor Matters. Except as set forth in Section 3.12 of the Domtar Disclosure Letter:

(a)   There are no, and during the past three years there has not been any, strikes, lockouts, work stoppages, slowdowns or any other concerted interference with normal operations, stoppage or lockout pending or, to the knowledge of Domtar, threatened against or affecting any Domtar Employee, Domtar or any Domtar Subsidiary, except where such strikes, lockouts, work stoppages, slowdowns, or any other concerted interference with normal operations, stoppage or lockout, individually or in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect.

(b)   There are no formal or informal complaints, charges, claims or grievances against Domtar or any Domtar Subsidiary pending or, to the knowledge of Domtar, threatened to be brought or filed with any Governmental Entity, arbitrator or court based on or arising out of the employment by Domtar or any Domtar Subsidiary of any Domtar Employee.

(c)   Each of Domtar and the Domtar Subsidiaries is in compliance with all laws, regulations, rules and orders of all Governmental Entities relating to the employment of the Domtar Employees, including without limitation laws, regulations rules and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, worker notification requirements, immigration, workers’ compensation, layoffs and the collection and payment of withholding Taxes and similar Taxes, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Domtar Material Adverse Effect.

SECTION 3.13.  Litigation. There is no Action pending or, to the knowledge of Domtar, claims that have been asserted against or affecting Domtar or any Domtar Subsidiary (and Domtar is not aware of any basis for any such Action or claim) that, individually or in the aggregate, has had or would reasonably be expected to have a Domtar Material Adverse Effect, nor is there any Judgment outstanding against Domtar or any Domtar Subsidiary that has had or would reasonably be expected to have a Domtar Material Adverse Effect. This Section 3.13 does not relate to Environmental Claims, which are the subject of Section 3.16.

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SECTION 3.14.   Compliance with Applicable Laws. Domtar and each Domtar Subsidiary is, and has since January 1, 2003 been, in compliance with all applicable Laws, including those relating to occupational health and safety, except for instances of non-compliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect. Neither Domtar nor any Domtar Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Domtar or any Domtar Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.14 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, or Environmental Laws, which are the subject of Section 3.16.

SECTION 3.15.   Brokers. No broker, investment banker, financial advisor or other person, other than JP Morgan and RBC Dominion Securities Inc. is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Domtar or any of its subsidiaries. The fees and expenses of JP Morgan and RBC Dominion Securities Inc. will be paid by Domtar.

SECTION 3.16.   Environmental Matters. (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect:

(i)  Domtar and the Domtar Subsidiaries are, and have since January 1, 2003 been, in compliance with all Environmental Laws, and neither Domtar nor any Domtar Subsidiary has received any (A) communication that alleges that Domtar or any Domtar Subsidiary is in violation of, or has liability under, any Environmental Law, or (B) written request for information pursuant to any Environmental Law, including new source review requirements under the Federal Clean Air Act or any state analogue thereto;

(ii)  to the knowledge of Domtar, compliance with applicable Environmental Laws will not require Domtar or any Domtar Subsidiary to incur costs, including the costs of pollution control equipment that are known or anticipated to be required in the future, beyond those (A) currently budgeted for the fiscal year ended December 31, 2006, (B) approved by senior management of Domtar in a budget for the fiscal year ended December 31, 2007 materially consistent with the budget for the fiscal year ended December 31, 2006, or (C) set forth in Section 3.16(a)(ii) of the Domtar Disclosure Letter;

(iii)  (A)  Domtar and each Domtar Subsidiary have obtained and are in compliance with all permits, licenses and governmental authorizations pursuant to Environmental Laws (collectively “Environmental Permits”) necessary for their operations as currently conducted, (B) all such Environmental Permits are valid and in good standing, and (C) neither Domtar nor any Domtar Subsidiary has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Environmental Permit;

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(iv)  there are no Environmental Claims pending or, to the knowledge of Domtar, threatened that have been asserted against or affecting Domtar or any Domtar Subsidiary;

(v)  there have been no Releases of any Hazardous Material that have formed the basis of any Environmental Claim or unsatisfied judgment pending against Domtar or any Domtar Subsidiary or against any person whose liabilities for such Environmental Claims Domtar or any Domtar Subsidiary has, or may have, retained or assumed, either contractually or by operation of law; and

(vi)  (A)  neither Domtar nor any Domtar Subsidiary has retained or assumed, either contractually or by operation of law, any liabilities or obligations that have had or would reasonably be expected to form the basis of any Environmental Claim against Domtar or any Domtar Subsidiary, and (B) to the knowledge of Domtar, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims Domtar or any Domtar Subsidiary has, or may have, retained or assumed, either contractually or by operation of law.

(b)   Domtar has provided Weyerhaeuser with all material Phase I and Phase II environmental site assessments and non-privileged internal environmental audit reports, in each case conducted since July 1, 2003 and in the possession, custody or control of Domtar or any Domtar Subsidiary.

SECTION 3.17.   Title To Properties. Domtar and each Domtar Subsidiary has, in all material respects, good and valid fee simple title (and for real estate located in Quebec, good and valid title) to the Domtar Owned Real Property (as defined in Section 3.22(a)), valid leasehold interests in the Domtar Leased Real Property (as defined in Section 3.22(b)) and valid title in other tangible assets necessary for the conduct of the Domtar Business as currently conducted, in each case free of any Liens, except for (i) Liens securing indebtedness reflected in the Domtar Financial Statements, (ii) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the use of such property as it is presently used in connection with the Domtar Business, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with Canadian GAAP have been created, (iv) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business or by operation of Law, (v) Liens which have been placed by any developer, landlord or other third party on any Domtar Leased Real Property and subordination or similar agreements relating thereto and (vi) Liens which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such assets in the Domtar Business (“Domtar Permitted Liens”).

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SECTION 3.18.   Intellectual Property. (a)  Section 3.18(a) of the Domtar Disclosure Letter sets forth all patents, trademarks, trade names, service marks, copyrights and domain names (collectively, the “Registered Intellectual Property”) that are owned by Domtar and used in the conduct of the Domtar Business as currently conducted. Except for the Intellectual Property Rights, trade secrets, know-how and all other intellectual property rights (collectively, the “Intellectual Property Rights”) that are the subject of claims set forth in Section 3.18(b) of the Domtar Disclosure Letter (to the extent of such claims), (1) Domtar or a Domtar Subsidiary is the sole and exclusive owner of the Intellectual Property Rights owned by Domtar or a Domtar Subsidiary and used in the conduct of the Domtar Business as currently conducted (collectively, “Domtar Intellectual Property Rights”) free and clear of all perfected and unperfected security interests other than Domtar Permitted Liens, (2) neither Domtar nor any Domtar Subsidiary has granted an exclusive license to any Domtar Intellectual Property Rights, and (3) no material license fees of any kind are currently required for the use by Domtar or any Domtar Subsidiary of any Domtar Intellectual Property Rights. Notwithstanding any other representations in this Section 3.18(a), Domtar makes no representation with respect to whether patent applications set forth in Section 3.18(a) of the Domtar Disclosure Letter will be issued by the applicable governmental authority or if issued, whether practicing any of the claims in any such patents infringes or will infringe any claims of any third party’s patents.

(b)   Except as set forth in Section 3.18(b) of the Domtar Disclosure Letter, no claims are pending or, to the knowledge of Domtar, have been asserted, as of the date of this Agreement against Domtar or any Domtar Subsidiary by any person (i) claiming that Domtar or any Domtar Subsidiary is infringing or has infringed any Intellectual Property Right in the operation or conduct of the Domtar Business as currently conducted or (ii) challenging the validity, ownership, patentability, enforceability, registrability or use by Domtar or any Domtar Subsidiary of any Domtar Intellectual Property Rights. As of the date of this Agreement, to the knowledge of Domtar, no person is infringing or misappropriating the rights of Domtar or any Domtar Subsidiary with respect to any Domtar Intellectual Property Rights.

(c)   There are no unpaid maintenance or renewal fees currently overdue for any Registered Intellectual Property set forth or required to be set forth in Section 3.18(a) of the Domtar Disclosure Letter, nor have any material applications or registrations therefor lapsed or been abandoned, canceled, or expired other than in the ordinary course of business.

SECTION 3.19.   Insurance. All of the material insurance policies held by Domtar or any of the Domtar Subsidiaries, or under which any of them is an insured party, that insure any assets or business of Domtar or any Domtar Subsidiary or the Domtar Business (or any portion thereof) (i) are maintained with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in a business similar to the Domtar Business and (ii) are in full force and effect and all premiums due thereon have been paid. Domtar and the Domtar Subsidiaries have complied with the terms and provisions of such insurance policies, except for any non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Domtar Material Adverse Effect.

SECTION 3.20.   Material Agreements. Section 3.20 of the Domtar Disclosure Letter sets forth a list of all the Domtar Material Agreements as of the date of this Agreement. For the purpose of this Agreement, the term “Domtar Material Agreements” means any of the following agreements, arrangements, commitments or understandings, whether or not in writing, to which Domtar or any Domtar Subsidiary is a party:

(a)  any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

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(b)  any non-competition agreement or any other agreement, arrangement, commitment or understanding that materially limits, or would reasonably be expected to materially limit, Domtar or any Domtar Subsidiary from conducting and engaging in the Domtar Business after the Effective Time;

(c)  any agreement, arrangement, commitment or understanding with respect to any partnership, joint venture or strategic alliance material to the Domtar Business;

(d)  any agreement, arrangement, commitment or understanding that will govern the terms of indebtedness, or guarantees of indebtedness, of Domtar or any Domtar Subsidiary after the Effective Time; and

(e)  any agreement, arrangement, commitment or understanding (other than any short-term purchase agreement, arrangement, commitment or understanding entered into in the ordinary course of business) that provides for annual payments in excess of $1,000,000 and that is not terminable by notice of not more than 90 days for a cost of less than $75,000.

Each of the Domtar Material Agreements required to be set forth in Section 3.20 of the Domtar Disclosure Letter or entered into after the date of this Agreement is or will be in full force and effect (except to the extent any of them expires in accordance with its terms) and neither Domtar nor any Domtar Subsidiary has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time or both, would constitute a default under the provisions of any Domtar Material Agreement, except for violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Domtar Material Adverse Effect. True, correct and complete copies of each written Domtar Material Agreement, and a summary of each oral Domtar Material Agreement, listed in Section 3.20 of the Domtar Disclosure Letter (including all written modifications and amendments thereto and waivers thereunder) have been made available to Weyerhaeuser.

SECTION 3.21.   Opinion of Financial Advisors. JP Morgan and RBC Dominion Securities Inc. have delivered to Domtar written opinions to the effect that, as of the date hereof, the Arrangement Consideration is fair from a financial point of view to the Domtar Shareholders who become holders of Spinco Common Stock or Exchangeable Shares in connection with the Transactions. Domtar has delivered a copy of such opinions to Weyerhaeuser for informational purposes only.

SECTION 3.22.  Real Estate. (a) Section 3.22(a) of the Domtar Disclosure Letter lists all real property (in each case, together with the address, if any) that is owned by Domtar and the Domtar Subsidiaries and that is material in the operation or conduct of the Domtar Business (the “Domtar Owned Real Property”).

(b)   Section 3.22(b) of the Domtar Disclosure Letter lists all real property (in each case, together with the address, if any) in which Domtar or any of the Domtar Subsidiaries holds a leasehold interest and that is material in the operation or conduct of the Domtar Business (the “Domtar Leased Real Property”). Domtar has made available to Weyerhaeuser a true and complete copy of each material lease agreement under which the Domtar Leased Real Property is held. There is no material default under any such lease by Domtar or any Domtar Subsidiary or, to the knowledge of Domtar, by any other party thereto that has had or would reasonably be expected to have a Domtar Material Adverse Effect.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WEYERHAEUSER AND THE SPINCO PARTIES

Weyerhaeuser and the Spinco Parties, jointly and severally, represent and warrant to Domtar that, except as disclosed in the manner contemplated in Section 9.04 in the letter, dated as of the date of this Agreement, from Weyerhaeuser to Domtar (the “Weyerhaeuser Disclosure Letter”) and except as contemplated in the Transaction Documents:

SECTION 4.01.   Organization, Standing and Power. Each of Weyerhaeuser, Weyerhaeuser Canada, Weyerhaeuser Saskatchewan and the Spinco Parties is duly organized, validly existing and in good standing (or its equivalent status) under the laws of the jurisdiction in which it is organized and has full power and authority, and Weyerhaeuser, Weyerhaeuser Canada, and Weyerhaeuser Saskatchewan possess, and Newco and Newco Canada Exchangeco will possess immediately after the Distribution Date, all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Newco Business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Newco Material Adverse Effect. Each of Weyerhaeuser, Weyerhaeuser Canada, Weyerhaeuser Saskatchewan and the Spinco Parties is duly qualified to do business in each jurisdiction where the nature of the Newco Business or the ownership or leasing of the Newco Assets or the Newco Canada Exchangeco Assets make such qualification necessary or the failure to so qualify has had or would reasonably be expected to have a Newco Material Adverse Effect. Weyerhaeuser, Weyerhaeuser Canada, Weyerhaeuser Saskatchewan and the Spinco Parties have delivered to Domtar true and complete copies of their articles of incorporation and by-laws, certificate of incorporation and by-laws or certificate of formation and limited liability company agreement, in each case, as amended to the date of this Agreement.

SECTION 4.02.  Spinco Parties; Equity Interests. (a) Section 4.02 of the Weyerhaeuser Disclosure Letter lists each Spinco Party and each subsidiary of Weyerhaeuser (a “Weyerhaeuser Subsidiary”) involved in the conduct of the Newco Business and its jurisdiction of organization. All the outstanding shares of capital stock or other equity interests of each Spinco Party have been duly authorized, validly issued and (to the extent representing capital stock) are fully paid and non-assessable and are owned by Weyerhaeuser or by a Spinco Party, free and clear of all Liens. Each of the Spinco Parties was formed specifically for the Transactions and has conducted no operations and incurred no obligations other than in connection with the Transactions.

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(b)   As of the date of this Agreement, Spinco does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person. Immediately prior to the Closing Date, Spinco will not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person, except for its interests in Newco, Newco Holding, Newco Canada, Newco Canada Exchangeco (and, if applicable, a wholly owned subsidiary of Newco Canada Exchangeco), Wapawekka Lumber Partnership and Wapawekka Lumber.

(c)   As of the date of this Agreement, Newco does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than its interests in Newco Holding, Newco Canada and Newco Canada Exchangeco. Immediately prior to the Closing Date, Newco will not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than its interests in Newco Holding, Newco Canada, Newco Canada Exchangeco (and, if applicable, a wholly owned subsidiary of Newco Canada Exchangeco), Wapawekka Lumber Partnership and Wapawekka Lumber.

(d)   As of the date of this Agreement, Newco Holding does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than its interests in Newco Canada and Newco Canada Exchangeco. Immediately prior to the Closing Date, Newco Holding will not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than its interests in Newco Canada, Newco Canada Exchangeco (and, if applicable, a wholly owned subsidiary of Newco Canada Exchangeco), Wapawekka Lumber Partnership and Wapawekka Lumber.

(e)   As of the date of this Agreement, Newco Canada does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than its interests in Newco Canada Exchangeco. Immediately prior to the Closing Date, Newco Canada will not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than its interests in Newco Canada Exchangeco (and, if applicable, a wholly owned subsidiary of Newco Canada Exchangeco), Wapawekka Lumber Partnership and Wapawekka Lumber.

(f)   As of the date of this Agreement, Newco Canada Exchangeco does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person. Immediately prior to the Closing Date, Newco Canada Exchangeco will not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person other than its interests in Wapawekka Lumber Partnership, Wapawekka Lumber and, if applicable, a wholly owned subsidiary of Newco Canada Exchangeco.

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SECTION 4.03.   Capital Structure. (a) As of the date of this Agreement, the authorized capital stock of Spinco consists solely of 1,000 shares of Spinco Common Stock, of which 1,000 shares of Spinco Common Stock are outstanding. Prior to the Distribution, all the outstanding shares of Spinco Common Stock will be owned directly by Weyerhaeuser free and clear of any Lien. Immediately following the Distribution, (i) there will be outstanding a number of shares of Spinco Common Stock determined as provided in Section 2.12 of the Contribution and Distribution Agreement, (ii) no shares of Spinco Common Stock will be held in its treasury, and (iii) no bonds, debentures, notes or other indebtedness of Spinco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Spinco Common Stock may vote (“Voting Spinco Debt”) will be outstanding. All shares of Spinco Common Stock to be issued in the Transactions will be, when issued, duly authorized, validly issued, fully paid and non-assessable. Except as provided in this Agreement and the Contribution and Distribution Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock or other equity rights, stock or other equity appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Spinco or any Spinco Party is a party or by which any of them is bound (i) obligating Spinco or any Spinco Party to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Spinco or of any Spinco Party or any Voting Spinco Debt, (ii) obligating Spinco or any Spinco Party to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Spinco Common Stock or to holders of shares of any of the other Spinco Parties.

(b)   As of the date of this Agreement, 1,000 units of Newco Equity Interests were issued and outstanding. Immediately prior to the Contribution, all such units of Newco Equity Interests will be owned directly by Weyerhaeuser, free and clear of any Lien. At the Effective Time, all such units of Newco Equity Interests will be owned directly by Spinco free and clear of any Lien, except for any Lien securing Transaction Debt (as defined in Section 7.01(j)). There are not any bonds, debentures, notes or other indebtedness of Newco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Newco Equity Interests may vote (“Voting Newco Debt”). All units of Newco Equity Interests to be issued in the Transactions will be, when issued, duly authorized, validly issued, fully paid and non-assessable. Except as provided in this Agreement and the Contribution and Distribution Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” or other equity stock rights, stock or other equity appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Newco or any of its subsidiaries (each, a “Newco Subsidiary”) is a party or by which any of them is bound (i) obligating Newco or any Newco Subsidiary to issue, deliver, sell, repurchase, redeem or otherwise acquire or cause to be issued, delivered, sold, repurchased, redeemed or otherwise acquired additional limited liability company interests or other equity interests in, or any security convertible or exercisable for or exchangeable into any limited liability company interests of or other equity interest in, Newco or of any Newco Subsidiary or any Voting Newco Debt, (ii) obligating Newco or any Newco Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Newco Equity Interests.

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(c)   As of the date of this Agreement, the authorized capital stock of Weyerhaeuser consists solely of 400,000,000 shares of Weyerhaeuser Common Stock, 7,000,000 shares of preferred stock, par value $1.00 per share, 40,000,000 preference shares, par value $1.00 per share and one share of Special Voting Stock. As of the close of business on August 21, 2006, (i) 246,253,931 shares of Weyerhaeuser Common Stock and one share of Special Voting Stock were issued and outstanding, (ii) 11,061,777 shares of Weyerhaeuser Common Stock were reserved for issuance pursuant to the Weyerhaeuser Stock Plans (as defined in Section 6.08(e)), and (iii) 2,018,630 shares of Weyerhaeuser Common Stock were reserved for issuance upon the exchange of Weyerhaeuser Canada Exchangeable Shares issued by Weyerhaeuser Canada. All outstanding shares of Weyerhaeuser Common Stock are, and all shares of Weyerhaeuser Common Stock which may be issued will be, when issued, duly authorized, validly issued, fully paid and non-assessable. Section 4.03(c) of the Weyerhaeuser Disclosure Letter sets forth, as of the date of this Agreement, the number and kind of outstanding options, stock appreciation rights, restricted stock units, restricted shares and other awards granted under the Weyerhaeuser Stock Plans held by Newco Employees on such date, including the exercise prices of such options and stock appreciation rights and the number of shares of Weyerhaeuser Common Stock issuable pursuant thereto. Other than the Weyerhaeuser Equity Awards (as defined in Section 6.08), there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Weyerhaeuser is a party obligating Weyerhaeuser to deliver or distribute any shares of Spinco Common Stock, or obligating Weyerhaeuser to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

SECTION 4.04.  Authority; Execution and Delivery; Enforceability. (a) Each of Weyerhaeuser and the Spinco Parties has all requisite power and authority to execute and deliver each Transaction Document to which it is or is contemplated to be a party, to perform its obligations thereunder and to consummate the Transactions. The execution and delivery by Weyerhaeuser and the Spinco Parties of each Transaction Document to which they are or are contemplated to be a party and the consummation by Weyerhaeuser and the Spinco Parties of the Transactions have been duly authorized by all requisite action on the part of Weyerhaeuser and the Spinco Parties. Each of Weyerhaeuser and the Spinco Parties has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable against each of Weyerhaeuser and such Spinco Parties in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). Prior to the Effective Time, each of Weyerhaeuser and the Spinco Parties will have duly executed and delivered each other Transaction Document to which it is or is contemplated to be a party, and, assuming due authorization, execution and delivery by the other parties thereto, each other Transaction Document to which it is or is contemplated to be a party will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

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(b)   The Boards of Directors of Weyerhaeuser, Spinco and each of the Newco Subsidiaries have duly and unanimously approved this Agreement and the other Transaction Documents to which they are or are contemplated to be a party. Weyerhaeuser, as the sole member and manager of Newco, has duly approved this Agreement and the other Transaction Documents to which Newco is or is contemplated to be a party.

(c)   As of the date hereof, the sole stockholder of Spinco is Weyerhaeuser. Immediately after execution of this Agreement, Weyerhaeuser will approve and adopt (the “Spinco Stockholder Approval”) either by written consent or at a meeting of the sole stockholder of Spinco, all aspects of this Agreement, the other Transaction Documents to which Spinco is or is contemplated to be a party and the Transactions, in each case which require the consent of Spinco’s stockholders under the DGCL, Spinco’s certificate of incorporation or Spinco’s by-laws. The approval of Weyerhaeuser’s shareholders is not required to effect the Transactions. Upon obtaining the Spinco Stockholder Approval, the approval of Spinco’s stockholders after the Distribution Date will not be required to effect the Transactions, unless this Agreement is amended after the Distribution Date and such approval is required, solely as a result of such amendment, under the DGCL, Spinco’s certificate of incorporation or Spinco’s by-laws.

SECTION 4.05.   No Conflicts; Governmental Approvals. (a) The execution and delivery by each of Weyerhaeuser and the Spinco Parties of each Transaction Document to which it is a party do not, the execution and delivery by each of Weyerhaeuser and the Spinco Parties of each Transaction Document to which it is contemplated that Weyerhaeuser or such Spinco Party will be a party will not, and the consummation of the Spinco Share Issuance and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any issued and outstanding share of capital stock or equity interest of any Spinco Party or any of the Newco Assets, Newco Canada Exchangeco Assets, Newco Liabilities, Newco Canada Exchangeco Liabilities or the Newco Business under, any provision of (i) the certificate or articles of incorporation, the by-laws, the certificate of formation, the limited liability company agreement or the comparable charter or organizational documents of Weyerhaeuser or any Spinco Party, (ii) any Contract to which Weyerhaeuser, any Spinco Party or any Weyerhaeuser Subsidiary is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings, consents and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Weyerhaeuser, any Spinco Party or any Weyerhaeuser Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect or a Material Adverse Effect on Weyerhaeuser.

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(b)   No Governmental Approval of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Weyerhaeuser, any Spinco Party or any Weyerhaeuser Subsidiary in connection with the execution, delivery and performance of any Transaction Document to which Weyerhaeuser or any Spinco Party is a party or the consummation of the Transactions, other than (i) compliance with and filings under the Competition Act, the Investment Canada Act and the HSR Act, (ii) the filings by Spinco with the SEC (A) on Form S-4 (or other appropriate form required by the SEC) registering under the Securities Act the distribution of shares of Spinco Common Stock to holders of Weyerhaeuser Common Stock if such registration is required by applicable Law or the SEC (the “Form S-4”), (B) on Form 10 (the “Form 10”) registering under the Exchange Act the shares of Spinco Common Stock, (C) the Spinco Registration Statement (as defined in Section 6.03(b)) registering under the Securities Act the issuance of shares of Spinco Common Stock from time to time after the Effective Time upon exchange of the Exchangeable Shares, and (D) the Form S-8 registering under the Securities Act the shares of Spinco Common Stock issued from time to time after the Effective Time upon exercise of the Replacement Options, Amended Replacement Options, Replacement Rights, Replacement DSUs, Replacement PSUs, Replacement Restricted Shares, Substituted Spinco Options, Substituted Spinco SARs and Substituted Spinco RSUs (collectively, the “Equity Awards”), (iii) if Weyerhaeuser elects to effect the Distribution as an exchange offer, the filings by Weyerhaeuser with the SEC pursuant to Rule 13e-4 under the Exchange Act (the “Exchange Offer Schedule”), (iv) the filing of the amended certificate of incorporation of Spinco pursuant to Section 1.09 with the Secretary of State of the State of Delaware, (v) any Governmental Approval or filing in connection with the listing of the shares of Spinco Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) and the TSX and compliance by Weyerhaeuser with the rules of the NYSE and the by-laws and requirements of the TSX, (vi) any Governmental Approval or filing in connection with the listing of the Exchangeable Shares and the Class B Common Shares on the TSX and compliance by Newco Canada Exchangeco with the by-laws and requirements of the TSX, (vii) any filings with the CSAs and the TSX in connection with the issuance and first resale of (A) the shares of Spinco Common Stock, Class B Common Shares and Exchangeable Shares issued pursuant to the Arrangement or the Distribution, (B) the shares of Spinco Common Stock issued from time to time after the Effective Time upon exchange of the Exchangeable Shares, and (C) the shares of Spinco Common Stock issued from time to time after the Effective Time upon exercise of the Equity Awards, (viii) any filings with the CSAs, (ix) such Governmental Approvals and filings as are required to be obtained or made under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Spinco Common Stock pursuant to the Transaction Documents, (x) such Governmental Approvals and filings as are required to be obtained or made from the IRS in connection with the IRS Ruling (as defined in Section 6.27(a)), and (xi) such other Governmental Approvals, registrations, declarations, filings or permits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect.

SECTION 4.06.   SEC Documents; Undisclosed Liabilities. (a) As of the date of this Agreement no Newco Party is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Weyerhaeuser has filed all reports, schedules, forms, statements and other documents required to be filed by Weyerhaeuser with the SEC since January 1, 2005 pursuant to Sections 13(a) and 15(d) of the Exchange Act, and as of its respective date, each such report, schedule, form, statement or other document complied in all material respects with the requirements of the Exchange Act except for such failures to make such filings that, individually or in the aggregate, would not have a materially adverse effect on, or materially delay, the ability of Weyerhaeuser to perform its obligations under this Agreement and the other Transaction Documents or to consummate the Transaction. With respect to the Newco Business only, Weyerhaeuser has not filed any documents with the SEC since January 1, 2005 under Section 13(a) or 15(d) of the Exchange Act which, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b)   Section 4.06(b) of the Weyerhaeuser Disclosure Letter includes (i) an unaudited balance sheet with respect to the Newco Business (other than the Canadian Logging, Forest Management and Saw Mill Operations) at March 26, 2006 (together with the notes thereto, the “Interim Newco Balance Sheet”) and the related unaudited statements of income and cash flows for the 13-week period ended March 26, 2006 (together with the notes thereto and the Interim Newco Balance Sheet, the “Interim Newco Financial Statements”) and (ii) an unaudited balance sheet with respect to the Newco Business (other than the Canadian Logging, Forest Management and Saw Mill Operations) at December 25, 2005 (together with the notes thereto, the “2005 Newco Balance Sheet”) and the related unaudited statements of income and cash flows for the twelve month period ended December 25, 2005 (together with the notes thereto and the 2005 Newco Balance Sheet, the “2005 Unaudited Newco Financial Statements” and, together with the Interim Newco Financial Statements, the “Unaudited Newco Financial Statements”). The Unaudited Newco Financial Statements and, when delivered in accordance with Section 6.24(a), the Audited Newco Financial Statements (as defined in Section 6.24(a)) (collectively, the “Newco Financial Statements”), (i) were (and, in the case of the Audited Newco Financial Statements, shall have been) prepared in accordance with the books of account and other financial records of Weyerhaeuser and its subsidiaries, (ii) present fairly (and, in the case of the Audited Newco Financial Statements, shall present fairly), in all material respects, the financial position of the Newco Business (in the case of the Unaudited Newco Financial Statements other than the Canadian Logging, Forest Management and Saw Mill Operations) and the results of its operations and changes in cash flows as of the dates thereof and for the periods covered thereby, (iii) have been (and, in the case of the Audited Newco Financial Statements, shall have been) prepared in accordance with U.S. GAAP, in a manner and using accounting principles consistent with Weyerhaeuser’s historical financial statements (except as may be indicated in the notes thereto and subject, in the case of unaudited financial statements, to normal year-end adjustments), and (iv) in the case of the Audited Newco Financial Statements, shall meet the requirements of Regulation S-X, promulgated pursuant to the Securities Act.

(c)   Except as set forth on the Interim Newco Balance Sheet, the Newco Business (other than the Canadian Logging, Forest Management and Saw Mill Operations) has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business since March 26, 2006, (ii) liabilities or obligations not required to be disclosed on a balance sheet for the Newco Business prepared in accordance with U.S. GAAP or in the notes thereto, or (iii) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Newco Material Adverse Effect.

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SECTION 4.07.   Information Supplied. None of the information supplied or to be supplied by Weyerhaeuser or any of the Spinco Parties for inclusion or incorporation by reference in the Domtar Circular, the Weyerhaeuser Canada Circular, the Form 10 or, if applicable, the Form S-4 or the Exchange Offer Schedule will, at the time each such document is filed with the CSAs or the SEC, as applicable, at any time it is amended or supplemented or at the time it becomes effective under applicable Canadian Securities Legislation (in the case of the Domtar Circular and the Weyerhaeuser Canada Circular), the Securities Act (in the case of the Form S-4) or the Exchange Act (in the case of the Form 10), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

SECTION 4.08.   Absence of Certain Changes or Events. From March 26, 2006 to the date of this Agreement, the Newco Business has been conducted only in the ordinary course, and during such period there has not been:

(i)  any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Newco Material Adverse Effect; or

(ii)  any action by Weyerhaeuser, any Weyerhaeuser Subsidiary or any Spinco Party that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01(b).

SECTION 4.09.  Taxes. (a) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect:

(i)  all Tax Returns (including Tax Returns of Weyerhaeuser and any Weyerhaeuser Subsidiary) relating to the Newco Business, the Newco Assets, the Newco Canada Exchangeco Assets and the Spinco Parties required to be filed on or prior to the date of this Agreement have been timely filed and all such Tax Returns required to be filed after the date of this Agreement and prior to the Closing shall have been timely filed;

(ii)  all such Tax Returns are true, correct and complete in all respects; and

(iii)  all Taxes relating to the Newco Business, the Newco Assets, the Newco Canada Exchangeco Assets and the Spinco Parties required to be paid, charged or collected on or prior to the Closing Date have been timely paid, charged or collected.

(b)   The Unaudited Newco Financial Statements reflect an adequate reserve in accordance with U.S. GAAP for all Taxes payable by the Spinco Parties (in addition to any reserve for deferred taxes to reflect timing differences between book and tax items) for all Taxable periods and portions thereof through the date of such financial statements.

(c)   No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Weyerhaeuser, any Weyerhaeuser Subsidiary or any Spinco Party with respect to the Newco Business, except to the extent any such deficiency, individually or in the aggregate, has not had and would not reasonably be expected to have a Newco Material Adverse Effect.

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(d)   No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to any Spinco Party or the Newco Business and no power of attorney with respect to any such Taxes have been filed or entered into with any taxing authority.

(e)   There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of any Spinco Party.

(f)   No Spinco Party (i) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. Federal income Tax Return (other than the group the common parent of which is Weyerhaeuser) or (ii) has any material liability for the Taxes of any person (other than Weyerhaeuser or a Weyerhaeuser Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(g)   No Spinco Party has any material liability for the Taxes of any person as a transferee or successor.

(h)   No Spinco Party is bound by any material agreement or arrangement with respect to Taxes (other than the Tax Sharing Agreement).

(i)   Within the past two years, no Spinco Party has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (other than in connection with the Distribution).

(j)   No Spinco Party has been a party to a transaction that constitutes a “listed transaction”, for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state Law), that is or may be subject to examination by the IRS.

(k)   No Spinco Party will be required to include in a taxable period ending after the Effective Time any material amount of net taxable income attributable to income that accrued in a prior taxable period but was not included in taxable income for that or another prior taxable period.

(l)   Neither Weyerhaeuser nor any Spinco Party has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has had or would reasonably be expected to prevent: (i) the Contribution and Distribution from qualifying as a spin-off pursuant to Section 355 of the Code and as a reorganization pursuant to Section 368 of the Code, or (ii) the Arrangement from being tax deferred under the ITA for certain eligible holders of Domtar Common Shares resident in Canada that exchange such shares for Exchangeable Shares provided appropriate elections are filed in the prescribed manner in accordance with Section 85 of the ITA. Neither Weyerhaeuser nor any Spinco Party has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstances that would result in the Contribution, Distribution or Arrangement giving rise to Tax liability under Section 355(d) or 355(e) of the Code.

(m)   The classification for United States Federal income tax purposes of each affiliate owned by Spinco is as set forth in Section 4.09(m) of the Weyerhaeuser Disclosure Letter.

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(n)   Weyerhaeuser and each Weyerhaeuser Subsidiary has deducted, withheld, remitted or self-assessed all material amounts required or permitted to be deducted, withheld, remitted or self-assessed in respect of Taxes on all amounts paid to non-residents of the United States (or, in the case of a Weyerhaeuser Subsidiary which is resident in Canada, non-residents of Canada) or employees, in each case only to the extent such amounts relate to the Newco Business.

SECTION 4.10.   Benefit Plans. From March 26, 2006, to the date of this Agreement, none of Weyerhaeuser or any of its subsidiaries has terminated, adopted, amended or agreed to terminate, adopt or amend in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock or other equity ownership, stock or other equity purchase, stock or other equity appreciation, restricted stock or other equity, stock or other equity repurchase rights, stock or other equity option, phantom stock or other equity, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding or subject to the Laws of the United States or Canada) (i) maintained, contributed to or required to be maintained or contributed to by Weyerhaeuser or any of its subsidiaries or any other person that, together with Weyerhaeuser or any Spinco Party, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law, providing benefits to any current or former officer, manager, director or employee of Newco or any Newco Party (including, for the avoidance of doubt, any individual who (A) is not actively at work by reason of illness, vacation, short-term disability, long-term disability, workers’ compensation or other leave of absence, (B) is primarily engaged in the Newco Business or (C) is, or is expected to become, an officer, director or employee of Newco or any Spinco Party as of the Effective Time) (a “Newco Employee”) or (ii) in respect of which Newco or any Newco Subsidiary would reasonably be expected to have any liability (collectively, “Newco Benefit Plans”), or made any material change in the manner in which contributions to any Newco U.S. Pension Plan or Newco Canadian Pension Plan (in each case as defined in Section 4.11(a)) are made or the basis on which such contributions are determined.

SECTION 4.11.  Employment Agreements; ERISA Compliance.  (a) Section 4.11(a) of the Weyerhaeuser Disclosure Letter contains a list of each Newco Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (“Newco U.S. Pension Plans”),“registered pension plan” (as defined in Section 248(1) of the ITA) (“Newco Canadian Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) (“Newco U.S. Welfare Plans”), employee health or welfare plan maintained for the benefit of Newco Employees employed in Canada (“Newco Canadian Welfare Plans”) and all other material Newco Benefit Plans. For the avoidance of doubt, the term “Newco U.S. Pension Plans” shall not include any Newco Canadian Pension Plans, and the term “Newco U.S. Welfare Plans” shall not include any Newco Canadian Welfare Plans. Section 4.11(a) of the Weyerhaeuser Disclosure Letter contains a list of each material employment, consulting, indemnification, severance, termination, change in control, retention, bonus or similar agreement or arrangement between Weyerhaeuser or any of its subsidiaries, on the one hand, and any individual Newco Employee, on the other hand (collectively, “Newco Benefit Agreements”). Weyerhaeuser has delivered or made available to Domtar true, complete and correct copies of (i) each Newco Benefit Plan (other than any “multi-employer pension plan”, as defined under applicable Canadian federal or provincial pension standards legislation (“Newco Canadian MEPP”) and each Newco Benefit Agreement required to be listed on Section 4.11(a) of the Weyerhaeuser Disclosure Letter (or, in the case of any unwritten Newco Benefit Plan or Newco Benefit Agreement required to be listed on Section 4.11(a) of the Weyerhaeuser Disclosure Letter, a description thereof), (ii) the most recent annual information return with respect to each Assumed Canadian Plan (as defined in Section 6.09(g)(i)) (if any such return was required), (iii) the most recent summary plan description for each such Newco Benefit Plan (other than any Newco Canadian MEPP) for which such summary plan description is required, (iv) each trust agreement, group annuity contract or any other funding agreement or contract relating to each Assumed Canadian Plan, and (v) the most recent actuarial valuation report for each Assumed Canadian Plan.

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(b)   Each Newco 401(k) Plan (as defined in Section 6.09(f)(i)) has been the subject of determination letters from the IRS with respect to all Tax Law changes with respect to which the IRS is currently willing to provide a determination letter to the effect that such Newco 401(k) Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of Weyerhaeuser, has revocation been threatened, nor has any such Newco 401(k) Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification. With respect to any Newco Employee, the Newco 401(k) Plans, the Newco Benefit Plans (other than the Excluded Benefit Plans and any Newco Canadian MEPP) and the Newco Benefit Agreements have been administered in compliance with their terms, other than instances of non-compliance that, either individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect. Each Assumed Canadian Plan has been established and registered in accordance with the applicable requirements of the ITA and applicable pension standards legislation and such registration has not been revoked nor, to the knowledge of Weyerhaeuser, has revocation been threatened by the Canadian tax authorities or the applicable pension regulatory authorities. Each Assumed Canadian Plan has been administered in accordance with its terms and applicable Law, other than instances of non-compliance that, either individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect. Neither Weyerhaeuser nor any Weyerhaeuser Subsidiary contributes to or has any liability under any multi-employer pension plan (as defined under applicable Canadian federal or provincial pension standards legislation).

(c)   Each Assumed Canadian Plan is fully-funded on a going-concern and solvency basis pursuant to the actuarial assumptions and methodologies set out in Section 4.11(c) of the Weyerhaeuser Disclosure Letter.

(d)   No Newco U.S. Welfare Plan is funded or is insured through a third party.

(e)   None of Weyerhaeuser or any person or entity that would be treated as a single employer with Weyerhaeuser for purposes of Section 414(b), (c), (m) or (o) of the Code would reasonably be expected to incur any Controlled Group Liability in an amount that would reasonably be expected to have a Newco Material Adverse Effect.

(f)   No Newco U.S. Welfare Plan or Newco Canadian Welfare Plan provides post-retirement health or life insurance benefits, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents).

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(g)   The execution and delivery of each Transaction Document does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (i) entitle any Newco Employee to severance, termination, change in control or similar pay and benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Newco Benefit Plan or Newco Benefit Agreement, or (iii) result in any breach or violation of, or a default under, any Newco Benefit Plan or Newco Benefit Agreement.

(h)   No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Transaction by any Transferred Employee (as defined in Section 6.09) who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Newco Benefit Plan, Newco Benefit Agreement or other compensation arrangement would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and no such disqualified individual is entitled to receive any additional payment (including, without limitation, any tax gross up or other payment) from Newco, any Spinco Party or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

SECTION 4.12.   Labor Matters. Except as set forth in Section 4.12 of the Weyerhaeuser Disclosure Letter:

(a)   There are no, and during the past three years there have not been any, strikes, lockouts, work stoppages, slowdowns, or any other concerted interference with normal operations, stoppage or lockout pending, or, to the knowledge of Weyerhaeuser, threatened against or affecting any Newco Employee, Newco Assets, Newco Canada Exchangeco Assets, Newco or any Newco Subsidiary, except where such strikes, lockouts, work stoppages, slowdowns, or any other concerted interference with normal operations, stoppage or lockout, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect.

(b)   There are no formal or informal complaints, charges, claims or grievances against Weyerhaeuser or any Weyerhaeuser Subsidiary pending, or, to the knowledge of Weyerhaeuser, threatened to be brought or filed with any Governmental Entity, arbitrator or court based on or arising out of the employment by Weyerhaeuser or any Weyerhaeuser Subsidiary of any Newco Employee.

(c)   Weyerhaeuser and each Weyerhaeuser Subsidiary is in compliance with all laws, regulations, rules and orders of all Governmental Entities relating to the employment of the Newco Employees, including without limitation laws, regulations rules and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, worker notification requirements, immigration, workers’ compensation, layoffs and the collection and payment of withholding Taxes and similar Taxes, except where the failure to be in compliance, individually or in the aggregate, has not had and would not reasonably be expected to have an Newco Material Adverse Effect.

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SECTION 4.13.  Litigation. There is no Action pending or, to the knowledge of Weyerhaeuser, claims that have been asserted against or affecting Weyerhaeuser or any Weyerhaeuser Subsidiary (including the Spinco Parties) relating to the Newco Business (and Weyerhaeuser is not aware of any basis for any such Action or claim) that, individually or in the aggregate, has had or would reasonably be expected to have a Newco Material Adverse Effect, nor is there any Judgment outstanding against Weyerhaeuser or any Weyerhaeuser Subsidiary (including the Spinco Parties) relating to the Newco Business that has had or would reasonably be expected to have a Newco Material Adverse Effect. This Section 4.13 does not relate to Environmental Claims, which are the subject of Section 4.16.

SECTION 4.14.   Compliance with Applicable Laws. With respect to the Newco Business only, Weyerhaeuser and the Weyerhaeuser Subsidiaries (including the Newco Parties) are, and have since January 1, 2003 been, in compliance with all applicable Laws, including those relating to occupational health and safety, except for instances of non-compliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect. With respect to the Newco Business only, neither Weyerhaeuser nor any Weyerhaeuser Subsidiary (including the Newco Parties) has received any written communication during the past two years from a Governmental Entity that alleges that Weyerhaeuser or any Weyerhaeuser Subsidiary is not in compliance in any material respect with any applicable Law. This Section 4.14 does not relate to matters with respect to Taxes, which are the subject of Section 4.09, or Environmental Laws, which are the subject of Section 4.16.

SECTION 4.15.   Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co., Inc., is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Weyerhaeuser, Spinco or Newco. The fees and expenses of Morgan Stanley & Co., Inc. will be paid by Weyerhaeuser; provided, however, that, subject to Section 6.11, in the event the Transactions are consummated, Spinco shall reimburse Weyerhaeuser for such fees and reasonably documented out-of-pocket expenses of Morgan Stanley & Co., Inc. incurred in connection with the Transactions.

SECTION 4.16.   Environmental Matters. (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect:

(i)  with respect to the Newco Business only, Weyerhaeuser and the Weyerhaeuser Subsidiaries (including the Newco Parties) are, and have since January 1, 2003 been, in compliance with all Environmental Laws and have not received any (A) communication that alleges that the Newco Business is in violation of, or has liability under, any Environmental Law, or (B) written request for information with respect to the Newco Business pursuant to any Environmental Law, including new source review requirements under the Federal Clean Air Act or any state analogue thereto;

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(ii)  to the knowledge of Weyerhaeuser, compliance of the operations of the Newco Business with applicable Environmental Laws will not require the Newco Parties to incur costs, including the costs of pollution control equipment that are known or anticipated to be required in the future, beyond those (A) currently budgeted for the fiscal year ended December 31, 2006, (B) approved by senior management of Weyerhaeuser in a budget for the fiscal year ended December 30, 2007 materially consistent with the budget for the fiscal year ended December 31, 2006, or (C) set forth in Section 4.16(a)(ii) of the Weyerhaeuser Disclosure Letter;

(iii)  (A)  Weyerhaeuser and the Weyerhaeuser Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for the operations of the Newco Business as currently conducted, (B) all such Environmental Permits are valid and in good standing, and (C) neither Weyerhaeuser nor any Weyerhaeuser Subsidiaries have been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Environmental Permit;

(iv)  there are no Environmental Claims pending or, to the knowledge of Weyerhaeuser, threatened that have been asserted against or affecting Weyerhaeuser or any Weyerhaeuser Subsidiary relating to the Newco Business;

(v)  there have been no Releases of any Hazardous Material that have formed the basis of any Environmental Claim or unsatisfied judgment relating to the Newco Business pending against Weyerhaeuser or any Weyerhaeuser Subsidiary or against any person whose liabilities for such Environmental Claims relating to the Newco Business, Weyerhaeuser or any Weyerhaeuser Subsidiary has, or may have, retained or assumed, either contractually or by operation of law;

(vi)  (A)  neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has retained or assumed, either contractually or by operation of law, any liabilities or obligations that have had or would reasonably be expected to form the basis of any Environmental Claim relating to the Newco Business against Weyerhaeuser or any Weyerhaeuser Subsidiary, and (B) to the knowledge of Weyerhaeuser, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims relating to the Newco Business, Weyerhaeuser or any Weyerhaeuser Subsidiary has, or may have, retained or assumed, either contractually or by operation of law; and

(b)   Weyerhaeuser has provided Domtar with all material Phase I and Phase II environmental site assessments and non-privileged internal environmental audit reports, in each case relating to the Newco Assets or Newco Canada Exchangeco Assets, conducted since July 1, 2003 and in the possession, custody or control of Weyerhaeuser or any Weyerhaeuser Subsidiary.

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SECTION 4.17.   Title To Properties. Except as provided in Section 6.05 of the Contribution and Distribution Agreement, after giving effect to the Contribution and the other Transactions described in or contemplated by this Agreement and the Contribution and Distribution Agreement, the Newco Parties will have, in all material respects, good and valid fee simple title to the Newco Owned Real Property (as defined in Section 4.23(a)), valid leasehold interests in the Newco Leased Real Property (as defined in Section 4.23(b)) and valid title to the other tangible assets necessary for the conduct of the Newco Business as currently conducted, in each case free of any Liens, except for (i) Liens securing indebtedness reflected in the Newco Financial Statements, (ii) Liens consisting of zoning or planning restrictions, permits, easements, covenants and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially impair the use of such property as it is presently used in connection with the Newco Business, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with U.S. GAAP have been created, (iv) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business or by operation of Law, (v) Liens which have been placed by any developer, landlord or other third party on any Newco Leased Real Property and subordination or similar agreements relating thereto and (vi) Liens which would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the use of such assets in the Newco Business (“Newco Permitted Liens” and, together with Domtar Permitted Liens, the “Permitted Liens”).

SECTION 4.18.   Intellectual Property. (a) Section 4.18(a) of the Weyerhaeuser Disclosure Letter sets forth all Registered Intellectual Property that is owned by Weyerhaeuser and used primarily in the conduct of the Newco Business as currently conducted except for Excluded Assets. Except for the Intellectual Property Rights that are the subject of claims set forth in Section 4.18(b) of the Weyerhaeuser Disclosure Letter (to the extent of such claims), all Intellectual Property Rights that are material to the Newco Business as currently conducted will be, to the extent owned by or licensed to Weyerhaeuser or any Weyerhaeuser Subsidiary, owned by, licensed to or sublicensed to Newco or the Newco Subsidiaries after giving effect to the Intellectual Property License Agreement, the Weyerhaeuser Contribution and the other Transactions described in or contemplated by the Contribution and Distribution Agreement. Except for the Intellectual Property Rights that are the subject of claims set forth in Section 4.18(b) of the Weyerhaeuser Disclosure Letter (to the extent of such claims), (1) Weyerhaeuser or a Weyerhaeuser Subsidiary is the sole and exclusive owner of the Intellectual Property Rights owned by Weyerhaeuser or a Weyerhaeuser Subsidiary and used primarily in the conduct of the Newco Business as currently conducted except for Excluded Assets (collectively, “Weyerhaeuser Intellectual Property Rights”) free and clear of all perfected and unperfected security interests other than Newco Permitted Liens, (2) neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has granted an exclusive license, other than the Intellectual Property License Agreement, to any Weyerhaeuser Intellectual Property Rights, and (3) no material license fees of any kind are currently required for the use by Weyerhaeuser or any Weyerhaeuser Subsidiary of any Weyerhaeuser Intellectual Property Rights. Notwithstanding any other representations in this Section 4.18(a), Weyerhaeuser makes no representation with respect to whether patent applications set forth in Section 4.18(a) of the Weyerhaeuser Disclosure Letter will be issued by the applicable governmental authority or if issued, whether practicing any of the claims in any such patents infringes or will infringe any claims of any third party’s patents.

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(b)   Except as set forth in Section 4.18(b) of the Weyerhaeuser Disclosure Letter, no claims are pending or, to the knowledge of Newco, have been asserted, as of the date of this Agreement against Weyerhaeuser or any Weyerhaeuser Subsidiary by any person (i) claiming that Weyerhaeuser or any Weyerhaeuser Subsidiary is infringing or has infringed any Intellectual Property Right in the operation or conduct of the Newco Business as currently conducted or (ii) challenging the validity, ownership, patentability, enforceability, registrability or use by Weyerhaeuser or any Weyerhaeuser Subsidiary of any Weyerhaeuser Intellectual Property Rights. As of the date of this Agreement, to the knowledge of Weyerhaeuser, no person is infringing or misappropriating the rights of Weyerhaeuser or any Weyerhaeuser Subsidiary with respect to any Weyerhaeuser Intellectual Property Rights.

(c)   There are no unpaid maintenance or renewal fees currently overdue for any Registered Intellectual Property set forth or required to be set forth in Section 4.18(a) of the Weyerhaeuser Disclosure Letter, nor have any material applications or registrations therefor lapsed or been abandoned, canceled, or expired other than in the ordinary course of business.

(d)   Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, Weyerhaeuser and any other member of the Weyerhaeuser Group do not make any representation or warranty of any kind whatsoever, express or implied, with respect to the “Willamette” name, which shall be transferred on an “as is, where is” basis, and all implied warranties of ownership, validity, enforceability, non-infringement or otherwise are hereby expressly disclaimed.

SECTION 4.19.  Insurance. All of the material insurance policies held by Weyerhaeuser or any of the Weyerhaeuser Subsidiaries, or under which any of them is an insured party, that insure any Newco Assets, any Newco Canada Exchangeco Assets or the Newco Business (or any portion thereof) are (i) maintained with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in a business similar to the Newco Business, and (ii) are in full force and effect and all premiums due thereon have been paid. Weyerhaeuser and such Weyerhaeuser Subsidiaries have complied with the terms and provisions of such insurance policies, except for any non-compliance that, individually or in the aggregate, has not had or would not reasonably be expected to have a Newco Material Adverse Effect.

SECTION 4.20.   Material Agreements. Section 4.20 of the Weyerhaeuser Disclosure Letter sets forth a list of all the Newco Material Agreements as of the date of this Agreement. For the purpose of this Agreement, the term “Newco Material Agreements” means any of the following agreements, arrangements, commitments or understandings, whether or not in writing, to which Weyerhaeuser or any Weyerhaeuser Subsidiary, with respect to the Newco Business only, is a party:

(a)  any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) (the term “material contract” to be applied as if Newco were a separate company for purposes of this Section 4.20(a));

(b)  any non-competition agreement or any other agreement, arrangement, commitment or understanding that materially limits Weyerhaeuser and the Weyerhaeuser Subsidiaries from conducting and engaging in the Newco Business, or that would reasonably be expected to materially limit any Newco Party from conducting and engaging in the Newco Business after the Effective Time;

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(c)  any agreement, arrangement, commitment or understanding with respect to any partnership, joint venture or strategic alliance material to the Newco Business;

(d)  any agreement, arrangement, commitment or understanding that will govern the terms of indebtedness, or guarantees of indebtedness, of Newco or any Newco Subsidiary after the Effective Time; and

(e)  any agreement, arrangement, commitment or understanding (other than any short-term purchase agreement, arrangement, commitment or understanding entered into in the ordinary course of business) that provides for annual payments in excess of $1,000,000 and that is terminable by notice of not more than 90 days for a cost of less than $75,000.

Each of the Newco Material Agreements required to be set forth in Section 4.20 of the Weyerhaeuser Disclosure Letter or entered into after the date of this Agreement is or will be in full force and effect (except to the extent any of them expires in accordance with its terms), and neither Weyerhaeuser nor any Weyerhaeuser Subsidiary has violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Newco Material Agreement, except for violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Newco Material Adverse Effect. True, correct and complete copies of each written Newco Material Agreement (and a summary of each oral Newco Material Agreement) listed in Section 4.20 of the Weyerhaeuser Disclosure Letter (including all written modifications and amendments thereto and waivers thereunder) have been made available to Domtar.

SECTION 4.21.   Affiliate Transactions. Section 4.21 of the Weyerhaeuser Disclosure Letter sets forth a list of all contracts, agreements, arrangements, commitments or understandings, whether or not entered into in the ordinary course of business, to or by which Weyerhaeuser or any Weyerhaeuser Subsidiary (other than the Spinco Parties), on the one hand, and any Spinco Party, on the other hand, are a party or are bound, and that are in effect on the date of this Agreement and shall, or are reasonably expected to, be in effect on or after the Effective Time other than this Agreement and the other Transaction Documents.

SECTION 4.22.   Opinion of Weyerhaeuser Financial Advisor. Weyerhaeuser, as the sole stockholder of Spinco, has received the written opinion of Morgan Stanley & Co. Incorporated, to the effect that, as of the date of such opinion, the consideration to be received by the holders of Weyerhaeuser Common Stock pursuant to the Transactions is fair from a financial point of view to such holders. Weyerhaeuser has delivered a copy of such opinion to Domtar for informational purposes only.

SECTION 4.23.   Real Estate. (a) Section 4.23(a) of the Weyerhaeuser Disclosure Letter lists all real property (in each case, together with the address, if any) that is, or following the Contribution and the other Transactions contemplated by this Agreement, will be, owned by Newco and the Newco Subsidiaries and that is material in the operation or conduct of the Newco Business (the “Newco Owned Real Property”).

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(b)   Section 4.23(b) of the Weyerhaeuser Disclosure Letter lists all real property (in each case, together with the address, if any) in which Newco or any of the Newco Subsidiaries will hold a leasehold interest following the Contribution and the other Transactions contemplated by this Agreement and that is material in the operation or conduct of the Newco Business (the “Newco Leased Real Property”). Weyerhaeuser has made available to Domtar a true and complete copy of each material lease agreement under which the Newco Leased Real Property is held. There is no material default under any such lease agreement by Weyerhaeuser or any Weyerhaeuser Subsidiary or, to the knowledge of Weyerhaeuser, by any other party thereto that has had or would reasonably be expected to have a Newco Material Adverse Effect.

SECTION 4.24.   Sufficiency of Assets. At the Effective Time, the Newco Assets, taken together with the Newco Canada Exchangeco Assets and the services available from Weyerhaeuser or any Weyerhaeuser Subsidiary under the Transition Services Agreement, the intellectual property rights licensed under the Intellectual Property License Agreement and the goods and services provided under the Fiber Supply Agreements, the Site Services Agreements, the other Transaction Documents and the arrangements contemplated by Sections 2.09 and 2.10 of the Contribution and Distribution Agreement, will constitute those assets, services and intellectual property rights reasonably required to operate the Newco Business in all material respects as currently conducted and as proposed to be conducted in accordance with Section 5.01(b). Nothing in this Section 4.24 shall be construed to constitute a representation or warranty as to title to the Newco Assets, the Newco Exchangeco Assets or the Retained Licensed Intellectual Property licensed under the Intellectual Property License Agreement, which is the subject of Sections 4.17 and 4.18.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 5.01.  Conduct of Business. (a) Conduct of Business by Domtar. Except for matters set forth in Section 5.01(a) of the Domtar Disclosure Letter or otherwise expressly permitted by the Transaction Documents, from the date of this Agreement to the Effective Time, Domtar shall, and shall cause each Domtar Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, maintain its material rights, licenses and permits, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired in any material respect at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Section 5.01(a) of the Domtar Disclosure Letter or otherwise expressly permitted by this Agreement and the other Transaction Documents, from the date of this Agreement to the Effective Time, Domtar shall not, and shall not permit any Domtar Subsidiary to, do any of the following without the prior written consent of Weyerhaeuser, which shall not be unreasonably withheld or delayed:

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(i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of the capital stock or joint venture or other equity interests of Domtar or any Domtar Subsidiary other than dividends and distributions by a direct or indirect wholly-owned Domtar Subsidiary to its parent, (B) split, combine or reclassify any of the capital stock or joint venture or other equity interests of Domtar or any Domtar Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of capital stock or joint venture or other equity interests, except for any such transaction by a direct or indirect wholly-owned Domtar Subsidiary which remains a direct or indirect wholly-owned Domtar Subsidiary after consummation of such transaction, or (C) purchase, redeem or otherwise acquire or amend the terms of any shares of capital stock or joint venture or other equity interests of Domtar or any Domtar Subsidiary or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or joint venture or other equity interests;

(ii)  issue, deliver, sell, grant, pledge or otherwise encumber (A) any of its shares of capital stock or joint venture or other equity interests, (B) any Voting Domtar Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares of capital stock, joint venture or other equity interests, Voting Domtar Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock or other equity, “phantom” stock or other equity rights, stock or other equity appreciation rights or stock or other equity-based performance units, other than (1) the issuance of Domtar Common Shares upon the exercise of Domtar stock options or in connection with other equity-based awards granted pursuant to the Domtar Stock Plans and outstanding on the date of this Agreement and in accordance with their terms, and (2) the grant of Domtar stock options or other equity-based awards prior to the Measurement Date providing for the issuance of Domtar Common Shares pursuant to the Domtar Stock Plans in accordance with their present terms and consistent with past practice and the issuance of Domtar Common Shares upon the grant, exercise or vesting of such Domtar stock options or other equity-based awards;

(iii)  amend its certificate or articles of incorporation, by-laws, certificate of formation, limited liability company agreement or other comparable charter or organizational documents;

(iv)  acquire or agree to acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other person, or otherwise, if any of the foregoing are material, individually or in the aggregate, to Domtar and the Domtar Subsidiaries, taken as a whole, except purchases in the ordinary course of business consistent with past practice;

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(v)  except as required to ensure that any Domtar Benefit Plan or Domtar Benefit Agreement in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement, (A) adopt, enter into, terminate or amend any collective bargaining agreement, Domtar Benefit Plan or Domtar Benefit Agreement, other than in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any Domtar Employee, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice or as required to comply with any Domtar Benefit Plan or Domtar Benefit Agreement in effect on the date of this Agreement, (C) pay or provide to any Domtar Employee any benefit not provided for under a Domtar Benefit Plan or Domtar Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with prior practice or as permitted by clause (B) above, (D) except to the extent expressly permitted under Section 5.01(a)(ii)(D), grant any awards under any Domtar Benefit Plan (including the grant of stock or other equity options, stock or other equity appreciation rights, performance units, restricted stock or other equity, stock or other equity purchase rights or other stock or other equity-based or stock-related awards) or remove or modify existing restrictions in any Domtar Benefit Plan or Domtar Benefit Agreement or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Domtar Benefit Plan or Domtar Benefit Agreement, (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Domtar Benefit Plan or Domtar Benefit Agreement, or (G) make any material determination under any Domtar Benefit Plan or Domtar Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(vi)  make any change in Domtar’s tax accounting or financial accounting methods, principles or practices in effect on March 31, 2006, except insofar as may have been required by applicable Law or a change in Canadian GAAP;

(vii)  (A) sell, lease (as lessor), license or otherwise dispose of or make subject to any Lien any properties or assets, except dispositions in the ordinary course of business consistent with past practice, or (B) consummate any “spin-off” of all or part of the Domtar Business prior to the Effective Time;

(viii)   (A) incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Domtar or any Domtar Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (x) to or in Domtar or any direct or indirect wholly-owned Domtar Subsidiary, (y) in the ordinary course of business, or (z) in an amount not in excess of $500,000 individually or $2,000,000 in the aggregate, (C) enter into any lease with aggregate annual lease payments in excess of $1,000,000 (whether such lease is an operating or capital lease) other than operating leases in the ordinary course of business consistent with past practice, (D) authorize or make any capital expenditures other than (x) in the ordinary course of business consistent with past practice, or (y) as provided in the capital expenditures budget set forth in Section 5.01(a)(viii) of the Domtar Disclosure Letter, or (E) fail in any material respect to make capital expenditures contemplated by the capital expenditures budget set forth in Section 5.01(a)(viii) of the Domtar Disclosure Letter;

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(ix)  make any material Tax election inconsistent with past practice or settle or compromise any material Tax liability or refund;

(x)   (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Interim Domtar Balance Sheet or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement affecting the Domtar Business or to which Domtar or any Domtar Subsidiary is a party;

(xi)  enter into any agreement or arrangement that limits or otherwise restricts Domtar or any Domtar Subsidiary, or that would, after the Effective Time, limit or restrict Domtar or any Domtar Subsidiary from engaging in any business in any geographic area;

(xii)  adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the Transactions;

(xiii)  enter into or amend any agreement or arrangement with any of their respective affiliates other than with wholly-owned subsidiaries of Domtar;

(xiv)  except in the ordinary course of business consistent with past practice, modify, amend, enter into or terminate any Domtar Material Agreement or waive, release or assign any material rights or claims of Domtar or any Domtar Subsidiary;

(xv)  settle any Action if such settlement would require any payment by Domtar or any Domtar Subsidiary in an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate, or would obligate Domtar or any Domtar Subsidiary to take any material action or restrict Domtar or any Domtar Subsidiary in any material respect from taking any action, in each case at or after the Effective Time;

(xvi)  engage in any business other than the Domtar Business substantially as currently conducted; or

(xvii)  authorize any of, or commit or agree to take any of, the foregoing actions.

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(b)   Conduct of Business by Weyerhaeuser and Spinco. Except for matters set forth in Section 5.01(b) of the Weyerhaeuser Disclosure Letter or otherwise expressly permitted by the Transaction Documents (including the Contribution and Distribution Agreement), from the date of this Agreement to the Effective Time, Weyerhaeuser and Spinco shall, and Weyerhaeuser and Spinco shall cause their respective subsidiaries (in the case of Weyerhaeuser and its subsidiaries, with respect to the Newco Business only) to, conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organization, maintain its material rights, licenses and permits, keep available the services of its current officers and employees (including the Newco Employees for the benefit of the Newco Business) and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired in any material respect at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(b) of the Weyerhaeuser Disclosure Letter or otherwise expressly permitted by this Agreement and the other Transaction Documents (including the Contribution and Distribution Agreement), from the date of this Agreement to the Effective Time, Weyerhaeuser and Spinco shall not, and Weyerhaeuser and Spinco shall not permit any of their respective subsidiaries (in the case of Weyerhaeuser and its subsidiaries, other than in the case of clauses (i), (ii), (iii), (xii), (xvi) and, to the extent applicable to the foregoing clauses, (xvii), with respect to the Newco Business only) to, do any of the following without the prior written consent of Domtar, which shall not be unreasonably withheld or delayed:

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of the capital stock of any Spinco Party, (B) split, combine or reclassify any of the capital stock of any Spinco Party or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of any Spinco Party, or (C) purchase, redeem or otherwise acquire any shares of capital stock or other equity interests of any Spinco Party or any rights, warrants, options or other equity awards to acquire, directly or indirectly, any such shares of capital stock or other equity interests;

(ii)  issue, deliver, sell, grant, pledge or otherwise encumber (A) any shares of capital stock of any Spinco Party, (B) any Voting Spinco Debt or other voting securities of any Spinco Party, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Spinco Debt, voting securities or convertible or exchangeable securities of any Spinco Party or (D) any “phantom” stock or other equity, “phantom” stock or other equity rights, stock or other equity appreciation rights or stock or other equity-based performance units of any Spinco Party;

(iii)  amend the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement or other organizational documents of any Spinco Party, except to the extent required pursuant to Section 1.09 or to change the name of any Spinco Party or as required to comply with the Transaction Documents;

(iv)  acquire or agree to acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other person, or otherwise, if any of the foregoing are material, individually or in the aggregate, to the Newco Business, taken as a whole, except purchases in the ordinary course of business consistent with past practice;

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(v)  except as required to ensure that any Newco Benefit Plan or Newco Benefit Agreement in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement, (A) with respect to the Newco Employees, adopt, enter into, terminate or amend any collective bargaining agreement, Newco Benefit Plan or Newco Benefit Agreement, other than in the ordinary course of business consistent with past practice, or extend or renew any collective bargaining agreement with respect to Newco Employees, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any Newco Employee, except for increases in base salary or payments of bonuses in the ordinary course of business consistent with past practice or as required to comply with any Newco Benefit Plan or Newco Benefit Agreement in effect on the date of this Agreement, (C) pay or provide to any Newco Employee any benefit not provided for under any Newco Benefit Plan or Newco Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with past practice or as permitted by clause (B) above, (D) grant to any Newco Employee any awards under any Newco Benefit Plan (including the grant of stock or other equity options, stock or other equity appreciation rights, performance units, restricted stock or other equity, stock or other equity purchase rights or other stock or other equity-based or stock-related awards) or remove or modify existing restrictions in any Newco Benefit Plan or Newco Benefit Agreement or awards made thereunder with respect to the Newco Employees other than (x) the issuance of shares of Weyerhaeuser Common Stock upon the exercise of Weyerhaeuser Options (as defined in Section 6.08(a)(ii)) or in connection with other equity-based awards granted to Newco Employees pursuant to the Weyerhaeuser Stock Plans and outstanding on the date of this Agreement and in accordance with their terms, and (y) the issuance of Weyerhaeuser Options or other equity-based awards to Newco Employees prior to the Measurement Date pursuant to the Weyerhaeuser Stock Plans in accordance with their present terms and consistent with past practice and the issuance of shares of Weyerhaeuser Common Stock upon the grant, exercise or vesting of such Weyerhaeuser Options or other equity-based awards, (E) with respect to the Newco Employees, take any action to fund or in any other way secure the payment of compensation or benefits under any Newco Benefit Plan or Newco Benefit Agreement, (F) with respect to the Newco Employees, take any action to accelerate the vesting or payment of any compensation or benefits under any Newco Benefit Plan or Newco Benefit Agreement, or (G) with respect to the Newco Employees, make any material determination under any Newco Benefit Plan or Newco Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(vi)  make any change in any Spinco Party’s or the Newco Business’ tax accounting methods or financial accounting, principles or practices in effect at March 26, 2006, except insofar as may have been required by any applicable Law or a change in U.S. GAAP;

(vii)  (A) sell, lease (as lessor), license or otherwise dispose of or make subject to any Lien any Newco Assets or Newco Canada Exchangeco Assets, except dispositions in the ordinary course of business consistent with past practice, or (B) consummate any “spin off” of all or part of the Newco Assets or the Newco Canada Exchangeco Assets (other than the Distribution) prior to the Effective Time;

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(viii)  (A) incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Spinco Party, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (x) in the ordinary course of business, or (y) in an amount not in excess of $500,000 individually or $2,000,000 in the aggregate, (C) enter into any lease with aggregate annual lease payments in excess of $1,000,000 (whether such lease is an operating or capital lease) other than operating leases in the ordinary course of business consistent with past practice, (D) authorize or make any capital expenditures other than (x) in the ordinary course of business consistent with past practice, or (y) as provided in the capital expenditures budget set forth in Section 5.01(b)(viii) of the Weyerhaeuser Disclosure Letter, or (E) fail in any material respect to make capital expenditures contemplated by the capital expenditures budget for the fiscal year ended December 31, 2006 set forth in Section 5.01(b)(viii) of the Weyerhaeuser Disclosure Letter and thereafter in the ordinary course consistent with past practice;

(ix)  make any material Tax election inconsistent with past practice or settle or compromise any material Tax liability or refund, in each case only with respect to any Spinco Party, the Newco Assets, the Newco Canada Exchangeco Assets or the Newco Business;

(x)  (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or, in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Interim Newco Balance Sheet or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, or (C) waive or amend any confidentiality agreement between Weyerhaeuser or any Weyerhaeuser Subsidiary and any person (other than any Weyerhaeuser Subsidiary) to the extent such waiver or amendment adversely affects the confidentiality of information related to the Newco Business;

(xi)  enter into any agreement or arrangement that limits or otherwise restricts any Spinco Party, or that would, after the Effective Time, limit or restrict any Spinco Party from engaging in any business in any geographic area;

(xii)  adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the Distribution and the Transactions;

(xiii)  enter into or amend (A) any agreement or arrangement with any of their respective affiliates that binds any of the Spinco Parties or affects the Newco Business after the Effective Time, and (B) any agreement or arrangement among the Spinco Parties;

(xiv)  except in the ordinary course of business consistent with past practice, modify, amend, enter into or terminate any Newco Material Agreement, or waive, release or assign any material rights or claims of Weyerhaeuser or any Weyerhaeuser Subsidiary primarily relating to the Newco Business;

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(xv)  settle any Action if such settlement would require any payment of an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate by any Spinco Party, or would obligate any Spinco Party to take any material action, or restrict any Spinco Party in any material respect from taking any action, in each case at or after the Effective Time;

(xvi)  engage in any business involving the Newco Assets, the Newco Canada Exchangeco Assets or the Newco Employees other than the Newco Business substantially as currently conducted; or

(xvii)  authorize any of, or commit or agree to take any of, the foregoing actions.

(c)   Advice of Changes. Domtar and Weyerhaeuser shall promptly advise the other orally and in writing of any change or event that has had or would reasonably be expected to have a Domtar Material Adverse Effect or a Newco Material Adverse Effect.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01.  Preparation of the Domtar Circular. (a) As promptly as practicable after the execution and delivery of this Agreement, Domtar shall prepare the Domtar Circular together with any other documents required by the Canadian Securities Legislation or other applicable Laws in connection with the Arrangement, and as promptly as practicable after the execution and delivery of this Agreement, and in any event within thirty days following the date that Weyerhaeuser has provided to Domtar the Audited Newco Financial Statements, Domtar shall cause the Domtar Circular and any other documentation required in connection with the Domtar Meeting to be sent to each holder of Domtar Common Shares, Domtar Preferred Shares and Domtar Options and filed and otherwise provided as required by the Interim Order and applicable Laws.

(b)   Domtar shall ensure that the Domtar Circular complies with Canadian Securities Legislation and all applicable Laws and, without limiting the generality of the foregoing, that the Domtar Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the Weyerhaeuser Parties or any third party that is not an affiliate of Domtar). Without limiting the generality of the foregoing, Domtar shall ensure that the Domtar Circular provides holders of Domtar Common Shares, Domtar Preferred Shares and Domtar Options with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Domtar Meeting and Weyerhaeuser shall provide all information regarding it and the Weyerhaeuser Parties necessary to do so.

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SECTION 6.02.   Preparation of the Form S-4, the Exchange Offer Schedule and the Form 10. (a) As soon as practicable following the date of this Agreement, Weyerhaeuser, Spinco, Newco and Domtar shall prepare and Spinco shall file with the SEC the Form 10 and, if such filings are required by applicable Law or the SEC, the Form S-4 and the Exchange Offer Schedule. Each of Weyerhaeuser, Spinco, Newco and Domtar shall use its reasonable best efforts to have (i) the Form S-4 declared effective under the Securities Act, and (ii) the Form 10 declared effective under the Exchange Act, in each case as applicable and as promptly as practicable after such filing. Spinco and Newco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Spinco Common Stock in the Arrangement and, if applicable, the exchange of shares of Spinco Common Stock pursuant to an exchange offer. Spinco and Newco shall notify Weyerhaeuser and Domtar promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Form S-4, the Exchange Offer Schedule or the Form 10 or for additional information and shall supply Weyerhaeuser and Domtar with copies of all correspondence between Spinco, Newco or any of their respective representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4, the Exchange Offer Schedule, the Form 10, the Arrangement or any of the other Transactions. The parties will cooperate in preparing and filing with the SEC the Form S-4, the Exchange Offer Schedule, the Form 10 and any necessary amendment or supplement thereto. Neither the Form S-4, the Exchange Offer Schedule, the Form 10 nor any amendment or supplement thereto shall be filed without the approval of all of the parties hereto, which approvals shall not be unreasonably withheld or delayed.

(b)   If, prior to the Effective Time, any event occurs with respect to Domtar or any Domtar Subsidiary, or any change occurs with respect to other information supplied by such parties for inclusion in the Form S-4, the Exchange Offer Schedule or the Form 10, which is required to be described in an amendment of, or a supplement to, the Form S-4, the Exchange Offer Schedule or the Form 10, Domtar shall promptly notify Weyerhaeuser, Spinco and Newco of such event, and the parties hereto shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4, the Exchange Offer Schedule or the Form 10.

(c)   If, prior to the Effective Time, any event occurs with respect to Weyerhaeuser, any Spinco Party or the Newco Business, or any change occurs with respect to other information supplied by such parties for inclusion in the Form S-4, the Exchange Offer Schedule or the Form 10, which is required to be described in an amendment of, or a supplement to the Form S-4, the Exchange Offer Schedule or the Form 10, Weyerhaeuser shall promptly notify Domtar of such event, and the parties to this agreement shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4, the Exchange Offer Schedule or the Form 10.

SECTION 6.03.  Securities Laws Compliance. (a) Spinco shall, and Weyerhaeuser shall cause Spinco to, use all reasonable efforts to obtain all orders required from the applicable CSAs to permit the issuance and first resale of (i) the Exchangeable Shares and the shares of Spinco Common Stock issued pursuant to the Arrangement and the Transactions, (ii) the shares of Spinco Common Stock issued upon exchange of the Exchangeable Shares from time to time and (iii) the shares of Spinco Common Stock issued from time to time upon the exercise of the Equity Awards, in each case without qualification with or approval of or the filing of any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, the CSAs or any other Governmental Entity or regulatory authority under any Canadian Securities Legislation or other Laws or pursuant to the rules and regulations of the CSAs or any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a “control person” of Spinco or Domtar for purposes of Canadian Securities Legislation).

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(b)   As promptly as practicable after the date hereof, Spinco shall file a registration statement on an appropriate form (the “Spinco Registration Statement”) registering under the Securities Act the issuance of shares of Spinco Common Stock from time to time after the Effective Time upon exchange of the Exchangeable Shares and shall use its reasonable efforts to cause the Spinco Registration Statement to become effective and to maintain the effectiveness of such registration for the period that such Exchangeable Shares remain outstanding.

(c)   As soon as reasonably practicable following the Effective Time, Spinco shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Spinco Common Stock equal to the number of shares subject to the Equity Awards or (ii) grant the Equity Awards under an existing equity incentive plan with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. The registration statement in clauses (i) and (ii) of the preceding sentence shall be referred to in this Agreement as the “Form S-8”. Spinco shall use its reasonable efforts to maintain the effectiveness of the Form S-8 as long as any Equity Awards may remain outstanding.

(d)   Domtar, Weyerhaeuser and Spinco shall take all such steps as may be required to cause the transactions contemplated by Article II and any other acquisition of Spinco equity securities (including derivative securities) in connection with this Agreement or the Transactions by any individual who is a director or officer of Domtar or Weyerhaeuser to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.04.  Preparation of Other Filings. (a) Weyerhaeuser, Spinco and Domtar shall cooperate in:

(i)  the preparation of any application for the orders and the preparation of any required registration statements and any other documents reasonably deemed by Weyerhaeuser, Spinco or Domtar to be necessary to discharge their respective obligations under United States federal or state securities Laws of the Canadian Securities Legislation in connection with the Arrangement and the other Transactions;

(ii)  the taking of all such action as may be required under the Canadian Securities Legislation and any applicable United States federal or state securities Laws (including “Blue Sky laws”) in connection with the issuance of the Exchangeable Shares and the shares of Spinco Common Stock in connection with the Arrangement or the exercise of the Equity Awards; provided, however, that with respect to the Canadian Securities Legislation and United States “Blue Sky” qualifications none of Weyerhaeuser, Spinco nor Domtar shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer and conversion of the Exchangeable Shares and the issuance of the shares of Spinco Common Stock; and

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(iii)  the taking of all such action as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(b)   Each of the Spinco Parties and Domtar shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in Sections 6.01 through 6.03 and the foregoing provisions of this Section 6.04, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

(c)   Weyerhaeuser, Spinco and Domtar shall each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Domtar Circular, the Weyerhaeuser Canada Circular or an application for an order, filing or a registration statement described in Section 6.02 or 6.03 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Domtar Circular, the Weyerhaeuser Canada Circular or such application, filing or registration statement. In any such event, the Spinco Parties and Domtar shall cooperate in the preparation of a supplement or amendment to the Domtar Circular, the Weyerhaeuser Canada Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of Weyerhaeuser or Domtar and/or filed with the relevant securities regulatory authorities.

(d)   Weyerhaeuser, Spinco and Domtar shall coordinate the filing of the Articles of Arrangement and other appropriate documents with the Director under the CBCA so that the Arrangement shall become effective on the Distribution Date.

SECTION 6.05.   Compliance with Securities Laws. Spinco shall ensure that the Spinco Registration Statement and the Form S-8 comply with all applicable Laws and, without limiting the generality of the foregoing, that such documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Domtar or any third party that is not an affiliate of Spinco) and Domtar shall provide all information regarding it necessary to do so.

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SECTION 6.06.  Access to Information; Confidentiality. Each of Weyerhaeuser, Newco and Domtar shall, and shall cause each of its respective subsidiaries to (in the case of Weyerhaeuser, with respect to the Newco Business only), afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, plants, books, contracts, commitments, personnel and records and, during such period, each of Weyerhaeuser (with respect to the Newco Business only) and Domtar shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Canadian Securities Legislation or of U.S. Federal or state securities laws and (b) to the extent permitted by Law, all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold (i) any documents (or portions thereof) or information that is subject to the terms of a confidentiality agreement with a third party, (ii) any document (or portions thereof) or information which may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege, or (iii) any documents (or portions thereof) or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by such party’s counsel, might reasonably result in antitrust difficulties for such party or any of its affiliates. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Upon its execution of a work paper access letter in customary form, each of Domtar and Weyerhaeuser shall be afforded reasonable access by the other party during normal business hours during the period prior to the Effective Time to all information used by such other party in the preparation of Audited Newco Financial Statements or, as applicable, the Audited Domtar Financial Statements (in the case of the Audited Newco Financial Statements, when such financial statements become available). All information exchanged pursuant to this Section 6.06 shall be held by the parties as Evaluation Material (as defined in the Confidentiality Agreement, dated as of August 8, 2005, between Weyerhaeuser and Domtar (the “Confidentiality Agreement”)) and shall be subject to the Confidentiality Agreement.

SECTION 6.07.  Reasonable Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all necessary or advisable actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary or advisable registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary or advisable consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Document or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Documents. In connection with and without limiting the foregoing, Domtar shall (i) take all action necessary to ensure that the take-over provisions of the Canadian Securities Legislation and the state takeover statutes or similar statutes or regulations are not and do not become applicable to any Transaction or this Agreement or any other Transaction Document and (ii) if the Canadian Securities Legislation or any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Document, take all action necessary to ensure that the Arrangement and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Documents. Each of the parties hereto shall keep the other parties reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals.

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(b)   Domtar shall give prompt notice to Weyerhaeuser and Newco, and Weyerhaeuser and Newco shall give prompt notice to Domtar of (i) any representation or warranty made by it contained in any Transaction Document that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Documents.

(c)   Nothing in Section 6.07(a) shall require any of the parties or any of their respective subsidiaries to (i) pay any consideration to any third party from whom any consents, approvals, or waivers are requested, other than filing fees paid to Governmental Entities, or (ii) dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of any assets or limits on its freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing in order to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Transactions relating to the Competition Act, the HSR Act, the Investment Canada Act or other antitrust, competition or pre-merger notification, trade regulation law, regulation or order (“Review Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Review Laws, other than dispositions, limitations, consents or commitments that individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Newco Business and Domtar Business, taken as a whole.

(d)   Each of Domtar, Weyerhaeuser and the Spinco Parties shall (i) file or cause to be filed as promptly as practicable with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) all notification and report forms that may be required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act, and (ii) make such other filings as promptly as practicable as are necessary under the Review Laws and shall promptly provide any supplemental information requested by applicable Governmental Entities relating thereto. No party shall include in any such filing, notification or report form referred to in clauses (i) and (ii) of the immediately preceding sentence a request for early termination or acceleration of any applicable waiting periods without the prior written consent of the other parties. Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act and other Review Laws. Each of Domtar, Weyerhaeuser and the Spinco Parties shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with their preparation of any filing or submission that is necessary under the HSR Act and other Review Laws. Each of Domtar, Weyerhaeuser and the Spinco Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other applicable Governmental Entity and shall comply with any such inquiry or request as promptly as practicable. Domtar, Weyerhaeuser and the Spinco Parties shall not have any substantive contact with any Governmental Entity in respect of any filing or proceeding contemplated by this Section unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other party or parties the opportunity to participate.

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(e)   Without limiting the generality of the first sentence of Section 6.07(a), each of Weyerhaeuser and Domtar shall use its reasonable best efforts to cooperate with Spinco and Newco in connection with the financing contemplated by the New Debt Commitment Letter, including using (and causing its subsidiaries to use) reasonable best efforts to satisfy all conditions precedent to be satisfied by the Spinco Parties in the New Debt Commitment Letter, providing information to and permitting the financing sources and their representatives access to the Newco Business and the Domtar Business, respectively, participating in meetings with prospective investors and participating (and permitting members of its senior management to participate) in bank meetings in connection with the financing, participating in meetings with rating agencies, participating in drafting sessions related to the offering materials for the debt financing contemplated by the New Debt Commitment Letter, causing the present and former independent accountants for Weyerhaeuser and Domtar, respectively, to participate in drafting sessions related to the offering materials for the debt financing contemplated by the New Debt Commitment Letter and making work papers available to the respective parties, the financing sources and their respective representatives.

SECTION 6.08.   Weyerhaeuser Stock Options, Stock Appreciation Rights and Restricted Stock Units. (a) As soon as practicable following the date of this Agreement, the Board of Directors of Weyerhaeuser (or, if appropriate, any committee administering the Weyerhaeuser Stock Plans) and the Board of Directors of Spinco shall adopt such resolutions or take such other actions as may be required to effect the following:

(i)  prior to the Contribution, each Newco Employee that holds a Weyerhaeuser equity award that is described in clauses (ii), (iii), (iv) or (v) below (each, a “Weyerhaeuser Equity Award”) shall be given the opportunity to elect, by a date prior to the Measurement Date as determined by Weyerhaeuser, to (A) continue to hold all of such Newco Employee’s Weyerhaeuser Equity Awards in accordance with their terms, or (B) surrender all of such Newco Employee’s Weyerhaeuser Equity Awards in exchange for substituted Spinco equity awards as set forth in clauses (ii), (iii), (iv) and (v) below (any Newco Employee who elects to surrender all of such Newco Employee’s Weyerhaeuser Equity Awards as set forth in this clause (B), a “Rollover Employee”);

(ii)   immediately prior to the Distribution, each outstanding option to acquire shares of Weyerhaeuser Common Stock granted under the Weyerhaeuser Stock Plans held by a Rollover Employee (whether vested or unvested) (each, a “Weyerhaeuser Option”) shall be surrendered to Weyerhaeuser in exchange for an option granted by Spinco to acquire, on the same terms and conditions as were applicable under the Weyerhaeuser Option, a number of shares of Spinco Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Weyerhaeuser Common Stock subject to such Weyerhaeuser Option by the Option Exchange Ratio (as defined in this Section 6.08(a)), at an exercise price per share of Spinco Common Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of Weyerhaeuser Common Stock otherwise purchasable pursuant to such Weyerhaeuser Option divided by (B) the Option Exchange Ratio (each, as so granted, a “Substituted Spinco Option”);

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(iii)  any Weyerhaeuser Option that is intended to be an “incentive stock option” (as defined in Section 422 of the Code), that may not be exchanged in the manner described in clauses (i) and (ii) of this Section 6.08(a) and that remains an incentive stock option, shall be adjusted in accordance with the requirements of Section 424 of the Code in a manner that most closely produces the economic results obtained with respect to other Substituted Spinco Options (it being understood that it is the intention of the parties hereto that Substituted Spinco Options so granted by Spinco qualify, to the fullest extent permissible, as “incentive stock options” (as defined in Section 422 of the Code), to the extent that such Weyerhaeuser Options qualified as “incentive stock options” immediately prior to the Contribution);

(iv)  immediately prior to the Distribution, each outstanding stock appreciation right with respect to Weyerhaeuser Common Stock granted under the Weyerhaeuser Stock Plans held by a Rollover Employee (whether vested or unvested) (each, a “Weyerhaeuser SAR”) shall be surrendered to Weyerhaeuser in exchange for a stock appreciation right granted by Spinco, on the same terms and conditions as were applicable under the Weyerhaeuser SAR, with respect to the number of shares of Spinco Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Weyerhaeuser Common Stock subject to such Weyerhaeuser SAR by the Option Exchange Ratio, at an appreciation base price per share of Spinco Common Stock (rounded up to the nearest whole cent) equal to (A) the per share appreciation base price for the shares of Weyerhaeuser Common Stock subject to such Weyerhaeuser SAR divided by (B) the Option Exchange Ratio (each, as so granted, a “Substituted Spinco SAR”); and

(v)  immediately prior to the Distribution, each outstanding grant of restricted stock units with respect to Weyerhaeuser Common Stock granted under the Weyerhaeuser Stock Plans held by a Rollover Employee (each, a “Weyerhaeuser RSU”) shall be surrendered to Weyerhaeuser in exchange for a grant of restricted stock units by Spinco, on the same terms and conditions as were applicable under the Weyerhaeuser RSU, with respect to the number of shares of Spinco Common Stock (rounded down to the nearest whole share), determined by multiplying the number of shares of Weyerhaeuser Common Stock subject to such Weyerhaeuser RSU by the Option Exchange Ratio (each, as so granted, a “Substituted Spinco RSU”).

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For purposes of this Section 6.08(a), the following definitions shall apply:

“Option Exchange Ratio” shall mean a fraction, the numerator of which is the Average Weyerhaeuser Pre-Distribution Price, and the denominator of which is the Average Spinco Distribution Price.

“Average Weyerhaeuser Pre-Distribution Price” shall mean the volume weighted average (rounded to the nearest 1/10,000) of the trading prices of the Weyerhaeuser Common Stock on the NYSE as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) for the last trading day immediately prior to (i) the date on which the Weyerhaeuser Common Stock begins to trade ex-dividend with respect to the Distribution (if the Distribution is effected in whole as a pro rata dividend) or (ii) the Distribution Date (if the Distribution is effected in whole or in part as an exchange offer).

“Average Spinco Distribution Price” shall mean the volume weighted average (rounded to the nearest 1/10,000) of the trading prices of the Domtar Common Shares on the NYSE as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) for the last trading day immediately prior to the Distribution Date.

(b)   Subject to the adjustments required by Section 6.08(a) after giving effect to the Transactions, immediately following the Distribution, Spinco shall assume the Substituted Spinco Options, Substituted Spinco SARs and Substituted Spinco RSUs, with the result that all obligations of Spinco under the stock plans of Spinco (the “Spinco Stock Plans”) with respect to Substituted Spinco Options, Substituted Spinco SARs and Substituted Spinco RSUs outstanding immediately prior to the Distribution, shall be obligations of Spinco following the Distribution. Notwithstanding the foregoing, Spinco may grant the Substituted Spinco Options, Substituted Spinco SARs and Substituted Spinco RSUs under an existing or newly established equity incentive plan of Spinco.

(c)   As soon as reasonably practicable after the Distribution, Spinco shall deliver to the holders of Substituted Spinco Options, Substituted Spinco SARs and Substituted Spinco RSUs appropriate notices setting forth such holders’ rights pursuant to the respective Weyerhaeuser Stock Plans and the agreements evidencing the grants of such Substituted Spinco Options, Substituted Spinco SARs and Substituted Spinco RSUs and that such Substituted Spinco Options, Substituted Spinco SARs and Substituted Spinco RSUs and agreements shall be granted by Spinco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.08 after giving effect to the Transactions.

(d)   A holder of an Substituted Spinco Option or Substituted Spinco SAR may exercise such Substituted Spinco Option or Substituted Spinco SAR in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Spinco, together with the consideration therefor and any applicable Canadian or U.S. Federal withholding tax information required in accordance with the related Weyerhaeuser Stock Plan.

(e)   For purposes of this Agreement, “Weyerhaeuser Stock Plans” means the Weyerhaeuser Company 2004 Long-Term Incentive Plan, the Weyerhaeuser Company 1998 Long-Term Incentive Compensation Plan and the Weyerhaeuser Company 1992 Long-Term Incentive Compensation Plan.

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SECTION 6.09.   New Benefit Plans. (a) General. (i) For purposes of this Agreement, the term “Transferred Employee” shall refer to each Newco Employee who, at the Effective Time, is employed with Newco or its subsidiaries (including any individuals who are not actively at work on the Distribution Date due to vacation, holiday, illness, jury duty, bereavement leave or other authorized leave of absence, including, subject to Section 6.09(a)(ii) short-term disability leave, long-term disability leave or, subject to Section 6.09(a)(iii), workers’ compensation). The parties hereto intend that Transferred Employees shall have continuous and uninterrupted employment immediately before and immediately after the Effective Time, and that for purposes of any severance or termination benefit plan, program, policy, agreement or arrangement of Weyerhaeuser, Spinco, Newco, Domtar or any of their respective subsidiaries or affiliates, the Transactions contemplated by the Transaction Documents shall not constitute a severance of employment of any Transferred Employee prior to or upon the consummation of the Transactions.

(ii)  Newco Employees who are on short-term or long-term disability leave (“Disabled Newco Employees”) other than union employees at Dryden, Ontario; Ear Falls, Ontario; Big River, Saskatchewan; Prince Albert, Saskatchewan and Kamloops, British Columbia will not become Transferred Employees until such time, if any, as they are determined by the relevant insurer to be no longer eligible for benefits under the applicable Weyerhaeuser short-term or long-term disability plan and present themselves for re-employment, at which time any such employee shall be offered continuing employment, to the extent such employee is able to return to employment (including with any reasonable accommodation), with Newco on the terms and conditions generally applicable to Transferred Employees under this Section 6.09. Prior to such time, Weyerhaeuser shall retain all liability with respect to providing short-term and long-term disability benefits to Disabled Newco Employees to the extent the Disabled Newco Employees are eligible to receive such benefits. Disabled Newco Employees who are union employees at Dryden, Ontario; Ear Falls, Ontario; Big River, Saskatchewan; Prince Albert, Saskatchewan and Kamloops, British Columbia will become Transferred Employees pursuant to the Canadian Purchase Agreement but continue to receive short-term and long-term disability benefits under Weyerhaeuser benefit plans for so long as they are eligible to receive such benefits under such plans, provided that Newco fully and promptly reimburses Weyerhaeuser for all costs incurred in allowing for such continued participation in such Weyerhaeuser benefit plans and that Newco makes all reasonable efforts, including accommodation, to allow such employees to return to active employment.

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(iii)  With respect to each of the functions set forth on Schedule 2.11(a)(v) to the Contribution and Distribution Agreement, Weyerhaeuser shall confer with Domtar in good faith to identify and determine the approach to filling full time equivalent positions (including new hires) with respect to Weyerhaeuser employees who are not exclusively engaged in the Newco Business but are currently performing the functions set forth on such Schedule 2.11(a)(v) so that sufficient employees (both as to number and expertise) shall be (i) transferred from Weyerhaeuser to Newco or hired by Newco to enable Newco to operate the Newco Business from and after the Effective Time in substantially the same manner that it was operated prior to the Effective Time after giving effect to the services provided under the Transition Services Agreement and the Site Services Agreements, and (ii) retained by Weyerhaeuser to enable Weyerhaeuser to operate the Weyerhaeuser Business from and after the Effective Time in the same manner that such business was operated prior to the Effective Time. During the period commencing on the 90th day prior to the day on which the parties anticipate the Effective Time will occur and ending on the Closing Date, Domtar shall be permitted to make presentations to and meet with (A) the Newco Employees set forth in Schedule 2.11(a)(i) to the Contribution and Distribution Agreement, (B) the Mill Employees other than those set forth on Schedule 2.11(a)(ii) to the Contribution and Distribution Agreement, (C) each Newco Employee set forth on Schedule 2.11(a)(iii) to the Contribution and Distribution Agreement, (D) the Forest Management Employees set forth in Schedule 2.11(a)(iv) to the Contribution and Distribution Agreement, and (E) the Newco Employees identified pursuant to the previous sentence with respect to the functions set forth on Schedule 2.11(a)(v) to the Contribution and Distribution Agreement, in each case either individually or in groups and upon reasonable advance notice to Weyerhaeuser. Weyerhaeuser shall permit such Newco Employees to attend such meetings and Domtar shall cooperate with Weyerhaeuser to minimize any disruption or interference to any business operations of Weyerhaeuser or its affiliates in the scheduling, location or other conduct of any such meetings. On or about the 30th day prior to the day on which the parties anticipate the Effective Time will occur, Weyerhaeuser shall update Schedules 2.11(a) and 2.11(d) to the Contribution and Distribution Agreement with information regarding which Newco Employees listed thereon (i) have accepted offers of employment by a Spinco Party, (ii) have refused an offer of employment by any Spinco Party, (iii) whose employment by Weyerhaeuser, Spinco or any affiliate of Weyerhaeuser or Spinco has terminated for any reason, or (iv) are on short-term or long-term disability leave or other leave of absence. The parties agree that (i) no Newco Employee shall be required to relocate from his or her primary office location in connection with the transfer of his or her employment to any Spinco Party, (ii) no employee (other than the new hires referenced in the first sentence of this Section 6.09(a)(iii)) who is not engaged in the Newco Business will be a Transferred Employee, and (iii) for the period commencing on the date of this Agreement and ending on the Closing Date, no Newco Employee who is expected to become a Transferred Employee (other than any Newco Employee who refuses an offer of employment from a Spinco Party notwithstanding Weyerhaeuser’s good faith compliance with this Section 6.09(a) and Section 2.11(a) of the Contribution and Distribution Agreement) will be offered employment with Weyerhaeuser or any of its affiliates other than a Spinco Party. Newco Employees employed in the United States who are absent from work and receiving workers compensation benefits related to such absence (“U.S. WC Newco Employees”) will not become Transferred Employees until such time, if any, as they are determined by the relevant insurer to be able to return to employment and present themselves for re-employment, at which time any such employee shall be offered continuing employment, to the extent such employee is able to return to employment, with Newco on the terms and conditions generally applicable to Transferred Employees under this Section 6.09. Prior to such time, Weyerhaeuser shall retain all liability with respect to providing workers compensation benefits to U.S. WC Newco Employees to the extent the U.S. WC Newco Employees are eligible to receive such benefits.

(b)   Prior Service Credit. From and after the Effective Time, Newco shall give or cause Newco to give each Transferred Employee full credit for all purposes (including for purposes of eligibility to participate, early retirement eligibility and early retirement subsidies, vesting and, except with respect to defined benefit pension plans, benefit accrual) under any employee benefit plans and arrangements provided, maintained or contributed to by Newco or any Newco Subsidiary (other than the Assumed Canadian Plans), for such Transferred Employee’s service with Weyerhaeuser and its subsidiaries, and with any predecessor employer, to the same extent recognized by Weyerhaeuser and its subsidiaries and affiliates immediately prior to the Effective Time.

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(c)   Establishment of New Benefit Plans. Effective as of the Effective Time, each Transferred Employee shall cease to participate in any employee benefit plan, arrangement or understanding (other than the Assumed Canadian Plans) that is maintained or sponsored by Weyerhaeuser or any of its affiliates (other than Spinco, Newco or any Newco Subsidiary) (other than as a former employee of Weyerhaeuser or any of its affiliates to the extent, if any, permitted by the terms of such employee benefit plan, arrangement or understanding). Effective immediately following the Effective Time, Spinco shall establish, or cause Newco to establish, compensation and benefit plans, programs and arrangements for the benefit of the Transferred Employees (collectively, “New Benefit Plans”) that provide benefits that are substantially as favorable in the aggregate as such plans, programs and arrangements that were in effect for the benefit of the Transferred Employees immediately prior to the Effective Time, provided that the arrangements set forth in Section  6.09(c) of the Weyerhaeuser Disclosure Letter shall be implemented by Newco promptly following to the Effective Time. From and after the Effective Time, Spinco shall, or shall cause its subsidiaries (including Newco and Domtar) to, honor the liabilities, obligations and commitments under the Domtar Benefit Plans and the Domtar Benefit Agreements with respect to the Domtar Employees.

(d)   Annual Bonus for Year of Transactions. Spinco shall, or shall cause its subsidiaries (including Newco and Domtar) to, (i) assume all liabilities, obligations and commitments with respect to the Transferred Employees under the applicable annual incentive plan or arrangement of Weyerhaeuser and its subsidiaries other than such liabilities, obligations and commitments arising out of services performed by the Transferred Employees during fiscal year 2006 and honor the liabilities, obligations and commitments with respect to the Domtar Employees under the applicable annual incentive plan or arrangement of Domtar and its subsidiaries that relate to any periods commencing prior to and ending after the Effective Time, (ii) maintain such applicable plan or arrangement pursuant to its terms as in effect as of the Effective Time for such Transferred Employees and Domtar Employees, subject to any modifications that are required in order to take into account the impact, if any, of the Transactions contemplated by the Transaction Documents on the performance measures set forth in such applicable plan or arrangement, with respect to all performance periods thereunder commencing prior to and ending after the Effective Time, and (iii) at the times prescribed by such applicable plan or arrangement as in effect as of the Effective Time, make payments to the Transferred Employees and the Domtar Employees in accordance with the terms of such applicable plan or arrangement as in effect as of the Effective Time.

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(e)   Certain Welfare Benefits Matters. (i) With respect to each New Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA or an employee health or welfare plan which provides benefits to Canadian employees (collectively, (“New Welfare Plans”), Spinco shall, or shall cause Newco to, (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents and beneficiaries under the New Welfare Plans to the extent waived under the applicable corresponding Newco Benefit Plan immediately prior to the Effective Time and (B) provide each Transferred Employee and his or her eligible dependents and beneficiaries with credit under New Welfare Plans for any co-payments and deductibles paid under corresponding Newco Benefit Plans prior to the Effective Time in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums) under any New Welfare Plans in which the Transferred Employees participate. Spinco shall also (A) honor, and cause Domtar to continue to honor, the participation elections of each Domtar Employee with respect to each Domtar U.S. Welfare Plan and Domtar Canadian Welfare Plan as in effect as of the Effective Time and (B) if any Domtar Employee becomes a participant in a New Welfare Plan or other welfare plan sponsored or maintained by Newco or any of its affiliates (other than a Domtar U.S. Welfare Plan or Domtar Canadian Welfare Plan) during the 12-month period following the Effective Time, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to participants and their dependents and beneficiaries under such plan to the extent waived under the applicable corresponding Domtar U.S. Welfare Plan or Domtar Canadian Welfare Plan and (ii) provide such Domtar Employee and his or her eligible dependents and beneficiaries with credit under such plan for any co-payments and deductibles paid under the corresponding Domtar Benefit Plan in the calendar year in which such Domtar Employee becomes a participant in such plan for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums) under such plan.

(ii)  Effective as of the Effective Time, Spinco shall, or shall cause Newco to, assume all obligations, liabilities and commitments of Weyerhaeuser and its subsidiaries to Transferred Employees and their eligible dependents in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar laws.

(f)   Tax-Qualified Savings/401(k) Plan. (i) In accordance with Section 6.09(c), effective not later than the Effective Time, Spinco or its affiliates (including Newco) shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “New 401(k) Plan”). Each Transferred Employee participating in a Newco Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Newco 401(k) Plan”) immediately prior to the Effective Time shall become a participant in the corresponding New 401(k) Plan as of the Effective Time and each Transferred Employee shall be eligible to participate in a New 401(k) Plan as of the Effective Time.

(ii)  Spinco shall, or shall cause Newco to, cause the New 401(k) Plan to accept a “direct rollover” to such New 401(k) Plan of the account balances of each Transferred Employee (including promissory notes evidencing all outstanding loans) under the Newco 401(k) Plan in which such Transferred Employee participates, if such direct rollover is elected in accordance with applicable Law by such Transferred Employee.

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(g)   Assumed Canadian Plans. (i) Weyerhaeuser shall cause to be assigned and transferred to Newco Canada Exchangeco pursuant to the Canadian Purchase Agreement all rights, obligations and liabilities of the applicable Weyerhaeuser Subsidiaries with respect to the following Newco Canadian Pension Plans: the Weyerhaeuser Saskatchewan Ltd. Pension Plan for Hourly Employees of the Prince Albert Pulp and Paper Division, Saskatchewan, the Big River Lumber Union Employees Pension Plan, the Weyerhaeuser Company Limited Pension Plan for Hourly Employees at Dryden, Ontario and the Weyerhaeuser Canada Ltd. Pension Plan for Hourly Employees of Ear Falls, Ontario (collectively, “Assumed Canadian Plans”). Spinco shall cause Newco Canada Exchangeco to accept pursuant to the Canadian Purchase Agreement such assignment and transfer and assume all liabilities, duties and responsibilities required of it as the successor sponsor of the Assumed Canadian Plans in accordance with the terms thereof and applicable laws. Weyerhaeuser shall cause to be done all things required of the applicable Weyerhaeuser Subsidiaries, and Spinco shall cause to be done all things required of Newco Canada Exchangeco, under applicable laws to establish Newco Canada Exchangeco as successor sponsor to the applicable Weyerhaeuser Subsidiaries under the terms of the Assumed Canadian Plans as provided hereunder. Effective as of the Canadian Asset Sale, Newco Canada Exchangeco will be responsible for all costs and expenses related to the Assumed Canadian Plans, including all contributions required under the terms of such plans or applicable Law in respect of any funding deficiencies thereunder.

(ii)  It is understood that assets held pursuant to funding agreements in respect of the Assumed Canadian Plans are invested in a master trust arrangement maintained by the applicable Weyerhaeuser Subsidiary and, as soon as practicable after the Effective Time, such Weyerhaeuser Subsidiary shall cause the interests held by the Assumed Canadian Plans in such master trust to be redeemed or transferred as the case may be in cash or in specie, as determined by the applicable Weyerhaeuser Subsidiary in consultation with Newco Canada Exchangeco. The applicable Weyerhaeuser Subsidiary shall have no obligation to assign or transfer to Newco Canada Exchangeco or to any funding media held by Newco Canada Exchangeco any interest in the said master trust. Subject to the foregoing, Newco shall cause Newco Canada Exchangeco to establish a trust or trusts for the purpose of assuming assets held under the Assumed Canadian Plans or to assume the trusts held under the Assumed Canadian Plans subject to the consent of the trustee thereunder (which the applicable Weyerhaeuser Subsidiary shall use reasonable best efforts to obtain) and provided any trust to be assumed holds no interest in the aforesaid master trust at the time it is assumed. Spinco agrees that the Weyerhaeuser Subsidiary shall be entitled, but shall not be obligated, to transfer the assets of the Assumed Canadian Plans from the master trust to a short-term money market fund. Subject to the direction and authorization of Newco Canada Exchangeco and at the expense of Newco Canada Exchangeco, the applicable Weyerhaeuser Subsidiary shall continue to administer each Assumed Canadian Plan until effective control and direction of the Assumed Canadian Plans is transferred to Newco Canada Exchangeco, which the applicable Weyerhaeuser Subsidiary shall use reasonable best efforts to accomplish as quickly as practicable. For the avoidance of doubt, no Weyerhaeuser Subsidiary shall be construed as the agent of Newco Canada Exchangeco for this purpose. The applicable Weyerhaeuser Subsidiaries’ only responsibility in connection with the Assumed Canadian Plans from the Effective Time to the date effective control is acquired by Newco Canada Exchangeco and all necessary approvals are obtained from the applicable Governmental Entity shall be to execute the directions of Newco Canada Exchangeco. Newco Canada Exchangeco shall indemnify and save harmless each applicable Weyerhaeuser Subsidiary from and against all damage, liability, loss, expense or cost that each applicable Weyerhaeuser Subsidiary incurs as a result of Newco Canada Exchangeco’s failure to provide directions or authorizations to the applicable Weyerhaeuser Subsidiary or as a result of the applicable Weyerhaeuser Subsidiary’s compliance with directions or authorizations provided by Newco Canada Exchangeco, in each case in connection with the Assumed Canadian Plans on or after the Effective Time. After effective control is acquired by Newco Canada Exchangeco and all necessary approvals are obtained from the applicable Governmental Entity, the applicable Weyerhaeuser Subsidiaries shall have no further obligations or liabilities under any Assumed Canadian Plan or funding arrangement held thereunder and Newco Canada Exchangeco shall be responsible for all obligations, liabilities and commitments relating to such plans both before and after the Effective Time and in respect of Transferred Employees and any other person entitled to rights, benefits or payments under the Assumed Canadian Plans.

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(h)   Accrued Vacation. For purposes of determining the number of vacation days to which each Transferred Employee shall be entitled, Spinco shall, or shall cause Newco to, assume and honor all vacation days (regular, supplemental or banked) accrued or earned but not yet taken by such Transferred Employee as of the Effective Time. To the extent that a Transferred Employee is entitled under any applicable Law or any policy of Weyerhaeuser or any of its subsidiaries to be paid for any vacation days (regular, supplemental or banked) accrued or earned but not yet taken by such Transferred Employee as of the Effective Time, Spinco shall, or shall cause Newco to, assume the liability for such vacation days.

(i)   Administration. Following the date of this Agreement, the parties hereto shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 6.09, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law), and in obtaining any governmental approvals required hereunder.

(j)   Collectively Bargained Employees. From and after the Effective Time, Spinco shall, or shall cause its affiliates (including Newco) to, comply in all material respects with the terms of all collective bargaining agreements (including all obligations to provide employee benefits and/or to contribute to any pension plans) that cover one or more Transferred Employees (each, a “CBA”) as in effect immediately prior to the Effective Time until such time as Spinco or its affiliates (including Newco) negotiate a new collective bargaining agreement or agreements. Notwithstanding anything to the contrary in this Section 6.09, Spinco further agrees that the provisions of this Section 6.09 shall be subject to any applicable provisions of a CBA in respect of Transferred Employees, to the extent such provisions are inconsistent with or otherwise in conflict with the provisions of any such CBA.

(k)   Flexible Spending Account Plans. Effective as of the Effective Time (or, with respect to a Newco Employee who becomes a Transferred Employee after the Effective Time, such later time that such Newco Employee becomes a Transferred Employee), Newco shall assume liabilities and account balances of the Weyerhaeuser Flexible Spending Account Plan maintained in the U.S. with respect to Transferred Employees and their dependents (“U.S. Flexible Spending Account Plans”). Effective as of the Effective Time (or, with respect to a Newco Employee who becomes a Transferred Employee after the Effective Time, such later time that such Newco Employee becomes a Transferred Employee), Weyerhaeuser shall transfer or cause to be transferred to Newco an amount in cash equal to the excess, if any, of the aggregate contributions for the plan year in which the Effective Time occurs (or, with respect to a Newco Employee who becomes a Transferred Employee after the Effective Time, the plan year in which such Newco Employee becomes a Transferred Employee (such year, the “Transition Year”)) of all Transferred Employees then participating in Weyerhaeuser’s U.S. Flexible Spending Account Plan over the aggregate reimbursements for the plan year in which the Effective Time occurs (or, as applicable, the Transition Year) to all Transferred Employees under such plan. Newco shall cause such amounts to be credited to each such employee’s accounts under Newco’s (or one of its affiliate’s) corresponding U.S. Flexible Spending Account Plan, which shall be established and in effect for such employees as of the Effective Time, and all claims for reimbursement which have not been paid as of the date of the transfer to Newco (or one of its affiliates) and credited under Newco’s (or one of its affiliate’s) U.S. Flexible Spending Account Plan shall be paid pursuant to and under the terms of Newco’s (or one of its affiliate’s) U. S. Flexible Spending Account Plan. In connection with such transfer, Newco shall deem that such employees’ deferral elections made under Weyerhaeuser’s U.S. Flexible Spending Account Plan for the plan year in which the Closing occurs (or, as applicable, the Transition Year) shall continue in effect under Newco’s (or one of its affiliate’s) U.S. Flexible Spending Account Plan for the remainder of the plan year in which the Closing occurs (or, as applicable, the Transition Year).

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(l)   Canadian Health Spending Account. Effective as of the Effective Time (or with respect to a Newco Employee who becomes a Transferred Employee after the Effective Time, such later time that such Newco Employee becomes a Transferred Employee), Newco shall, under any health spending account plan or arrangement provided by Newco to Transferred Employees employed in Canada, recognize and give credit for all unused account balances of such Transferred Employees, which are maintained under the applicable Weyerhaeuser health spending account at that time.

(m)   U.S. Multiemployer Pension Plan. (i) Weyerhaeuser and Domtar intend that the Transactions shall not result in a complete or partial withdrawal by Weyerhaeuser or any Weyerhaeuser Subsidiary from the Multiemployer Pension Plan set forth in Section 4.11(a) of the Weyerhaeuser Disclosure Letter (the “U.S. MEPP”) and Weyerhaeuser and Domtar shall reasonably cooperate to prevent the imposition of a withdrawal liability by the U.S. MEPP in connection with the Transactions, and, effective as of the Closing, Newco shall assume Weyerhaeuser’s obligations to make contributions to the U.S. MEPP.

(ii)  In the event that the Transactions are deemed to constitute sale of assets to an unrelated party under Section 4204 of ERISA, then Weyerhaeuser, Newco and Domtar agree that, unless the PBGC waives the requirements of Section 4204(a)(1)(B) of ERISA, if Domtar withdraws from the U.S. MEPP with respect to the Newco Employees within the first five plan years beginning after the Closing and does not pay its liability to such U.S. MEPP on account of such withdrawal, Weyerhaeuser shall be secondarily liable to such plan for any withdrawal liability that Newco would have had to the plan with respect to the Newco Employees in the absence of Section 4204(a) of ERISA, to the extent required by ERISA. Notwithstanding the provisions of the preceding sentence and Section 4204 of ERISA, it is expressly agreed that if Weyerhaeuser or any Weyerhaeuser Subsidiary incurs any secondary withdrawal liability under the preceding sentence, Newco shall indemnify and hold them harmless from any and all losses incurred by Weyerhaeuser or any Weyerhaeuser Subsidiary by reason of such secondary liability.

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(iii)  Newco may seek, pursuant to PBGC Regulations §§ 4204.11 and 4204.13, a variance from the bond/escrow requirement of Section 4204(a)(1)(B) of ERISA. Weyerhaeuser shall cooperate with Newco in connection with Newco’s request for such variance, which cooperation shall include: (x) if so requested by Newco, timely and jointly with Newco notifying the U.S. MEPP in writing, as contemplated by PBGC Regulation § 4204.11, of their intention that the Transactions be covered by Section 4204 of ERISA and (y) providing Newco or the U.S. MEPP with such information that is reasonably available to Weyerhaeuser and that Domtar or the U.S. MEPP requests in connection with such request for such variance. If the U.S. MEPP determines that Newco’s request does not qualify for a variance of the bond/escrow requirement, Newco shall provide the bond or escrow required under Section 4204(a)(1)(B) within the time period set forth in PBGC Regulation § 4204.11(d), provided that the foregoing shall not be deemed to restrict the ability of Newco to seek a variance or exemption pursuant to PBGC Regulations §§ 4204.21 and 4204.22.

SECTION 6.10.   Directors’ and Officers’ Liability Insurance.  (a) As of the Effective Time, Spinco shall have in effect, at no expense to the beneficiaries, policies of directors’ and officers’ liability insurance with respect to claims arising from or related to facts or events which occurred at, before or after the Effective Time. Such policies will be comparable in coverage and amount to Weyerhaeuser directors’ and officers’ liability insurance policy and to the Domtar directors’ and officers’ liability insurance policy in effect as of the date of this Agreement.

(b)   Spinco shall for a period of at least six years after the Effective Time, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors or officers of Domtar, Newco and their respective subsidiaries, and each individual who prior to the Effective Time becomes a director or officer of Domtar, Newco and their respective subsidiaries, to the maximum extent allowed under applicable Law in respect of acts or omissions that occurred at or prior to the Effective Time and, in the case of directors and officers of Newco, related to the Newco Business or in connection with any of the Transaction Documents or the Transactions.

(c)   Spinco shall maintain in effect for each of the applicable persons referred to in Section 6.10(b) for a period of at least six years after the Effective Time policies of directors’ and officers’ liability insurance of at least the same coverage and containing terms and conditions which are, in the aggregate, no less advantageous to the insured, as the current policies of directors’ and officers’ liability insurance maintained by Domtar or Weyerhaeuser, with respect to claims arising from acts or omissions that occurred at or prior to the Effective Time and, in the case of directors and officers of Newco, related to the Newco Business or in connection with any of the Transaction Documents or the Transactions.

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SECTION 6.11.   Fees and Expenses. (a) All fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses; provided, however, that in the event the Transactions are consummated, Spinco shall reimburse Weyerhaeuser, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan for (i) all fees and expenses (including fees and expenses of financial institutions, legal counsel, auditors and title companies) incurred in connection with the financing of the Transaction Debt, including the preparation of the New Debt Commitment Letter and any other financing documents or other documents relating thereto (including any title reports, UCC searches and UCC filings) and roadshows, (ii) up to 50% of all fees and expenses (including fees and expenses of legal counsel, title companies and fees and expenses incurred with respect to efforts to obtain any Consents and Governmental Approvals) incurred in connection with the site separations set forth in Section 6.05 of the Contribution and Distribution Agreement, and (iii) up to an amount of $28,000,000 of all fees and expenses (including fees and expenses of investment bankers, legal counsel, auditors and environmental consultants and fees and expenses incurred with respect to efforts to obtain any Consents or Governmental Approvals) incurred in connection with the Transactions. This Section 6.11 does not relate to Transfer Taxes, which are the subject of Section 2.03 of the Tax Sharing Agreement.

(b)   Following the Closing, each of Weyerhaeuser and Spinco shall each be responsible for 50% of the capital expenditures and one-time start-up expenses incurred by either party in connection with the actions required to separate the facilities of Spinco and Weyerhaeuser as disclosed in Section 9.03 of the Weyerhaeuser Disclosure Letter under the heading “Site Services Agreements” (the “Site Separation Costs”). Prior to the Closing, Weyerhaeuser and Domtar shall agree on the procedures to be followed by Weyerhaeuser and Spinco to determine the amount of and methods of reimbursement for such Site Separation Costs.

SECTION 6.12.  Public Announcements. Weyerhaeuser and Newco, on the one hand, and Domtar, on the other hand, shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with the TSX or any U.S. national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other parties before issuing any such press release or making any such public announcement.

SECTION 6.13.   Transition Services, Site Services and Other Agreements. Subject to Section 7.01(h), on or prior to the Closing Date, the parties shall negotiate in good faith and enter into (i) the Transition Services Agreement providing for services in accordance with the terms and subject to the conditions in Exhibit E, and (ii) the Fiber Supply Agreements and the Site Services Agreements, in each case providing for the goods and services and in accordance with the terms and subject to the conditions set forth in Section 9.03 of the Weyerhaeuser Disclosure Letter.

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SECTION 6.14.  Non-Solicitation of Employees. For a period of two years from the Effective Time, without the prior written consent of Spinco, Weyerhaeuser will not, and will not permit any affiliate of Weyerhaeuser to, directly or indirectly, employ or attempt to employ any employee of Newco or any Newco Subsidiary or solicit or induce any employee of Newco or any Newco Subsidiary to terminate such person’s employment with Newco or such Newco Subsidiary. For a period of two years from the Effective Time, without the prior written consent of Weyerhaeuser, Spinco will not, and will not permit any affiliate of Spinco to, directly or indirectly, employ or attempt to employ any employee of Weyerhaeuser or any Weyerhaeuser Subsidiary or solicit or induce any employee of Weyerhaeuser or any Weyerhaeuser Subsidiary to terminate such person’s employment with Weyerhaeuser or such Weyerhaeuser Subsidiary. For the purposes of this Section 6.14, the placement of “help wanted” advertisements, postings on internet job sites and searches by employment search companies that are not specifically targeting employees of Weyerhaeuser, any Weyerhaeuser Subsidiary, Newco or any Newco Subsidiary shall not result in a violation of this Section 6.14.

SECTION 6.15.   Stock Exchange Listing. Weyerhaeuser, Spinco and Domtar shall use their reasonable best efforts to cause the shares of Spinco Common Stock to be issued in the Transactions pursuant to (i) the Spinco Share Issuance, (ii) the exercise of Substituted Spinco Options, Substituted Spinco SARs, Replacement Options, Amended Replacement Options, Replacement Rights, Replacement DSUs and Replacement PSUs, (iii) the Spinco Stock Plans and/or Spinco Stock Plans and (iv) the exercise of the exchange rights attaching to the Exchangeable Shares to be approved for listing on the NYSE and the TSX, subject to official notice of issuance with respect to the NYSE and subject to compliance with the by-laws and requirements of the TSX, and the Exchangeable Shares to be approved for listing on the TSX, subject to compliance with the by-laws and requirements of the TSX, prior to the Closing Date. Domtar shall use its reasonable best efforts to cause the Class B Common Shares of Newco Canada Exchangeco to be listed and posted for trading on the TSX, subject to compliance with the by-laws and requirements of the TSX.

SECTION 6.16.  Tax Treatment. The parties hereto will cooperate with each other and use their respective reasonable efforts to cause (i) the Contribution and the Distribution to qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and as tax-free under Section 355, and (ii) the Arrangement to be tax deferred under the ITA for certain eligible holders of Class B Common Shares resident in Canada that exchange such shares for Exchangeable Shares, provided appropriate elections are filed in the prescribed manner in accordance with Section 85 of the ITA (the qualifications referred to in clauses (i) and (ii), the “Intended Tax Treatment”), including not taking any action that such party knows is reasonably likely to prevent the Intended Tax Treatment.

SECTION 6.17.   Distribution. (a) Weyerhaeuser shall use reasonable efforts to ensure that any decision to effect the Distribution, in whole or in part, as an exchange offer will be made sufficiently in advance of receipt of any Governmental Approvals such that the implementation would not reasonably be expected to delay the Closing Date by more than 30 days.

(b)   If Weyerhaeuser elects to effect the Distribution, in whole or in part, as an exchange offer, Weyerhaeuser shall use reasonable efforts to and, upon request by Weyerhaeuser, Domtar shall use reasonable efforts to consummate the Distribution within 30 days after satisfaction (or waiver to the extent permissible) of all the conditions precedent to the Closing (other than conditions that by their nature are to be satisfied at the time of the Transactions and shall in fact be satisfied at such time(s)).

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(c)   Weyerhaeuser shall not use an exchange offer to effect the Distribution, in whole or in part, if such exchange offer would result in occurrence of the Distribution Date 30 days beyond the date on which the Transactions would otherwise be consummated.

(d)   Weyerhaeuser shall be entitled to delay the Distribution and Closing for up to 10 Business Days to comply with any NYSE and TSX rules relating to notices of record dates and dividends.

SECTION 6.18.   Contribution and Distribution Agreement. (a) Weyerhaeuser, Spinco and Newco shall not terminate or assign the Contribution and Distribution Agreement, amend any provision of the Contribution and Distribution Agreement, or waive compliance with any of the agreements or conditions contained therein without the prior written consent of Domtar.

(b)   In connection with the assignment, transfer and conveyance of the Newco Assets and the assumption of the Newco Liabilities by Newco, and the purchase of the Newco Canada Exchangeco Assets and the assumption of the Newco Canada Exchangeco Liabilities by Newco Canada Exchangeco, in each case as contemplated in the Contribution and Distribution Agreement, Weyerhaeuser (i) will keep Domtar reasonably informed of its progress in obtaining any necessary or advisable Consents and Governmental Approvals, and (ii) will not enter into any agreement or other instrument with respect to any such assignment, transfer, conveyance, assumption or purchase without the prior approval of Domtar, which consent shall not be unreasonably withheld or delayed.

SECTION 6.19.  Covenants Regarding Non-Solicitation. (a) Subject to Section 6.20, Domtar shall not, directly or indirectly, through any officer, director, employee, representative or agent of Domtar or any of its subsidiaries, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw or modify in a manner adverse to Weyerhaeuser the approval of the Board of Directors of Domtar of the Transactions or the recommendation of the Board of Directors of Domtar to the holders of Domtar Capital Shares, (iv) approve or recommend any Acquisition Proposal or (v) enter into any agreement, arrangement or understanding related to any Acquisition Proposal. Notwithstanding the preceding part of this Section 6.19(a) and any other provision of this Agreement, nothing shall prevent the Board of Directors of Domtar prior to the issuance of the Final Order from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to Section 6.19(c), regarding an unsolicited bona fide written Acquisition Proposal that did not otherwise result from a breach of this Section 6.19 and that the Board of Directors of Domtar determines in good faith, after consultation with financial advisors and outside counsel, constitutes or is reasonably likely to result in a Superior Proposal; provided, however, that prior to taking such action, the Board of Directors must have determined, after consultation with outside counsel, that it is appropriate for the Board of Directors of Domtar take such action in order to discharge properly its fiduciary duties. Domtar shall not consider, negotiate, accept, approve or recommend an Acquisition Proposal after the date of the issuance of the Final Order. Domtar shall, and shall cause the officers, directors, employees, representatives and agents of Domtar and its subsidiaries to, cease immediately all discussions and negotiations conducted prior to the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Nothing contained in this Section 6.19(a) shall prohibit Domtar from responding to any unsolicited proposal or inquiry solely by advising the person making such proposal or inquiry of the terms of this Section 6.19(a).

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(b)   Domtar shall promptly notify Weyerhaeuser, at first orally and then in writing, of any Acquisition Proposal and any inquiry that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to Domtar or any material Domtar Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of Domtar or any material Domtar Subsidiary by any person that informs Domtar or such material Domtar Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal, the identity of the person making such proposal, inquiry or contact and provide such other details of the proposal, inquiry or contact as Weyerhaeuser may reasonably request. Domtar shall (i) keep Weyerhaeuser fully informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry and (ii) provide to Weyerhaeuser, as soon as practicable after receipt or delivery thereof, copies of all correspondence and other written material sent or provided to Domtar or any Domtar Subsidiary from any person in connection with any Acquisition Proposal or sent or provided by Domtar to any person in connection with any Acquisition Proposal.

(c)   If Domtar receives a request for material non-public information from a person who has made an unsolicited bona fide written Acquisition Proposal and Domtar is permitted, as contemplated under the second sentence of Section 6.19(a), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Board of Directors of Domtar may, subject to the execution by such person of a confidentiality agreement containing a standstill provision substantially similar to that contained in the Confidentiality Agreement, provide such person with access to information regarding Domtar; provided, however, that the person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal (including any amendment thereto); provided further that Domtar sends a copy of any such confidentiality agreement to Weyerhaeuser promptly upon its execution and Weyerhaeuser is provided with a list of or copies of the information provided to such person and immediately provided with access to similar information to which such person was provided.

(d)   Domtar shall ensure that its officers, directors and employees and its subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 6.19, and it shall be responsible for any breach of this Section 6.19 by its officers, directors, employees, financial advisors or other advisors or representatives.

(e)   Notwithstanding Section 6.19(a)(iii), the Board of Directors of Domtar may withdraw or modify in a manner adverse to Weyerhaeuser the approval of the Board of Directors of Domtar of the transactions contemplated hereby if an event has occurred and is continuing that, either alone or together with other events, has had or would reasonably be expected to have a Newco Material Adverse Effect.

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SECTION 6.20.   Notice by Domtar of Superior Proposal Determination.

(a)   Notwithstanding Sections 6.19(a), 6.19(b), 6.19(d) and 6.19(e), Domtar may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal if, and only if, (i) it has provided Weyerhaeuser with a copy of the Superior Proposal document, (ii) five Business Days shall have elapsed from the later of the date Weyerhaeuser received written notice advising Weyerhaeuser that Domtar’s Board of Directors has resolved, subject only to compliance with this Section 6.20 and termination of this Agreement, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and the date Weyerhaeuser received a copy of such Superior Proposal, and (iii) it has previously or concurrently will have (A) paid to Weyerhaeuser the Break Fee (as defined in Section 6.21(a)(iii)), if any, payable under Section 6.21 and (B) terminated this Agreement pursuant to Section 8.01(d)(ii). Any information provided by Domtar to Weyerhaeuser pursuant to this Section 6.20 or pursuant to Section 6.19 shall be subject to Section 6.06.

(b)   During such five Business Day period, Domtar agrees that Weyerhaeuser shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of Domtar will review any offer by Weyerhaeuser to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether Weyerhaeuser’s offer upon acceptance by Domtar would result in such Superior Proposal ceasing to be a Superior Proposal. If the Board of Directors of Domtar so determines, it will enter into an amended agreement with Weyerhaeuser reflecting Weyerhaeuser’s amended proposal. If the Board of Directors of Domtar continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects Weyerhaeuser’s amended proposal, Domtar may terminate this Agreement pursuant to Section 8.01(d)(ii); provided, however, that Domtar must concurrently pay to Weyerhaeuser the Break Fee, if any, payable to Weyerhaeuser under Section 6.21 and must concurrently with such termination enter into a definitive agreement with respect to such Acquisition Proposal. Domtar acknowledges and agrees that payment of the Break Fee, if any, payable under Section 6.21 is a condition to valid termination of this Agreement under Section 8.01(d)(ii) and this Section 6.20.

(c)   Domtar also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of Section 6.20(a) to initiate an additional five Business Day notice period.

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SECTION 6.21.   Break Fee.

(a)   If:

(i)  Domtar shall terminate this Agreement pursuant to Section 8.01(d)(ii), unless at the time of such termination, an event has occurred and is continuing that has a Newco Material Adverse Effect;

(ii)  Weyerhaeuser shall terminate this Agreement pursuant to Section 8.01(c)(ii), unless at the time of such failure to recommend, withdrawal or adverse modification or change, or recommendation of an Acquisition Proposal, an event has occurred and is continuing that has a Newco Material Adverse Effect; or

(iii)  either Domtar or Weyerhaeuser shall terminate this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(ii) in circumstances where Domtar Shareholder Approval has not been obtained at the Domtar Meeting, and (x)(A) in the case of a termination of this Agreement pursuant to Section 8.01(b)(i), a bona fide Acquisition Proposal has been made by any person other than a Weyerhaeuser Party prior to the Domtar Meeting and not withdrawn more than five days prior to the vote of the Domtar Shareholders, or (B) in the case of a termination of this Agreement pursuant to Section 8.01(b)(ii), a bona fide Acquisition Proposal has been made by any Person other than a Weyerhaeuser Party that is either publicly disclosed or otherwise becomes publicly known prior to or at the time of the Domtar Meeting and that is not withdrawn more than five days prior to the vote of the Domtar Shareholders, and (y) Domtar enters into an agreement with respect to any Acquisition Proposal, or any Acquisition Proposal is consummated, after the date hereof and prior to the expiration of 12 months following termination of this Agreement, unless at the time of the Domtar Meeting an event has occurred and is continuing that has a Newco Material Adverse Effect;

then in any such case Domtar shall pay to Weyerhaeuser $62,000,000 (the “Break Fee”) in immediately available funds to an account designated by Weyerhaeuser. Such payment shall be due (A) in the case of a termination specified in clause (i), prior to the termination of this Agreement, (B) in the case of a termination specified in clause (ii), within five Business Days after written notice of termination by Weyerhaeuser, or (C) in the case of a termination specified in clause (iii), at or prior to the earlier of the entering into of the agreement and the consummation of the transaction referred to therein; provided, however, that in the event that Domtar has reimbursed Weyerhaeuser for its out-of-pocket expenses pursuant to Section 6.21(b) prior to the date on which the Break Fee is payable, then the amount of the Break Fee payable shall be reduced by the amount of expenses actually reimbursed by Domtar pursuant to Section 6.21(b). Domtar shall not be obligated to make more than one payment pursuant to this Section 6.21(a).

(b)   Domtar shall reimburse Weyerhaeuser for all its out-of-pocket expenses actually incurred in connection with this Agreement and the Transactions, subject to a maximum of $10,000,000, if this Agreement is terminated in the circumstances specified in clause (iii) of Section 6.21(a) and the Break Fee is not payable upon the date of such termination. Such reimbursement shall be paid on demand following such termination.

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SECTION 6.22.  Effect of Break Fee Payment. For greater certainty, the parties hereto agree that if Domtar pays to Weyerhaeuser amounts required by Section 6.21 as a result of the occurrence of any of the events referenced in Section 6.21, the Weyerhaeuser Parties shall have no other remedy for monetary damages for any breach of this Agreement by Domtar.

SECTION 6.23.   Securities Act Exemptions. In the event that, due to an amendment to the Securities Act, a change in the SEC’s interpretation of the Securities Act or a decision of a court which provides that orders of Canadian courts such as the Final Order do not qualify under Section 3(a)(10) of the Securities Act, the exemption from registration under Section 3(a)(10) of the Securities Act is not available for any reason to exempt the issuance of the Spinco Shares and Exchangeable Shares in accordance with the Arrangement from the registration requirements of the Securities Act, then Spinco shall take all necessary action to file a registration statement on Form S-4 (or on such other form that may be available to Spinco) in order to register the shares of Spinco Common Stock and Exchangeable Shares, and shall use its reasonable best efforts to cause such registration statement to become effective at or prior to the Effective Time. In the event that, prior to the Distribution Date, due to an amendment to the Securities Act, a change in the SEC’s interpretation of the Securities Act or a decision of a court, the Distribution by means of a dividend is required to be registered under the Securities Act, then Weyerhaeuser shall cause Spinco to take all necessary action to file a registration statement on Form S-1 (or such other form that may be available to Spinco) in order to register the shares of Spinco Common Stock to be distributed as a dividend and shall cause Spinco to use its reasonable best efforts to cause such registration statement to become effective at or prior to the Distribution Date.

SECTION 6.24.   Audited Financial Statements. (a) As soon as practicable after the date hereof, but no later than November 15, 2006, Weyerhaeuser shall deliver to Domtar (i) audited balance sheets with respect to the Newco Business as of December 25, 2005 and December 26, 2004 (together with the notes thereto, the “Audited Newco Balance Sheets”), and the related audited statements of results of operations and cash flows for each of the three years in the three-year period ended December 25, 2005 (together with the notes thereto and the Audited Newco Balance Sheets, the “Audited Newco Financial Statements”), which shall be substantially the same as the 2005 Unaudited Newco Financial Statements with respect to the period covered by such unaudited financial statements (except that the 2005 Unaudited Newco Financial Statements do not reflect the Canadian Logging, Forest Management and Saw Mill Operations, which shall be reflected in the Audited Newco Financial Statements), with audit adjustments that are only immaterial in amount and nature (except with respect to the Canadian Logging, Forest Management and Saw Mill Operations), (ii) an unqualified audit report on the Audited Newco Financial Statements, and (iii) a schedule showing all adjustments to the 2005 Unaudited Newco Financial Statements to reflect the Canadian Logging, Forest Management and Saw Mills Operations.

(b)   The parties hereto will cooperate with each other and use their respective reasonable best efforts to prepare on a timely basis pro forma financial statements of Spinco, as adjusted to reflect the consummation of the Transactions, prepared in accordance with Regulation S-X promulgated by the SEC and applicable Canadian requirements, for the periods required to be included in the Domtar Circular, the Form 10, the Spinco Registration Statement or, if such filings are required by applicable Law or the SEC, the Form S-4 or the Exchange Offer Schedule.

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SECTION 6.25.   Domtar Share Purchase Plans and Domtar Stock Plans. (a) As soon as practicable following the date of this Agreement, the Board of Directors of Domtar shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Domtar Share Purchase Plan for Canadian Employees and the Domtar Share Purchase Plan for Employees in the United States (collectively, the “Domtar ESPPs”) (A) each participant’s outstanding right to purchase Domtar Common Shares under the Domtar ESPPs shall terminate on the last trading day immediately prior to the Measurement Date, (B) any amounts allocated to a participant’s account under the Domtar ESPPs may be used to purchase Domtar Common Shares from Domtar prior to, but not after, the close of business on the day prior to the Measurement Date, and any unused amounts shall be refunded to such participant, (C) the Domtar ESPPs shall terminate at the close of business on the day immediately prior to the Measurement Date, (D) with respect to the Domtar ESPP for Canadian employees, the annual employer contribution for the calendar year ended December 31, 2006 shall be made to participants’ accounts on the day immediately prior to the Measurement Date (if not previously made), and (E) no further rights shall be outstanding under the Domtar ESPPs (other than Domtar Rights relating to Domtar Common Shares previously purchased under the Domtar ESPPs). After the Effective Time, the Board of Directors of Spinco may decide, at its discretion, whether it shall institute replacement share purchase plans for Spinco employees.

SECTION 6.26.   Furnishing of Tax Opinion. At least 10 days prior to the Distribution Date, Weyerhaeuser shall furnish to Domtar a copy of the proposed form of the tax opinion described in Section 7.02(e) together with all letters or certificates that form the basis therefor (collectively, the “Opinion Materials”). Domtar shall be entitled to provide Weyerhaeuser with written comments on such Opinion Materials. Weyerhaeuser shall consider such comments and shall make changes to the Opinion Materials in accordance with such comments, but only to the extent that Weyerhaeuser, acting in good faith, determines that such changes are reasonable. Weyerhaeuser shall furnish Spinco with a copy of the final Opinion Materials. The Opinion Materials shall not include any letter, certificate or other item to which any Spinco Party is a signatory other than Section 6.26 of the Weyerhaeuser Disclosure Letter.

SECTION 6.27.   IRS Ruling. (a) Weyerhaeuser and Spinco shall use their reasonable best efforts to seek, as promptly as practicable, a private letter ruling from the IRS, in form and substance reasonably satisfactory to Weyerhaeuser (the “IRS Ruling”) to the effect that the Contribution and the Distribution shall qualify as a tax-free transaction under Sections 355 and 368 of the Code. Weyerhaeuser shall use its reasonable best efforts to notify Domtar’s tax counsel about any substantive telephone communications with the IRS regarding any material issues arising with respect to the IRS Ruling, so that such counsel may participate on such calls; provided, however, that if advance notification to such counsel of a call with the IRS is not practically feasible due to the initiation of an unscheduled call by the IRS, Weyerhaeuser shall first attempt to include Domtar’s tax counsel on such call and, if unsuccessful, shall timely inform Domtar’s tax counsel of any material issues discussed with the IRS subsequent to the call. Domtar’s tax counsel shall be allowed to participate in any in-person conference with the IRS (and Weyerhaeuser agrees to take such actions as the IRS may reasonably request in order to permit such participation), unless the IRS objects to such participation or such participation will unreasonably delay the holding of the conference. If Domtar’s tax counsel participates in any in-person conference with the IRS, such participation shall be for the limited purposes of providing additional facts and improving the clarity of the discussion relating to Domtar's role in the Transactions.

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(b)   The IRS Ruling may be based upon customary factual statements, representations and covenants by the parties, their subsidiaries and their shareholders, consistent with the existing published guidance of the IRS, in each case with appropriate modifications to reflect the particular facts of the Transactions (collectively, the “Representations”). Subject to, and consistent with, Section 6.06, Domtar agrees to provide such appropriate information and Representations as the IRS shall reasonably request in connection with the IRS Ruling. In the event that the IRS will not issue the ruling requested by Weyerhaeuser, then Weyerhaeuser and Domtar shall consider in good faith any reasonable modifications to the structure of the Transactions that will facilitate receipt of the IRS Ruling, so long as such modifications will not materially adversely affect the value of the Transactions to either party or its shareholders.

(c)   Weyerhaeuser shall be responsible for the preparation and filing of the request for the IRS Ruling and supplements thereto to be submitted to the IRS in connection with the IRS Ruling (the “IRS Submission”). Prior to submitting any IRS Submission, Weyerhaeuser shall provide Domtar’s tax counsel with a reasonable opportunity to review and comment on a draft of such IRS Submission; provided, however, Weyerhaeuser may redact from such draft of such IRS Submission any information that (x) Weyerhaeuser, in its good faith judgment, considers to be confidential information not germane to the IRS Ruling and to which Domtar is not otherwise entitled to have access to pursuant to Section 6.06 and (y) is not (and is not reasonably expected to become) a part of any other publicly available information. Weyerhaeuser shall timely provide to Domtar’s tax counsel a final copy of any IRS Submission.

(d)   Weyerhaeuser shall timely provide Domtar and its tax counsel with a copy of the IRS Ruling after receipt thereof from the IRS.

SECTION 6.28.  Equity Calculation. On the Measurement Date, Weyerhaeuser shall provide Domtar with all relevant information regarding elections by Rollover Employees to receive Substituted Spinco Options, Substituted Spinco SARs, Substituted Spinco RSUs and the number of shares of Spinco Common Stock issuable pursuant thereto, and Domtar shall provide Weyerhaeuser with a statement setting forth the total number of Domtar Common Shares then issued and outstanding and all relevant information with respect to (i) the Domtar Restricted Shares and the number of additional Domtar Common Shares issuable pursuant thereto, and (ii) the Domtar Options, Domtar Rights, Domtar DSUs, Domtar PSUs and the number of Domtar Common Shares to be granted pursuant thereto, in each case for the purpose of determining the number of shares of Spinco Common Stock to be issued to Weyerhaeuser on the Contribution Date in accordance with Section 2.12(b) of the Contribution and Distribution Agreement. On the basis of this information, Weyerhaeuser and Domtar shall calculate in good faith the number of shares of Spinco Common Stock to be issued to Weyerhaeuser pursuant to such Section 2.12. Weyerhaeuser shall determine the Measurement Date in accordance with Section 2.12(b) of the Contribution and Distribution Agreement and shall provide Domtar with three Business Days’ prior notice of such date.

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SECTION 6.29.   Redemption of Excluded IRB Indebtedness. Prior to the Closing Date, Weyerhaeuser shall redeem all Excluded IRB Indebtedness so that (i) all Weyerhaeuser’s obligations in respect of such indebtedness shall have been satisfied in full, and (ii) all Liens on Newco Assets securing such Excluded IRB Indebtedness shall have been irrevocably released and terminated.

SECTION 6.30.   Confidentiality. (a) Domtar and its affiliates acknowledge that the information being provided to them in connection with the Transactions is subject to the terms of the Confidentiality Agreement, which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Newco Business; provided, however, that Domtar acknowledges that any and all other information provided to it by Weyerhaeuser, any of its affiliates or their respective representatives concerning Weyerhaeuser or any of its affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

(b)   Weyerhaeuser shall keep confidential, and cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Newco Business except as required by law or administrative process and except for information which is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 6.30(b). The covenants set forth in this Section 6.30 shall terminate two years after the Closing Date.

SECTION 6.31.  Internal Controls. The parties hereto will cooperate with each other and use their respective reasonable best efforts to (A) design a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting by Spinco after the Effective Time, and the preparation of financial statements of Spinco after the Effective Time for external purposes, and (B) design disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information that Spinco will be required to disclose after the Effective Time in the reports it is required to file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Spinco’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of Spinco required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).

SECTION 6.32.  Spinco Common Stock Matters. Prior to the Distribution, whether effected pursuant to a dividend or an exchange offer or a combination thereof, Weyerhaeuser shall and shall cause Spinco to either, at Weyerhaeuser’s election and pursuant to documents reasonably acceptable to Domtar, (i) adopt and enter into a “shareholder rights plan” for Spinco containing customary terms and conditions and a threshold of 10% for the definition of “acquiring person” and similar terms or (ii) amend the Restated Certificate of Incorporation of Spinco attached hereto as Exhibit A in order to provide for a limitation on the ability of any person to have or acquire beneficial ownership of Spinco Common Stock equal to or greater than 10% of the issued and outstanding shares of such stock. Any such plan or amendment (A) shall have a term of two years, (B) shall not apply to any person who is and remains eligible to file a Schedule 13G under the Exchange Act and (C) shall, with respect to any person who has greater than 10% of the issued and outstanding shares of such stock immediately following the Closing in the event that the Distribution is effected in whole as a pro rata dividend, only apply to the extent such person acquires additional shares of such stock.

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ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01.   Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligations of each party to effect the Arrangement and the Distribution are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)   Approval by Domtar Shareholders. The Domtar Shareholder Approval shall have been obtained;

(b)   Final Order. The Final Order shall have been granted prior to the Closing Date in form and substance satisfactory to Weyerhaeuser and Domtar, and shall not have been set aside or modified in a manner unacceptable to either of Weyerhaeuser or Domtar, on appeal or otherwise;

(c)   Review Law Approvals. Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any other Review Law, the absence of which would prohibit the consummation of Transactions, shall have been obtained or made and, with respect to approval under the Competition Act, either:

(i)  the applicable waiting period under Section 123 of the Competition Act shall have expired and the Commissioner shall have issued a written notification stating that the Commissioner does not at that time intend to make application to the Competition Tribunal under Section 92 of the Competition Act (i.e., a “no-action” letter) in respect of the Transactions; or

(ii)  the Commissioner shall have issued an advance ruling certificate under Section 102 of the Competition Act in respect of the Transactions;

(d)   Listing of Spinco Common Stock. The shares of Spinco Common Stock issuable to the Eligible Holders and certain holders of Domtar Common Shares pursuant to the Transactions and this Agreement and issuable upon exchange of the Exchangeable Shares and upon exercise of the Equity Awards from time to time, shall have been approved for listing on the NYSE, subject to notice of issuance;

(e)   Listing of Exchangeable Shares and Class B Common Shares.  The Exchangeable Shares issuable to certain holders of Class B Common Shares pursuant to the Transactions shall have been conditionally approved for listing on the TSX, and, subject to Section 9.11, the TSX shall have accepted that the Class B Common Shares issuable to holders of Domtar Common Shares pursuant to the Transactions shall, upon issuance, be listed and posted for trading on the TSX;

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(f)   No Injunctions or Restraints. No temporary restraining order, cease trading order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect; provided, however, that, prior to asserting this condition, subject to Section 6.07, each of the parties hereto shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered;

(g)   Form S-4 and Form 10. The Form S-4 (if required by applicable Law or the SEC) shall have become effective under the Securities Act and the Form 10 shall have become effective under the Exchange Act. The Form S-4 (if required by applicable Law or the SEC) shall not be the subject of any stop order or proceedings seeking a stop order; and Newco shall have received all required exemption orders or other approvals of the CSAs and all state securities or “Blue Sky” authorizations necessary to issue shares of Spinco Common Stock pursuant to the Transactions;

(h)   Transaction Documents. The Transaction Documents shall have been executed and delivered by each of the parties thereto and such Transaction Documents shall be in full force and effect;

(i)   Contribution. The Contribution shall have been consummated in accordance with the terms and conditions of the Contribution and Distribution Agreement; and

(j)   Spinco Financing. Spinco shall have entered into a credit facility or facilities on the terms and conditions set forth in the New Debt Commitment Letter, or on terms and conditions which are not materially more burdensome to Spinco than those set forth in the New Debt Commitment Letter, in an aggregate amount not less than $2.65 billion (the “Transaction Debt”).

The foregoing conditions are for the mutual benefit of each of Weyerhaeuser, Spinco and Newco and of Domtar and may, subject to Section 8.04, be waived, in whole or in part, by either Weyerhaeuser, Spinco and Newco, acting jointly, or by Domtar at any time, provided that neither Weyerhaeuser, Spinco and Newco, acting jointly, nor Domtar may waive any mutual condition on behalf of the other of them.

SECTION 7.02.  Conditions to Obligations of Weyerhaeuser, Spinco and Newco. The obligations of Weyerhaeuser, Spinco and Newco to effect the Arrangement and the Distribution are further subject to the following conditions:

(a)   Representations and Warranties. The representations and warranties of Domtar in this Agreement that are qualified as to materiality or as to a Domtar Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Weyerhaeuser shall have received a certificate to such effect signed on behalf of Domtar by the chief executive officer and the chief financial officer of Domtar;

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(b)   Performance of Obligations of Domtar. Domtar shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Weyerhaeuser and Newco shall have received a certificate to such effect signed on behalf of Domtar by the chief executive officer and the chief financial officer of Domtar;

(c)   Absence of a Domtar Material Adverse Effect. Since the date of this Agreement there shall not have been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Domtar Material Adverse Effect;

(d)   Absence of Material Adverse Developments Regarding Norampac. From January 1, 2005, to the date of this Agreement, there shall not have been any Effect regarding Norampac not disclosed in the reports, schedules, forms, statements and other documents referred to in Section 3.06 and filed by Domtar with the SEC prior to the date of this Agreement that, individually or in the aggregate, has had or would reasonably be expected to have a Domtar Material Adverse Effect;

(e)   Tax Opinion. Weyerhaeuser shall have received a written opinion, dated as of the Closing Date, from Cravath, Swaine & Moore LLP, to the effect that the Contribution and the Distribution will qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code; it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary representations provided by the relevant parties; and

(f)   IRS Ruling. Weyerhaeuser shall have received the IRS Ruling in form and substance reasonably satisfactory to Weyerhaeuser (taking into account any changes pursuant to Section 6.27).

The foregoing conditions are for the benefit of each of Weyerhaeuser, Spinco and Newco and may, subject to Section 8.04, be waived, in whole or in part, by Weyerhaeuser, Spinco and Newco, acting jointly, at any time.

SECTION 7.03.  Conditions to Obligations of Domtar. The obligations of Domtar to effect the Arrangement are further subject to the following conditions:

(a)   Representations and Warranties. The representations and warranties of Weyerhaeuser and the Spinco Parties in this Agreement that are qualified as to materiality or as to a Newco Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Domtar shall have received a certificate to such effect signed on behalf of Weyerhaeuser by the chief executive officer and the chief financial officer of Weyerhaeuser;

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(b)   Performance of Obligations of Weyerhaeuser and Newco. Weyerhaeuser and Newco shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date (and Weyerhaeuser and Newco shall have performed in all respects the obligations required to be performed by them under Sections 6.24(a) and 6.29), and Domtar shall have received a certificate to such effect signed on behalf of Weyerhaeuser and Newco by the chief executive officers and the chief financial officers of each of Weyerhaeuser and Newco, respectively;

(c)   Absence of Newco Material Adverse Effect. Since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Newco Material Adverse Effect; and

(d)   Distribution. The Distribution shall have occurred or shall occur immediately prior to the Effective Time.

The foregoing conditions are for the benefit of Domtar and may, subject to Section 8.04, be waived, in whole or in part, by Domtar at any time.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)  by mutual written consent of each party hereto;

(b)  by either Weyerhaeuser or Domtar:

(i)   if the Effective Time shall not have occurred on or before the date that is 364 days after the date of this Agreement (the “Outside Date”), unless the failure to consummate the Transactions is the result of a material breach of any Transaction Document by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(ii)   if Domtar Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Domtar Meeting;

(iii)   if there shall be passed any Law that makes consummation of the Transactions illegal or otherwise prohibited or if any injunction, order or decree enjoining Weyerhaeuser or Domtar from consummating the Transactions is entered and such injunction, order or decree shall become final and non-appealable; or

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(iv)   if any condition to the obligation of such party to consummate the Transactions set forth in Section 7.02 (in the case of Weyerhaeuser) or 7.03 (in the case of Domtar) becomes incapable of satisfaction prior to the Outside Date, unless the failure of such condition is the result of a breach of any Transaction Document by the party seeking to terminate this Agreement;

(c)  by Weyerhaeuser;

(i)   if Domtar breaches or fails to perform in any respect any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Domtar of such breach (provided that Weyerhaeuser or Newco is not then in material breach of any representation, warranty or covenant contained in any Transaction Document); or

(ii)   if the Board of Directors of Domtar shall have failed to recommend, withdrawn, modified or changed in a manner adverse to Weyerhaeuser its approval or recommendation of this Agreement or the Arrangement or shall have recommended an Acquisition Proposal; or

(d)  by Domtar:

(i)   if any of Weyerhaeuser or the Spinco Parties breaches or fails to perform in any respect of any of its representations, warranties or covenants contained in any Transaction Document, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Weyerhaeuser of such breach (provided that Domtar is not then in material breach of any representation, warranty or covenant in any Transaction Document); or

(ii)   in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 6.20 and the payment of any fee required to be paid pursuant to Section 6.21(a).

SECTION 8.02.  Effect of Termination. In the event of termination of this Agreement by either Weyerhaeuser or Domtar as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Weyerhaeuser, the Spinco Parties and Domtar, other than Section 3.15, Section 4.15, the last sentence of Section 6.06, Section 6.11, Section 6.21, Section 6.22, this Section 8.02 and Article IX, which provisions shall survive such termination, provided, however, that, subject to Section 6.22, a termination of this Agreement shall not relieve any party hereto from any liability or damages resulting from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction Document.

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SECTION 8.03.  Amendment. This Agreement may be amended by the parties hereto at any time; provided, however, that after the Distribution, there shall be made no amendment that by law requires further approval by the stockholders of Spinco or Domtar without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04.   Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that no such extension or waiver by Domtar or Spinco shall require the approval of their respective stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05.   Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of any of the parties hereto, action by its Board of Directors or the duly authorized designee of its Board of Directors or, in the case of Newco, its “manager” within the meaning of the Delaware Limited Liability Company Act.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.  Nonsurvival of Representations and Warranties; Indemnity. (a) Other than Sections 3.07 and 4.07, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, or any claim with respect thereto, shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

(b)   Following the Effective Time, Domtar and the Spinco Parties will jointly and severally indemnify, defend and hold harmless Weyerhaeuser and its affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives from and against any and all claims, losses, damages (including, in the case of Third Party Claims, any exemplary or punitive damages whether based on contract, tort, strict liability, other law or otherwise), liabilities, obligations or expenses, including reasonable legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any of the following:

(i)   any breach by Domtar of the representations or warranties made by Domtar in Section 3.07;

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(ii)   any violation of the Securities Act (or any regulations promulgated thereunder), the Exchange Act (or any regulations promulgated thereunder), any applicable Canadian Securities Legislation, any applicable corporate laws with respect to the Arrangement or the approval of the Transactions by the Domtar shareholders, except to the extent such violation results from a breach by Weyerhaeuser of any of its representations and warranties or covenants set forth in this Agreement or any of the other Transaction Documents;

(iii)   any claim brought by third parties alleging that the consummation of the Transactions violated any agreement, arrangement, commitment or understanding (including any debt instrument) to which Domtar or any affiliate of Domtar is or was a party; and

(iv)   any claim brought by shareholders or former shareholders of Domtar in their capacity as shareholder or former shareholder, except to the extent such claim results from a breach by Weyerhaeuser of any of its representations and warranties or covenants set forth in this Agreement or any of the other Transaction Documents.

(c)   Following the Effective Time, Weyerhaeuser will indemnify, defend and hold harmless Domtar, the Domtar Subsidiaries and their affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives from and against any and all Losses, to the extent arising or resulting from any of the following:

(i)   any breach by Weyerhaeuser of the representations or warranties made by Weyerhaeuser in Section 4.07;

(ii)   any violation of the Securities Act (or any regulations promulgated thereunder), the Exchange Act (or any regulations promulgated thereunder) or any applicable corporate laws with respect to the Distribution, except to the extent such violation results from a breach by Domtar of any of its representations and warranties or covenants set forth in this Agreement or any of the other Transaction Documents;

(iii)   any claim brought by third parties alleging that the consummation of the Transactions violated any agreement, arrangement, commitment or understanding (including any debt instrument) to which Weyerhaeuser or any affiliate of Weyerhaeuser is or was a party; and

(iv)   any claim brought by shareholders or former shareholders of Weyerhaeuser in their capacity as shareholder or former shareholder, except to the extent such claim results from a breach by Domtar of any of its representations and warranties or covenants set forth in this Agreement or any of the other Transaction Documents.

(d)   The indemnification procedures and other provisions set forth in Sections 4.06, 4.08 and 4.09 of the Contribution and Distribution Agreement shall apply mutatis mutandis to the indemnities set forth in Sections 9.01(b) and 9.01(c).

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SECTION 9.02.   Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a courier service that is nationally recognized in the U.S. and Canada and, in each case, addressed to a party at the following address for such party:

(a)   if to Weyerhaeuser, to

Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attention: Ken Khoury
Facsimile: 1-253-924-6531

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Richard Hall
Facsimile: 1-212-474-3700

(b)   if to Spinco, to

Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attention: Ken Khoury
Facsimile: 1-253-924-6531

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Richard Hall
Facsimile: 1-212-474-3700

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(c)   if to Newco, to

Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attention: Ken Khoury
Facsimile: 1-253-924-6531

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Richard Hall
Facsimile: 1-212-474-3700

(d)   if to Newco Holding, to

Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attention: Ken Khoury
Facsimile: 253-924-6531

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Richard Hall
Facsimile: 1-212-474-3700

(e)   if to Newco Canada, to

Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attention: Ken Khoury
Facsimile: 1-253-924-6531

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with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Richard Hall
Facsimile: 1-212-474-3700

(f)   if to Newco Canada Exchangeco, to

Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attention: Ken Khoury
Facsimile: 1-253-924-6531

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Richard Hall
Facsimile: 1-212-474-3700

(g)   if to Domtar, to

Domtar Inc.
395 de Maisonneuve Blvd West
Montreal, QC
Canada H3A 1L6
Attention: Gilles Pharand
Facsimile: 1-514-848-6850

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Alan H. Paley and Paul S. Bird
Facsimile: 1-212-909-6836

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 9.02. Notices made to Domtar’s tax counsel pursuant to Section 6.27 shall be made to Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, facsimile: 1-212-909-6836, Attn: Gary Friedman, and all notice by telephone to such counsel shall be to Gary Friedman at 1-212-909-6261.

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SECTION 9.03.   Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any bona fide proposal by a third party with respect to any merger, amalgamation, arrangement, take-over bid, sale of assets (excluding inventory sold in the ordinary course of business) representing more than 25% of the book value (on a consolidated basis) of Domtar’s total assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any sale of more than 25% of the Domtar Common Shares then outstanding or substantially similar transactions involving Domtar or any material Domtar Subsidiary, or a proposal to do so, excluding the Arrangement. For purposes of Section 6.21(a)(iii)(y) only, each reference in this definition to 25% shall be deemed to be 35%.

“Action” has the meaning given to such term in the Contribution and Distribution Agreement.

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Ancillary Agreements” has the meaning given to such term in the Contribution and Distribution Agreement.

“Arrangement” means the combination of Spinco and Domtar in accordance with the Plan of Arrangement.

“Arrangement Resolution” means the special resolution of the Domtar Shareholders, to be substantially in the form and content of Exhibit C annexed hereto.

“Articles of Arrangement” means the Articles of Arrangement of Domtar in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made.

“Business Day” means any day on which commercial banks are generally open for business in Seattle, Washington and Montreal, Quebec other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the laws of the State of Washington or the federal laws of the United States of America or in Montreal, Quebec under the laws of the Province of Québec or the federal laws of Canada.

“Canadian Asset Sale” has the meaning given to such term in the Contribution and Distribution Agreement.

“Canadian GAAP” means generally accepted accounting principles in effect in Canada at the relevant time.

“Canadian Logging, Forest Management and Saw Mill Operations” means (i) the logging and forest management operations as conducted by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan pursuant to the Forest Licenses, and (ii) the saw mill operations as conducted at Weyerhaeuser Canada’s facilities in Ear Falls, Ontario and at Weyerhaeuser Saskatchewan’s facilities in Big River, Saskatchewan and, as conducted by Wapawekka Lumber Ltd., Wapawekka, Saskatchewan.

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“Canadian Purchase Agreement” has the meaning given to such term in the Contribution and Distribution Agreement.

“Canadian Securities Administrators” or “CSAs” means the securities commission or other body of each province or territory of Canada having the responsibility for the administration and enforcement of the Canadian Securities Legislation.

“Canadian Securities Legislation” means the Securities Act or similar legislation of each of the provinces and territories of Canada and the regulations thereunder, and the rules, policy statements, orders and similar instruments of any of the Canadian Securities Administrators in force at the relevant time.

“Class A Common Shares” means the Class A Common Shares in the share capital of Newco Canada Exchangeco having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement.

“Class B Common Shares” means the Class B Common Shares in the share capital of Newco Canada Exchangeco having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Consents” has the meaning given to such term in the Contribution and Distribution Agreement.

“Contracts” has the meaning given to such term in the Contribution and Distribution Agreement.

“Contribution” has the meaning given to such term in the Contribution and Distribution Agreement.

“Contribution Date” has the meaning given to such term in the Contribution and Distribution Agreement.

“Court” means the Superior Court of Quebec.

“DGCL” means the Delaware General Corporation Law.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Sections 3.1 and 3.2 of the Plan of Arrangement.

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“Distribution” has the meaning given to such term in the Contribution and Distribution Agreement.

“Distribution Date” has the meaning given to such term in the Contribution and Distribution Agreement.

“dollars” or “$” means lawful money of the United States of America.

“Domtar Business” means the business, operations and affairs of Domtar and the Domtar Subsidiaries, taken as a whole.

“Domtar Capital Shares” means the Domtar Common Shares and the Domtar Preferred Shares.

“Domtar Circular” means the notice of the Domtar Meeting and accompanying management information circular, including all schedules and exhibits thereto, to be sent to holders of Domtar Common Shares, Domtar Preferred Shares and Domtar Options in connection with the Domtar Meeting.

“Domtar Credit Facility” means the Credit Agreement, dated as of March 3, 2005, as amended by the First Amendment, dated as of November 23, 2005, among Domtar Inc., as Borrower, the lenders from time to time parties thereto, the Bank of Nova Scotia and Toronto-Dominion Bank as Documentation Agents, National Bank of Canada and Royal Bank of Canada, as Syndication Agents and JPMorgan Chase Bank, N.A., Toronto Branch, as Administrative Agent.

“Domtar Indentures” means (i) the Indenture dated as of April 15, 1987 between Domtar and Montreal Trust Company, as Trustee, in respect of the issue of the 10% Debentures of Domtar due 2011, (ii) the Indenture dated as of August 5, 1987 between Domtar and Montreal Trust Company, as Trustee, in respect of the issue of the 10.85% Debentures of Domtar due 2017, (iii) the Indenture dated as of July 31, 1996 between Domtar and The Bank of New York, as Trustee, in respect of the issue of the 9.50% Debentures of Domtar due 2016, (iv) the Indenture dated as of October 16, 2001 between Domtar and The Chase Manhattan Bank as Trustee, in respect of the issue of the 7.875% Notes of Domtar due 2011, and (v) the Indenture dated November 18, 2003 between Domtar and JPMorgan Chase Bank, as Trustee, in respect of the issue of the 7.125% Notes due 2015 of Domtar and the 5.375% Notes of Domtar due 2013.

“Domtar Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence (any such item, an “Effect”), including any Effect regarding Norampac, that has been or would reasonably be likely to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise), or results of operations of Domtar and the Domtar Subsidiaries, taken as a whole, or of the Domtar Business, other than an Effect relating to (i) the economy generally, (ii) the industries in which Domtar operates generally (including changes in prices for energy and raw materials), (iii) the financial, securities and currency markets generally and (iv) the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Transactions or the pendency thereof (in each of clauses (i), (ii) and (iii) to the extent such Effect does not disproportionally affect Domtar or the Domtar Business), or to (B) the ability of Domtar to perform its obligations under the Transaction Documents or consummate the Transactions.

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“Domtar Meeting” means the meeting of the holders of the Domtar Common Shares, the Domtar Preferred Shares and the Domtar Options convened to consider and, if thought fit, approve the Transactions.

“Domtar Option” means an option to purchase a Domtar Common Share granted pursuant to a Domtar Stock Plan.

“Domtar Preferred Shares” means the issued and outstanding Series A Preferred Shares and Series B Preferred Shares of Domtar.

“Domtar Shareholders” means the holders of the Domtar Common Shares and the Domtar Preferred Shares.

“Effect” has the meaning given to such term in the definition of “Domtar Material Adverse Effect” in this Section 9.03.

“Eligible Holders” has the meaning given to such term in the Contribution and Distribution Agreement.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of non-compliance or violation by or from any person alleging liability of whatever kind of nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location or (z) the failure to comply with any Environmental Law.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign Laws, Judgments, legally binding agreements and Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or human health.

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of Newco Canada Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement.

“Excluded Assets” has the meaning given to such term in the Contribution and Distribution Agreement.

“Excluded Benefit Plan” has the meaning given to such term in the Contribution and Distribution Agreement.

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“Excluded IRB Indebtedness” has the meaning given to such term in the Contribution and Distribution Agreement.

“Fiber Supply Agreements” means the agreements between Newco or one of its subsidiaries, on the one hand, and Weyerhaeuser or one of its subsidiaries, on the other hand, relating to the supply of the goods and services set forth in Section 9.03 of the Weyerhaeuser Disclosure Letter under the heading “Fiber Supply Agreements” under the terms and subject to the conditions set forth therein.

“Final Order” means the order of the Court approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed.

“Forest Licenses” has the meaning given to such term in the Contribution and Distribution Agreement.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

“Intellectual Property License Agreement” means the intellectual property license agreement substantially in the form attached as Exhibit B to the Contribution and Distribution Agreement.

“Interim Order” means the interim order of the Court, as the same may be amended, containing declaration and directions regarding the notice to be given in respect of and the conduct of the Domtar Meeting with respect to the Transactions.

“Investment Canada Act” means the Investment Canada Act (Canada), R.S.C. 1985, c. 28, 1st Supplement, and the regulations thereunder, as amended from time to time.

“ITA” means the Income Tax Act (Canada), R.S.C. 1985, 5th Supplement, and the regulations thereunder, as amended from time to time.

“knowledge of Domtar” means the actual knowledge of the persons set forth on Exhibit J.

“knowledge of Weyerhaeuser” means the actual knowledge of the persons set forth on Exhibit I.

“Material Adverse Effect” on a party means any Effect that has been or would reasonably be likely to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise), or results of operations of such party and its subsidiaries, taken as a whole, other than an Effect relating to (i) the economy generally, (ii) the industries in which such party operates generally (including changes in prices for energy and raw materials), (iii) the financial, securities and currency markets generally and (iv) the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Transactions or the pendency thereof (in each of clauses (i), (ii) and (iii) to the extent such Effect does not disproportionally affect the party or any of its subsidiaries), or to (B) the ability of such party to perform its obligations under the Transaction Documents or consummate the Transactions.

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“Measurement Date” has the meaning given to such term in the Contribution and Distribution Agreement.

“Mill Employees” has the meaning given to such term in the Contribution and Distribution Agreement.

“Newco Assets” has the meaning given to such term in the Contribution and Distribution Agreement.

“Newco Business” has the meaning given to such term in the Contribution and Distribution Agreement.

“Newco Canada Exchangeco Assets” has the meaning given to such term in the Contribution and Distribution Agreement.

“Newco Canada Exchangeco Liabilities” has the meaning given to such term in the Contribution and Distribution Agreement.

“Newco Liabilities” has the meaning given to such term in the Contribution and Distribution Agreement.

“Newco Material Adverse Effect” means any Effect that has been or would reasonably be likely to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise), or results of operations of Newco and the Newco Subsidiaries, taken as a whole, or of the Newco Business, other than an Effect relating to (i) the economy generally, (ii) the industries in which Newco or the Newco Business operate generally (including changes in prices for energy and raw materials), (iii) the financial, securities and currency markets generally and (iv) the entering into or the public announcement or disclosure of this Agreement or the consummation or proposed consummation of the Transactions or the pendency thereof (in each of clauses (i), (ii) and (iii) to the extent such Effect does not disproportionally affect Newco or the Newco Business), or to (B) the ability of Weyerhaeuser and Newco to perform their obligations under the Transaction Documents or consummate the Transactions.

“person” means any individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit D annexed hereto and any amendments or variations thereto made in accordance with Section 8.03 or the provisions of the Plan of Arrangement or made at the direction of the Court in the Final Order.

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“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Retained Licensed Intellectual Property” has the meaning given to such term in the Intellectual Property License Agreement.

“Site Services Agreements” means the agreements between Weyerhaeuser and Newco pursuant to which Weyerhaeuser and Newco shall agree to provide the goods and services set forth in Section 9.03 of the Weyerhaeuser Disclosure Letter under the heading “Site Services Agreements” under the terms and subject to the conditions set forth therein.

“Special Voting Stock” means the special voting stock, par value $0.01 per share, having substantially the rights, privileges, restrictions and conditions described in the form of Certificate of Incorporation of Spinco attached as Exhibit A.

“subsidiary” of any person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled (i) by such person, (ii) by any one or more of its subsidiaries, or (iii) by such person and one or more of its subsidiaries; provided, however, that no person that is not directly or indirectly wholly-owned by any other person shall be a subsidiary of such other person unless such other person controls, or has the right, power or ability to control, that person.

“Superior Proposal” means any bona fide proposal by a third party to acquire, directly or indirectly, assets representing more than 50% of the book value (on a consolidated basis) of Domtar’s total assets or more than 50% of the outstanding Domtar Common Shares, whether by way of merger, amalgamation, arrangement, take-over bid, sale of assets or otherwise, and that in the good faith determination of the Board of Directors of Domtar after consultation with financial advisors and outside counsel (a) is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, and (b) would, if consummated in accordance with its terms, result in a transaction more favorable to the Domtar Shareholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Support Agreement” means an agreement to be made between Spinco, Newco, Newco Holding, Newco Canada and Newco Canada Exchangeco substantially in the form and content of Exhibit F annexed hereto, with such changes thereto as the parties hereto, acting reasonably, may agree.

“Taxes” or “Tax” has the meaning given to such term in the Tax Sharing Agreement.

“Tax Return” has the meaning given to such term in the Tax Sharing Agreement.

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“Tax Sharing Agreement” means the tax sharing agreement by and among Weyerhaeuser, Spinco and Domtar substantially in the form attached as Exhibit H.

“Third Party Claim” has the meaning given to such term in the Contribution and Distribution Agreement.

“Transaction Documents” means this Agreement, the Contribution and Distribution Agreement (including the Ancillary Agreements), the New Debt Commitment Letter, the Plan of Arrangement, the Support Agreement, the Voting and Exchange Trust Agreement and the Confidentiality Agreement.

“Transfer Taxes” has the meaning given to such term in the Tax Sharing Agreement.

“Transition Services Agreement” means the agreement substantially in form attached as Exhibit E.

“Trustee” means the trustee to be chosen by Weyerhaeuser and Domtar, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

“U.S. GAAP” means generally accepted accounting principles in effect in the United States at the relevant time.

“Voting and Exchange Trust Agreement” means an agreement to be made between Spinco, Newco Canada, Newco Canada Exchangeco and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit G annexed hereto, with such changes thereto as the parties hereto, acting reasonably, may agree.

“Wapawekka Lumber” has the meaning given to such term in the Contribution and Distribution Agreement.

“Wapawekka Lumber Partnership” has the meaning given to such term in the Contribution and Distribution Agreement.

“Weyerhaeuser Business” has the meaning given to such term in the Contribution and Distribution Agreement.

“Weyerhaeuser Canada” has the meaning given to such term in the Contribution and Distribution Agreement.

“Weyerhaeuser Canada Circular” means, if applicable, the notice of a meeting of holders of Weyerhaeuser Canada Exchangeable Shares and accompanying management information circular, including all schedules and exhibits thereto, to be sent to holders of Weyerhaeuser Canada Exchangeable Shares.

93

“Weyerhaeuser Canada Exchangeable Shares” has the meaning given to such term in the Contribution and Distribution Agreement.

“Weyerhaeuser Common Stock” has the meaning given to such term in the Contribution and Distribution Agreement.

“Weyerhaeuser Group” has the meaning given to such term in the Contribution and Distribution Agreement.

“Weyerhaeuser Saskatchewan” has the meaning given to such term in the Contribution and Distribution Agreement.

SECTION 9.04.   Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any matter disclosed in any section of the Domtar Disclosure Letter or the Weyerhaeuser Disclosure Letter shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Domtar or, as applicable, Weyerhaeuser and the Spinco Parties to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the text of such disclosure.

SECTION 9.05.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the Transactions are fulfilled to the extent possible.

SECTION 9.06.   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 9.07.   Entire Agreement; No Third-Party Beneficiaries. The Transaction Documents, taken together with the Domtar Disclosure Letter and the Weyerhaeuser Disclosure Letter, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and are not intended to confer upon any person other than the parties hereto any rights or remedies. Notwithstanding the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by any person entitled to shares of Spinco Common Stock pursuant to Article II of this Agreement and the provisions of Section 6.10 shall be enforceable by the specified beneficiaries thereof.

94

SECTION 9.08.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Canada and of the Province of Québec are applicable to the Arrangement.

SECTION 9.09.   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 9.10.   Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document in any Federal court, located in the State of Delaware or, if such federal courts do not have subject matter jurisdiction in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or if such federal courts do not have subject matter jurisdiction in any Delaware state court in the event any dispute arises out of any Transaction Document or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Document or any Transaction in any court other than any Federal court sitting in the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Document or any Transaction.

SECTION 9.11.   Certain Matters. In the event that for any reason Domtar does not obtain the listing and posting for trading of the Class B Common Shares on the TSX, Domtar and Weyerhaeuser shall agree to such amendments to this Agreement and the other Transaction Documents as shall be reasonably necessary to eliminate the Class B Common Shares from the structure for the Transactions set forth herein, including the deletion of the reference to the Class B Common Shares in Section 7.01(e).

95

IN WITNESS WHEREOF, each of Weyerhaeuser, Spinco, Newco, Newco Canada, Newco Canada Exchangeco and Domtar have duly executed this Agreement, all as of the date first written above.

WEYERHAEUSER COMPANY,
by
/s/ Steven R. Rogel
Name: Steven R. Rogel
Title: Chairman, President and Chief Executive Officer
WEYERHAEUSER TIA, INC.,
by
/s/ Steven R. Rogel
Name: Steven R. Rogel
Title: President
WEYERHAEUSER ELI, LLC,
by Weyerhaeuser Company, as its sole member
by
/s/ Steven R. Rogel
Name: Steven R. Rogel
Title: Chairman, President and Chief Executive Officer
WEYERHAEUSER ELI, INC.,
by
/s/ Steven R. Rogel
Name: Steven R. Rogel
Title: President
WEYERHAEUSER CROSBY, INC.,
by
/s/ Craig Neeser
Name: Craig Neeser
Title: President
WEYERHAEUSER YUKON, INC.,
by
/s/ Craig Neeser
Name: Craig Neeser
Title: President

96

DOMTAR INC.,
by
/s/ Raymond Royer
Name: Raymond Royer
Title: President and CEO

97

Annex 1

Glossary of Defined Terms

Term	Location
2005 Newco Balance Sheet	Section 4.06(b)
2005 Unaudited Newco Financial Statements	Section 4.06(b)
Acquisition Proposal	Section 9.03
Action	Section 9.03
affiliate	Section 9.03
Agreement	Preamble
Amended Replacement Option	Section 1.04(j)(i)
Ancillary Agreements	Section 9.03
Ancillary Rights	Section 1.04(b)
Arrangement	Section 9.03
Arrangement Consideration	Section 2.01
Arrangement Resolution	Section 9.03
Articles of Arrangement	Section 9.03
Assumed Canadian Plans	Section 6.09(g)(i)
Audited Domtar Financial Statements	Section 3.06(b)(i)
Audited Newco Balance Sheets	Section 6.24(a)
Audited Newco Financial Statements	Section 6.24(a)
Average Spinco Distribution Price	Section 6.08(a)
Average Weyerhaeuser Pre-Distribution Price	Section 6.08(a)
Break Fee	Section 6.21(a)(iii)
Business Day	Section 9.03
Canadian GAAP	Section 9.03
Canadian Logging, Forest Management and Saw Mill Operations	Section 9.03
Canadian Asset Sale	Section 9.03
Canadian Purchase Agreement	Section 9.03
Canadian Securities Administrators	Section 9.03
Canadian Securities Legislation	Section 9.03
CBA	Section 6.09(j)
CBCA	Recitals
Certificate of Arrangement	Section 1.07
Class A Common Shares	Section 9.03
Class B Common Shares	Section 9.03
Closing	Section 1.06
Closing Date	Section 1.06
COBRA	Section 6.09(e)(ii)
Code	Section 9.03
Competition Act	Section 3.05(b)
Confidentiality Agreement	Section 6.06
Consents	Section 9.03
Contracts	Section 9.03

Term	Location
Contribution	Section 9.03
Contribution and Distribution Agreement	Recitals
Contribution Date	Section 9.03
Controlled Group Liability	Section 3.11(e)
Court	Section 9.03
CSAs	Section 3.05(b)
DGCL	Section 9.03
Director	Section 9.03
Disabled Newco Employees	Section 6.09(a)(ii)
Dissent Rights	Section 9.03
Distribution	Section 9.03
Distribution Date	Section 9.03
DOJ	Section 6.07(d)
Domtar	Preamble
Domtar Benefit Agreements	Section 3.11(a)
Domtar Benefit Plans	Section 3.10
Domtar Business	Section 9.03
Domtar Canadian MEPP	Section 3.11(a)
Domtar Canadian Pension Plans	Section 3.11(a)
Domtar Canadian Welfare Plans	Section 3.11(a)
Domtar Capital Shares	Section 9.03
Domtar Circular	Section 9.03
Domtar Common Share	Recitals
Domtar Credit Facility	Section 9.03
Domtar Disclosure Letter	Article III
Domtar DSU	Section 1.04(j)(ii)
Domtar Employee	Section 3.10
Domtar ESPPs	Section 6.25(a)
Domtar Financial Statements	Section 3.06(b)(ii)
Domtar Indentures	Section 9.03
Domtar Intellectual Property Rights	Section 3.18(a)
Domtar Leased Real Property	Section 3.22(b)
Domtar Material Adverse Effect	Section 9.03
Domtar Material Agreements	Section 3.20
Domtar Meeting	Section 9.03
Domtar Multiemployer Pension Plan	Section 3.11(c)
Domtar Option	Section 9.03
Domtar Option Exchange	Section 1.04(j)(i)
Domtar Owned Real Property	Section 3.22(a)
Domtar Permitted Liens	Section 3.17
Domtar Preferred Shares	Section 9.03
Domtar PSU	Section 1.04(j)(iii)
Domtar Restricted Shares	Section 1.04(h)

2

Term	Location
Domtar Right	Section 1.04(j)(i)
Domtar Shareholder Approval	Section 1.03(b)
Domtar Shareholders	Section 9.03
Domtar Stock Plans	Section 3.03
Domtar Subsidiary	Section 3.01
Domtar U.S. Pension Plans	Section 3.11(a)
Domtar U.S. Welfare Plans	Section 3.11(a)
Effect	Section 9.03
Effective Time	Section 1.07
Eligible Holders	Section 9.03
Environmental Claim	Section 9.03
Environmental Laws	Section 9.03
Environmental Permits	Section 3.16(a)(iii)
Equity Awards	Section 4.05(b)
ERISA	Section 3.11(a)
Exchange Act	Section 3.06(a)
Exchangeable Elected Share	Section 1.04(b)
Exchangeable Share Issuance	Section 1.05
Exchangeable Shares	Section 9.03
Exchange Offer Schedule	Section 4.05(b)
Excluded Benefit Plan	Section 9.03
Excluded IRB Indebtedness	Section 9.03
Fiber Supply Agreements	Section 9.03
Final Order	Section 9.03
Forest Licenses	Section 9.03
Form 10	Section 4.05(b)
Form S-4	Section 4.05(b)
Form S-8	Section 6.03(c)
FTC	Section 6.07(d)
Governmental Approval	Section 3.05(b)
Governmental Entity	Section 3.05(b)
Hazardous Materials	Section 9.03
HIPAA	Section 6.09(e)(ii)
HSR Act	Section 3.05(b)
Intellectual Property Rights	Section 3.18(a)
Intellectual Property License Agreement	Section 9.03
Intended Tax Treatment	Section 6.16
Interim Domtar Balance Sheet	Section 3.06(b)(ii)
Interim Domtar Financial Statements	Section 3.06(b)(ii)
Interim Newco Balance Sheet	Section 4.06(b)
Interim Newco Financial Statements	Section 4.06(b)
Interim Order	Section 9.03
Intellectual Property License Agreement	Section 9.03

3

Term	Location
Investment Canada Act	Section 9.03
IRS	Section 3.09(l)
IRS Ruling	Section 6.27(a)
IRS Submission	Section 6.27(c)
ITA	Section 9.03
Judgment	Section 3.05(a)
knowledge of Domtar	Section 9.03
knowledge of Weyerhaeuser	Section 9.03
Law	Section 3.05(a)
Liens	Section 3.02(a)
Losses	Section 9.01(b)
Material Adverse Effect	Section 9.03
Measurement Date	Section 9.03
Mill Employees	Section 9.03
New 401(k) Plan	Section 6.09(f)(i)
New Benefit Plans	Section 6.09(c)
Newco	Preamble
Newco 401(k) Plan	Section 6.09(f)(i)
Newco Assets	Section 9.03
Newco Benefit Agreements	Section 4.11(a)
Newco Benefit Plans	Section 4.10
Newco Business	Section 9.03
Newco Canada	Preamble
Newco Canada Exchangeco	Preamble
Newco Canada Exchangeco Assets	Section 9.03
Newco Canada Exchangeco Liabilities	Section 9.03
Newco Canadian MEPP	Section 4.11(a)
Newco Canadian Pension Plans	Section 4.11(a)
Newco Canadian Welfare Plans	Section 4.11(a)
Newco Employee	Section 4.10
Newco Equity Interests	Recitals
Newco Financial Statements	Section 4.06(b)
Newco Holding	Preamble
Newco Leased Real Property	Section 4.23(b)
Newco Liabilities	Section 9.03
Newco Material Adverse Effect	Section 9.03
Newco Material Agreements	Section 4.20
Newco Owned Real Property	Section 4.23(a)
Newco Parties	Recitals
Newco Permitted Liens	Section 4.17
Newco Subsidiary	Section 4.03(b)
Newco U.S. Pension Plans	Section 4.11(a)
Newco U.S. Welfare Plans	Section 4.11(a)

4

Term	Location
New Debt Commitment Letter	Recitals
New Welfare Plans	Section 6.09(e)(i)
NI 52-109	Section 3.06(e)
Norampac	Section 3.02(b)
NYSE	Section 4.05(b)
Opinion Materials	Section 6.26
Option Exchange Ratio	Section 6.08(a)
Outside Date	Section 8.01(b)(i)
PBGC	Section 3.11(e)
Permitted Liens	Section 4.17
person	Section 9.03
Plan of Arrangement	Section 9.03
Primary Domtar Executives	Section 3.11(f)
Registered Intellectual Property	Section 3.18(a)
Release	Section 9.03
Replacement DSU	Section 1.04(j)(ii)
Replacement Option	Section 1.04(j)(i)
Replacement PSU	Section 1.04(j)(iii)
Replacement Restricted Shares	Section 1.04(h)
Replacement Right	Section 1.04(j)(i)
Representations	Section 6.27(b)
Retained Licensed Intellectual Property	Section 9.03
Review Laws	Section 6.07(c)
Rollover Employee	Section 6.08(a)(i)
Sarbanes-Oxley Act	Section 6.31
SEC	Section 3.06(a)
Securities Act	Section 3.06(a)
Site Separation Costs	Section 6.11(b)
Site Services Agreements	Section 9.03
Special Voting Stock	Section 9.03
Spinco	Preamble
Spinco Common Stock	Recitals
Spinco Elected Share	Section 1.04(b)
Spinco Parties	Recitals
Spinco Registration Statement	Section 6.03(b)
Spinco Share Issuance	Section 1.05
Spinco Stockholder Approval	Section 4.04(c)
Spinco Stock Plans	Section 6.08(b)
subsidiary	Section 9.03
Substituted Spinco Option	Section 6.08(a)(ii)
Substituted Spinco RSU	Section 6.08(a)(v)
Substituted Spinco SAR	Section 6.08(a)(iv)
Superior Proposal	Section 9.03

5

Term	Location
Support Agreement	Section 9.03
Taxes	Section 9.03
Tax Return	Section 9.03
Tax Sharing Agreement	Section 9.03
Third Party Claim	Section 9.03
Transaction Debt	Section 7.01(j)
Transaction Documents	Section 9.03
Transactions	Section 1.05
Transferred Employee	Section 6.09(a)(i)
Transfer Taxes	Section 9.03
Transition Services Agreement	Section 9.03
Transition Year	Section 6.09(k)
Trustee	Section 9.03
TSX	Section 1.04(a)
Unaudited Newco Financial Statements	Section 4.06(b)
U.S. Flexible Spending Account Plans	Section 6.09(k)
U.S. GAAP	Section 9.03
U.S. MEPP	Section 6.09(m)
U.S. WC Newco Employees	Section 6.09(a)(iii)
Voting and Exchange Trust Agreement	Section 9.03
Voting Domtar Debt	Section 3.03
Voting Newco Debt	Section 4.03(b)
Voting Spinco Debt	Section 4.03(a)
Wapawekka Lumber	Section 9.03
Wapawekka Lumber Partnership	Section 9.03
Weyerhaeuser	Preamble
Weyerhaeuser Business	Section 9.03
Weyerhaeuser Canada	Section 9.03
Weyerhaeuser Canada Circular	Section 9.03
Weyerhaeuser Canada Exchangeable Shares	Section 9.03
Weyerhaeuser Common Stock	Section 9.03
Weyerhaeuser Disclosure Letter	Article IV
Weyerhaeuser Equity Award	Section 6.08(a)(i)
Weyerhaeuser Group	Section 9.03
Weyerhaeuser Intellectual Property Rights	Section 4.18(a)
Weyerhaeuser Option	Section 6.08(a)(ii)
Weyerhaeuser Parties	Section 1.01
Weyerhaeuser RSU	Section 6.08(a)(v)
Weyerhaeuser SAR	Section 6.08(a)(iv)
Weyerhaeuser Saskatchewan	Section 9.03
Weyerhaeuser Stock Plans	Section 6.08(e)
Weyerhaeuser Subsidiary	Section 4.02(a)

6

EXHIBIT A

FORM OF RESTATED CERTIFICATE OF INCORPORATION

OF

[  ]

The corporation was incorporated under the name Weyerhaeuser TIA, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of Delaware on August 17, 2006.

This Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation's Certificate of Incorporation, has been duly proposed by resolutions adopted and declared advisable by the Board of Directors of the corporation, duly adopted by the sole stockholder of the corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the General Corporation Law of the State of Delaware and shall become effective at [ ] on [ ], 2006.

The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

GENERAL

SECTION 1.01.   Name. The name of the corporation (hereinafter called the “Corporation”) is [ ]

SECTION 1.02.   Registered Agent. The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801 and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

SECTION 1.03.   Purpose. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE II

CAPITAL STOCK

SECTION 2.01.   Authorized Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue is []  shares of common stock, par value $0.01 per share (“Common Stock”), one share of special voting stock, par value $0.01 per share (the “Special Voting Stock”) as provided in Section 2.03, and [  ] shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of any of the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Special Voting Stock or the Common Stock voting separately as a class shall be required therefor.

SECTION 2.02.   Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 2.03.   Special Voting Stock. The number of shares and the powers, privileges and rights, and the qualifications, limitations and restrictions of the Special Voting Stock shall be as follows:

(a)  Number of Shares. There shall be one share of Special Voting Stock.

(b)  Dividends or Distributions. Neither the holder nor, if different, the owner of the share of Special Voting Stock shall be entitled to receive dividends or distributions from the Corporation in its capacity as holder or owner thereof.

(c)  Voting Rights. The holder of the share of Special Voting Stock shall have the following voting rights:

(i)   The holder of the share of Special Voting Stock shall be entitled to vote on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, and the holder of the share of Special Voting Stock shall be entitled to cast on each such matter a number of votes equal to the number of shares of Common Stock into which the exchangeable shares of [Newco Canada Exchangeco] (the “Exchangeable Shares”) outstanding on the record date for holders of Common Stock entitled to vote on any such matter are then exchangeable (A) that are not owned by the Corporation or its affiliates and (B) as to which the holder of the share of Special Voting Stock has timely received, as determined pursuant to the Voting and Exchange Trust Agreement to be entered into among [Newco Canada Exchangeco, [ ], the Corporation and [ ], as trustee (as it may be amended from time to time, the “Voting Agreement”), voting instructions from the holders of such Exchangeable Shares in accordance with the Voting Agreement.

(ii)   Except as otherwise provided herein or by applicable law, the holder of the share of Special Voting Stock and the holders of shares of Common Stock shall vote together as one class for the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation and any directors so elected shall be classified as provided in Article IV.

(d)  Liquidation Rights.

(i)   In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holder of the share of Special Voting Stock shall be entitled to receive out of the assets of the Corporation available for distribution to the stockholders, an amount equal to $0.01 before any distribution is made on the Common Stock of the Corporation or any other stock ranking junior to the Special Voting Stock as to distribution of assets upon voluntary or involuntary liquidation. After payment of the full amount of the liquidation preference of the share of Special Voting Stock, the holder of the share of Special Voting Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(ii)   For the purposes of this Section 2.03(d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities shall be deemed to be a voluntary or involuntary liquidation.

(e)  No Redemption; No Sinking Fund.

(i)   The share of Special Voting Stock shall not be subject to redemption by the Corporation or at the option of its holder, except that at such time as no Exchangeable Shares (other than Exchangeable Shares owned by the Corporation or its affiliates) shall be outstanding, the share of Special Voting Stock shall automatically be redeemed and canceled with an amount of $0.01 due and payable upon such redemption.

(ii)   The share of Special Voting Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

(f)  Approvals. During the term of the Voting Agreement, the Corporation shall obtain the consent of the holders of the Exchangeable Shares in order to issue any shares of Special Voting Stock in addition to the share of Special Voting Stock and shall obtain approval of the holder of the share of Special Voting Stock in order to amend any other term of the Special Voting Stock.

SECTION 2.04.   Common Stock. (a) General. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(b)   Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any certificate filed pursuant to the DGCL (“Certificate of Designation”) relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise provided by law, by this Restated Certificate of Incorporation (including any Certificate of Designation) or by the resolution or resolutions adopted by the Board of Directors designating any series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of the members of the Board of Directors (each, a “Director”) and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

(c)   Dividends and Distributions. Subject to Section 2.03(b), and subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

(d)   Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and subject to the rights of any class or series of stock having a preference over the Common Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

SECTION 2.05.   Stock Ownerhip. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE III

STOCKHOLDER ACTION

SECTION 3.01.   Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise provided by law, this Restated Certificate of Incorporation (including any Certificate of Designation), the Restated By-laws of the Corporation (the “By-laws”), applicable stock exchange rules or other rules and regulations applicable to the Corporation, in all matters other than the election of Directors, the affirmative vote of a majority of the voting power of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of Directors which the Corporation would have if there were no vacancies (the “Whole Board”) or by the Chairman of the Board of Directors. No business other than that stated in the notice of meeting shall be transacted at any special meeting of stockholders.

ARTICLE IV

BOARD OF DIRECTORS

SECTION 4.01.   Election of Directors. Unless and except to the extent that the By-laws shall so require, the election of Directors of the Corporation need not be by written ballot. Subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect Directors under this Restated Certificate of Incorporation or any resolution or resolutions providing for the issue of such class or series of stock adopted by the Board of Directors, a plurality of the votes cast at a duly called annual or special meeting of stockholders shall be the vote required to elect Directors.

SECTION 4.02.   Number and Terms. Except as otherwise fixed by or pursuant to the provisions of Article II hereof relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect additional Directors under specified circumstances, the number of the Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board (but shall not be less than three). Subject to Section 4.06, the Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the first annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, another class to be originally elected for a term expiring at the second annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, and another class to be originally elected for a term expiring at the third annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation, with each Director to hold office until such person’s successor is duly elected and qualified. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until such person’s successor shall have been duly elected and qualified.

SECTION 4.03.   Newly Created Directorships And Vacancies. Except as otherwise provided for or fixed by or pursuant to the provisions of Article II relating to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

SECTION 4.04.   Removal. Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect Directors under specified circumstances, any director may be removed from office only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors (the “Voting Stock”) then outstanding, voting together as a single class.

SECTION 4.05.   Preferred Stock. Notwithstanding the foregoing, whenever the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up shall have the right, voting separately by series, to elect Directors under specified circumstances, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such Directors so elected shall not be classified pursuant to this Article IV unless expressly provided by the terms of such series of Preferred Stock.

ARTICLE V

BY-LAWS

SECTION 5.01.   Amendment, Repeal, etc. Except as otherwise provided in a specific By-law, the By-laws may be adopted, altered, amended or repealed and new By-laws may be adopted (a) by the affirmative vote of a majority of the Whole Board, or (b) at any annual or special meeting of stockholders, by the affirmative vote of the holders of at least 75% of the voting power of all Voting Stock then outstanding, voting together as a single class.

ARTICLE VI

CERTIFICATE OF INCORPORATION

SECTION 6.01.   Amendment, Repeal, etc. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and except as set forth in Article VII, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VI. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal Articles III, IV, V or this sentence.

ARTICLE VII

LIMITED LIABILITY; INDEMNIFICATION

SECTION 7.01.   Limited Liability of Directors. A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL. Neither the amendment nor repeal of this Section 7.01 shall eliminate or reduce the effect of this Section 7.01 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 7.01, would accrue or arise, prior to such amendment or repeal.

SECTION 7.02.   Indemnification and Insurance. (a) Right To Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors. The Corporation may pay the expenses incurred in defending any such Proceeding in advance of its final disposition; any advance payments to be paid by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, to the extent the DGCL requires, the payment of such expenses incurred by a Director or officer in such person’s capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such person while a Director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such Director or officer is not entitled to be indemnified under this Section 7.02 or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the Corporation pay the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

(b)   Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section 7.02 is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c)   Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 7.02 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation (including any Certificate of Designation), By-law, agreement, vote of stockholders or disinterested Directors or otherwise. No repeal or modification of this Article VII shall in any way diminish or adversely affect the rights of any Director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

(d)   Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(a)   Severability. If any provision or provisions of this Article VII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article VII (including, without limitation, each portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article VII (including, without limitation, each such portion of any paragraph of this Article VII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

EXHIBIT B

FORM OF RESTATED BY-LAWS

OF

[  ]

ARTICLE I

OFFICES AND RECORDS

SECTION 1.01.  Delaware Office. The principal office of [  ] (the “Corporation”) in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

SECTION 1.02.  Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

SECTION 1.03.  Books and Records. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

ARTICLE II

STOCKHOLDERS

SECTION 2.01.  Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be fixed by resolution of the Board of Directors.

SECTION 2.02.  Special Meeting. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) as to dividends or upon liquidation, dissolution or winding up, a special meeting of stockholders of the Corporation for any purpose or purposes may be called only by (a) the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of members of the Board of Directors (each a “Director”), which the Corporation would have if there were no vacancies (the “Whole Board”), or (b) by the Chairman of the Board of Directors (the “Chairman of the Board”). No business other than that stated in the notice of meeting shall be transacted at any special meeting of stockholders.

SECTION 2.03.  Place of Meeting. The Board of Directors or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual or special meeting of the stockholders. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

SECTION 2.04.  Notice of Meeting. Notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than 10 nor more than 60 calendar days before the date of the meeting, whether annual or special, either personally, by mail or by other lawful means, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at such person's address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Meetings may be held without notice if all stockholders entitled to notice are present (except when stockholders entitled to notice attend the meeting for the express purpose of objecting, at the beginning of the meeting, because the meeting is not lawfully called or convened), or if notice is waived by those not present in accordance with Section 6.04. Any previously scheduled meeting of the stockholders may be postponed, and any special meeting of the stockholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

SECTION 2.05.  Quorum and Adjournment; Voting. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of one-third of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of Directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of one-third of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The presiding officer may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 2.06.  Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the General Corporation Law of the State of Delaware (the “DGCL”)) by the stockholder, or by such person's duly authorized attorney in fact.

SECTION 2.07.  Notice of Stockholder Business and Nominations.

(a)   Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation's notice of meeting pursuant to Section 2.04, (B) by or at the direction of the Board of Directors, or (C) by any stockholder of the Corporation who was a stockholder of record at the time he or she gave notice as provided in paragraph (a)(ii) of this Section 2.07, who is entitled to vote at the meeting and who complies with the notice procedures set forth in paragraph (a)(ii) of this Section 2.07.

(ii)  For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 2.07, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the 90th calendar day prior to such annual meeting; provided, further, however, that in the event that less than 100 calendar days’ notice or prior public disclosure by the Corporation of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the calendar day on which such notice of the date of the annual meeting was mailed or such public announcement was made by the Corporation, whichever first occurs. For purposes of determining whether a stockholder's notice shall have been delivered in a timely manner for the annual meeting of stockholders in 2007, the first anniversary of the previous year's meeting shall be deemed to be [ ], 2007. In no event shall the public announcement by the Corporation of an adjournment or postponement of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14a-11 (or any successor thereof) under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

(iii)  Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 2.07 to the contrary, in the event that the number of Directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by paragraph (a)(ii) of this Section 2.07 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Corporation.

(b)   Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting under Section 2.04. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation's notice of meeting (i) by or at the direction of the Board of Directors, or (ii) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time he or she gave notice as provided in paragraph (a)(ii) of this Section 2.07, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this paragraph (b) of Section 2.07. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board of Directors, any stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation's notice of meeting pursuant to such clause (ii), if a notice by such stockholder meeting the requirements of paragraph (a)(ii) of this Section 2.07 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the 90th calendar day prior to such special meeting; provided, however, that in the event that less than 100 calendar days’ notice or prior public disclosure by the corporation of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th calendar day following the calendar day on which notice of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting was mailed or such public announcement was made, whichever first occurs. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

(c)   General. (i) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.07 shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.07. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the presiding officer shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.07 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder's nominee or proposal in compliance with such stockholder's representation as required by clause (a)(ii)(C)(4) of this Section 2.07) and, if any proposed nomination or business is not in compliance with this Section 2.07, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.07, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)  For purposes of this Section 2.07, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15 (d) of the Exchange Act.

(iii)  Notwithstanding the foregoing provisions of this Section 2.07, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.07. Nothing in this Section 2.07 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (b) of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up of the Corporation to elect Directors under the Certificate of Incorporation or any resolution or resolutions providing for the issue of such class or series of stock adopted by the Board of Directors.

SECTION 2.08.  Procedure for Election of Directors; Required Vote. Election of Directors at all meetings of the stockholders at which Directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock or any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up to elect Directors under the Certificate of Incorporation or any resolution or resolutions providing for the issue of such class or series of stock adopted by the Board of Directors, a plurality of the votes cast thereat shall be the vote required to elect Directors. Except as otherwise provided by law, the Certificate of Incorporation (including any Certificate of Designation (as defined in the Certificate of Incorporation)), applicable stock exchange rules or other rules and regulations applicable to the Corporation or these By-Laws, in all matters other than the election of Directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

SECTION 2.09.  Inspectors of Elections; Opening and Closing the Polls. (a) The Board of Directors by resolution shall appoint, or shall authorize an officer of the Corporation to appoint, one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at any meeting of stockholders and make a written report thereof. One or more persons may be designated as alternate inspector(s) to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging such person's duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such person's ability. The inspector(s) shall have the duties prescribed by law.

(b)   The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the officer presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the presiding officer shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding officer, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding officer at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding officer should so determine, such person shall so declare to the meeting that any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE III

BOARD OF DIRECTORS

SECTION 3.01.  General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation required to be exercised or done by the stockholders.

SECTION 3.02.  Regular Meetings. A regular meeting of the Board of Directors shall be held without notice in conjunction with the annual meeting of stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

SECTION 3.03.  Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the Chief Executive Officer, the President or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

SECTION 3.04.  Notice. Notice of any special meeting of Directors shall be given to each Director at such person's business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram or electronic or facsimile transmission, orally by telephone or any other lawful means. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mail so addressed, with postage thereon prepaid, at least five calendar days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by electronic or facsimile transmission, such notice shall be deemed delivered adequately when the notice is transmitted at least 12 hours before such meeting. If by telephone, by hand delivery or by other lawful means, the notice shall be given at least 12 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these By-Laws, as provided in Section 8.01. A meeting may be held at any time without notice if all the Directors are present (except when Directors attend for the express purpose of objecting, at the beginning of the meeting, because it is not lawfully called or conveyed) or if those not present waive notice of the meeting either before or after such meeting.

SECTION 3.05.  Action by Consent of Board of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in accordance with applicable law.

SECTION 3.06.  Conference Telephone Meetings. Members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 3.07.   Quorum. Subject to Article IV of the Certificate of Incorporation, a whole number of Directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 3.08.  Executive and Other Committees. (a) The Board of Directors may, by a resolution or resolutions approved by 75% of the Whole Board, designate one or more committees, each of which shall consist of three or more Directors as set forth in the resolution designating such committee. The membership of each committee shall be determined by resolution approved by 75% of the Whole Board. The Board of Directors may, by resolution similarly adopted, designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board of Directors when required.

(b)   A whole number of Directors equal to at least a majority of the total number of members of any committee shall constitute a quorum for the transaction of business, unless the Board of Directors shall otherwise provide by resolution approved by 75% of the Whole Board. A majority of the total number of members of any committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided in Section 3.04. The Board of Directors shall have the power, by resolution approved by 75% of the Whole Board, at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

(c)   Sections 3.08(a) and 3.08(b) may be altered, amended or repealed only by the affirmative vote of 75% of the Whole Board or by the affirmative vote of the holders of at least 75% of the voting power of all Voting Stock then outstanding, voting together as a single class.

SECTION 3.09.  Records. The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board of Directors and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

ARTICLE IV

OFFICERS

SECTION 4.01.  Elected Officers. (a) The elected officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary, a Treasurer, and such other officers (including, without limitation, Senior Vice Presidents and Executive Vice Presidents and Vice Presidents) as the Board of Directors from time to time may deem proper. The Corporation shall have a non-executive Chairman of the Board who shall be chosen from among the Directors, by resolution approved by 75% of the Whole Board. All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors. The Board of Directors may from time to time elect, or the Chief Executive Officer may appoint, such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers), as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board of Directors or by the Chief Executive Officer, as the case may be.

(b)   Section 4.01(a) may be altered, amended or repealed only by the affirmative vote of 75% of the Whole Board or by the affirmative vote of the holders of at least 75% of the voting power of all Voting Stock then outstanding, voting together as a single class.

SECTION 4.02.  Election and Term of Office. (a) The elected officers of the Corporation shall be elected annually by the Board of Directors, by resolution approved by 75% of the Whole Board, at the regular meeting of the Board of Directors held in conjunction with the annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until such person's successor shall have been duly elected and shall have qualified or until such person's death or until he shall resign or be removed pursuant to Section 4.08.

(b)   Section 4.02(a) may be altered, amended or repealed only by the affirmative vote of 75% of the Whole Board or by the affirmative vote of the holders of at least 75% of the voting power of all Voting Stock then outstanding, voting together as a single class.

SECTION 4.03.  Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall perform all duties as are properly required of him by the Board of Directors. He shall make reports to the Board of Directors and the stockholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. The Chairman of the Board shall not serve as an officer of the Corporation. The Directors also may elect a Vice-Chairman to act in the place of the Chairman of the Board upon his or her absence or inability to act.

SECTION 4.04.  Chief Executive Officer; President. (a) The Chief Executive Officer shall be responsible for the general management of the affairs of the Corporation and, if also a Director, shall, in the absence of or because of the inability to act of the Chairman of the Board (or any Vice-Chairman), perform all duties of the Chairman of the Board and preside at all meetings of stockholders and of the Board of Directors.

(b)   The President shall have such powers and duties as may be delegated to him or her by the Board of Directors or the Chief Executive Officer. The President, if not also Chief Executive Officer, shall perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer's absence or disability.

SECTION 4.05.  Vice Presidents. Each Senior Vice President and Executive Vice President and any Vice President shall have such powers and shall perform such duties as shall be assigned to him by the Board of Directors, the Chief Executive Officer or the President.

SECTION 4.06.  Treasurer. (a) The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Corporation to be deposited in such banks as may be authorized by the Board of Directors, or in such banks as may be designated as depositories in the manner provided by resolution of the Board of Directors. The Treasurer shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board of Directors or the Chief Executive Officer.

(b)   The Treasurer may designate one or more Assistant Treasurers who shall have such of the authority and perform such of the duties of the Treasurer as may be assigned to them by the Board of Directors, the Chief Executive Officer or the Treasurer. During the Treasurer's absence or inability, the Treasurer's authority and duties shall be possessed by such Assistant Treasurer(s) as the Board of Directors or the Chief Executive Officer may designate.

SECTION 4.07.  Secretary. (a) The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board of Directors, the committees of the Board of Directors and the stockholders; the Secretary shall see that all notices are duly given in accordance with the provisions of these By-Laws and as required by law; shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be electronic or facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board of Directors or the Chief Executive Officer.

(b)   The Secretary may designate one or more Assistant Secretaries who shall have such of the authority and perform such of the duties of the Secretary as may be provided in these By-Laws or assigned to them by the Board of Directors, the Chief Executive Officer or by the Secretary. During the Secretary's absence or inability, the Secretary's authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board of Directors or the Chief Executive Officer may designate.

SECTION 4.08.  Removal. Any officer elected by the Board of Directors may be removed by the affirmative vote of a majority of the Whole Board whenever, in the judgment of the Board of Directors, the best interests of the Corporation would be served thereby. Any officer appointed by the Chief Executive Officer may be removed by him or her whenever, in such person's judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of such person's successor, such person's death, such person's resignation or such person's removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee benefit plan.

SECTION 4.09.  Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors. Any vacancy in an office appointed by the Chief Executive Officer because of death, resignation, or removal may be filled by the Chief Executive Officer.

ARTICLE V

STOCK CERTIFICATES

SECTION 5.01.  Stock Certificates; Uncertificated Stock; Transfers. The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the Corporation may from time to time prescribe. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by such person's attorney, upon surrender for cancelation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe or as may otherwise be permitted by applicable law, which resolution may permit all or any of the signatures on such certificates to be electronic or facsimile. In case any officer, transfer agent or registrar who has signed or whose electronic or facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. Notwithstanding the foregoing provisions regarding share certificates, the Corporation may provide that, subject to the rights of stockholders under applicable law, some or all of any or all classes or series of the Corporation's Common Stock or Preferred Stock may be uncertificated shares.

SECTION 5.02.  Lost, Stolen Or Destroyed Certificates. No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or such person's discretion require.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.01.  Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the last day of December of each year except for the first fiscal year of the Corporation, which shall begin on the date of filing of the Certificate of Incorporation.

SECTION 6.02.  Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

SECTION 6.03.  Seal. The corporate seal shall have inscribed thereon the words “Corporate Seal,” the year of incorporation and the word “Delaware.”

SECTION 6.04.  Waiver of Notice. Whenever any notice is required to be given to any stockholder or Director under the provisions of the DGCL or these By-Laws, a waiver thereof given in accordance with applicable law shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

SECTION 6.05.  Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.

SECTION 6.06.  Resignations. Any Director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

ARTICLE VII

CONTRACTS, PROXIES, ETC.

SECTION 7.01.  Contracts. Except as otherwise required by law, the Certificate of Incorporation (including a Certificate of Designation) or these By-Laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board of Directors may determine. The Chairman of the Board, the Chief Executive Officer, the President or any Senior Vice President, Executive Vice President or Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed or for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the Chief Executive Officer, the President or any Senior Vice President, Executive Vice President or Vice President of the Corporation may delegate contractual powers to others under such person's jurisdiction; provided, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

SECTION 7.02.  Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Senior Vice President, Executive Vice President or Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holders of stock or other securities in any other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other entity, or to consent in accordance with applicable law, in the name of the Corporation as such holder, to any action by such other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such proxies or other instruments as he may deem necessary or proper in the premises.

ARTICLE VIII

AMENDMENTS

SECTION 8.01.  Amendments. Except as otherwise provided in a specific By-law, the By-Laws may be altered or repealed and new By-Laws may be adopted (a) by the affirmative vote of a majority of the Whole Board, or (b) at any annual or special meeting of stockholders, by the affirmative vote of the holders of at least 75% of the voting power of all Voting Stock then outstanding, voting together as a single class, and provided, however, that, in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new By-Law or By-Laws must be contained in the notice of such special meeting.

EXHIBIT C

FORM OF SPECIAL RESOLUTION OF THE DOMTAR SECURITYHOLDERS

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Domtar Inc. (“Domtar”), as more particularly described and set forth in the Management Information Circular (the “Circular”) of Domtar accompanying the notice of this meeting (as the Arrangement may be modified or amended) is hereby authorized, approved and adopted.

2.
The plan of arrangement, as it may be or have been amended, (the “Plan of Arrangement”) involving Domtar, the full text of which is set out as Exhibit D to the Transaction Agreement dated as of August 22, 2006, between Weyerhaeuser Company, Weyerhaeuser TIA, Inc., Weyerhaeuser ELI, LLC, Weyerhaeuser ELI, Inc., Weyerhaeuser Crosby, Inc. and Weyerhaeuser Yukon, Inc. and Domtar (the “Transaction Agreement”), is hereby approved and adopted.

3.
The Transaction Agreement, the actions of the directors of Domtar in approving the Arrangement and the actions of the officers of Domtar in executing and delivering the Transaction Agreement and any amendments thereto are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders and optionholders of Domtar or that the Arrangement has been approved by the Superior Court of Québec, the directors of Domtar are hereby authorized and empowered (i) to amend the Transaction Agreement, or the Plan of Arrangement to the extent permitted by the Transaction Agreement, and (ii) subject to the terms of the Transaction Agreement, not to proceed with the Arrangement without further approval of the shareholders and optionholders of Domtar.

5.
Any officer or director of Domtar is hereby authorized and directed for and on behalf of Domtar to execute and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Transaction Agreement.

6.
Any officer or director of Domtar is hereby authorized and directed for and on behalf of Domtar to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

C-1

EXHIBIT D

FORM OF PLAN OF ARRANGEMENT

UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1  Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Canada Business Corporations Act, as now in effect and as may be amended from time to time prior to the Effective Date;

“Amended Replacement Option” has the meaning ascribed thereto in section 2.2(j)(i);

“Ancillary Rights” has the meaning ascribed thereto in section 2.2(b);

“Arrangement” means an arrangement under section 192 of the Act on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 8.03 of the Transaction Agreement or Article 6 or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution of the Domtar Securityholders, to be substantially in the form and content of Exhibit C annexed to the Transaction Agreement;

“Articles of Arrangement” means the articles of arrangement of Domtar in respect of the Arrangement that are required by the Act to be sent to the Director after the Final Order is made;

“Average Spinco Distribution Price” has the meaning ascribed thereto in the Transaction Agreement;

“Business Day” means any day on which commercial banks are generally open for business in Seattle, Washington and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the laws of the State of Washington or the federal laws of the United States of America or in Montreal, Quebec under the laws of the Province of Quebec or the federal laws of Canada;

“Canadian Asset Sale” has the meaning ascribed thereto in the Transaction Agreement;

“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the Act after the Articles of Arrangement have been filed;

“Class A Common Shares” means the Class A Common Shares in the capital of Newco Canada Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement;

“Class B Common Shares” means the Class B Common Shares in the capital of Newco Canada Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement;

“Contribution” has the meaning ascribed thereto in the Transaction Agreement;

“Court” means the Superior Court of Quebec;

“Current Market Price” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Director” means the Director appointed pursuant to section 260 of the Act;

“Dissent Rights” means the right of a holder of Domtar Common Shares to dissent pursuant to section 3.1 and the right of a holder of Domtar Preferred Shares to dissent pursuant to section 3.2;

“Distribution” has the meaning ascribed thereto in the Contribution and Distribution Agreement (as defined in the Transaction Agreement);

“Distribution Date” has the meaning ascribed thereto in the Contribution and Distribution Agreement (as defined in the Transaction Agreement);

“Dividend Amount” means an amount equal to and in satisfaction of all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase of such share by Newco Canada or Newco Canada Exchangeco, as the case may be, from such holder;

“Domtar” means Domtar Inc., a corporation governed by the Act;

“Domtar Circular” means the notice of the Domtar Meeting and the accompanying management information circular, including all schedules and exhibits thereto, to be sent to Domtar Securityholders in connection with the Domtar Meeting;

“Domtar Common Shares” means the issued and outstanding common shares in the capital of Domtar;

“Domtar Disclosure Letter” has the meaning ascribed thereto in the Transaction Agreement;

“Domtar DSU” has the meaning ascribed thereto in section 2.2(j)(ii);

“Domtar DSU Plans” means the Domtar Deferred Share Unit Plan and the Domtar Deferred Shares Unit Plan for Outside Directors;

“Domtar Meeting” means the meeting of Domtar Securityholders, convened to consider and, if thought fit, approve the Transactions;

“Domtar Option” means an option to purchase a Domtar Common Share granted pursuant to the Domtar Stock Option Plan and being outstanding and unexercised on the Effective Date;

“Domtar Option Exchange” has the meaning ascribed thereto in section 2.2(j)(i)

“Domtar Preferred Shares” means the issued and outstanding Series A Preferred Shares and Series B Preferred Shares of Domtar;

“Domtar PSU” has the meaning ascribed thereto in section 2.2(j)(iii);

“Domtar PSU Plan” means the Domtar Executive Performance Share Unit Plan;

“Domtar Restricted Shares” has the meaning ascribed thereto in section 2.2(h);

“Domtar Right” has the meaning ascribed thereto in section 2.2(j)(i).

“Domtar Securityholders” means the holders of Domtar Common Shares, Domtar Options and the Domtar Preferred Shares;

“Domtar Stock Plans” shall mean the Domtar Executive Stock Option Plan and Share Purchase Plan, the Domtar Share Purchase Plan for Canadian Employees, the Domtar Share Purchase Plan for Employees in the United States, the Domtar Restricted Stock Plan, the Domtar PSU Plan and the Domtar DSU Plans;

“Effective Date” means the date shown on the Certificate which shall be the same date as the Distribution Date;

“Effective Time” means the time on the Effective Date at which the Arrangement becomes effective;

“Election Deadline” means 5:00 p.m. (local time) at the place of deposit on the date which is two Business Days prior to the date of the Domtar Meeting;

“Exchange Agent” means a bank or trust company appointed by Spinco, at such company’s offices set out in the Letter of Transmittal and Election Form;

“Exchangeable Elected Share” has the meaning ascribed thereto in section 2.2(b);

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of Newco Canada Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions;

“Exchangeable Share Issuance” means the issuance by Newco Canada Exchangeco of the Class B Common Shares and the Exchangeable Shares and the delivery of the Ancillary Rights in connection with the Arrangement;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Appendix 1 hereto;

“Final Order” means the order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

“Government Entity” means any federal, provincial, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign;

“Interim Order” means the interim order of the Court, as the same may be amended, containing declaration and directions regarding the notice to be given in respect of and the conduct of the Domtar Meeting with respect to the Transactions;

“ITA” means the Income Tax Act (Canada), R.S.C. 1985, 5th Supplement, and the regulations thereunder, as amended from time to time;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by holders of Domtar Common Shares, in the form accompanying the Circular;

“Liquidation Amount” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Liquidation Call Purchase Price” has the meaning ascribed thereto in section 5.1(a);

“Liquidation Call Right” has the meaning ascribed thereto in section 5.1(a);

“Liquidation Date” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Newco” means Weyerhaeuser ELI, LLC, a limited liability company formed under the laws of the State of Delaware and a wholly-owned subsidiary of Spinco;

“Newco Canada” means Weyerhaeuser Crosby, Inc., a corporation governed by the Business Corporations Act (British Columbia) and a wholly-owned subsidiary of Newco Holding;

“Newco Canada Exchangeco” means Weyerhaeuser Yukon, Inc., a corporation governed by the Act and a wholly-owned subsidiary of Newco Canada;

“Newco Holding” means Weyerheuser ELI, Inc. a corporation incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of Newco;

“NYSE” means the New York Stock Exchange, Inc.;

“person” means any individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Government Entity;

“Redemption Call Purchase Price” has the meaning ascribed thereto in section 5.2(a);

“Redemption Call Right” has the meaning ascribed thereto in section 5.2(a);

“Redemption Date” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Replacement DSU” has the meaning ascribed thereto in section 2.2(j)(ii);

“Replacement Option” has the meaning ascribed thereto in section 2.2(j)(i);

“Replacement PSU” has the meaning ascribed thereto in section 2.2(j)(iii);

“Replacement Right” has the meaning ascribed thereto in section 2.2(j)(i);

“Replacement Restricted Shares” has the meaning ascribed thereto in section 2.2(h);

“Special Voting Stock” has the meaning ascribed thereto in the Transaction Agreement;

“Spinco” means Weyerhaeuser TIA Inc., a corporation incorporated under the laws of the State of Delaware;

“Spinco Common Stock” means the common stock of Spinco, par value US$0.01 per share;

“Spinco Elected Share” has the meaning ascribed thereto in section 2.2(b);

“Spinco Share Issuance” means the issuance by Spinco of shares of Spinco Common Stock in connection with the Arrangement;

“subsidiary” of any person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled (i) by such person, (ii) by any one or more of its subsidiaries, or (iii) by such person and one or more of its subsidiaries; provided, however, that no person that is not directly or indirectly wholly-owned by any other person shall be a subsidiary of such other person unless such other person controls, or has the right, power or ability to control, that person;

“Transaction Agreement” means the agreement dated as of the 22nd day of August, 2006 among Weyerhaeuser, Spinco, Newco, Newco Holding, Newco Canada, Newco Canada Exchangeco and Domtar, as amended, supplemented and/or restated in accordance therewith, providing for, among other things, the Arrangement;

“Transaction Documents” means the Transaction Agreement, the Contribution and Distribution Agreement (including the Ancillary Agreements), the New Debt Commitment Letter, this Plan of Arrangement, the Support Agreement, the Voting and Exchange Trust Agreement and the Confidentiality Agreement (all of the foregoing as defined in the Transaction Agreement unless defined herein);

“Transactions” means collectively the Arrangement, the Spinco Share Issuance, the Exchangeable Share Issuance and the other transactions (including the Contribution, the Distribution and the Canadian Asset Sale) contemplated by the Transaction Documents;

“Transfer Agent” has the meaning ascribed thereto in section 5.1(b);

“Trustee” means the trustee chosen by Weyerhaeuser and Domtar, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement;

“TSX” has the meaning ascribed thereto in section 2.2(a);

“Voting and Exchange Trust Agreement” means an agreement to be made between Spinco, Newco Canada, Newco Canada Exchangeco and the Trustee in connection with this Plan of Arrangement substantially in the form and content of Exhibit G annexed to the Transaction Agreement, with such changes thereto as the parties to the Transaction Agreement, acting reasonably, may agree; and

“Weyerhaeuser” means Weyerhaeuser Company, a corporation existing under the laws of the State of Washington.

1.2  Sections and Headings

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

1.3  Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

ARTICLE 2

ARRANGEMENT

2.1  Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Domtar, (ii) Weyerhaeuser, (iii) Spinco, Newco, Newco Holding, Newco Canada and Newco Canada Exchangeco, (iv) all holders and all beneficial holders of Domtar Common Shares, (v) all holders and all beneficial holders of Class A Common Shares, (vi) all holders and all beneficial holders of Class B Common Shares, (vii) all holders and all beneficial holders of Exchangeable Shares, (viii) all holders and all beneficial holders of Domtar Preferred Shares, (ix) all holders and all beneficial holders of Domtar Options and (x) all holders and all beneficial holders of Domtar DSUs, Domtar PSUs, Domtar Restricted Shares and Domtar Rights.

2.2  Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)
each outstanding Domtar Common Share that is not held by a holder who has exercised its Dissent Rights shall be transferred by the holder thereof to Newco Canada Exchangeco in exchange for one fully paid and non-assessable Class B Common Share of Newco Canada Exchangeco (which Class B Common Shares shall, upon issuance, be listed and posted for trading on the Toronto Stock Exchange (the “TSX”)) and the name of the holder of such Domtar Common Shares will be removed from the register of holders of Domtar Common Shares and added to the register of holders of Class B Common Shares of Newco Canada Exchangeco and Newco Canada Exchangeco will be recorded as the registered holder of the Domtar Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

(b)
following the exchange contemplated by section 2.2(a), each outstanding Class B Common Share will be transferred by the holder thereof, at the holder’s election, (i) to Newco Canada in exchange for one fully paid and non-assessable share of Spinco Common Stock (each such Class B Common Share, a “Spinco Elected Share”), or (ii) to Newco Canada Exchangeco in exchange for one fully paid and non-assessable Exchangeable Share and the rights under the Voting and Exchange Trust Agreement (the “Ancillary Rights”) (each such Class B Common Share, an “Exchangeable Elected Share”); provided, however, that, notwithstanding the foregoing, a holder of Class B Common Shares will not be entitled to elect to receive Exchangeable Shares, and any such election otherwise made by any such holder in respect of any such Class B Common Shares shall be and be deemed to be an election to receive shares of Spinco Common Stock, if such holder is (i) a non-resident of Canada, (ii) a resident of Canada exempt from tax under the ITA, or (iii) a partnership of which all of the partners are non-residents of Canada and/or residents of Canada exempt from tax under the ITA;

(c)
upon the transfer of Class B Common Shares by the holder thereof as set forth in section 2.2(b), the name of such holder will be removed from the register of holders of Class B Common Shares and added to the register of holders of Spinco Common Stock or Exchangeable Shares, as the case may be, and (i) in the case of the Spinco Elected Shares, Newco Canada will be recorded as the registered holder of such Class B Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof, and (ii) in the case of the Exchangeable Elected Shares, the Class B Common Shares transferred to Newco Canada Exchangeco will be cancelled by Newco Canada Exchangeco;

(d)
each outstanding Class B Common Share in respect of which no election has been made by the holder thereof, or in respect of which an effective election has not been made (i) in the case of a holder of Class B Common Shares whose address as shown in the register of Class B Common Shares is in Canada will be deemed to be an Exchangeable Elected Share and will be transferred by the holder thereof, without any act or formality on its part, to Newco Canada Exchangeco in exchange for one fully paid and non-assessable Exchangeable Share and the Ancillary Rights, and the name of each such holder of Class B Common Shares will be removed from the register of holders of Class B Common Shares and added to the register of holders of Exchangeable Shares and such Class B Common Shares so exchanged will be cancelled, and (ii) in the case of a holder of Class B Common Shares whose address as shown in the register of Class B Common Shares is not in Canada will be deemed to be a Spinco Elected Share and will be transferred by the holder thereof, without any act or formality on its part, to Newco Canada in exchange for one fully paid and non-assessable share of Spinco Common Stock, and the name of each such holder of Class B Common Shares will be removed from the register of holders of Class B Common Shares and added to the register of holders of shares of Spinco Common Stock and Newco Canada, will be recorded as the registered holder of such Class B Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

(e)	each Class B Common Share held by Newco Canada following the exchanges contemplated by sections 2.2(b) and 2.2(d) shall be converted into one Class A Common Share;

(f)
Spinco shall issue, after the Distribution but prior to the Effective Time, a number of shares of Spinco Common Stock equal to the number of Spinco Elected Shares and shall transfer such shares to Newco, which, in turn, will transfer such shares to Newco Holding, which, in turn, will transfer such shares to Newco Canada which, in turn, will transfer such shares to holders of Spinco Elected Shares, and the Spinco Elected Shares shall be transferred to Newco Canada;

(g)
a holder of Class B Common Shares who is either a resident of Canada or a partnership at least one partner of which is a resident of Canada for the purposes of the ITA (other than any such holder or partner who is exempt from tax under the ITA), and who has elected to receive or receives Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(l) of the ITA or, if the holder is a partnership, subsection 85(2) of the ITA (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of their Class B Common Shares to Newco Canada Exchangeco. Newco Canada Exchangeco will not be responsible for any taxes, interest or penalties resulting from the failure by a holder of Class B Common Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation);

(h)
each outstanding award of restricted Domtar Common Shares (“Domtar Restricted Shares”) granted pursuant to the Domtar Restricted Stock Plan shall be exchanged for Class B Common Shares, in accordance with section 2.2(a), which in turn will be exchanged for restricted shares of Spinco Common Stock or restricted Exchangeable Shares in accordance with sections 2.2(b), 2.2(c) and 2.2(d), as applicable (“Replacement Restricted Shares”), and the Replacement Restricted Shares shall be subject to the same terms and conditions as were applicable to the Domtar Restricted Shares;

(i)
Spinco shall issue to and deposit with the Trustee one share of Special Voting Stock, in consideration of the payment to Spinco of U.S.$1.00, to be thereafter held by the Trustee for and on behalf of, and for the use and benefit of, the holders of Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement;

(j)	(i)
following the exchange of the Class B Common Shares provided by sections 2.2(b) and 2.2(d), (A) each Domtar Option granted after January 1, 2006 (whether vested or unvested) shall be exchanged, on the same terms and conditions as were applicable under such Domtar Option, for an option (a “Replacement Option”) to purchase that number of shares of Spinco Common Stock equal to the number of Domtar Common Shares subject to such Domtar Option and the exercise price per share shall be equal to the exercise price per share of such option immediately prior to the Effective Time, (B) each Domtar Option (other than any Domtar Option granted after January 1, 2006) (whether vested or unvested) shall be exchanged, on the same terms and conditions, except as set forth in this section 2.2(j)(i), as were applicable under such Domtar Option, for an option (an “Amended Replacement Option”) to purchase that number of shares of Spinco Common Stock (rounded down to the nearest whole number) determined in accordance with the principles set out in Appendix 2 hereto, and having an exercise price per share equal to the Average Spinco Distribution Price (rounded up to the nearest whole cent) (such exchange, the “Domtar Option Exchange”), (C) notwithstanding clauses (A) and (B), each outstanding “right” to be granted bonus Domtar Common Shares under the Domtar Executive Stock Option and Share Purchase Plan (other than those cancelled pursuant to clauses (D) and (E)) (each, an “Domtar Right”) shall be exchanged for a “right” with respect to the number of shares of Spinco Common Stock equal to the number of Domtar Common Shares subject to such Domtar Right (each, as so granted, a “Replacement Right”), (D) each Domtar Common Share pledged to secure a loan provided to a participant under a Domtar Stock Plan will be returned to Domtar for cancellation against set off and deemed repayment of that portion of the principal amount of the participant’s corresponding loan equal to the Average Spinco Distribution Price with the balance of the principal amount (and any accrued but unpaid interest) of each such loan, if any, being forgiven by Domtar and any Domtar Rights associated therewith cancelled and any rights thereunder extinguished, and (E) each forward purchase contract entered into between a participant and Domtar under the Domtar Executive Stock Option and Share Purchase Plan in connection with the exercise of a stock right under such Domtar Executive Stock Option and Share Purchase Plan shall be cancelled with any obligations of a participant thereunder together with any Domtar Rights associated therewith being released by Domtar;

(ii)
following the exchange of the Class B Common Shares provided by sections 2.2(b) and 2.2(d), each outstanding grant of deferred share units with respect to Domtar Common Shares (each, an “Domtar DSU”) shall be exchanged, on the same terms and conditions as were applicable under the Domtar DSU, for a deferred share unit with respect to the number of shares of Spinco Common Stock equal to the number of Domtar Common Shares subject to such Domtar DSU (each, as so granted, a “Replacement DSU”);

(iii)
following the exchange of the Class B Common Shares provided by sections 2.2(b) and 2.2(d), each outstanding grant of performance share units with respect to Domtar Common Shares (each, an “Domtar PSU”) shall be exchanged, on the same terms and conditions as were applicable under the Domtar PSU, for a performance share unit with respect to the number of shares of Spinco Common Stock equal to the number of Domtar Common Shares subject to such Domtar PSU (each, as so granted, a “Replacement PSU”);

(iv)
as soon as reasonably practicable after the Effective Time, Spinco shall deliver to the holders of Replacement Options, Amended Replacement Options, Replacement Rights, Replacement DSUs, Replacement PSUs and Replacement Restricted Shares appropriate notices setting forth such holders’ rights pursuant to the respective Domtar Stock Plans and the agreements evidencing the grants of such Replacement Options, Amended Replacement Options, Replacement Rights, Replacement DSUs, Replacement PSUs and Replacement Restricted Shares, and that such Replacement Options, Amended Replacement Options, Replacement Rights, Replacement DSUs, Replacement PSUs and Replacement Restricted Shares and agreements shall be granted by Spinco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this section 2.2(j) after giving effect to the Transactions);

(v)
a holder of a Replacement Option or Amended Replacement Option may exercise such Replacement Option or Amended Replacement Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Spinco, together with the consideration therefore and any applicable Canadian or U.S. withholding tax information required in accordance with the related Domtar Stock Plan; and

(k)	all Domtar Preferred Shares that are not held by a holder who has exercised its Dissent Rights shall remain outstanding after the Effective Time.

2.3  Elections

(a)
Each person who, at or prior to the Election Deadline, is a holder of record of Domtar Common Shares will be entitled, with respect to all or a portion of such shares, to make an election at or prior to the Election Deadline to receive Exchangeable Shares or shares of Spinco Common Stock, or a combination thereof, as a future holder of Class B Common Shares on the basis set forth herein and in the Letter of Transmittal and Election Form; provided, that, notwithstanding anything to the contrary herein, holders of Domtar Common Shares who are not residents of Canada for purposes of the ITA or partnerships none of the partners of which is a resident of Canada who is not exempt from tax for purposes of the ITA or who are exempt from tax under the ITA will not be entitled to elect to receive Exchangeable Shares as a future holder of Class B Common Shares, and any such future holder shall receive a share of Spinco Common Stock.

(b)
A holder of Class B Common Shares who is a resident of Canada for purposes of the ITA who is not exempt from tax for purposes of the ITA or a partnership at least one of the partners of which is a resident of Canada who is not exempt from tax for purposes of the ITA, and who has elected or has received Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA or, if the holder is a partnership, subsection 85(2) of the ITA (and in each case, where applicable, the analogous provisions of provincial income tax law) with respect to the transfer of its Class B Common Shares by providing two signed copies of the necessary prescribed election forms to the Exchange Agent within 90 days following the Effective Date, duly completed with the details of the number of their Class B Common Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms being correct and complete and complying with the provisions of the ITA (or applicable provincial income tax law), the forms will be signed by Newco Canada Exchangeco and returned to such holders of Class B Common Shares within 30 days after the receipt thereof by the Exchange Agent for filing with the Canada Revenue Agency (or the applicable provincial taxing authority). Newco Canada Exchangeco will not be responsible for the proper completion of any election form and, except for Newco Canada Exchangeco’s obligation to return to the holder duly completed election forms which are received by the Exchange Agent within 90 days of the Effective Date, within 30 days after the receipt thereof by the Exchange Agent, Newco Canada Exchangeco will not be responsible for any taxes, interest or penalties resulting from the failure by a holder of Class B Common Shares to properly complete or file the election forms in the form and manner and within the time prescribed by the ITA (or any applicable provincial legislation). In its sole discretion, Newco Canada Exchangeco may choose to sign and return an election form received more than 90 days following the Effective Date, but Newco Canada Exchangeco will have no obligation to do so.

ARTICLE 3

RIGHTS OF DISSENT

3.1  Rights of Dissent of Holders of Domtar Common Shares

Holders of Domtar Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the Act and this section 3.1 in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the Act, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the Act must be received by Domtar not later than 5:00 p.m. (Montreal time) on the Business Day preceding the Domtar Meeting. Holders of Domtar Common Shares who duly exercise such rights of dissent and who:

(a)
are ultimately determined to be entitled to be paid fair value for their Domtar Common Shares shall be deemed to have transferred such Domtar Common Shares to Newco Canada Exchangeco as of the Effective Date; or

(b)
are ultimately determined not to be entitled, for any reason, to be paid fair value for their Domtar Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Domtar Common Shares and shall receive Class B Common Shares, which in turn will be exchanged for Exchangeable Shares or shares of Spinco Common Stock in accordance with sections 2.2(b), 2.2(c) or 2.2(d), as applicable, but in no case shall Weyerhaeuser, Spinco, Newco, Newco Holding, Newco Canada, Newco Canada Exchangeco, Domtar or any other person be required to recognize such holders as holders of Domtar Common Shares after the Effective Time, and the names of such holders of Domtar Common Shares shall be deleted from the registers of holders of Domtar Common Shares at the Effective Time.

3.2  Rights of Dissent of Holders of Domtar Preferred Shares

Holders of Domtar Preferred Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the Act and this section 3.2 in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the Act, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the Act must be received by Domtar not later than 5:00 p.m. (Montreal time) on the Business Day preceding the Domtar Meeting. Holders of Domtar Preferred Shares who duly exercise such rights of dissent and who:

(a)
are ultimately determined to be entitled to be paid fair value for their Domtar Preferred Shares shall be deemed to have transferred such Domtar Preferred Shares to Domtar for cancellation as of the Effective Date, or

(b)
are ultimately determined not to be entitled, for any reason, to be paid fair value for their Domtar Preferred Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Domtar Preferred Shares in accordance with section 2.2(k) and shall continue to beneficially own their Domtar Preferred Shares subject to the rights, privileges, restrictions and conditions applicable thereto.

ARTICLE 4

CERTIFICATES

4.1  Issuance of Exchangeable Shares and Shares of Spinco Common Stock

For the purposes of completing the Exchangeable Share Issuance and the Spinco Share Issuance in connection with the Arrangement, each of (i) Newco Canada, and (ii) Newco Canada Exchangeco, shall deposit with the Exchange Agent, prior to the Effective Time, a single certificate representing the aggregate number of shares of Spinco Common Stock deliverable by Newco Canada and the aggregate number of Exchangeable Shares deliverable by Newco Canada Exchangeco in accordance with section 2.2, in each case less any amounts withheld pursuant to section 4.6, and shall instruct the Exchange Agent to hold in trust, until the Effective Time, the appropriate number of such shares to be delivered to each holder of Domtar Common Shares following the exchange of the Class B Common Shares. Provided that each of Newco Canada and Newco Canada Exchangeco has complied with the immediately preceding sentence, on and after the Effective Time, the rights of each holder of Domtar Common Shares who has not exercised its Dissent Rights will be limited to receiving, as a holder of Class B Common Shares under section 2.2, that number of shares of Spinco Common Stock or Exchangeable Shares, as the case may be, and the Ancillary Rights to which such holder of Class B Common Shares is entitled pursuant to section 2.2 (together with any dividends or distributions with respect thereto pursuant to section 4.2) upon presentation and surrender by the holder of certificates representing the Domtar Common Shares held by such holder and the holder shall after the Effective Time be considered and deemed for all purposes to be the holder of the shares of Spinco Common Stock or Exchangeable Shares, as the case may be, to which it is entitled pursuant to section 2.2. At the Effective Time, upon surrender to the Exchange Agent of a certificate or certificates representing the Domtar Common Shares held by such holder prior to the Effective Time, together with such other documents and instruments as may be required to effect a transfer of such Domtar Common Shares and such additional documents and instruments as the Exchange Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive as a holder of Class B Common Shares, and the Exchange Agent on behalf of Newco Canada or Newco Canada Exchangeco, shall deliver to such holder, in the form of a certificate or in whole or in part, in book-entry form through the direct registration system, the shares of Spinco Common Stock or Exchangeable Shares to which such holder is entitled pursuant to section 2.2, less any amounts withheld pursuant to section 4.6 hereof.

4.2  Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or shares of Spinco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Domtar Common Shares that were exchanged pursuant to section 2.2, and no interest shall be earned or payable on these proceeds, unless and until the holder of such certificate shall surrender such certificate in accordance with section 4.1. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing Domtar Common Shares, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Exchangeable Shares or shares of Spinco Common Stock, as the case may be, to which such holder is entitled pursuant hereto and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Exchangeable Shares or shares of Spinco Common Stock, as the case may be.

4.3  Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Domtar Common Shares that were exchanged pursuant to section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Exchangeable Shares or shares of Spinco Common Stock (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Exchangeable Shares or shares of Spinco Common Stock are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Newco Canada Exchangeco, Newco Canada and Spinco and their respective transfer agents in such sum as Newco Canada Exchangeco, Newco Canada or Spinco may direct or otherwise indemnify Newco, Newco Canada and Spinco in a manner satisfactory to Newco Canada Exchangeco, Newco Canada and Spinco against any claim that may be made against Newco Canada Exchangeco, Newco Canada or Spinco with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4  Extinction of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Domtar Common Shares that were exchanged pursuant to section 2.2 that is not deposited with all other instruments required by section 4.1 on or prior to the date of the notice referred to in section 3.7.2 of the Exchangeable Share Provisions, shall cease to represent a claim or interest of any kind or nature as a shareholder of Newco Canada Exchangeco or Spinco. On such date, the Exchangeable Shares or the shares of Spinco Common Stock to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Newco Canada Exchangeco or Newco Canada, as the case may be, together with all entitlements to dividends, distributions and interest in respect thereof held for such former holder.

4.5  No Liability

None of the parties to the Transaction Agreement or the Exchange Agent shall be liable to any person in respect of any shares of Spinco Common Stock or any Exchangeable Shares (or dividends or distributions with respect thereto) or proceeds from a sale pursuant to section 4.1 that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any claim for the Arrangement Consideration (as defined in the Transaction Agreement) or any dividends has not been made prior to five years after the Effective Time (or immediately prior to such earlier date on which the Arrangement Consideration or dividends in respect of such shares would otherwise escheat to or become the property of any Government Entity), any such shares, cash, dividends or distributions shall, to the extent permitted by applicable law, become the property of Newco Canada or Newco Canada Exchangeco, as applicable, free and clear of all claims or interest of any person previously entitled thereto.

4.6  Withholding Rights

Newco Canada and Newco Canada Exchangeco shall be entitled, and may instruct the Exchange Agent or the Transfer Agent, as the case may be, to deduct and withhold from any dividend or consideration otherwise payable to any holder of Domtar Common Shares, Class B Common Shares, shares of Spinco Common Stock or Exchangeable Shares such amounts as Newco Canada or Newco Canada Exchangeco is required or permitted to deduct and withhold with respect to such payments under (i) the ITA, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended or succeeded or (ii) required or permitted in order to comply with Section 116 of the ITA or any corresponding provisions of provincial law. To the extent any amounts are withheld, such amounts shall be treated for all purposes hereof as having been paid to the persons otherwise entitled thereto, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Newco Canada Exchangeco, Newco Canada and the Exchange Agent are hereby authorized to sell or otherwise dispose of, subject to applicable law, such portion of the consideration as is necessary to provide sufficient funds to Newco Canada Exchangeco, Newco Canada or the Exchange Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Newco Canada Exchangeco, Newco Canada or the Exchange Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 5

CERTAIN RIGHTS OF NEWCO CANADA TO ACQUIRE
EXCHANGEABLE SHARES

5.1  Newco Canada Liquidation Call Right

(a)
Newco Canada shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Newco Canada Exchangeco pursuant to Article 3.5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is a subsidiary of Spinco) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Newco Canada of an amount per Exchangeable Share (the “Liquidation Call Purchase Price”) equal to the Current Market Price of a share of Spinco Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by Newco Canada causing to be delivered to such holder one share of Spinco Common Stock, plus any Dividend Amount. In the event of the exercise of the Liquidation Call Right by Newco Canada, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Newco Canada on the Liquidation Date on payment by Newco Canada to the holder of the Liquidation Call Purchase Price for each such share, and Newco Canada Exchangeco shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by Newco Canada.

(b)
To exercise the Liquidation Call Right, Newco Canada must notify Newco Canada Exchangeco’s transfer agent (the “Transfer Agent”), as agent for the holders of Exchangeable Shares, and Newco Canada Exchangeco of Newco Canada’s intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding up of Newco Canada Exchangeco and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding up of Newco Canada Exchangeco. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not Newco Canada has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Newco Canada. If Newco Canada exercises the Liquidation Call Right, then on the Liquidation Date Newco Canada will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Newco Canada shall deposit with the Transfer Agent, on or before the Liquidation Date, one single certificate representing the aggregate number of shares of Spinco Common Stock deliverable by Newco Canada and a cheque or cheques of Newco Canada payable at par at any branch of the bankers of Newco Canada representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.6. Provided that Newco Canada has complied with the immediately preceding sentence, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total Liquidation Call Purchase Price payable by Newco Canada upon presentation and surrender by the holder of certificates, if any, representing the Exchangeable Shares held by such holder together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Transfer Agent may reasonably require and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the shares of Spinco Common Stock to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates, if any, representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Transfer Agent may reasonably require, such holder shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Newco Canada shall deliver to such holder the shares of Spinco Common Stock to which the holder is entitled (either in the form of a certificate or, in whole or in part, in book-entry form through the direct registration system) and a cheque or cheques of Newco Canada payable at par at any branch of the bankers of Newco Canada in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.6. If Newco Canada does not exercise the Liquidation Call Right in the manner described above, then on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by Newco Canada Exchangeco in connection with the liquidation, dissolution or winding-up of Newco Canada Exchangeco pursuant to Article 3.5 of the Exchangeable Share Provisions.

5.2  Newco Canada Redemption Call Right

In addition to Newco Canada’s rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right (as defined in the Exchangeable Share Provisions), Newco Canada shall have the following rights in respect of the Exchangeable Shares:

(a)
Newco Canada shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by Newco Canada Exchangeco pursuant to Article 3.7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is a subsidiary of Spinco) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by Newco Canada to each holder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Current Market Price of a share of Spinco Common Stock on the last Business Day prior to the Redemption Date, which shall be satisfied in full by Newco Canada causing to be delivered to such holder one share of Spinco Common Stock, plus the Dividend Amount. In the event of the exercise of the Redemption Call Right by Newco Canada, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to Newco Canada on the Redemption Date on payment by Newco Canada to the holder of the Redemption Call Purchase Price for each such share, and Newco Canada Exchangeco shall have no obligation to redeem, or to pay any Dividend Amount in respect of, such shares so purchased by Newco Canada.

(b)
To exercise the Redemption Call Right, Newco Canada must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and Newco Canada Exchangeco of Newco Canada’s intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of a Spinco Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), in which case Newco Canada shall so notify the Transfer Agent and Newco Canada Exchangeco on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Newco Canada has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Newco Canada. If Newco Canada exercises the Redemption Call Right, on the Redemption Date Newco Canada will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Newco Canada shall deposit with the Transfer Agent, on or before the Redemption Date, one single certificate representing the aggregate number of shares of Spinco Common Stock deliverable by Newco Canada and a cheque or cheques of Newco Canada payable at par at any branch of the bankers of Newco Canada representing the aggregate Dividend Amount, if any, in payment of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.6. Provided that Newco Canada has complied with the immediately preceding sentence, on and after the Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total Redemption Call Purchase Price payable by Newco Canada upon presentation and surrender by the holder of certificates, if any, representing the Exchangeable Shares held by such holder together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional document and instruments as the Transfer Agent may reasonably require and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the shares of Spinco Common Stock to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates, if any, representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Transfer Agent may reasonably require, such holder shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Newco Canada shall deliver to such holder, the shares of Spinco Common Stock to which the holder is entitled (either in the form of a certificate or, in whole or in part, in book-entry form through the direct registration system) and a cheque or cheques of Newco Canada payable at par at any branch of the bankers of Newco Canada in payment of the remaining portion, if any, of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.6. If Newco Canada does not exercise the Redemption Call Right in the manner described above, then on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by Newco Canada Exchangeco in connection with the redemption of the Exchangeable Shares pursuant to Article 3.7 of the Exchangeable Share Provisions.

5.3  Fractional Shares

As soon as practicable after any exchange by a holder of any Exchangeable Shares pursuant to this Article 5, Newco Canada shall direct the Transfer Agent (i) to determine the number, if any, of whole and fractional shares of Spinco Common Stock allocable to such holder, (ii) to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of the Corporation either in open market transactions or otherwise, in each case at then prevailing trading prices, and (iii) to cause to be distributed to such holder in lieu of any fractional share, such holder’s rateable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

ARTICLE 6

AMENDMENTS

6.1  Amendments to Plan of Arrangement

Domtar reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved in writing by Spinco and Weyerhaeuser, (iii) filed with the Court and, if made following the Domtar Meeting, approved by the Court and (iv) communicated to holders of Domtar Common Shares, Domtar Options, Domtar Rights, Domtar PSUs, Domtar DSUs and Domtar Preferred Shares if and as required by the Court.

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Domtar at any time prior to the Domtar Meeting (provided that Spinco shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Domtar Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Domtar Meeting shall be effective only if (i) it is consented to in writing by each of Domtar, Spinco and Weyerhaeuser and (ii) if required by the Court, it is consented to by holders of the Domtar Common Shares, Domtar Options and Domtar Preferred Shares voting in the manner directed by the Court.

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Spinco, provided that it concerns a matter which, in the reasonable opinion of Spinco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Domtar Common Shares, Domtar Options, Domtar Rights, Domtar PSUs, Domtar DSUs or Domtar Preferred Shares or any other holder of shares of Spinco Common Stock.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Transaction Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

APPENDIX 1
TO THE PLAN OF ARRANGEMENT

PROVISIONS ATTACHING TO
THE CLASS A COMMON SHARES,
THE CLASS B COMMON SHARES,
THE PREFERENCE SHARES AND
THE EXCHANGEABLE SHARES

ARTICLE 1

The Class A Common Shares in the capital of the Corporation (the “Class A Common Shares”) and the Class B Common Shares in the capital of the Corporation (the “Class B Common Shares”) shall have the following rights, privileges, restrictions and conditions:

ARTICLE 1.1
PROVISIONS ATTACHING TO
THE CLASS A COMMON SHARES AND
THE CLASS B COMMON SHARES

1.1.1  Subject to the rights, privileges, restrictions and conditions attaching to the Preference Shares, the Exchangeable Shares and any other class or series of shares of the Corporation, the holders of the Class A Common Shares and the Class B Common Shares shall participate equally with each other as to dividends and the Corporation shall pay dividends thereon, if, as and when declared by the board of directors of the Corporation, in equal amounts per share and at the same time on all such Class A Common Shares and Class B Common Shares at the time outstanding as the board of directors of the Corporation may from time to time determine, without preference or distinction; provided that only the holders of Class A Common Shares shall be entitled to receive stock dividends on such shares and the holders of Class B Common Shares shall not be entitled to receive stock dividends.

1.1.2  The Class A Common Shares and the Class B Common Shares shall each entitle the holder thereof to one vote per Class A Common Share and one vote per Class B Common Share at all meetings, except meetings at which only registered holders of another specified class or series of shares are entitled to vote.

1.1.3  Subject to the rights, privileges, restrictions and conditions attaching to the Preference Shares, the Exchangeable Shares and any other class or series of shares of the Corporation, the holders of the Class A Common Shares and the Class B Common Shares shall have the right to receive equally, share for share, the remaining property of the Corporation on the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

ARTICLE 2

The Preference Shares shall have the following rights, privileges, restrictions and conditions:

ARTICLE 2.1

INTERPRETATION

2.1.1  For the purposes of this Article 2:

“Act” means the Canada Business Corporations Act, as amended;

“Board of Directors” means the board of directors of the Corporation;

“Common Shares” means the Class A Common Shares and the Class B Common Shares;

“Corporation” means Weyerhaeuser Yukon, Inc., a corporation governed by the Act;

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of the Corporation;

“Preference Shares” means the preference shares in the capital of the Corporation; and

“redemption price” has the meaning set out in section 2.6.1.

2.1.2  Unless otherwise stated, the expressions “Article”, “section”, “subsection” or “clause” followed by a number mean and refer to the specified article, section, subsection or clause of these provisions.

ARTICLE 2.2
RANKING OF PREFERENCE SHARES

2.2.1  The Preference Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Preference Shares, but shall rank junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

ARTICLE 2.3
DIVIDENDS

2.3.1  Subject to the provisions of the Act, the holders of the Preference Shares, in priority to the Common Shares and any other shares ranking junior to the Preference Shares, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the Board of Directors out of the moneys of the Corporation properly applicable to the payment of dividends, preferential non-cumulative dividends at the rate of $10.00 per Preference Share in each fiscal year of the Corporation. The Board of Directors shall be entitled from time to time to declare part of the preferential non-cumulative cash dividend for any fiscal year notwithstanding that such dividend for such fiscal year shall not be declared in full. If, within two months after the expiration of any fiscal year of the Corporation, the Board of Directors in its discretion shall not declare the said dividend or any part thereof on the Preference Shares for such fiscal year then the rights of the holders of the Preference Shares to such dividend or to any undeclared part thereof for such fiscal year shall be forever extinguished. The holders of the Preference Shares shall not be entitled to any dividends other than or in excess of the preferential non-cumulative cash dividends provided for herein.

2.3.2  Cheques of the Corporation payable at par at any branch of the Corporation’s bankers for the time being in Canada shall be issued in respect of the dividends on the Preference Shares (less any tax required to be withheld by the Corporation) and payment thereof shall satisfy such dividends. Dividends which are represented by a cheque which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable shall be forfeited to the Corporation.

2.3.3  Except with the consent in writing of the holders of all the Preference Shares outstanding, no dividends shall at any time be declared or paid on or set apart for payment on the Common Shares or on any shares of any other class of the Corporation ranking junior to the Preference Shares in respect of the payment of dividends and the Corporation shall not purchase or otherwise acquire for value any Common Shares or any shares of any other class of the Corporation ranking junior to the Preference Shares or make any payment in respect of the return of capital for such shares so long as any Preference Shares are outstanding.

ARTICLE 2.4
DISSOLUTION

2.4.1  In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Preference Shares shall be entitled to receive from the assets and property of the Corporation for each Preference Share held by them respectively the sum of $10.00 together with all declared and unpaid preferential non-cumulative cash dividends thereon before any amount shall be paid or any property or assets of the Corporation distributed to the holders of Common Shares or shares of any other class ranking junior to the Preference Shares in respect of the return of capital. After payment to the holders of the Preference Shares of the amount so payable to them as above provided, they shall not be entitled to share in any further distribution of the property or assets of the Corporation.

ARTICLE 2.5
PURCHASE BY THE CORPORATION

2.5.1  Subject to the provisions of the Act, the Corporation may at any time or from time to time purchase all or any part of the then outstanding Preference Shares at the lowest price at which, in the opinion of the Board of Directors, such shares are obtainable, but not exceeding the redemption price calculated in the manner set out in 2.6.1.

ARTICLE 2.6
REDEMPTION BY THE CORPORATION

2.6.1  Subject to the provisions of the Act, the Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Preference Shares on payment for each share to be redeemed of a sum of $10.00 together with all declared and unpaid preferential non-cumulative cash dividends thereon (the “redemption price”).

2.6.2  In the case of redemption of Preference Shares under the provisions of section 2.6.1, the Corporation shall at least five hours before the time specified for redemption, send by facsimile, e-mail or other form of electronic communication which provides for receipt confirmation, to each person who at the date of sending is a registered holder of Preference Shares to be redeemed, a notice in writing (a “notice of redemption”) of the intention of the Corporation to redeem such Preference Shares. The notice of redemption shall set out the redemption price and the time and date on which redemption is to take place and, if only part of the shares held by the shareholder to whom it is addressed is to be redeemed, the number thereof so to be redeemed. On or after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Preference Shares to be redeemed the redemption price thereof on presentation and surrender of the certificate(s) representing the Preference Shares called for redemption at the registered office of the Corporation, or any other place or places designated in the notice of redemption. If only a part of the shares represented by any certificate are to be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. Subject to the provisions of section 2.6.3, on and after the date specified for redemption in a notice of redemption, the Preference Shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the redemption price shall not be made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the shareholders shall remain unaffected.

2.6.3  The Corporation shall have the right, at any time after the sending of a notice of redemption as aforesaid, to deposit the redemption price for the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the registered holders thereof in connection with such redemption, to a special account in a specified chartered bank or a specified trust company in Canada, named in such notice of redemption, to be paid without interest to or to the order of the respective registered holders of such Preference Shares called for redemption upon presentation and surrender to such bank or trust company of the certificate(s) representing the same and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Preference Shares in respect whereof such deposit shall have been made shall be deemed to be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total redemption price so deposited against presentation and surrender of the said certificates held by them respectively. Any interest earned on any such deposit shall belong to the Corporation. Redemption moneys that are represented by a cheque which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed (including moneys held on deposit to a special account as provided for above) for a period of six years from the date specified for redemption shall be forfeited to the Corporation.

2.6.4  In the event that only part of the Preference Shares is at any time to be redeemed, the shares so to be redeemed shall be selected pro rata (disregarding fractions) from among the holders of record thereof as at the date of the notice of redemption or in such other manner as the Board of Directors in its sole discretion may deem equitable.

ARTICLE 2.7
REDEMPTION AT THE OPTION OF THE HOLDERS

2.7.1  Subject to the provisions of the Act, every registered holder of Preference Shares may, at its option and in the manner hereinafter provided, require the Corporation to redeem at any time all or part of the Preference Shares held by such holder upon payment of the redemption price for each Preference Share to be redeemed.

2.7.2  In the case of the redemption of Preference Shares under the provisions of section 2.7.1, the registered holder thereof shall surrender the certificate or certificates representing such Preference Shares at the registered office of the Corporation accompanied by a notice in writing (a “redemption notice”) signed by such holder requiring the Corporation to redeem all or a specified number of the Preference Shares represented thereby. As soon as practicable following receipt of a redemption notice and the certificate(s) representing the Preference Shares to be redeemed, the Corporation shall pay or cause to be paid to or to the order of the registered holder of the Preference Shares to be redeemed the redemption price for each Preference Share. If only a part of the Preference Shares represented by any certificate are redeemed, a new certificate for the balance shall be issued at the expense of the Corporation.

ARTICLE 2.8
VOTING RIGHT

2.8.1  Subject to the provisions of the Act, the holders of the Preference Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.

ARTICLE 3
INTERPRETATION

3.1.1  For the purposes of this Article 3:

“Act” means the Canada Business Corporations Act, as amended.

“Arrangement” means an arrangement under section 192 of the Act on the terms and subject to the conditions set out in the Plan of Arrangement, to which plan these share provisions are attached as Appendix 1, subject to any amendments or variations made in accordance with section 8.03 of the Transaction Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Board of Directors” means the board of directors of the Corporation;

“Business Day” means any day on which commercial banks are generally open for business in Seattle, Washington and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the laws of the State of Washington or the federal laws of the United States of America or in Montreal, Quebec under the laws of the Province of Quebec or the federal laws of Canada;

“Canadian Dollar Equivalent” means in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date the product obtained by multiplying (a) the Foreign Currency Amount by, (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

“Change” has the meaning set out in section 3.11.2 of these share provisions;

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation” means Weyerhaeuser Yukon, Inc., a corporation governed by the Act;

“Court” means the Superior Court of Quebec;

“Current Market Price” means, in respect of a share of Spinco Common Stock on any date, the Canadian Dollar Equivalent of the average of the closing bid and asked prices of shares of Spinco Common Stock during a period of 20 consecutive trading days ending not more than three trading days before such date on the NYSE, or, if the shares of Spinco Common Stock are not then listed on the NYSE, on such other stock exchange or automated quotation system on which the shares of Spinco Common Stock are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of shares of Spinco Common Stock during such period does not create a market which reflects the fair market value of a share of Spinco Common Stock, then the Current Market Price of a share of Spinco Common Stock shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

“Director” means the Director appointed pursuant to section 260 of the Act;

“Distribution” has the meaning set out in section 3.11.1 of these share provisions;

“Distribution Date” has the meaning ascribed thereto in the Contribution and Distribution Agreement (as defined in the Transaction Agreement);

“Dividend Amount” means an amount equal to and in satisfaction of all declared and unpaid dividends on each Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase of such shares by Newco Canada or the Corporation, as the case may be, from such holder;

“Domtar” means Domtar Inc., a corporation governed by the Act;

“Effective Date” means the date shown on the certificate of arrangement issued by the Director under the Act giving effect to the Arrangement which shall be the same date as the Distribution Date;

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of the Corporation, having the rights, privileges, restrictions and conditions set forth herein;

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement;

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares and the shares of Spinco Common Stock;

“Final Order” means the order of the Court approving the Plan of Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

“Government Entity” means any federal, provincial, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental entity or instrumentality, domestic or foreign;

“Liquidation Amount” has the meaning ascribed thereto in section 3.5.1 of these share provisions;

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Liquidation Date” has the meaning ascribed thereto in section 3.5.1 of these share provisions;

“Newco” means Weyerhaeuser ELI, LLC, a limited liability company formed under the laws of the State of Delaware and a wholly-owned subsidiary of Spinco;

“Newco Canada” means Weyerhaeuser Crosby, Inc., a corporation existing under the Business Corporations Act (British Columbia) which is an indirect wholly-owned subsidiary of Spinco;

“Newco Canada Call Notice” has the meaning ascribed thereto in section 3.6.3 of these share provisions;

“Newco Holding” means Weyerheuser ELI, Inc. a corporation incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of Newco;

“NYSE” means the New York Stock Exchange, Inc.;

“person” means any individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Government Entity;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit D annexed to the Transaction Agreement and any amendments or variations thereto made in accordance with section 8.03 of the Transaction Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Preference Shares” means the preference shares in the capital of the Corporation;

“Purchase Price” has the meaning ascribed thereto in section 3.6.3 of these share provisions;

“Redemption Call Purchase Price” has the meaning ascribed thereto in the Plan of Arrangement;

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares pursuant to section 3.7.1 of these share provisions, which date shall be no earlier than July 31, 2023, unless:

(a)
(i) there are fewer than 5,000,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Spinco and its subsidiaries, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any Distribution or Change in respect of the Exchangeable Shares pursuant to Article 3.11 of these provisions, and (ii) no Exchangeable Shares issued upon the exchange of the Domtar Common Shares deposited with Montreal Trust Company of Canada (“MTCC”), as depository, in connection with the trust indenture dated June 29, 1988, between George Weston Limited and MTCC remain deposited with MTCC, or any successor depository, under the terms of such indenture, in which case the Board of Directors may accelerate such redemption date to such date prior to July 31, 2023 as it may determine, upon at least 60 days’ prior written notice to the registered holders of the Exchangeable Shares and the Trustee;

(b)
a Spinco Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such Spinco Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Spinco Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to July 31, 2023 as it may determine, upon such number of days’ prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

(c)
an Exchangeable Share Voting Event is proposed, in which case, provided that the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date, in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event, the redemption date shall be the Business Day prior to the record date for any meeting or vote of the holders of the Exchangeable Shares to consider the Exchangeable Share Voting Event and the Board of Directors shall give such number of days’ prior written notice of such redemption to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances; or

(d)
an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b), (c) or (d) above to less than 10% of such holders of Exchangeable Shares shall not affect the validity of any such redemption;

“Redemption Price” has the meaning ascribed thereto in section 3.7.1 of these share provisions;

“Retracted Shares” has the meaning ascribed thereto in section 3.6.1(a) of these share provisions;

“Retraction Call Right” has the meaning ascribed thereto in section 3.6.1(c) of these share provisions;

“Retraction Date” has the meaning ascribed thereto in section 3.6.1(b) of these share provisions;

“Retraction Price” has the meaning ascribed thereto in section 3.6.1 of these share provisions;

“Retraction Request” has the meaning ascribed thereto in section 3.6.1 of these share provisions;

“Spinco” means Weyerhaeuser TIA, Inc., a Delaware corporation;

“Spinco Common Stock” means the common stock of Spinco, par value US$0.01 per share and any other securities into which such shares may be changed;

“Spinco Control Transaction” means any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving Spinco, or any proposal to do so;

“Spinco Dividend Declaration Date” means the date on which the board of directors of Spinco declares any dividend on the shares of Spinco Common Stock;

“subsidiary” of any person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled (i) by such person, (ii) by any one or more of its subsidiaries, or (iii) by such person and one or more of its subsidiaries; provided, however, that no person that is not directly or indirectly wholly-owned by any other person shall be a subsidiary of such other person unless such other person controls, or has the right, power or ability to control, that person;

“Support Agreement” means the agreement made between Spinco, Newco Canada, the Corporation, Newco and Newco Holding substantially in the form and content of Exhibit F annexed to the Transaction Agreement, with such changes thereto as the parties to the Transaction Agreement, acting reasonably, may agree, a copy of which is available at the registered office of the Corporation;

“Transaction Agreement” means the agreement dated as of the 22nd day of August, 2006 among Weyerhaeuser Company, Spinco, Newco, Newco Holding, Newco Canada, the Corporation and Domtar, as amended, supplemented and/or restated in accordance therewith, providing for, among other things, the Arrangement, a copy of which is available at the registered office of the Corporation;

“Transfer Agent” means such person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares;

“Trustee” means the trustee chosen by Weyerhaeuser Company and Domtar, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement;

“Voting and Exchange Trust Agreement” means the agreement made between Spinco, Newco Canada, the Corporation and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit G annexed to the Transaction Agreement with such changes thereto as the parties to the Transaction Agreement, acting reasonably, may agree, a copy of which is available at the registered office of the Corporation.

ARTICLE 3.2
RANKING OF EXCHANGEABLE SHARES

3.2.1  The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares, but shall rank junior to the Preference Shares, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding up its affairs.

ARTICLE 3.3
DIVIDENDS

3.3.1  A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Spinco Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(a)
in the case of a cash dividend declared on the shares of Spinco Common Stock, in an amount in cash for each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof on the Spinco Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each share of Spinco Common Stock;

(b)
in the case of a stock dividend declared on the shares of Spinco Common Stock to be paid in shares of Spinco Common Stock by the issue or transfer by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of Spinco Common Stock to be paid on each share of Spinco Common Stock; or

(c)
in the case of a dividend declared on the shares of Spinco Common Stock in property other than cash or shares of Spinco Common Stock, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by section 3.3.5 hereof) the type and amount of property declared as a dividend on each share of Spinco Common Stock.

Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation, as applicable.

3.3.2  Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends contemplated by section 3.3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates representing the Exchangeable Shares paid as a stock dividend pursuant to section 3.3.1(b) registered in the name of the registered holder of Exchangeable Shares may be issued or transferred in respect of any stock dividends contemplated by section 3.3.1(b) hereof and the delivery of such a certificate (or the delivery of such Exchangeable Shares in book-entry form through the direct registration system) to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by section 3.3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.3.3  The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under section 3.3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the shares of Spinco Common Stock.

3.3.4  If on any payment date for any dividends declared on the Exchangeable Shares under section 3.3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.3.5  The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of section 3.3.1 hereof, and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)	in the case of any distribution payable in shares of Spinco Common Stock, the number of such shares issued in proportion to the number of shares of Spinco Common Stock previously outstanding;

(b)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of Spinco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Spinco Common Stock), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

(c)
in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Spinco of any class other than shares of Spinco Common Stock, any rights, options or warrants other than those referred to in section 3.3.5(b) above, any evidences of indebtedness of Spinco or any assets of Spinco) the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of Spinco Common Stock and the Current Market Price; and

(d)
in the case of any subdivision, redivision or change of the then outstanding shares of Spinco Common Stock into a greater number of shares of Spinco Common Stock or the reduction, combination, consolidation or change of the then outstanding shares of Spinco Common Stock into a lesser number of shares of Spinco Common Stock or any amalgamation, merger, reorganization or other transaction affecting Spinco Common Stock, the effect thereof upon the then outstanding Spinco Common Stock.

ARTICLE 3.4
CERTAIN RESTRICTIONS

3.4.1  So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in section 3.10.2 of these share provisions:

(a)
pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)	redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

(c)	redeem or purchase any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

(d)
issue any Exchangeable Shares or any other shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

The restrictions in sections 3.4.1(a), (b), (c), and (d) above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the shares of Spinco Common Stock shall have been declared and paid on the Exchangeable Shares.

ARTICLE 3.5
DISTRIBUTION ON LIQUIDATION

3.5.1  In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per Exchangeable Share (the “Liquidation Amount”) equal to the Current Market Price of a share of Spinco Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by the Corporation causing to be delivered to such holder, for each such Exchangeable Share, one share of Spinco Common Stock plus an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Liquidation Date.

3.5.2  On or promptly after the Liquidation Date, and subject to the exercise by Newco Canada of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, if any, together with such other documents and instruments as may be required to effect a transfer of such Exchangeable Shares and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation, of the shares of Spinco Common Stock to which the holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance), either in the form of certificates representing the shares of Spinco Common Stock or, in whole or in part, in book-entry form through the direct registration system and, if applicable, a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in respect of the remaining portion, if any, of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of the documents and instruments required in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the Liquidation Date to deposit or cause to be deposited the total Liquidation Amount in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) for such Exchangeable Shares so deposited, against presentation and surrender of the required documents and instruments in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the shares of Spinco Common Stock delivered to them or the custodian on their behalf.

3.5.3  After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to section 3.5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

ARTICLE 3.6
RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

3.6.1  A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Newco Canada of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 3.6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per Exchangeable Share equal to the Current Market Price of a share of Spinco Common Stock on the last Business Day prior to the Retraction Date (the “Retraction Price”), which shall be satisfied in full by the Corporation causing to be delivered to such holder, for each Exchangeable Share presented and surrendered by the holder, one share of Spinco Common Stock. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates, if any, representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:

(a)
specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Corporation;

(b)
stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Corporation; and

(c)
acknowledging the overriding right (the “Retraction Call Right”) of Newco Canada to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Newco Canada in accordance with the Retraction Call Right on the terms and conditions set out in section 3.6.3 below.

3.6.2  Subject to the exercise by Newco Canada of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in section 3.6.1 hereof of a certificate or certificates, if any, representing the number of Retracted Shares, together with a Retraction Request and the other documents and instruments required in accordance with section 3.6.1, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 3.6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price. If only a part of the Exchangeable Shares is redeemed (or purchased by Newco Canada pursuant to the Retraction Call Right), the holder thereof shall receive at the expense of the Corporation (either in the form of a certificate, or in book-entry form through the direct registration system) the balance of such Exchangeable Shares.

3.6.3  Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Newco Canada thereof and shall provide to Newco Canada a copy of the Retraction Request. In order to exercise the Retraction Call Right, Newco Canada must notify the Corporation of its determination to do so (the “Newco Canada Call Notice”) within five Business Days of notification to Newco Canada by the Corporation of the receipt by the Corporation of the Retraction Request. If Newco Canada does not so notify the Corporation within such five Business Day period, the Corporation will notify the holder as soon as possible thereafter that Newco Canada will not exercise the Retraction Call Right. If Newco Canada delivers the Newco Canada Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 3.6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Newco Canada in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Newco Canada shall purchase from such holder and such holder shall sell to Newco Canada on the Retraction Date the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to the Retraction Price per share, plus on the designated payment date therefor, to the extent not paid by the Corporation on the designated payment date therefor, any Dividend Amount. To the extent that Newco Canada pays the Dividend Amount in respect of the Retracted Shares, the Corporation shall no longer be obligated to pay any declared and unpaid dividends on such Retracted Shares. Provided that Newco Canada has complied with section 3.6.4, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that Newco Canada does not deliver a Newco Canada Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 3.6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 3.6.

3.6.4  The Corporation or Newco Canada, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the shares of Spinco Common Stock to which the holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance), either in the form of certificates representing the shares of Spinco Common Stock registered in the name of the holder or in such other name as the holder may request or, in whole or in part, in book-entry form through the direct registration system, and, if applicable and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of the Corporation or Newco Canada, as applicable, representing the aggregate Dividend Amount, in payment of the total Retraction Price or the total Purchase Price, as the case may be, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such delivery of such shares of Spinco Common Stock and cheques on behalf of the Corporation or by Newco Canada, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such shares of Spinco Common Stock and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax authority).

3.6.5  On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of the documents and instruments in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in section 3.6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of the documents and instruments in accordance with the foregoing provisions and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by Newco Canada shall thereafter be considered and deemed for all purposes to be a holder of the shares of Spinco Common Stock delivered to it.

3.6.6  Notwithstanding any other provision of this Article 3.6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Newco Canada shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Corporation shall redeem Retracted Shares in accordance with section 3.6.2 of these share provisions on a pro rata basis and the holder of Retracted Shares shall receive at the Corporation’s expense (either in the form of a certificate or in book-entry form through the direct registration system) the Retracted Shares not redeemed by the Corporation pursuant to section 3.6.2. Provided that the Retraction Request is not revoked by the holder in the manner specified in section 3.6.7, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to section 3.6.2 of these share provisions as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to require Newco Canada, to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Newco Canada as the case may be, to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

3.6.7  A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Newco Canada shall be deemed to have been revoked.

ARTICLE 3.7
REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

3.7.1  Subject to applicable law, and provided Newco Canada has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per Exchangeable Share equal to the Current Market Price of a share of Spinco Common Stock on the last Business Day prior to the Redemption Date (the “Redemption Price”), which shall be satisfied in full by the Corporation causing to be delivered to each holder of Exchangeable Shares, for each Exchangeable Share held by such holder, one share of Spinco Common Stock, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date.

3.7.2  In any case of a redemption of Exchangeable Shares under this Article 3.7, the Corporation shall, at least 60 days before the Redemption Date (other than a Redemption Date established in connection with a Spinco Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by Newco Canada under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a Spinco Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of redemption by the Corporation or the purchase by Newco Canada under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors of the Corporation to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

3.7.3  On or after the Redemption Date and subject to the exercise by Newco Canada of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, if any, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date, upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, if any, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares, together with payment of such dividends, shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation, of the shares of Spinco Common Stock to which the holder is entitled (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance), either in the form of certificates representing the shares of Spinco Common Stock or, in whole or in part, in book-entry form through the direct registration system, and, if applicable, a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of any such dividends, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price and any such dividends, unless payment of the total Redemption Price and any such dividends for such Exchangeable Shares shall not be made upon presentation and surrender of the documents and instruments required in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price and any such dividends have been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price for and the full amount of such dividends on (except as otherwise provided in this section 3.7.3) the Exchangeable Shares so called for redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice, less any amounts withheld on account of tax required to be deducted and withheld therefrom. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price and such dividends for such Exchangeable Shares so called for redemption, against presentation and surrender of the documents and instruments required in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price and the full amount of such dividends, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the shares of Spinco Common Stock delivered to them or the custodian on their behalf.

ARTICLE 3.8
PURCHASE FOR CANCELLATION

3.8.1  Subject to applicable law and notwithstanding section 3.8.2, the Corporation may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with any holder of Exchangeable Shares for consideration consisting of Common Shares.

3.8.2  Subject to applicable law, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share. If in response to an invitation for tenders under the provisions of this section 3.8.2, more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If part only of the Exchangeable Shares shall be purchased, the holder thereof shall receive at the expense of the Corporation (either in the form of a certificate or in book-entry form through the direct registration system) the balance of such shares.

ARTICLE 3.9
VOTING RIGHTS

3.9.1  Except as required by applicable law and by Article 3.10 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

ARTICLE 3.10
AMENDMENT AND APPROVAL

3.10.1  The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified, provided that any adjustment to the number of shares of Spinco Common Stock into which an Exchangeable Share is exchangeable (which initially is one) made by the Board of Directors in accordance with section 2.7 of the Support Agreement to reflect the effect of any Distribution or Change in order to implement the required economic equivalent with respect to the shares of Spinco Common Stock and the Exchangeable Shares shall not require the approval of the holders of the Exchangeable Shares.

3.10.2  Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by a resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

ARTICLE 3.11
RECIPROCAL CHANGES, ETC. IN RESPECT OF
SHARES OF SPINCO COMMON STOCK

3.11.1  Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that so long as any Exchangeable Shares not owned by Spinco or its subsidiaries are outstanding, and other than as provided in the Support Agreement, Spinco will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with section 3.10.2 of these share provisions:

(a)
issue or distribute shares of Spinco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Spinco Common Stock) to the holders of all or substantially all of the then outstanding shares of Spinco Common Stock by way of a distribution, other than an issue of shares of Spinco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Spinco Common Stock) to holders of shares of Spinco Common Stock who exercise an option to receive dividends in shares of Spinco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Spinco Common Stock) in lieu of receiving cash dividends; or

(b)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Spinco Common Stock entitling them to subscribe for or to purchase shares of Spinco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Spinco Common Stock); or

(c)	issue or distribute to the holders of all or substantially all of the then outstanding shares of Spinco Common Stock:

(i)
shares or securities of Spinco of any class other than shares of Spinco Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Spinco Common Stock);

(ii)	rights, options or warrants other than those referred to in section 3.11.1(b) above;

(iii)	evidences of indebtedness of Spinco; or

(iv)	assets of Spinco,

(each such event, a “Distribution”), unless the same or the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

3.11.2  Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that Spinco will not without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with section 3.10.2 of these share provisions:

(a)	subdivide, redivide or change the then outstanding shares of Spinco Common Stock into a greater number of shares of Spinco Common Stock;

(b)	reduce, combine, consolidate or change the then outstanding shares of Spinco Common Stock into a lesser number of shares of Spinco Common Stock; or

(c)	reclassify or otherwise change the shares of Spinco Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Spinco Common Stock,

(each such event, a “Change”), unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with section 3.10.2 of these share provisions.

ARTICLE 3.12
ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT

3.12.1  The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Spinco, Newco, Newco Holding, Newco Canada and the Corporation with all provisions of the Support Agreement applicable to Spinco, Newco, Newco Holding, Newco Canada and the Corporation, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant to such agreement.

3.12.2  The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with section 3.10.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)
adding to the covenants of any or all parties to such agreement provided that the Board of Directors shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)
making such amendments or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion that such amendments and modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)
making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE 3.13
LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

3.13.1  Any certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right and the Redemption Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder).

3.13.2  Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Newco Canada, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Newco Canada as therein provided.

3.13.3  The Corporation and Newco Canada shall be entitled, and may instruct the Transfer Agent, to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Corporation or Newco Canada is required or permitted to deduct and withhold with respect to such payments under (i) the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended or succeeded or (ii) required or permitted in order to comply with Section 116 of the Income Tax Act (Canada) or any corresponding provisions of provincial law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the persons otherwise entitled thereto, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Corporation, Newco Canada and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Corporation, Newco Canada or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation, Newco Canada or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 3.14
NOTICES

3.14.1  Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

3.14.2  Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates, if any, representing Exchangeable Shares and the other documents and instruments required to be delivered by a holder of Exchangeable Shares in accordance with these share provisions in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates, if any, and such other documents and instruments shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates, if any, and such other documents and instruments made by registered mail shall be at the sole risk of the holder mailing the same.

3.14.3  Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

ARTICLE 3.15
FRACTIONAL SHARES

3.15.1  As soon as practicable after any exchange of Exchangeable Shares pursuant to these share provisions, the Corporation shall direct the Transfer Agent (i) to determine the number of, if any, whole and fractional shares of Spinco Common Stock allocable to the holder of Exchangeable Shares exchanged hereunder, (ii) to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of the Corporation either in open market transactions or otherwise, in each case at then prevailing trading prices, and (iii) to cause to be distributed to such holder in lieu of any fractional share, such holder’s rateable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

SCHEDULE A

RETRACTION REQUEST

TO:	Weyerhaeuser Yukon, Inc. (the “Corporation”) and Weyerhaeuser Crosby, Inc. (“Newco Canada”)

A. This notice is given pursuant to Article 3.6 of the provisions (the “Share Provisions”) attaching to the Exchangeable Shares of the Corporation represented by this certificate. Capitalized terms used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

B. The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem in accordance with Article 3.6 of the Share Provisions:

•	all share(s) registered in the name of the undersigned in the securities register of the Corporation; or

•  ____________________ share(s) registered in the name of the undersigned in the securities register of the Corporation.

Such shares are referred to herein as the “Retracted Shares”.

The undersigned hereby notifies the Corporation that the Retraction Date shall be _________________________.

NOTE:       The Retraction Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by the Corporation. If no such Business Day is specified above, the Retraction Date shall be deemed to be the 15th Business Day after the date on which this notice is received by the Corporation.

C. The undersigned acknowledges the overriding Retraction Call Right of Newco Canada to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Newco Canada in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in section 3.6.3 of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to Newco Canada, may be revoked and withdrawn by the undersigned only by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Retraction Date.

D. The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Corporation is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Newco Canada to purchase the unredeemed Retracted Shares.

E. If the undersigned is not a partnership, complete the following:

The undersigned hereby represents and warrants to Newco Canada and the Corporation that the undersigned is not a partnership and:

is

(select one)

is not

a non-resident of Canada for purposes of the Income Tax Act (Canada).

F. If the undersigned is a partnership, complete the following:

The undersigned hereby represents and warrants to Newco Canada and the Corporation that the undersigned is a partnership and:

is

(select one)

is not

a Canadian partnership for purposes of the Income Tax Act (Canada).

G. The undersigned acknowledges that in the absence of an indication that the undersigned is not a non-resident of Canada or, if a partnership, is a Canadian partnership for purposes of the Income Tax Act (Canada), withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

H. The undersigned hereby represents and warrants to Weyerhaeuser TIA, Inc., the Corporation and Newco Canada that the undersigned has good title to, and owns, the share(s) to be acquired by the Corporation or Newco Canada, as the case may be, free and clear of all liens, claims and encumbrances.

________________________________________ (Date)	________________________________________ (Signature of Shareholder)	_______________________________________ (Guarantee of Signature)

Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the securities register of the Corporation or delivered to such shareholder in book-entry form using the direct registration system.

NOTE:
This panel must be completed and the certificate(s), if any, representing the Retracted Shares, if any, together with such additional documents as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date: _______________________________________
Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print): _______________________________
Street Address or P.O. Box: ________________________________________________________________________
Signature of Shareholder: _________________________________________________________________________
City, Province and Postal Code: ____________________________________________________________________
Signature Guaranteed by: _________________________________________________________________________

APPENDIX 2
TO THE PLAN OF ARRANGEMENT

PRINCIPLES FOR DETERMINING
THE DOMTAR OPTION EXCHANGE

Each Amended Replacement Option shall have the same value as the Domtar Option to be exchanged. For these purposes, “value” shall be determined by:

•	applying Black-Scholes methodology and determining the applicable “risk-free rate” and volatility, in each case, in a manner consistent with Note 18 to Domtar’s 2005 financial statements; and

•	assuming Spinco/Domtar do not pay dividends.

EXHIBIT E

FORM OF TRANSITION SERVICES AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of [ ], 2006, between Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), Weyerhaeuser Company Limited, a corporation governed by the Canada Business Corporations Act (“Weyerhaeuser Canada”), Weyerhaeuser ELI, Inc., a Delaware corporation (“Newco Holding”), Weyerhaeuser ELI, LLC, a Delaware limited liability company (“Newco”) and Weyerhaeuser Yukon, Inc., a corporation governed by the Canada Business Corporations Act (“Newco Canada Exchangeco”). Capitalized terms used but not defined herein shall have the meanings given to them in Section 1.1 of this Agreement.

WHEREAS, prior to the date hereof, Weyerhaeuser has incorporated Weyerhaeuser TIA, Inc. (“Spinco”) under the laws of the State of Delaware as a wholly-owned subsidiary of Weyerhaeuser;

WHEREAS, prior to the date hereof, Weyerhaeuser has formed Weyerhaeuser ELI, LLC under the laws of the State of Delaware as a wholly-owned subsidiary of Weyerhaeuser;

WHEREAS, prior to the date hereof, Newco has incorporated (i) Newco Holding under the laws of the State of Delaware as a wholly-owned subsidiary of Newco, (ii) Weyerhaeuser Crosby, Inc. (“Newco Canada”) under the Business Corporations Act (British Columbia) as a wholly-owned subsidiary of Newco Holding, and (iii) Newco Canada Exchangeco under the Canada Business Corporations Act as a wholly-owned subsidiary of Newco Canada (Newco, Newco Holding, Newco Canada and Newco Canada Exchangeco being referred to as the “Newco Parties”, and Spinco and the Newco Parties being referred to as the “Spinco Parties”);

WHEREAS, prior to the Effective Time, Weyerhaeuser will cause Weyerhaeuser Canada and Weyerhaeuser Saskatchewan to sell to Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) the Newco Canada Exchangeco Assets and cause Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) to assume the Newco Canada Exchangeco Liabilities (each as defined in the Contribution and Distribution Agreement);

WHEREAS, prior to the Effective Time, Weyerhaeuser will (i) transfer or cause to be transferred (A) to Newco (the “Weyerhaeuser Contribution”), the Newco Assets and the Newco Liabilities, and (B) Spinco, all of the issued and outstanding limited liability company interests of Newco (the “Newco Equity Interests”), and (ii) distribute (the “Distribution”) to Eligible Holders the shares of common stock of Spinco, par value $0.01 per share (the “Spinco Common Stock”), on a pro rata basis or, at Weyerhaeuser’s election, as an exchange offer to or a combination thereof, in the case of each of clauses (i) and (ii) above upon the terms and subject to the conditions set forth in the Contribution and Distribution Agreement dated as of August 22, 2006, among Weyerhaeuser, Spinco and Newco (the “Contribution and Distribution Agreement”);

WHEREAS Weyerhaeuser and Domtar Inc. (“East”) have agreed that East and the Newco Business will be combined by way of an arrangement (the “Arrangement”) among East and the Spinco Parties upon the terms and conditions set forth in the Transaction Agreement;

WHEREAS, at the Effective Time, the parties hereto will effect the Arrangement, with Spinco becoming a public company and owning, directly or indirectly, all of the outstanding common shares of East and all of the outstanding Newco Equity Interests;

WHEREAS, the Newco Business uses certain services provided by Weyerhaeuser or by third parties under contract to Weyerhaeuser, and the Spinco Parties desire to obtain the use of these services for the purpose of enabling them to manage an orderly transition in their operation of the Newco Business;

WHEREAS, Section 7.01 of the Transaction Agreement provides that, at the Effective Time, Weyerhaeuser, Weyerhaeuser Canada and Newco and Newco Canada Exchangeco shall have executed and delivered a transition services agreement in substantially the form hereof, pursuant to which Weyerhaeuser and Weyerhaeuser Canada shall provide to Newco and Newco Canada Exchangeco, the Services for the term of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	The following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“affiliate” has the meaning given to such term in the Transaction Agreement;

(b)	“Additional Services” has the meaning set forth in Section 2.4.

(c)	“Agreement” has the meaning set forth in the preamble;

(d)	“Arrangement” has the meaning set forth in the recitals;

(e)	“Contribution and Distribution Agreement” has the meaning set forth in the recitals;

(f)	“Distribution” has the meaning set forth in the recitals;

(g)	“Effective Time” has the meaning given to such term in the Transaction Agreement.

(h)	“Eligible Holders” has the meaning given to such term in the Contribution and Distribution Agreement.

(i)	“FA Services” means the services set forth on Schedule C;

(j)	“HR Services” means the services set forth on Schedule B;

(k)	“Indemnified Party” has the meaning set forth in Section 6.1;

(l)	“Indemnifying Party” has the meaning set forth in Section 6.1;

(m)	“Intellectual Property Rights” has the meaning given to such term in the Transaction Agreement.

(n)	“IT Services" means the services set forth on Schedule A;

(o)	“Materials” has the meaning set forth in Section 21.2;

(p)	“Newco” has the meaning set forth in the preamble.

(q)	“Newco Assets” has the meaning given to such term in the Contribution and Distribution Agreement.

(r)	“Newco Business” has the meaning given to such term in the Contribution and Distribution Agreement.

(s)	“Newco Canada” has the meaning set forth in the recitals;

(t)	“Newco Canada Exchangeco” has the meaning set forth in the preamble.

(u)	“Newco Equity Interests” has the meaning set forth in the recitals;

(v)	“Newco Liabilities” has the meaning given to such term in the Contribution and Distribution Agreement.

(w)	“Newco Parties” has the meaning set forth in the recitals;

(x)	“Party” means any of Newco, Newco Canada Exchangeco, Weyerhaeuser or Weyerhaeuser Canada, as the context requires, and “Parties” means all of them, as the context requires;

(y)	“Project Manager” has the meaning set forth in Article 15;

(z)	“Replacement Services” has the meaning set forth in Section 2.7;

(aa)	“Services” means the FA Services, the HR Services and the IT Services, collectively, and any additional services agreed upon pursuant to Section 2.4;

(bb)	“Service Levels” means the levels of service specified in Schedules A, B and C, and any increase in Service Levels agreed upon pursuant to Section 2.4;

(cc)	“Service Provider” means Weyerhaeuser, Weyerhaeuser Canada or a third party provider performing Services for the Service Recipient;

(dd)	“Service Recipient” means Newco or Newco Canada Exchangeco acting in its capacity as the Party receiving the Services of a Service Provider;

(ee)	“Spinco” has the meaning set forth in the recitals;

(ff)	“Spinco Common Stock” has the meaning set forth in the recitals;

(gg)	“Spinco Parties” has the meaning set forth in the recitals;

(hh)	“Transaction Agreement” means the Transaction Agreement, dated as of August 22, 2006, by and among East, Weyerhaeuser, Weyerhaeuser Canada and the Newco Parties;

(ii)	“Transition-in” means the transition at the Effective Time to provision of a particular Service by the Service Provider to the Service Recipient;

(jj)
“Transition-out” means the transition from the provision of a particular Service by the Service Provider to the Service Recipient under this Agreement to performance of such Service by the Service Recipient or a third party designated by Service Recipient;

(kk)
“Transition Period” means the period from the Effective Time until all of the terms for the Services (or renewal terms thereof) have expired or otherwise terminated in accordance with Article 11, and no further Services are being provided in connection with the Transition-out;

(ll)	“Weyerhaeuser” has the meaning set forth in the preamble.

(mm)	“Weyerhaeuser Canada” has the meaning set forth in the preamble.

(nn)	“Weyerhaeuser Contribution” has the meaning set forth in the recitals;

(oo)	“Weyerhaeuser Fiscal Month” means a month during Weyerhaeuser’s fiscal year, as determined by Weyerhaeuser for accounting purposes;

1.2
When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

2.	TERM AND PROVISION OF SERVICES

2.1
Subject to Article 11, the term of this Agreement shall be for the Transition Period. The term for each Service is specified on the applicable Schedule hereto setting forth the terms and conditions for such Service. It is understood by the Parties that the scope of the services and cost estimates described in the schedules hereto do not include Newco facilities at Ear Falls, Ontario, and Big River, Saskatchewan and operations related to the Forest Licenses (as defined in the Contribution and Distribution Agreement). The Service Provider agrees to provide Services for the Ear Falls, Big River and operations related to the Forest Licenses at fully allocated cost on the terms specified herein.

2.2	During the Transition Period, but subject to Article 11 and the provisions set forth in this Agreement, the Service Provider shall provide the Services to the Service Recipient.

2.3
The Service Provider shall provide, or cause to be provided, to the Service Recipient Services that are of substantially the same nature and quality that Weyerhaeuser and Weyerhaeuser Canada provided for the Newco Business during the twelve-month period prior to the Effective Time (and which shall be of substantially the same nature and quality that Weyerhaeuser and Weyerhaeuser Canada provide to themselves), at substantially the same priority levels that such Services have been accorded during such twelve-month period. The quantity of a particular Service provided by the Service Provider shall be the quantity identified for such Service in the applicable Schedule to this Agreement.

2.4
The Service Provider shall not be obligated to perform services other than the Services described in the Schedules hereto. The Service Recipient may, from time to time, request that the Service Provider provide additional services during the Transition Period relating to Government legislated change, customer requirements, shipping/custom changes, functional enhancements, interface development or changes or converting to another platform or application (“Requested Services”). The Service Provider shall submit to the Service Recipient a written proposal to provide such Requested Services itself or through a third party setting forth each Requested Service to be performed, the time period for performance of such Requested Service and the amounts to be charged for performance of such Requested Service, which amounts shall be based on the Service Provider’s fully allocated cost including the fees of any third party provider.

2.5
The Service Provider shall not be obligated to perform services other than the Services described in the Schedules hereto. The Service Recipient may, from time to time, request that the Service Provider provide additional services during the Transaction Period (“Additional Services”). The Service Provider shall consider each request for Additional Services in good faith, and if the Service Provider determines that it is prepared to provide the Service Recipient with all or a portion of the Additional Services identified in the request, it shall submit to the Service Recipient a written proposal to provide such Additional Services itself or through a third party setting forth each Additional Service to be performed, the time period for performance of such Additional Service, and the amounts to be charged for performance of such Additional Service, which amounts shall be based on the Service Provider’s fully allocated cost including the fees of any third party provider.

2.6
Weyerhaeuser and Weyerhaeuser Canada may use third parties to provide some or all of the Services to the extent they use such third parties themselves with respect to the provision of such services for their own businesses. In addition, Weyerhaeuser and Weyerhaeuser Canada may provide to Service Recipient third party proposals for the provision of Services provided by Weyerhaeuser and Weyerhaeuser Canada hereunder and Service Recipient agrees to consider such proposals in good faith. The Service Provider shall use its reasonable best efforts to obtain the consent, where necessary, of any relevant third party provider of the Services to have such Services be provided to the Service Recipient. If such consent cannot be obtained, the Service Provider shall arrange for alternative methods of delivering the Service for which it is responsible hereunder. The Service Recipient will cooperate with and assist Weyerhaeuser and Weyerhaeuser Canada to obtain such consents; provided that nothing in this Section 2.6 shall require the Service Recipient to pay any consideration for obtaining any necessary consents or such alternative methods greater than the cost for such Service specified on the applicable Schedules or require Weyerhaeuser and Weyerhaeuser Canada to pay any consideration for obtaining any necessary consents which is not reimbursed by Service Recipient pursuant to this Agreement. Weyerhaeuser and Weyerhaeuser Canada agree that to the extent such third party Services are provided to Service Recipient pursuant to contracts between Weyerhaeuser and Weyerhaeuser Canada and the third party service provided, Weyerhaeuser and Weyerhaeuser Canada will enforce rights against any such third parties relating to the Services to the extent they would otherwise enforce such rights on behalf of themselves under similar circumstances relating to similar matters.

2.7
In the event of any breach of this Article 2 by the Service Provider with respect to any Service and provided that the Service Recipient is not in breach of its obligations under Articles 3 and 4, the Service Provider shall, at the Service Recipient’s request, without the payment of any further fees by the Service Recipient, correct or cause to be corrected such error or defect or reperform or cause to be reperformed such Service, as promptly as practicable, and cause such Service to be provided thereafter in conformity with the standard set forth in Section 2.3.

2.8
The Service Provider shall at all times maintain contingency plans in place to reasonably address disruptions in the Services. If a disruption of any Service occurs, the Service Provider shall use the same standard of care it uses to operate, support and recover its own systems in the case of a disruption.

2.9
Weyerhaeuser shall lease office space to Newco and Newco Canada Exchangeco in Federal Way, Washington near Weyerhaeuser’s headquarters in the vicinity of Weyerhaeuser where its employees responsible for providing the Services and completing the Transition-out are located, such space being sufficient to provide office space for Newco’s and Newco Canada Exchangeco’s employees who, as reasonably determined by Newco and Newco Canada Exchangeco, need to be located at such location during the Transition Period in order to ensure the successful provision of the Services and the completion of the Transition-out. Such lease shall be on reasonable market terms commensurate with the space provided.

2.10
At or prior to the end of the Transaction Period, at the request of East, Weyerhaeuser shall purchase all hardware and equipment that is leased from EDS and dedicated to providing the Services and shall transfer ownership to Newco of all such hardware and equipment and all other hardware and equipment that is used to provide the Services and previously purchased from EDS, in exchange for the payment to Weyerhaeuser by Newco of the book value of all such hardware and equipment; provided, however, that Weyerhaeuser shall not be required to purchase and transfer to Newco any hardware and equipment that is used in Weyerhaeuser’s business.

3.	PRICING, BILLING AND PAYMENT

3.1	The Services will be charged to and payable by the Service Recipient in accordance with Schedules A, B and C hereto, as applicable, or as otherwise specified in this Agreement.

3.2
Charges for Services shall be billed monthly by Weyerhaeuser and Weyerhaeuser Canada by no later than fifteen days after the end of the Weyerhaeuser Fiscal Month in which such Services are rendered and shall be payable by the Service Recipient to the Service Provider on the thirtieth day following the date of receipt of the invoice. In connection with the Services, the Parties further agree as follows:

(a)
The charge payable by the Service Recipient for any Service rendered during a Weyerhaeuser Fiscal Month that is quoted on an annual or monthly fee basis (as described on the applicable Schedule) shall be calculated by multiplying:

(i)	the number of weeks during that Weyerhaeuser Fiscal Month in which the Service Provider has provided that Service; by

(ii)
1/52 of any fee quoted on an annual basis or 1/4 of any fee quoted on a monthly basis based on the applicable fee for such Service as at the beginning of that Weyerhaeuser Fiscal Month (net of any agreed prior reductions to such fee).

(b)
The charge payable by the Service Recipient for any Service rendered during a Weyerhaeuser Fiscal Month that is quoted on a one-time or hourly fee basis (as described on the applicable Schedule) shall be billed in the bill for the month or months in which the cost for such Service is incurred or such service is provided by the Service Provider.

(c)
For the purposes of calculating the monthly charge described in sub-paragraph 3.2(a) above, use during any portion of a week during a Weyerhaeuser Fiscal Month shall be deemed to constitute use during the entirety of that week.

4.	ACCESS

The Service Provider and the Service Recipient shall, and shall cause their respective affiliates to, provide to each other and their respective agents and vendors reasonable access (during normal business hours, upon reasonable notice and supervised by the appropriate personnel of the Parties) to the information, personnel, and systems necessary for the efficient and accurate administration of each of the Services and to avoid the duplication of any expenses or benefits thereunder; provided, that all such information shall be shared subject to the confidentiality obligations set forth in Section 6.30 of the Transaction Agreement, and any Party or third party vendor receiving such information shall agree to be bound by such obligations prior to the provision of any such information.

5.	TRANSITION

5.1
The Parties agree to use their reasonable best efforts to cooperate with and assist each other in order to permit the Transition-out to occur as soon as reasonably practicable, but in any event prior to the end of the obligation of the Service Provider to provide such Services hereunder, taking into account the need to minimize both the cost of the Transition-out and the disruption to the ongoing business activities of the Parties. Weyerhaeuser and Weyerhaeuser Canada agree to provide to the Service Recipient such support as reasonably necessary for the Transition-out at the hourly rates specified in Schedules A, B and C hereto, or if not specified in such Schedules, then at actual cost. The Parties acknowledge that such support may include the provision of services requested by the Service Recipient in connection with its transition to non-Service Provider systems, including but not limited to migration of historical data, migration-specific enhancements and cooperation with and assistance to third party consultants engaged by the Service Recipient in connection with the foregoing.

5.2
It is the intent of the parties that the Service Recipient will be able to perform for itself the Services following the discontinuance of such Services by the Service Provider. In furtherance of the foregoing, the Service Provider agrees to cooperate with and assist the Service Recipient with training of its personnel, including making its personnel and facilities available to train an agreed number of the Service Recipient’s personnel in connection with the Transition-Out to permit the Service Recipient to provide the Services for itself after the Transition Period.

6.	WARRANTY AND INDEMNITY

6.1
Subject to the provisions of Section 6.2 and 6.3, Weyerhaeuser (the “Indemnifying Party”) agrees to indemnify and hold Newco, Newco Canada Exchangeco and their respective affiliates (each an “Indemnified Party”) harmless from any damages, loss, cost or liability (including reasonable legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from the negligence or wilful misconduct of the Indemnifying Party or any of its affiliates in the performance of the Services, or any breach of any representation, warranty, covenant or obligation under this Agreement by the Indemnifying Party or any of its affiliates.

6.2
The amount of any damages, losses, costs or liabilities for which indemnification is provided under this Article 6 shall be net of any amounts actually recovered by the Indemnified Party in respect of such damages, losses, costs or liabilities under its insurance policies.

6.3
Notwithstanding anything to the contrary contained herein, the liability of each Service Provider with respect to any Service provided pursuant to this Agreement or anything done in connection therewith, whether in contract, tort or otherwise, shall not exceed the fees previously paid by the Service Recipient to such Service Provider pursuant to this Agreement in respect of such category of Service.

7.
LIMITED WARRANTY. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY, UNLESS EXPRESSLY SET FORTH HEREIN, EACH SERVICE PROVIDER REPRESENTS AND WARRANTS ONLY THAT IT SHALL USE ITS REASONABLE BEST EFFORTS TO PROVIDE THE SERVICES. THE ABOVE STATED LIMITED WARRANTY IS THE SERVICE PROVIDER’S SOLE AND EXCLUSIVE WARRANTY WITH RESPECT TO THE SERVICES. NO SERVICE PROVIDER MAKES ANY OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE FOR SAID SITE SERVICES.

8.
INCIDENTAL & CONSEQUENTIAL DAMAGES. NOTWITHSTANDING ANY PROVISION OR REPRESENTATION TO THE CONTRARY, EACH SERVICE PROVIDER SHALL ONLY BE LIABLE FOR DIRECT DAMAGES, WHICH FOR THE AVOIDANCE OF DOUBT SHALL EXCLUDE ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFITS, LOSS OF USE, DOWNTIME, OR LOSS OF SALES FOR ANY BREACH OF THIS AGREEMENT.

9.	FORCE MAJEURE

9.1
The Service Provider shall not be responsible for failure or delay in delivery of any Service that it has responsibility for providing hereunder, nor shall the Service Recipient be responsible for failure or delay in receiving such Service, if caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or other disruptions, accident, unusually severe weather, or other similar cause beyond the control of the defaulting Party, provided that such Party shall have, promptly after knowledge of the beginning of any excusable delay, notified the other Parties of such delay, the reason therefor, and the probable duration and consequence thereof. The Party so excused shall use its reasonable best efforts to resume performance of its obligations hereunder with the least possible delay.

9.2
In the event that any Service Provider is excused from supplying a Service pursuant to Section 9.1, the Service Recipient shall be free to acquire Replacement Services at the Service Recipient’s expense, and without liability to Weyerhaeuser or Weyerhaeuser Canada, for the period and to the extent reasonably necessitated by such non-performance, or until notice is provided by the Service Recipient that it no longer desires to purchase such Service from the Service Provider, whereupon such Service shall be terminated.

10.	CONFIDENTIALITY OF INFORMATION

This Agreement and the information provided to each Party hereunder shall be subject to the confidentiality provisions set forth in Section 6.30 of the Transaction Agreement.

11.	TERMINATION

11.1
This is a master agreement and shall be construed as a separate and independent agreement for each and every Service provided under this Agreement. Any termination of this Agreement with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided pursuant to this Agreement.

11.2
Upon sixty days’ written notice, the Service Provider may terminate this Agreement with respect to any Service that it provides hereunder or, at its option, suspend performance of its obligations with respect thereto, in either case in the event of the failure of the Service Recipient to pay any invoice within thirty days of the receipt of such invoice or upon any other material breach by the Service Recipient of this Agreement with respect to such Service, unless the Service Recipient is disputing the invoice in good faith or the Service Recipient shall have paid the invoice or cured such breach within the sixty-day notice period.

11.3
Any one or more of the Services may be terminated (a) upon mutual agreement of Parties or (b) at the Service Recipient’s option (i) upon thirty (30) days’ advance notice to the Service Provider, provided that the terminated Services are not required to be performed by the Service Provider in order to perform other Services under this Agreement, and (ii) pursuant to Section 9.2. All accrued and unpaid charges for Services shall be due and payable upon termination of this Agreement with respect to such Services.

11.4
Following and prior to the termination of any Service, each Party shall cooperate in good faith with the other to transfer to Newco and Newco Canada Exchangeco all records and take all other actions necessary to provide Newco and Newco Canada Exchangeco and their respective successors and assigns with sufficient information in the form reasonably requested by Newco or Newco Canada Exchangeco, or their respective successors and assigns, as the case may be, to make alternative service arrangements (including internal arrangements) substantially consistent with those contemplated by this Agreement.

12.	INTELLECTUAL PROPERTY

12.1
To the extent that the Service Provider makes modifications or configurations that are employed as part of the provision of Services during the Transition Period, then to the extent that the Service Provider has the right to license such modifications or configurations, the Service Provider hereby grants to the Service Recipient and its affiliates a perpetual, non-exclusive, royalty free license (i) to use such modifications or configurations, (ii) to create derivative works of such configurations and modifications, and to use such works, and (iii) to authorize third parties, for the provision of services to the Service Recipient, to use such configurations and modifications, to create derivative works thereof and to use such works. Subject to Section 7, notwithstanding anything to the contrary in this Agreement, the Service Provider does not make any representation or warranty of any kind whatsoever, express or implied, with respect to the modifications, configurations or derivative works thereof, which shall be transferred on an “as is, where is” basis, and all implied warranties of ownership, validity, enforceability, non-infringement or otherwise are hereby expressly disclaimed.

12.2
Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or trade dress, patent, or other intellectual property or industrial property right other than as set forth in Section 12.1.

13.	EMPLOYEES

Weyerhaeuser and Weyerhaeuser Canada will use their reasonable best efforts to ensure that qualified personnel will be assigned to perform the Services.

14.	RELATIONSHIP OF PARTIES

In providing the Services, Weyerhaeuser and Weyerhaeuser Canada are acting as and shall be considered independent contractors. Except as expressly set forth herein, no Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against any of the other Parties without such Party’s prior written consent.

15.	PROJECT MANAGERS; ESCALATION

For each of the FA Services, HR Services, IT Services (application) and IT Services (infrastructure), the Service Provider and the Service Recipient will assign one person to act as that Party's project manager (the “Project Manager”). The Project Manager will (i) represent and act for their respective Party for matters related to the applicable Service, and (ii) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities. All disputes or issues arising hereunder will be referred to the applicable Project Managers for resolution. In the event any such dispute or issue is not resolved in a timely manner, such matter will be referred to senior management representatives, with appropriate decision making authority for prompt resolution of the matter. The foregoing shall not in any way limit the rights of the Parties to pursue any other legal and equitable remedies available to them hereunder in the event of a breach of this Agreement.

The Service Provider will promptly notify the Service Recipient of any reassignments or change in contact information of the Project Manager or other key personnel identified in the Schedules.

16.	ASSIGNMENT AND DELEGATION

No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

17.	NOTICES

The notice provisions of Section 9.02 of the Transaction Agreement shall apply to all notices given hereunder.

18.	ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES

The Transaction Documents, taken together with the East Disclosure Letter and the Weyerhaeuser Disclosure Letter, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and are not intended to confer upon any person other than the parties hereto any rights or remedies.

19.	GOVERNING LAW, ETC.

This Agreement shall be governed by and construed under the laws of the State of New York without regard to conflicts of laws rules. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought exclusively in the federal courts of the United States of America located in the State, City and County of New York, or, if such federal courts do not have subject matter jurisdiction, in the state courts of the State of New York located in the State, City and County of New York. Each of the parties hereto hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Article 18 shall be deemed effective service of process on such party. Each of the parties hereto hereby waives any right to trial by jury with respect to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.

20.	AMENDMENT; WAIVER

The provisions of Section 8.03 of the Transaction Agreement are hereby incorporated by reference.

21.	RECORDS INSPECTION

21.1
Maintenance of Records. During the term of this Agreement and for a period of six months thereafter, the Service Provider shall maintain true and accurate books and records of account containing full, true and correct entries of the charges for, and all costs and expenses incurred by it in connection with, providing the Services for which it is responsible hereunder. Each Service Recipient shall have the right upon request to inspect or cause to be inspected, and to make copies of, the books and records of the Service Provider relating to the Services provided by the Service Provider, including without limitation the calculation of the invoices relating thereto. The Service Provider shall keep and maintain such records relating to the Services that it keeps for itself (to the extent they relate to the Services) with respect to the Newco Business prior to the Effective Time.

21.2
Return of Materials. Upon the termination of a Service with respect to which the Service Provider holds books, records, files, databases or computer software or hardware (including, but not limited to, current and archived copies of computer files) owned by the Service Recipient, and used in connection with the provision of a Service (the “Materials”), the Service Provider will return all of such Materials promptly upon termination, but not later than 30 days after such termination.

22.	SURVIVAL

The Parties’ rights and obligations under Articles 6, 7, 8, 10, Section 11.4, Articles 16 through 21 and this Article 22 shall survive expiration or termination of this Agreement.

[Signatures on the following page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

WEYERHAEUSER

By: __________________________________
    Name:
   Title:

WEYERHAEUSER CANADA

By: ___________________________________
   Name:
   Title:

NEWCO

By: ___________________________________
   Name:
   Title:

NEWCO CANADA EXCHANGECO

By: ___________________________________
   Name:
   Title:

EXHIBIT F

FORM OF SUPPORT AGREEMENT

FORM OF SUPPORT AGREEMENT

MEMORANDUM OF AGREEMENT made as of the [  ] day of [  ], 2006.

BETWEEN:

WEYERHAEUSER TIA, INC.,
a Delaware corporation
(hereinafter referred to as “Spinco”),

OF THE FIRST PART,

- and -

WEYERHAEUSER CROSBY, INC.,
a corporation governed by the
Business Corporations Act (British Columbia)
(hereinafter referred to as “Newco Canada”),

OF THE SECOND PART,

- and -

WEYERHAEUSER YUKON, INC.,
a corporation governed by the Canada Business Corporations Act
(hereinafter referred to as “Newco Canada Exchangeco”),

OF THE THIRD PART,

- and -

WEYERHAEUSER ELI, LLC,
a limited liability company formed under the laws of the State of Delaware
(hereinafter referred to as “Newco”),

OF THE FOURTH PART,

- and -

WEYERHAEUSER ELI, INC.,
a corporation incorporated under the laws of the State of Delaware
(hereinafter referred to as“Newco Holding”)

OF THE FIFTH PART.

WHEREAS in connection with a transaction agreement (the “Transaction Agreement”) dated as of the 22nd day of August, 2006 among Weyerhaeuser Company, Spinco,

Newco, Newco Holding, Newco Canada, Newco Canada Exchangeco and Domtar Inc. (“Domtar”), Newco Canada Exchangeco is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of securities of Domtar pursuant to the plan of arrangement (the “Arrangement”) contemplated by the Transaction Agreement;

AND WHEREAS, pursuant to the Transaction Agreement, Spinco, Newco Canada, Newco Canada Exchangeco, Newco and Newco Holding have agreed to execute a support agreement substantially in the form of this Agreement;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Defined Terms

Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares attached as Appendix 1 to the Plan of Arrangement as set out in the Articles of Arrangement of Domtar, unless the context requires otherwise.

ARTICLE 2

COVENANTS OF SPINCO, NEWCO CANADA EXCHANGECO, NEWCO AND NEWCO HOLDING

2.1	Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by Spinco or its subsidiaries are outstanding, Spinco and in the case of clause (e), Newco and Newco Holding, will:

(a)
not declare or pay any dividend on the shares of Spinco Common Stock unless (i) Newco Canada Exchangeco shall simultaneously declare or pay, as the case may be, a dividend as provided for in the Exchangeable Share Provisions on the Exchangeable Shares and (ii) Newco Canada Exchangeco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

(b)
advise Newco Canada Exchangeco sufficiently in advance of the declaration by Spinco of any dividend on the shares of Spinco Common Stock and take all such other actions as are reasonably necessary, in co-operation with Newco Canada Exchangeco, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the shares of Spinco Common Stock;

(c)	ensure that the record date for any dividend declared on the shares of Spinco Common Stock is not less than 10 Business Days after the declaration date of such dividend;

(d)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Newco Canada Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Spinco or its subsidiaries) upon the liquidation, dissolution or winding-up of Newco Canada Exchangeco, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Newco Canada Exchangeco, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Newco Canada Exchangeco to cause to be delivered shares of Spinco Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 3.5, Article 3.6, or Article 3.7 as the case may be, of the Exchangeable Share Provisions; and

(e)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Newco Canada, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Newco Canada to cause to be delivered shares of Spinco Common Stock to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be.

2.2	Segregation of Funds

Spinco and Newco Canada will cause Newco Canada Exchangeco to deposit a sufficient amount of funds in a separate account of Newco Canada Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Newco Canada Exchangeco to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 3.5, Article 3.6 or Article 3.7 of the Exchangeable Share Provisions, as applicable.

2.3	Reservation of Spinco Common Stock

Spinco hereby represents, warrants and covenants in favour of Newco, Newco Holding, Newco Canada Exchangeco and Newco Canada that Spinco has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Spinco or its subsidiaries) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of Spinco Common Stock (or other shares or securities into which the shares of Spinco Common Stock may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit Spinco and Newco Canada to meet their obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which Newco Canada may now or hereafter be required to deliver shares of Spinco Common Stock, to enable and permit Newco Canada to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit Newco Canada Exchangeco to meet its respective obligations hereunder and under the Exchangeable Share Provisions.

2.4	Notification of Certain Events

In order to assist Spinco and Newco Canada to comply with its obligations hereunder and to permit Newco Canada to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, Newco Canada Exchangeco will notify Spinco and Newco Canada of each of the following events at the time set forth below:

(a)
in the event of any determination by the board of directors of Newco Canada Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Newco Canada Exchangeco or to effect any other distribution of the assets of Newco Canada Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)
promptly, upon the earlier of receipt by Newco Canada Exchangeco of notice and Newco Canada Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Newco Canada Exchangeco or to effect any other distribution of the assets of Newco Canada Exchangeco among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by Newco Canada Exchangeco of a Retraction Request;

(d)	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions; and

(e)
as soon as practicable upon the issuance by Newco Canada Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Domtar common shares pursuant to the Arrangement).

2.5	Delivery of Spinco Common Stock to Newco Canada Exchangeco and Newco Canada

In furtherance of its obligations under sections 2.1(d) and 2.1(e) hereof, upon notice from Newco Canada Exchangeco or Newco Canada of any event that requires Newco Canada Exchangeco or Newco Canada, to cause to be delivered shares of Spinco Common Stock to any holder of Exchangeable Shares, Spinco shall, in any manner deemed appropriate by it, provide or cause to be provided to Newco Canada Exchangeco or Newco Canada, either in the form of a share certificate or in book entry form through the direct registration system, the requisite number of shares of Spinco Common Stock to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as Newco Canada Exchangeco or Newco Canada shall direct. All such shares of Spinco Common Stock shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

2.6	Qualification of Spinco Common Stock

If any shares of Spinco Common Stock (or other shares or securities into which shares of Spinco Common Stock may be reclassified or changed as contemplated by section 2.7 hereof) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by Spinco and delivered by Newco Canada or Newco Canada Exchangeco, as the case may be, to the initial holder thereof or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or a “affiliate” of Spinco for purposes of United States federal or state securities law), Spinco will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such shares of Spinco Common Stock (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. Spinco will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all shares of Spinco Common Stock (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding shares of Spinco Common Stock (or such other shares or securities) have been listed by Spinco and remain listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence

So long as any Exchangeable Shares not owned by Spinco or its subsidiaries are outstanding:

(a)
Other than as permitted in section 2.1, Spinco will not without the prior approval of Newco Canada Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 3.10.2 of the Exchangeable Share Provisions:

(i)
issue or distribute shares of Spinco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Spinco Common Stock) to the holders of all or substantially all of the then outstanding shares of Spinco Common Stock by way of a distribution, other than an issue of shares of Spinco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Spinco Common Stock) to holders of shares of Spinco Common Stock who exercise an option to receive dividends in shares of Spinco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Spinco Common Stock) in lieu of receiving cash dividends; or

(ii)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Spinco Common Stock entitling them to subscribe for or to purchase shares of Spinco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Spinco Common Stock); or

(iii)
issue or distribute to the holders of all or substantially all of the then outstanding shares of Spinco Common Stock (A) shares or securities of Spinco of any class other than shares of Spinco Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Spinco Common Stock), (B) rights, options or warrants other than those referred to in section 2.7(a) (ii) above, (C) evidences of indebtedness of Spinco or (D) assets of Spinco,

(each such event, a “Distribution”), unless the same or the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

(b)
Spinco will not without the prior approval of Newco Canada Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 3.10.2 of the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding shares of Spinco Common Stock into a greater number of shares of Spinco Common Stock; or

(ii)	reduce, combine, consolidate or change the then outstanding shares of Spinco Common Stock into a lesser number of shares of Spinco Common Stock; or

(iii)	reclassify or otherwise change the shares of Spinco Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Spinco Common. Stock,

(each such event, a “Change”), unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares.

(c)
Spinco will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Spinco (with contemporaneous notification thereof by Spinco to Newco Canada Exchangeco).

(d)
The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on Spinco and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(i)	in the case of any distribution payable in shares of Spinco Common Stock, the number of such shares issued in proportion to the number of shares of Spinco Common Stock previously outstanding;

(ii)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of Spinco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Spinco Common Stock), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

(iii)
in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Spinco of any class other than shares of Spinco Common Stock, any rights, options or warrants other than those referred to in section 2.7(d) (ii) above, any evidences of indebtedness of Spinco or any assets of Spinco), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of Spinco Common Stock and the Current Market Price; and

(iv)
in the case of any subdivision, redivision or change of the then outstanding shares of Spinco Common Stock into a greater number of shares of Spinco Common Stock or the reduction, combination, consolidation or change of the then outstanding shares of Spinco Common Stock into a lesser number of shares of Spinco Common Stock or any amalgamation, merger, reorganization or other transaction affecting shares of Spinco Common Stock, the effect thereof upon the then outstanding shares of Spinco Common Stock.

(e)
Newco Canada Exchangeco agrees that, to the extent required, upon due notice from Spinco, Newco Canada Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Newco Canada Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the shares of Spinco Common Stock and Exchangeable Shares as provided for in this section 2.7. Without limiting the generality of the foregoing, the Board of Directors of Newco Canada Exchangeco may adjust the number of shares of Spinco Common Stock into which an Exchangeable Share is exchangeable (which initially is one) to reflect the economic equivalent of the relationship between the shares of Spinco Common Stock and the Exchangeable Shares.

2.8	Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to shares of Spinco Common Stock (an “Offer”) is proposed by Spinco or is proposed to Spinco or its shareholders and is recommended by the board of directors of Spinco, or is otherwise effected or to be effected with the consent or approval of the board of directors of Spinco, and the Exchangeable Shares are not redeemed by Newco Canada Exchangeco or purchased by Newco Canada pursuant to the Redemption Call Right, Spinco will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Spinco and its subsidiaries) to participate in such Offer to the same extent or on an economically equivalent basis as the holders of shares of Spinco Common Stock, without discrimination. Without limiting the generality of the foregoing, Spinco will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against Newco Canada Exchangeco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of Newco Canada Exchangeco to redeem (or Newco Canada to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a Spinco Control Transaction.

2.9	Ownership of Outstanding Shares

Without the prior approval of Newco Canada Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 3.10.2 of the Exchangeable Share Provisions, Spinco covenants and agrees in favour of Newco Canada Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any person other than Spinco or any of its subsidiaries, Spinco will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of Newco Canada Exchangeco and Newco Canada.

2.10	Spinco and Subsidiaries Not to Vote Exchangeable Shares

Spinco covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Spinco further covenants and agrees that it will not, and will cause its subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Act (or any successor or other corporate statute by which Newco Canada Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11	Rule 10b-18 Purchases

Nothing contained in this Agreement, including without limitation the obligations of Spinco contained in section 2.8, shall limit the ability of Spinco, Newco Canada or Newco Canada Exchangeco to make a “Rule 10b-18 Purchase” of shares of Spinco Common Stock pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended.

2.12	Stock Exchange Listing

Spinco covenants and agrees in favour of Newco Canada Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any person other than Spinco or any of its subsidiaries, Spinco will use its reasonable efforts to maintain a listing for such Exchangeable Shares on a Canadian stock exchange.

2.13	Restriction on Voluntary Dissolution

Spinco shall not, and agrees to cause Newco Canada to not, take any action relating to a voluntary liquidation, dissolution or winding-up of Newco Canada Exchangeco or its successors or Newco Canada or its successors, as the case my be, prior to the Redemption Date.

ARTICLE 3

SPINCO SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.

Spinco shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)
such other person or continuing corporation (the “Spinco Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Spinco Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Spinco Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Spinco under this Agreement; and

(b)
such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

3.2	Vesting of Powers in Successor

Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, shall execute and deliver the supplemental agreement provided for in section 3.1(a) and thereupon the Spinco Successor shall possess and from time to time may exercise each and every right and power of Spinco under this Agreement in the name of Spinco or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Spinco or any officers of Spinco may be done and performed with like force and effect by the directors or officers of such Spinco Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Spinco with or into Spinco or, subject to section 2.13 hereof, the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Spinco provided that all of the assets of such subsidiary are transferred to Spinco or another wholly-owned direct or indirect subsidiary of Spinco and any such transactions are expressly permitted by this Article 3.

ARTICLE 4

GENERAL

4.1	Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than Spinco and any of its subsidiaries.

4.2	Changes in Capital of Spinco and Newco Canada Exchangeco

At all times after the occurrence of any event contemplated pursuant to sections 2.7 and 2.8 hereof or otherwise, as a result of which either shares of Spinco Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which shares of Spinco Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible

4.4	Amendments, Modifications

This Agreement may not be amended or modified except by an agreement in writing executed by Newco Canada Exchangeco, Newco Canada, Newco, Newco Holding and Spinco and approved by the holders of the Exchangeable Shares in accordance with section 3.10.2 of the Exchangeable Share Provisions.

4.5	Ministerial Amendments

Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)
adding to the covenants of any or all parties provided that the board of directors of each of Newco Canada Exchangeco, Newco Canada and Spinco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)
making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of Newco Canada Exchangeco, Newco Canada and Spinco, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)
making such changes or corrections which, on the advice of counsel to Newco Canada Exchangeco, Newco Canada and Spinco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of Newco Canada Exchangeco, Newco Canada and Spinco shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6	Meeting to Consider Amendments

Newco Canada Exchangeco, at the request of Spinco, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 4.4 hereof. Any such meeting or meetings shall be called and held in accordance with the bylaws of Newco Canada Exchangeco, the Exchangeable Share Provisions and all applicable laws.

4.7	Amendments Only in Writing

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.8	Notices

All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a courier service that is nationally recognized in the U.S. and Canada and, in each case, addressed to a party at the following address for such party:

(a)	If to Spinco, to:

[  ]

with a copy to:

[  ]

(b)	If to Newco Canada Exchangeco, to:

[  ]

with a copy to:

[  ]

(c)	If to Newco Canada, to:

[  ]

with a copy to:

[  ]

(d)	If to Newco, to:

[  ]

with a copy to:

[  ]

(e)	If to Newco Holding:

[  ]

with a copy to:

[  ]

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this section 4.8.

4.9	Interpretation.

When a reference is made in this Agreement to an Article or a section, such reference shall be to an Article or a section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The terms "this Agreement", "hereof”, "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this Agreement, a "Business Day" means any day on which commercial banks are open for business in Seattle, Washington and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the laws of the State of Washington or the federal laws of the United States of America or in Montreal, Quebec under the laws of the Province of Quebec or the federal laws of Canada.

4.10	Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

4.11	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

4.12	Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

4.13	Enforcement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction in the Province of Ontario, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of competent jurisdiction in the Province of Ontario, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any court of competent jurisdiction in the Province of Ontario, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

4.14	No Waiver.

No provisions of this Agreement shall be deemed waived by any party, unless such waiver is in writing and signed by the authorized representatives of the person against whom it is sought to enforce such waiver.

4.15	Expenses.

Except as expressly set forth in this Agreement or in any other Transaction Document or Ancillary Agreement (each as defined in section 9.03 of the Transaction Agreement), all costs and expenses and third party fees, paid or incurred in connection with this Agreement shall be paid in accordance with section 6.11 of the Transaction Agreement.

4.16	Further Assurances.

From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WEYERHAEUSER TIA, INC.
By:
Name:
Title:

WEYERHAEUSER CROSBY, INC.
By:
Name:
Title:

WEYERHAEUSER YUKON, INC.
By:
Name:
Title:

WEYERHAEUSER ELI, LLC by Weyerhaeuser Company as its sole member
By:
Name:
Title:

WEYERHAEUSER ELI, INC.
By:
Name:
Title:

 EXHIBIT G

FORM OF VOTING AND EXCHANGE TRUST AGREEMENT

FORM OF VOTING AND EXCHANGE TRUST AGREEMENT

MEMORANDUM OF AGREEMENT made as of the [  ]  day of [  ], 2006.

BETWEEN:

WEYERHEUSER TIA, INC.,
a corporation existing under the laws of the State of Delaware
(“Spinco”),
OF THE FIRST PART,

- and -

WEYERHEUSER YUKON, INC.,
a corporation existing under the laws of Canada
(“Newco Canada Exchangeco”),
OF THE SECOND PART,

- and -

WEYERHEUSER CROSBY, INC.,
a corporation incorporated under the laws of British Columbia
(‘Newco Canada ‘),
OF THE THIRD PART,
- and -

COMPUTERSHARE TRUST COMPANY OF CANADA,
a trust company incorporated under the laws of Canada
(“Trustee”),
OF THE FOURTH PART.

WHEREAS in connection with the Transaction Agreement, Newco Canada Exchangeco is to issue Exchangeable Shares to certain holders of securities of Domtar pursuant to the Arrangement contemplated in the Transaction Agreement;

AND WHEREAS pursuant to the Transaction Agreement, Spinco and Newco Canada Exchangeco have agreed to execute a voting and exchange trust agreement substantially in the form of this Agreement;

NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions

In this Agreement, the following terms shall have the following meanings:

“Act” means the Canada Business Corporations Act, as amended.

“Agreement” means this Agreement as it may be amended or supplemented from time to time.

“Arrangement” means the arrangement under section 192 of the Act on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 8.03 of the Transaction Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Automatic Exchange Rights” means the benefit of the obligation of Newco Canada, to effect the automatic exchange of Exchangeable Shares for shares of Spinco Common Stock pursuant to section 5.12.

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Spinco and its subsidiaries.

“Beneficiary Votes” has the meaning ascribed thereto in section 4.2.

“Board of Directors” means the board of directors of Newco Canada Exchangeco.

“Business Day” means any day on which commercial banks are generally open for business in Seattle, Washington and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Seattle, Washington under the laws of the State of Washington or the federal laws of the United States of America or in Montreal, Quebec under the laws of the Province of Quebec or the federal laws of Canada.

“Canadian Dollar Equivalent” means, in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

“Certificate” means the certificate of arrangement giving effect to the Arrangement issued pursuant to subsection 192(7) of the Act.

“Court” means the Superior Court of Quebec.

“Current Market Price” means, in respect of a share of Spinco Common Stock on any date, the Canadian Dollar Equivalent of the average of the closing bid and asked prices of the shares of Spinco Common Stock during a period of 20 consecutive trading days ending not more than three trading days before such date on the NYSE, or, if the shares of Spinco Common Stock are not then listed on the NYSE, on such other stock exchange or automated quotation system on which the shares of Spinco Common Stock are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided however, that if in the opinion of the Board of Directors the public distribution or trading activity of the shares of Spinco Common Stock during such period does not create a market which reflects the fair market value of a share of Spinco Common Stock, then the Current Market Price of a share of Spinco Common Stock shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

“Domtar” means Domtar Inc., a corporation governed by the Act.

“Effective Date” means the date shown on the Certificate which shall be the same date as the Distribution Date.

“Effective Time” means the time on the Effective Date at which the Arrangement becomes effective.

“Exchange Right” has the meaning ascribed thereto in section 5.1.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Appendix 1 of the Plan of Arrangement.

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of Newco Canada Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions.

“Final Order” means the order of the Court approving the Plan of Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed.

“Government Entity” means any federal, provincial, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Indemnified Parties” has the meaning ascribed thereto in section 9.1.

“Insolvency Event” means the institution by Newco Canada Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Newco Canada Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors” Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Newco Canada Exchangeco to contest in good faith any such proceedings commenced in respect of Newco Canada Exchangeco within 30 days of becoming aware thereof, or the consent by Newco Canada Exchangeco to the filing of any such petition or to the appointment of a receiver, or the making by Newco Canada Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Newco Canada Exchangeco of its inability to pay its debts generally as they become due, or Newco Canada Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section 3.6.6 of the Exchangeable Share Provisions.

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Liquidation Event” has the meaning ascribed thereto in section 5.12(b).

“Liquidation Event Effective Date” has the meaning ascribed thereto in section 5.12(c).

“List” has the meaning ascribed thereto in section 4.6.

“Newco Holding” means Weyerhauser ELI, Inc., a corporation incorporated under the laws of the State of Delaware and a wholly-owned subsidiary of Weyerhauser ELI, LLC.

“Newco Canada” means Weyerhaeuser Crosby, Inc., a corporation governed by the Business Corporations Act (British Columbia) and a wholly-owned subsidiary of Newco Holding.

“NYSE” means the New York Stock Exchange, Inc.

“Officer’s Certificate” means, with respect to Spinco, Newco Canada or Newco Canada Exchangeco, as the case may be, a certificate signed by any officer or director of Spinco, Newco Canada or Newco Canada Exchangeco, as the case may be.

“person” means any individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Government Entity;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit D to the Transaction Agreement and any amendments or variations thereto made in accordance with section 8.03 of the Transaction Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court.

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Retracted Shares” has the meaning ascribed thereto in section 5.7.

“Retraction Call Right” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Special Voting Stock” has the meaning ascribed thereto in the Transaction Agreement.

“Spinco” means Weyerhauser TIA, Inc., a Delaware corporation.

“Spinco Common Stock” means the common stock of Spinco, par value US$0.01 per share and any other securities into which such shares may be changed.

“Spinco Consent” has the meaning ascribed thereto in section 4.2.

“Spinco Meeting” has the meaning ascribed thereto in section 4.2.

“Spinco Successor” has the meaning ascribed thereto in section 11.1(a).

“subsidiary” of any person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled (i) by such person, (ii) by any one or more of its subsidiaries, or (iii) by such person and one or more of its subsidiaries; provided, however, that no person that is not directly or indirectly wholly-owned by any other person shall be a subsidiary of such other person unless such other person controls, or has the right, power or ability to control, that person.

“Support Agreement” means the support agreement made as of even date herewith between Newco Canada Exchangeco, Newco Canada, Weyerhauser ELI, LLC, Newco Holding and Spinco substantially in the form and content of Exhibit F to the Transaction Agreement, with such changes thereto as the parties to the Transaction Agreement, acting reasonably, may agree.

“Transaction Agreement” means the agreement dated as of the 22nd day of August, 2006 among Weyerhaeuser, Spinco, Weyerhauser ELI, LLC, Newco Holding, Newco Canada, Newco Canada Exchangeco and Domtar, as amended, supplemented and/or restated in accordance therewith, providing for, among other things, the Arrangement.

“Trust” means the trust created by this Agreement.

“Trust Estate” means the share of Special Voting Stock, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement.

“Trustee” means Computershare Trust Company of Canada and, subject to the provisions of Article 10, includes any successor trustee.

“Voting Rights” means the voting rights attached to the share of Special Voting Stock.

“Weyerhaeuser” means Weyerhaeuser Company, a corporation existing under the laws of the State of Washington.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the share of Special Voting Stock in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

ARTICLE 3

SPECIAL VOTING STOCK

3.1	Issue and Ownership of the Share of Special Voting Stock

Spinco hereby issues to and deposits with the Trustee, the share of Special Voting Stock to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries in accordance with the provisions of this Agreement. Spinco hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the share of Special Voting Stock by Spinco to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the share of Special Voting Stock and shall be entitled to exercise all of the rights and powers of an owner with respect to the share of Special Voting Stock provided that the Trustee shall:

(a)	hold the share of Special Voting Stock and all the rights related thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)
except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the share of Special Voting Stock and the share of Special Voting Stock shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2	Legended Share Certificates

Newco Canada Exchangeco will cause each certificate representing Exchangeable Shares that is issued to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

3.3	Safe Keeping of Certificate

The certificate representing the share of Special Voting Stock shall at all times be held in safe keeping by the Trustee.

ARTICLE 4

EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Trustee, as the holder of record of the share of Special Voting Stock, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the share of Special Voting Stock on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of Spinco at a Spinco Meeting or in connection with a Spinco Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to section 7.15:

(a)
the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Spinco Meeting is held or a Spinco Consent is sought; and

(b)
to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2	Number of Votes

With respect to all meetings of shareholders of Spinco at which holders of shares of Spinco Common Stock are entitled to vote (each, a “Spinco Meeting”) and with respect to all written consents sought by Spinco from its shareholders including the holders of shares of Spinco Common Stock (each, a “Spinco Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise the number of votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Beneficiary on the record date for holders of shares of Spinco Common Stock entitled to vote on any such matter established by Spinco or by applicable law for such Spinco Meeting or Spinco Consent, as the case may be, equal to the number of shares of Spinco Common Stock into which such Exchangeable Share is then exchangeable (the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such Spinco Meeting or in connection with such Spinco Consent.

4.3	Mailings to Shareholders

With respect to each Spinco Meeting and Spinco Consent, the Trustee will use its reasonable efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Spinco utilizes in communications to holders of shares of Spinco Common Stock subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List referred to in section 4.6, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Spinco to its shareholders:

(a)	a copy of such notice, together with any related materials, including, without limitation, any proxy or information statement, to be provided to shareholders of Spinco;

(b)
a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Spinco Meeting or Spinco Consent or, pursuant to section 4.7, to attend such Spinco Meeting and to exercise personally the Beneficiary Votes at such meeting;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)	a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

(ii)	a proxy to a designated agent or other representative of the management of Spinco to exercise such Beneficiary Votes;

(d)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(e)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)
a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Spinco Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

The materials referred to in this section 4.3 are to be provided to the Trustee by Spinco and the materials referred to in sections 4.3(c), 4.3(e) and 4.3(f) shall be subject to reasonable comment by the Trustee in a timely manner. Spinco shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of shares of Spinco Common Stock. Spinco agrees not to communicate with holders of shares of Spinco Common Stock with respect to the materials referred to in this section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries.

For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Spinco Meeting or Spinco Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Spinco or by applicable law for purposes of determining shareholders entitled to vote at such Spinco Meeting. Spinco will notify the Trustee of any decision of the board of directors of Spinco with respect to the calling of any Spinco Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

4.4	Copies of Shareholder Information

Spinco will deliver to the Trustee copies of all proxy materials (including notices of Spinco Meetings but excluding proxies to vote shares of Spinco Common Stock), information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of shares of Spinco Common Stock in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of shares of Spinco Common Stock. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Spinco, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Spinco) received by the Trustee from Spinco contemporaneously with the sending of such materials to holders of shares of Spinco Common Stock. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Montreal all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the share of Special Voting Stock and made available by Spinco generally to the holders of shares of Spinco Common Stock; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Spinco.

4.5	Other Materials

As soon as reasonably practicable after receipt by Spinco or holders of shares of Spinco Common Stock (if such receipt is known by Spinco) of any material sent or given by or on behalf of a third party to holders of shares of Spinco Common Stock generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Spinco shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Spinco, copies of all such materials received by the Trustee from Spinco. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in Montreal copies of all such materials.

4.6	List of Persons Entitled to Vote

Newco Canada Exchangeco shall, (a) prior to each annual, general and special Spinco Meeting or the seeking of any Spinco Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Spinco Meeting or a Spinco Consent, at the close of business on the record date established by Spinco or pursuant to applicable law for determining the holders of shares of Spinco Common Stock entitled to receive notice of and/or to vote at such Spinco Meeting or to give consent in connection with such Spinco Consent. Each such List shall be delivered to the Trustee promptly after receipt by Newco Canada Exchangeco of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Spinco agrees to give Newco Canada Exchangeco notice (with a copy to the Trustee) of the calling of any Spinco Meeting or the seeking of any Spinco Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Newco Canada Exchangeco to perform its obligations under this section 4.6.

4.7	Entitlement to Direct Votes

Any Beneficiary named in a List prepared in connection with any Spinco Meeting or Spinco Consent will be entitled (a) to instruct the Trustee in the manner described in section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

(a)
In connection with each Spinco Meeting and Spinco Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to section 4.3.

(b)
The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Spinco Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Spinco utilizes in communications to holders of shares of Spinco Common Stock subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of Newco Canada Exchangeco. Spinco agrees not to communicate with holders of shares of Spinco Common Stock with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Newco Canada Exchangeco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

4.10	Termination of Voting Rights

All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Newco Canada or Newco Canada Exchangeco and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such holder to the Trustee of such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for shares of Spinco Common Stock, as specified in Article 5 (unless, in either case, Newco Canada, has not been delivered the requisite shares of Spinco Common Stock to be delivered in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 3.6 or Article 3.7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Newco Canada Exchangeco pursuant to Article 3.5 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Newco Canada pursuant to the exercise by Newco Canada of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

ARTICLE 5

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1	Grant and Exercise of the Exchange Right

Spinco hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require Newco Canada to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. Spinco hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Spinco to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with all rights in respect of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

(a)
hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)
except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

5.2	Legended Share Certificates

Newco Canada Exchangeco will cause each certificate issued representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Rights.

5.3	General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to section 7.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price

The purchase price payable by Newco Canada for each Exchangeable Share to be purchased by Newco Canada under the Exchange Right shall be an amount per Exchangeable Share equal to (a) the Current Market Price of a share of Spinco Common Stock on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by Newco Canada causing to be sent to such holder one share of Spinco Common Stock, plus (b) to the extent not paid by Newco Canada Exchangeco on the designated payment date therefor, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale. In connection with each exercise of the Exchange Right, Newco Canada shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share. The purchase price for each such Exchangeable Share so purchased may be satisfied only by Newco Canada delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one share of Spinco Common Stock and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to section 5.13). Upon payment by Newco Canada of such purchase price, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by Newco Canada Exchangeco.

5.5	Exercise Instructions

Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Newco Canada Exchangeco. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Montreal or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates, if any, representing the Exchangeable Shares which such Beneficiary desires Newco Canada to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Trustee, Newco Canada Exchangeco, Spinco or Newco Canada may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right in form and substance satisfactory to the Trustee, Spinco, Newco Canada and Newco Canada Exchangeco, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Newco Canada to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Newco Canada, free and clear of all liens, claims and encumbrances, (iii) the names in which the shares of Spinco Common Stock issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such shares of Spinco Common Stock should be delivered and (b) payment (or evidence satisfactory to the Trustee, Newco Canada Exchangeco, Newco Canada and Spinco of payment) of the taxes (if any) payable as contemplated by section 5.8 of this Agreement. If only a part of the Exchangeable Shares are to be purchased by Newco Canada under the Exchange Right, the balance of such Exchangeable Shares shall be issued to the holder at the expense of Newco Canada Exchangeco either by a new certificate or through the direct registration system.

5.6	Delivery of Spinco Common Stock; Effect of Exercise

Promptly after the receipt of the notice of exercise of the Exchange Right, together with such documents and instruments of transfer required by section 5.5 (and payment of taxes, if any payable as contemplated by section 5.8 or evidence thereof), the Trustee shall notify Spinco, Newco Canada and Newco Canada Exchangeco of its receipt of the same, which notice to Spinco, Newco Canada and Newco Canada Exchangeco shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and Newco Canada shall promptly thereafter deliver or cause to be delivered to the Trustee (which delivery may be in the form of a certificate or in book-entry form through the direct registration system), for delivery to the Beneficiary of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the number of shares of Spinco Common Stock issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to section 5.13); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, Newco Canada Exchangeco, Newco Canada and Spinco of the payment of) the taxes (if any) payable as contemplated by section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to Spinco, Newco Canada and Newco Canada Exchangeco of the exercise of the Exchange Right as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to Newco Canada, all of such holder’s right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless the requisite number of shares of Spinco Common Stock is not allotted, issued and delivered by Newco Canada, to the Trustee within five Business Days of the date of the giving of such notice by the Trustee or the balance of the purchase price, if any, is not paid by Newco Canada, on the applicable payment date therefor, in which case the rights of the Beneficiary shall remain unaffected until such shares of Spinco Common Stock are so allotted, issued and delivered, and the balance of the purchase price, if any, has been paid, by Newco Canada. Upon delivery by Newco Canada, to the Trustee of such shares of Spinco Common Stock, and the balance of the purchase price, if any, the Trustee shall deliver such shares of Spinco Common Stock to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary), either in the form of a certificate or in book-entry form through the direct registration system. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the shares of Spinco Common Stock delivered to it pursuant to the Exchange Right.

5.7	Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its right under Article 3.6 of the Exchangeable Share Provisions to require Newco Canada Exchangeco to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Newco Canada Exchangeco pursuant to section 3.6.6 of the Exchangeable Share Provisions that Newco Canada Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Newco Canada shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to Newco Canada Exchangeco pursuant to section 3.6.1 of the Exchangeable Share Provisions and provided further that the Trustee has received written notice of same from Newco Canada Exchangeco or Spinco, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that Newco Canada Exchangeco is unable to redeem. In any such event, Newco Canada Exchangeco hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to Newco Canada Exchangeco or to the transfer agent of the Exchangeable Shares (including without limitation, a copy of the retraction request delivered pursuant to section 3.6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Newco Canada Exchangeco is not permitted to redeem and will require Newco Canada to purchase such shares in accordance with the provisions of this Article 5.

5.8	Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to Newco Canada pursuant to the Exchange Right or the Automatic Exchange Rights, the shares of Spinco Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Beneficiary of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of Spinco, Newco Canada, Newco Canada Exchangeco or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of the Trustee, Spinco, Newco Canada and Newco Canada Exchangeco that such taxes, if any, have been paid.

5.9	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Newco Canada Exchangeco and Spinco shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from Newco Canada Exchangeco and Spinco of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Spinco (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Spinco, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10	Qualification of Spinco Common Stock

Spinco covenants that if any shares of Spinco Common Stock (or other shares or securities into which shares of Spinco Common Stock may be reclassified or changed as contemplated by section 2.7 of the Support Agreement) to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other Canadian or United States federal, provincial or state legal requirement before such shares may be issued by Spinco and delivered by Newco Canada or Newco Canada Exchangeco, as the case may be, to the initial holder thereof or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of Spinco for purposes of United States federal or state securities law), Spinco will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such shares of Spinco Common Stock (or such other shares or securities) to be and remain duly registered, qualified or approved under United States or Canadian law, as the case may be. Spinco will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all shares of Spinco Common Stock (or such other shares or securities) to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding shares of Spinco Common Stock (or such other shares or securities) have been listed by Spinco and remain listed and are quoted or posted for trading at such time.

5.11	Spinco Common Stock

Spinco hereby represents, warrants and covenants that the shares of Spinco Common Stock issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

5.12	Automatic Exchange on Liquidation of Spinco

(a)	Spinco will give the Trustee written notice of each of the following events at the time set forth below:

(i)
in the event of any determination by the board of directors of Spinco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Spinco or to effect any other distribution of assets of Spinco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)
as soon as practicable following the earlier of (A) receipt by Spinco of notice of, and (B) Spinco otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Spinco or to effect any other distribution of assets of Spinco among its shareholders for the purpose of winding up its affairs, in each case where Spinco has failed to contest in good faith any such proceeding commenced in respect of Spinco within 30 days of becoming aware thereof.

(b)
As soon as practicable following receipt by the Trustee from Spinco of notice of any event (a “Liquidation Event”) contemplated by section 5.12(a)(i) or 5.12(a)(ii) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Spinco and shall include a brief description of the automatic exchange of Exchangeable Shares for shares of Spinco Common Stock provided for in section 5.12(c).

(c)
In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of shares of Spinco Common Stock in the distribution of assets of Spinco in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for shares of Spinco Common Stock. To effect such automatic exchange, Newco Canada, shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price of a share of Spinco Common Stock on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by Newco Canada, issuing to the Beneficiary one share of Spinco Common Stock, and (b) to the extent not paid by Newco Canada Exchangeco, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. Newco Canada, shall provide the Trustee with an Officer’s Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share.

(d)
On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for shares of Spinco Common Stock shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to Newco Canada, all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate, any right of each such Beneficiary to receive declared and unpaid dividends from Newco Canada Exchangeco shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Newco Canada, shall deliver to the Beneficiary the shares of Spinco Common Stock issuable upon the automatic exchange of Exchangeable Shares for shares of Spinco Common Stock and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the shares of Spinco Common Stock issued pursuant to the automatic exchange of Exchangeable Shares for shares of Spinco Common Stock and the certificates, if any, held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Spinco pursuant to such automatic exchange shall thereafter be deemed to represent shares of Spinco Common Stock delivered to the Beneficiary by Newco Canada, pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates, if any, deemed to represent shares of Spinco Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as Newco Canada, may reasonably require, Newco Canada, shall deliver or cause to be delivered to the Beneficiary the shares of Spinco Common Stock of which the Beneficiary is the holder (which delivery may be in the form of a certificate or, in whole or in part, in book entry form through the direct registration system).

5.13	Withholding Rights

Spinco, Newco Canada, Newco Canada Exchangeco and the Trustee shall be entitled to deduct and withhold from any dividend or any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or shares of Spinco Common Stock such amounts as Spinco, Newco Canada, Newco Canada Exchangeco or the Trustee is required or permitted to deduct and withhold with respect to such payment under (i) the Income Tax Act (Canada) (the “ITA”), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded or (ii) required or permitted in order to comply with section 116 of the ITA or any corresponding provisions of provincial laws. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Spinco, Newco Canada, Newco Canada Exchangeco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Spinco, Newco Canada, Newco Canada Exchangeco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Spinco, Newco Canada, Newco Canada Exchangeco or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. Each of Spinco and Newco Canada represents and warrants that, based upon facts currently known to it, it has no current intention, as at the date of this Agreement, to deduct or withhold from any dividend paid to holders of Exchangeable Shares any amounts under the United States Internal Revenue Code of 1986.

ARTICLE 6

RESTRICTIONS ON ISSUE OF SPECIAL VOTING STOCK

6.1	Issue of Additional Shares

During the term of this Agreement, Spinco will not, without the consent of the holders at the relevant time of Exchangeable Shares, given in accordance with section 3.10.2 of the Exchangeable Share Provisions, issue any shares of Special Voting Stock.

ARTICLE 7

CONCERNING THE TRUSTEE

7.1	Powers and Duties of the Trustee

The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the share of Special Voting Stock from Spinco as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	voting the Beneficiary Votes in accordance with the provisions of this Agreement;

(d)	receiving the grant of the Exchange Right and the Automatic Exchange Rights from Spinco as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e)
exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries shares of Spinco Common Stock and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)	taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Spinco, Newco Canada and Newco Canada Exchangeco under this Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Agreement.

       In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

7.2	No Conflict of Interest

The Trustee represents to Spinco, Newco Canada and Newco Canada Exchangeco that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 7.2, any interested party may apply to a court of competent jurisdiction in Ontario for an order that the Trustee be replaced as Trustee hereunder.

7.3	Dealings with Transfer Agents, Registrars, etc.

Spinco, Newco Canada and Newco Canada Exchangeco irrevocably authorize the Trustee, from time to time, to:

(a)
consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and shares of Spinco Common Stock; and

(b)
requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of shares of Spinco Common Stock, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.

Spinco, Newco Canada and Newco Canada Exchangeco irrevocably authorize their respective registrars and transfer agents to comply with all such requests.

7.4	Books and Records

The Trustee shall keep available for inspection by Spinco, Newco Canada and Newco Canada Exchangeco at the Trustee’s principal office in Montreal correct and complete books and records of account relating to the Trust created by this Agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before January 15, 2007, and on or before January 15th in every year thereafter, so long as the share of Special Voting Stock is on deposit with the Trustee, the Trustee shall transmit to Spinco, Newco Canada and Newco Canada Exchangeco a brief report, dated as of the preceding December 31st, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the delivery by Newco Canada of shares of Spinco Common Stock in connection with the Exchange Right, during the calendar year ended on such December 31st; and

(c)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.

7.5	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to Spinco, Newco Canada or Newco Canada Exchangeco). If requested by the Trustee, Spinco, Newco Canada or Newco Canada Exchangeco shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

7.6	Indemnification Prior to Certain Actions by Trustee

The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the share of Special Voting Stock pursuant to Article 4, subject to section 7.15, and with respect to the Exchange Right pursuant to Article 5, subject to section 7.15, and with respect to the Automatic Exchange Rights pursuant to Article 5.

None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

7.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in section 7.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

7.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of section 7.9, if applicable, and with any other applicable provisions of this Agreement.

7.9	Evidence and Authority to Trustee

Spinco, Newco Canada and/or Newco Canada Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Spinco, Newco Canada and/or Newco Canada Exchangeco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Spinco, Newco Canada and/or Newco Canada Exchangeco promptly if and when:

(a)	such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this section 7.9; or

(b)
the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Spinco, Newco Canada and/or Newco Canada Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

        Such evidence shall consist of an Officer’s Certificate of Spinco, Newco Canada and/or Newco Canada Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Spinco, Newco Canada and/or Newco Canada Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Spinco, Newco Canada and/or Newco Canada Exchangeco it shall be in the form of an Officer’s Certificate or a statutory declaration.

Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(c)	declaring that he/she has read and understands the provisions of this Agreement relating to the condition in question;

(d)	describing the nature and scope of the examination or investigation upon which he/she based the statutory declaration, certificate, statement or opinion; and

(e)	declaring that he has made such examination or investigation as he/she believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

7.10	Experts, Advisers and Agents

The Trustee may:

(a)
in relation to this Agreement presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Spinco, Newco Canada and/or Newco Canada Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(a)
employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

7.11	Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for Newco Canada Exchangeco, in securities in which, under the laws of the Province of Ontario, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of Newco Canada Exchangeco. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of Newco Canada Exchangeco, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

7.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement.

7.13	Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Spinco, Newco Canada and/or Newco Canada Exchangeco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14	Authority to Carry on Business

The Trustee represents to Spinco, Newco Canada and Newco Canada Exchangeco that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any Province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 10.

7.15	Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)
the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

(b)
all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

        If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

7.16	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

ARTICLE 8

COMPENSATION

8.1	Fees and Expenses of the Trustee

Spinco, Newco Canada and Newco Canada Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Spinco, Newco Canada and Newco Canada Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct.

ARTICLE 9

INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1	Indemnification of the Trustee

Spinco, Newco Canada and Newco Canada Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Spinco, Newco Canada or Newco Canada Exchangeco pursuant hereto.

In no case shall Spinco, Newco Canada or Newco Canada Exchangeco be liable under this indemnity for any claim against any of the Indemnified Parties unless Spinco, Newco Canada and Newco Canada Exchangeco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to clause (ii) below, Spinco, Newco Canada and Newco Canada Exchangeco shall be entitled to participate at their own expense in the defence and, if Spinco, Newco Canada and Newco Canada Exchangeco so elect at any time after receipt of such notice, any of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Spinco, Newco Canada or Newco Canada Exchangeco; or (ii) the named parties to any such suit include both the Trustee and Spinco, Newco Canada or Newco Canada Exchangeco and the Trustee shall have been advised by counsel acceptable to Spinco, Newco Canada or Newco Canada Exchangeco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to Spinco, Newco Canada or Newco Canada Exchangeco and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Spinco, Newco Canada and Newco Canada Exchangeco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

9.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 10

CHANGE OF TRUSTEE

10.1	Resignation

The Trustee, or any Trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Spinco, Newco Canada and Newco Canada Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than sixty (60) days before such desired resignation date unless Spinco, Newco Canada and Newco Canada Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Spinco, Newco Canada and Newco Canada Exchangeco shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Spinco, Newco Canada and Newco Canada Exchangeco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

10.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by Spinco, Newco Canada and Newco Canada Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

10.3	Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Spinco, Newco Canada and Newco Canada Exchangeco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Spinco, Newco Canada and Newco Canada Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Spinco, Newco Canada and Newco Canada Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Spinco, Newco Canada and Newco Canada Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Spinco, Newco Canada or Newco Canada Exchangeco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Spinco, Newco Canada and Newco Canada Exchangeco.

ARTICLE 11

SPINCO SUCCESSORS

11.1	Certain Requirements in Respect of Combination, etc.

Spinco shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)
such other person or continuing corporation (herein called the “Spinco Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Spinco Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Spinco Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Spinco under this Agreement; and

(b)	such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

11.2	Vesting of Powers in Successor

Whenever the conditions of section 11.1 have been duly observed and performed, the Trustee, Spinco Successor, Newco Canada and Newco Canada Exchangeco shall, if required by section 11.1, execute and deliver the supplemental trust agreement provided for in Article 12 and thereupon Spinco Successor shall possess and from time to time may exercise each and every right and power of Spinco under this Agreement in the name of Spinco or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Spinco or any officers of Spinco may be done and performed with like force and effect by the directors or officers of such Spinco Successor.

11.3	Wholly-Owned Subsidiaries

Subject to section 2.13 of the Support Agreement, nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Spinco with or into Spinco or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Spinco provided that all of the assets of such subsidiary are transferred to Spinco or another wholly-owned direct or indirect subsidiary of Spinco and any such transactions are expressly permitted by this Article 11.

ARTICLE 12

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

12.1	Amendments, Modifications, etc.

This Agreement may not be amended or modified except by an agreement in writing executed by Spinco, Newco Canada, Newco Canada Exchangeco and the Trustee and, prior to the Effective Date, Weyerhaeuser and approved by the Beneficiaries in accordance with section 3.10.2 of the Exchangeable Share Provisions.

12.2	Ministerial Amendments

Notwithstanding the provisions of section 12.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

(a)
adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of Newco Canada Exchangeco, Newco Canada and Spinco shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)
making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Spinco, Newco Canada and Newco Canada Exchangeco and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)
making such changes or corrections which, on the advice of counsel to Spinco, Newco Canada, Newco Canada Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the Board of Directors of each of Spinco, Newco Canada and Newco Canada Exchangeco shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

12.3	Meeting to Consider Amendments

Newco Canada Exchangeco, at the request of Spinco, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of Newco Canada Exchangeco, the Exchangeable Share Provisions and all applicable laws.

12.4	Changes in Capital of Spinco and Newco Canada Exchangeco

At all times after the occurrence of any event contemplated pursuant to section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which the rights, privileges, restrictions or conditions of either shares of Spinco Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which shares of Spinco Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

12.5	Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time Newco Canada Exchangeco (when authorized by a resolution of its Board of Directors), Spinco and Newco Canada (when authorized by a resolution of their respective board of directors) and the Trustee may, subject to the provisions of this Agreement, and they shall, when so directed by the provisions of this Agreement, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)
evidencing the succession of Spinco Successors and the covenants of and obligations assumed by each such Spinco Successor in accordance with the provisions of Article 11 and the successors of any successor trustee in accordance with the provisions of Article 10;

(b)
making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Spinco, Newco Canada, Newco Canada Exchangeco, the Trustee or this Agreement; and

(f)
for any other purposes not inconsistent with the provisions of this Agreement, including without limitation, to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 13

TERMINATION

13.1	Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)
each of Spinco, Newco Canada and Newco Canada Exchangeco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with section 3.10.2 of the Exchangeable Share Provisions; and

(c)
21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

13.2	Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Articles 8 and 9 shall survive any such termination of this Agreement.

ARTICLE 14

GENERAL

14.1	Notices

All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a courier service that is nationally recognized in the U.S. and Canada and, in each case, addressed to a party at the following address for such party.

If to Spinco, to:

[  ]

with a copy to:

[  ]

If to Newco Canada, to:

[  ]

with a copy to:

[  ]

If to Newco Canada Exchangeco, to:

[  ]

with a copy to:

[  ]

If to the Trustee, to:

[  ]

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 14.1.

14.2	Interpretation

When a reference is made in this Agreement to an Article or a section, such reference shall be to an Article or a section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words ‘include’, ‘includes’ or ‘including’ are used in this Agreement, they shall be deemed to be followed by the words ‘without limitation’. The terms ‘this Agreement’, ‘hereof’, ‘herein’ and ‘hereunder’ and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

14.3	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14.4	Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

14.5	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

14.6	Assignment

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

14.7	Enforcement

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any provision of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction in the Province of Ontario, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of competent jurisdiction in the Province of Ontario, in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any court of competent jurisdiction in the Province of Ontario, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

14.8	No Waiver

No provisions of this Agreement shall be deemed waived by any party, unless such waiver is in writing and signed by the authorized representatives of the person against whom it is sought to enforce such waiver.

14.9	Expenses

Except as expressly set forth in this Agreement, all costs and expenses and third party fees, paid or incurred in connection with this Agreement shall be paid in accordance with section 6.11 of the Transaction Agreement.

14.10	Further Assurances

From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WEYERHAEUSER TIA, INC.

By:
Name:
Title

WEYERHAEUSER YUKON, INC.

By:
Name:
Title

WEYERHAEUSER CROSBY, INC.

By:
Name:
Title

COMPUTERSHARE TRUST COMPANY OF CANADA

By:
Name:
Title

EXHIBIT H

FORM OF TAX SHARING AGREEMENT

TAX SHARING AGREEMENT dated as of [  ] (this “Agreement”) among Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), Weyerhaeuser TIA, Inc., a Delaware corporation (“Spinco”) and Domtar Inc., a Canadian corporation (“Domtar”) (collectively, the “Companies”).

WHEREAS, as of the date of this Agreement, the Weyerhaeuser affiliated group includes Spinco, Newco, Newco Holding, Newco Canada and Newco Canada Exchangeco;

WHEREAS, Weyerhaeuser and Spinco have entered into the Contribution and Distribution Agreement, pursuant to which Weyerhaeuser shall (i) transfer or cause to be transferred the Newco Assets and Newco Liabilities to Newco in exchange for limited liability company interests of Newco and (ii) contribute all of the outstanding limited liability company interests of Newco to Spinco in exchange for shares of Spinco common stock (the “Spinco Common Stock”) and cash in an amount equal to the New Debt Amount (clauses (i) and (ii), collectively, the “Contribution”);

WHEREAS, on or prior to the Contribution Date, Weyerhaeuser shall cause Weyerhaeuser Canada and Weyerhaeuser Saskatchewan to transfer to Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) the Newco Canada Exchangeco Assets and the Newco Canada Exchangeco Liabilities (the “Canadian Asset Transfer”);

WHEREAS, following the Canadian Asset Transfer and the Contribution and prior to the Effective Time, Weyerhaeuser shall distribute all the Spinco Common Stock on a pro rata basis, or, at Weyerhaeuser's election, as an exchange offer to Eligible Holders as provided in the Contribution and Distribution Agreement (the “Distribution”);

WHEREAS, immediately following the Distribution, Spinco shall combine with Domtar under the Arrangement as provided in the Transaction Agreement;

WHEREAS, the Companies intend that the Contribution and the Distribution shall qualify under Sections 355 and 368 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as a result of and upon the Distribution, Spinco, Newco, Newco Holding, Newco Canada and Newco Canada Exchangeco will cease to be members of the Weyerhaeuser affiliated group;

WHEREAS, the Companies desire to allocate the Tax responsibilities, liabilities and benefits of transactions that occur on or prior to, and that may occur after, the Distribution Date and to provide for certain other Tax matters; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Companies (each on behalf of itself, each of its Subsidiaries as of the Distribution Date, and its future Subsidiaries) hereby agree as follows:

ARTICLE I
Definitions
SECTION 1.01  Definition of Terms. The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All section references are to this Agreement unless otherwise stated.

“Active Trade or Business” means the active conduct (determined in accordance with Code Section 355(b)) by the members of the Spinco Group of the Newco Business. For these purposes, members shall include only those members that are part of Spinco’s “separate affiliated group,” as such term is used in Code Section 355(b)(3)(B).

“Adjustment Request” means any formal or informal claim or request filed with any governmental authority for the adjustment, refund, credit or offset of Taxes.

“Affiliate” of any Person means (i) another Person that directly or indirectly, through one or more intermediaries, is controlled by such Person and (ii) a Controlling Shareholder of such Person.

“Agreement” has the meaning set forth in the recitals.

“Ancillary Agreement” has the meaning set forth in the Contribution and Distribution Agreement.

“Arrangement” has the meaning set forth in the Transaction Agreement.

“Canadian Asset Transfer” has the meaning set forth in the recitals.

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Code” has the meaning set forth in the recitals.

“Companies” has the meaning set forth in the recitals.

“Contribution” has the meaning set forth in the recitals.

“Contribution Date” has the meaning set forth in the Contribution and Distribution Agreement.

“Contribution and Distribution Agreement” means the Contribution and Distribution Agreement, as amended from time to time, among Weyerhaeuser, Newco and Spinco dated August 22, 2006.

“Controlling Shareholder” means any five-percent shareholder of a corporation who actively participates in the management or operation of such corporation (including any director of such corporation who is a five-percent shareholder) as provided in Treasury Regulation Section 1.355-7(h).

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” has the meaning set forth in the Contribution and Distribution Agreement.

“Domtar” has the meaning set forth in the recitals.

“Domtar Letter” means the letter or certificate provided by Domtar (a copy of which is attached hereto) that forms the basis for the Tax Opinion described in Section 7.02(e) of the Transaction Agreement.

“EBITDA” means earnings before interest, taxes, depreciation and amortization as such items are determined under generally accepted accounting principles in effect in the United States at the relevant time.

“Effective Time” has the meaning set forth in the Transaction Agreement.

“Eligible Holders” has the meaning set forth in the Contribution and Distribution Agreement.

“Final Determination” means the final resolution of liability for any Tax for any taxable period by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Code Sections 7121 or 7122, or a comparable arrangement under the laws of another jurisdiction; (iii) any allowance of a refund, credit or offset in respect of an overpayment of Tax, but only after the expiration of all periods during which such amount may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Group” means the Weyerhaeuser Group or the Spinco Group, or both, as the context requires.

“Indemnitee” has the meaning set forth in Section 5.01.

“Indemnifying Party” has the meaning set forth in Section 5.01.

“IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” has the meaning set forth in the Transaction Agreement.

“Merged Entity” has the meaning set forth in Section 4.02(b)(i).

“Newco Assets” has the meaning set forth in the Contribution and Distribution Agreement.

“Newco Business” has the meaning set forth in the Contribution and Distribution Agreement.

“Newco Canada” has the meaning set forth in the Transaction Agreement.

“Newco Canada Exchangeco” has the meaning set forth in the Transaction Agreement.

“Newco Canada Exchangeco Assets” has the meaning set forth in the Contribution and Distribution Agreement.

“Newco Canada Exchangeco Liabilities” has the meaning set forth in the Contribution and Distribution Agreement.

“Newco Holding” has the meaning set forth in the Transaction Agreement.

“Newco” has the meaning set forth in the Transaction Agreement.

“New Debt Amount” has the meaning set forth in the Contribution and Distribution Agreement.

“Past Practices” has the meaning set forth in Section 3.02.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any governmental entity.

“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the close of the Distribution Date.

“Property Taxes” means real, personal and intangible property Taxes.

“Proposed Acquisition Transaction” has the meaning set forth in Section 4.02(b)(i).

“Representations” has the meaning set forth in the Transaction Agreement.

“Restricted Period” means the two-year period commencing on the day following the Distribution Date.

“Satisfactory Guidance” means either a ruling from the IRS or an Unqualified Tax Opinion, at the election of Spinco, in either case reasonably satisfactory to Weyerhaeuser in both form and substance. For the avoidance of doubt, this definition is intended to allow Weyerhaeuser to prevent the Spinco Group from taking the action that is the subject of a ruling from the IRS or an Unqualified Tax Opinion, if Weyerhaeuser determines in good faith that there are either (1) unreasonable assumptions or representations forming the basis of such ruling or opinion or (2) unreasonable legal analysis or conclusions in such ruling or opinion.

“Separate Return” means (i) in the case of the Spinco Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Tax Return) that does not include, for all or any portion of the relevant taxable period, any member of the Weyerhaeuser Group and (ii) in the case of the Weyerhaeuser Group, a Tax Return of any member of that Group (including any consolidated, combined, affiliated or unitary Tax Return) that does not include, for all or any portion of the relevant taxable period, any member of the Spinco Group.

“Spinco” has the meaning set forth in the recitals.

“Spinco Capital Stock” means (i) all classes or series of outstanding capital stock of Spinco for U.S. federal income tax purposes, including common stock and all other instruments treated as outstanding equity in Spinco for U.S. federal income tax purposes and (ii) all options, warrants and other rights to acquire such capital stock.

“Spinco Common Stock” has the meaning set forth in the recitals.

“Spinco Group” means Spinco, Newco and their Subsidiaries. For the avoidance of doubt, the Spinco Group shall include Domtar and its Subsidiaries only for the period following the Closing Date.

“Spinco Letter” means the letter or certificate provided by Spinco (a copy of which is attached hereto) that forms the basis for the Tax Opinion described in Section 7.02(e) of the Transaction Agreement.

“Spinco Liabilities” has the meaning set forth in the Contribution and Distribution Agreement.

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Subsidiary” means “subsidiary” as defined in the Contribution and Distribution Agreement, provided that, Spinco, Newco and their Subsidiaries shall be treated as Subsidiaries of Weyerhaeuser with respect to any period (or portion thereof) ending on or prior to the Distribution Date and any Person that is or was treated as a Subsidiary of Weyerhaeuser shall not be treated as a Subsidiary of Domtar with respect to any period (or portion thereof) ending on or prior to the Closing Date.

“Taxes” means all forms of taxes, duties, levies, imposts or charges of a similar nature (including Canada Pension Plan and similar or comparable statutory provincial pension plan contributions, employment and unemployment insurance payments and workers compensation payments) imposed, or required to be collected or withheld, together with any related interest, penalties or other additional amounts.

“Tax Advisor” means a U.S. tax counsel or other tax advisor of recognized national standing reasonably acceptable to both parties.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any Adjustment Request).

“Tax Dispute” means any dispute arising in connection with this Agreement (including, without limitation, any dispute with respect to the preparation of any Spinco Separate Return for any Straddle Period or any Transfer Tax Return).

“Tax-Free Status” means the qualification of the Contribution and Distribution, taken together, as a transaction (i) that is described in Code Sections 355(a) and 368(a)(1)(D), (ii) in which the Spinco Common Stock distributed is “qualified property” for purposes of Code Sections 355(c) and 361(c), (iii) in which Weyerhaeuser, Spinco and the shareholders of Weyerhaeuser recognize no income or gain for U.S. federal income tax purposes pursuant to Code Sections 355 and 361 and (iv) that qualifies for tax-free treatment under comparable provisions of state and local law. For the avoidance of doubt, (w) recognition of income or gain by shareholders notwithstanding Code Section 355(a) (e.g., by virtue of Code Section 897(e)), (x) recognition of income or gain that relates to items discussed in Section 2.04, (y) recognition of income or gain by Weyerhaeuser or by holders of the Weyerhaeuser Canada Exchangeable Shares as a result of the Distribution to holders of the Weyerhaeuser Canada Exchangeable Shares and (z) the recognition of income or gain in connection with the Canadian Asset Transfer, shall not cause the Contribution and Distribution to fail to achieve Tax-Free Status.

“Tax Opinions” means the opinions of Tax Advisors relating to the Contribution and Distribution including, without limitation, those issued either at the time of the Distribution or to allow the Spinco Group to take actions otherwise prohibited under this Agreement.

“Tax Return” means any return, filing, report, questionnaire, information statement, claim for refund, or other document required or permitted to be filed, including any amendments that may be filed, for any taxable period with any Taxing Authority.

“Taxing Authority” means any governmental authority imposing Taxes.

“Third Party Transaction Taxes” means all (i) liabilities relating to Taxes of any third party, for which any member of the Weyerhaeuser Group or the Spinco Group, as the case may be, is or becomes liable, resulting from, or arising in connection with, the failure of the Contribution and Distribution to have Tax-Free Status and (ii) reasonable out of pocket legal, accounting and other advisory and court fees of the

Weyerhaeuser Group or the Spinco Group, as the case may be, in connection with liability for Taxes described in clause (i).

“Transaction Agreement” means the agreement, as amended from time to time, among Weyerhaeuser, Spinco, Newco, Newco Holding, Newco Canada, Newco Canada Exchangeco and Domtar, dated August 22, 2006.

“Transaction Documents” has the meaning set forth in the Transaction Agreement.

“Transactions” means the Contribution, the Distribution, the transactions contemplated by the Contribution and Distribution Agreement and any other transfer of assets (whether by contribution, sale or otherwise) between any member of the Weyerhaeuser Group and any member of the Spinco Group in connection with the Contribution or Distribution.

“Transaction Taxes” means all (i) Taxes on or measured by net income of any member of the Weyerhaeuser Group or the Spinco Group, as the case may be, (including interest, penalties and additions to any such Taxes) resulting from, or arising in connection with, the failure of the Contribution and Distribution to have Tax-Free Status and (ii) reasonable out of pocket legal, accounting and other advisory and court fees of the Weyerhaeuser Group or the Spinco Group, as the case may be, in connection with liability for Taxes described in clause (i).

“Transfer Taxes” has the meaning set forth in Section 2.03.

“Transfer Tax Return” means any Tax Return with respect to any Transfer Taxes imposed in connection with the Transactions.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor that permits reliance by Weyerhaeuser. For the avoidance of doubt, an Unqualified Tax Opinion may assume, unless Weyerhaeuser has previously notified Spinco in writing to the contrary, that (a) the Contribution and Distribution did not fail to achieve Tax-Free Status prior to and as of immediately after the Closing Date, (b) the representations and warranties made by Weyerhaeuser or any of its Subsidiaries in this Agreement or any letter or certificate forming the basis of any prior Tax Opinion (including the Weyerhaeuser Letter) or ruling from the IRS (including the IRS Ruling) were true, correct and complete when made and continue to be true, correct and complete as of the date of the issuance of such Unqualified Tax Opinion and (c) the Weyerhaeuser Group has not breached any covenants of the Weyerhaeuser Group in this Agreement or any letter or certificate forming the basis of any prior Tax Opinion (including the Weyerhaeuser Letter) or ruling from the IRS (including the IRS Ruling).

“Weyerhaeuser” has the meaning set forth in the recitals.

“Weyerhaeuser Canada” has the meaning set forth in the Contribution and Distribution Agreement.

“Weyerhaeuser Canada Exchangeable Shares” has the meaning set forth in the Contribution and Distribution Agreement.

“Weyerhaeuser Group” means Weyerhaeuser and its Subsidiaries. For the avoidance of doubt, the Weyerhaeuser Group excludes any entity that is a member of the Spinco Group.

“Weyerhaeuser Letter” means the letter or certificate provided by Weyerhaeuser (a copy of which is attached hereto) that forms the basis for the Tax Opinion described in Section 7.02(e) of the Transaction Agreement.

“Weyerhaeuser Saskatchewan” has the meaning set forth in the Contribution and Distribution Agreement.

ARTICLE II
Payment of Taxes

SECTION 2.01  Ordinary Course Taxes.

(a)  Except as provided in Sections 2.02, 2.03 and 2.04, the Weyerhaeuser Group shall be responsible for, and shall indemnify and hold harmless the Spinco Group from and against, (i) all Taxes attributable to any and all members of the Spinco Group (other than Domtar and its Subsidiaries), the Newco Assets, the Newco Canada Exchangeco Assets or the Newco Business, in each case for any and all Pre-Distribution Periods, (ii) all Taxes of any and all members of the Weyerhaeuser Group (or of any other Person by virtue of any member of the Spinco Group (other than Domtar and its Subsidiaries) having been affiliated with such Person prior to the Distribution Date) for any period by reason of any member of the Spinco Group (other than Domtar and its Subsidiaries) being liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law or as a transferee or successor, and (iii) all Taxes for which the Spinco Group (other than Domtar and its Subsidiaries) may be liable by virtue of any agreement or arrangement with respect to Taxes (other than pursuant to this Agreement or any other Transaction Document) entered into on or prior to the Distribution Date.

(b)  Except as provided in Sections 2.01(a), 2.02, and 2.04, the Spinco Group shall be responsible for, and shall indemnify and hold harmless the Weyerhaeuser Group from and against, all Taxes attributable to any and all members of the Spinco Group, the Newco Assets, the Newco Canada Exchangeco Assets or Newco Business, in each case for any and all Post-Distribution Periods.

(c)  In the case of any Straddle Period, (i) Property Taxes and exemptions, allowances or deductions that are calculated on an annualized basis shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on a daily pro-rata basis and (ii) all other Taxes shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on a closing of the books basis as of the close of business on the Distribution Date.

(d)  Except as provided in Sections 2.02(d) and 2.03, the amount or economic benefit of any refunds, credits or offsets of Taxes of any member of the Spinco Group (other than Domtar and its Subsidiaries) (i) for any Pre-Distribution Period shall be for the account of Weyerhaeuser (except to the extent attributable to a carryback of any net operating losses, capital losses, credits or other Tax benefits of the Spinco Group from a Post-Distribution Period), (ii) for any Post-Distribution Period (or attributable to any such carryback) shall be for the account of Spinco and (iii) for any Straddle Period (except to the extent attributable to a carryback described in clause (i)) shall be equitably apportioned between the Pre-Distribution Period and the Post-Distribution Period pursuant to the principles set forth in Section 2.01(c) above.

(e)  Notwithstanding Section 2.01(d), to the extent permitted by law and except with respect to a Separate Return, the Spinco Group shall elect to forego a carryback of any net operating losses, capital losses, credits or other Tax benefits to a taxable period, or portion thereof, ending on or before the Distribution Date.

SECTION 2.02  Transaction Taxes. (a) The Spinco Group shall be responsible for, and shall indemnify and hold harmless the Weyerhaeuser Group from and against, any Transaction Taxes and Third Party Transaction Taxes (except for Transaction Taxes described in Section 2.04) that are attributable to:

                (i)  [Intentionally left blank];

                (ii)  any inaccurate representation of plan or intent made in the Domtar Letter;

                (iii)  any action or omission by the Spinco Group after the Distribution Date that is inconsistent with the covenants of the Spinco Group set forth in this Agreement; or

                (iv)  any other action or omission by the Spinco Group after the Distribution Date other than any action or omission (x) required or expressly permitted under any Transaction Document (other than this Agreement) or described in the IRS Ruling, (y) that was taken or omitted in reliance upon any representation or warranty made by Weyerhaeuser or any Subsidiary of Weyerhaeuser in this Agreement, the Weyerhaeuser Letter, the Spinco Letter or the Representations to the extent such representation or warranty is incorrect in whole or in relevant part or (z) relating to the issuance or transfer of Spinco Capital Stock to any Person to the extent such issuance or transfer is required or expressly permitted under any option, right, privilege or similar instrument existing as of immediately after the Closing Date, unless such Transaction Taxes or Third Party Transaction Taxes would, in any event, have been imposed or incurred without regard to any such action or omission and as determined at such time. For the avoidance of doubt, the Weyerhaeuser Group’s right to be indemnified and held harmless under this Section 2.02(a) shall be determined without regard to whether consent or Satisfactory Guidance was obtained under Section 4.02(c)(i).

(b)  The Weyerhaeuser Group shall be responsible for, and shall indemnify and hold harmless the Spinco Group from and against, any Transaction Taxes and Third Party Transaction Taxes that are attributable to:

                      (i)  any inaccurate representation of fact, plan or intent in Section 4.01 made by Weyerhaeuser that relates to the Weyerhaeuser Group (and the representations in Section 4.01 shall be deemed, solely for purposes of this Section 2.02(b)(i), to be made both as of the date of this Agreement and as of the Distribution Date);

                      (ii)  any inaccurate representation of fact, plan or intent made in the Weyerhaeuser Letter, the Spinco Letter or in the Representations;

                      (iii)  any action or omission by the Weyerhaeuser Group after the Distribution Date that is inconsistent with the covenants set forth in this Agreement; or

                      (iv)  any other action or omission by the Weyerhaeuser Group (except for actions described in the IRS Ruling).

(c)  The Weyerhaeuser Group shall be responsible for, and shall indemnify and hold harmless the Spinco Group, from and against, any Transaction Taxes and Third Party Transaction Taxes, for which neither party is responsible pursuant to Section 2.02(a) or 2.02(b).

(d)   The party responsible for any Transaction Taxes shall be entitled to the economic benefit of any refunds, credits or offsets of such Transaction Taxes.

SECTION 2.03  Transfer Taxes. (a) The Spinco Group shall be responsible for, and shall indemnify and hold harmless the Weyerhaeuser Group, from and against any stamp, sales, use, gross receipts, value-added, goods and services, harmonized sales, land transfer or other transfer Taxes (such Taxes, together with any interest, penalties or additions to such Taxes, “Transfer Taxes”) imposed in connection with the Transactions. The Spinco Group shall be entitled to the economic benefit of any refunds, credits or offsets of such Transfer Taxes. The Spinco Group and the Weyerhaeuser Group shall cooperate in good faith to minimize Transfer Taxes and obtain any refunds, credits or offsets thereof. For the avoidance of doubt, Transfer Taxes will not include Taxes on or measured by net income.

SECTION 2.04   Other Income Taxes. The Weyerhaeuser Group shall be responsible for, and shall indemnify and hold harmless the Spinco Group from and against, Taxes arising as a result of the Transactions (i) from excess loss accounts or deferred intercompany transactions taken into account under Code Section 1502 or Treasury Regulation issued thereunder or (ii) under Code Section 361(b). Notwithstanding the foregoing, the Spinco Group shall be liable, and shall indemnify the Weyerhaeuser Group, for Transaction Taxes to the extent provided in Section 2.02(a).

ARTICLE III
Preparation and Filing of Tax Returns

SECTION 3.01  Filing of Tax Returns. From and after the Effective Time:

(a)  Weyerhaeuser Responsibility. Subject to Section 3.02, the Weyerhaeuser Group shall make all determinations with respect to, and have ultimate control over the preparation of, all Tax Returns, other than Transfer Tax Returns, of the Spinco Group (other than in respect of Domtar and its Subsidiaries) with respect to any Pre-Distribution Period (other than a Straddle Period).

(b)  Spinco Responsibility. Subject to Section 3.02, Spinco shall make all determinations with respect to, and have ultimate control over the preparation of, all (i) Transfer Tax Returns, (ii) Tax Returns of Domtar and its Subsidiaries for any period and (iii) Tax Returns of the Spinco Group with respect to any Post-Distribution Period (other than a Straddle Period).

(c)  Joint Responsibility. Subject to Section 3.02, Weyerhaeuser and Spinco shall jointly control the preparation of Separate Returns of any member of the Spinco Group (other than in respect of Domtar and its Subsidiaries) for any Straddle Period. The party legally responsible for paying to the relevant Tax Authority the amount of Tax liability reflected on any such Tax Return shall pay such Tax, subject to any indemnification rights it may have against the other party.

(d)  Unless otherwise required by a Tax Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement. All Tax Returns shall be filed, or caused to be filed, on a timely basis (taking into account applicable extensions) by the party legally responsible for filing such Tax Returns in a manner consistent with this Agreement.

SECTION 3.02  Tax Accounting Practices. Any Tax Return for any Pre-Distribution or Straddle Period, to the extent it relates to members of the Spinco Group (other than Domtar and its Subsidiaries), shall be prepared in accordance with practices, accounting methods, elections, conventions and Tax positions used by the Weyerhaeuser Group with respect to the Newco Assets and the Newco Business for periods prior to the Distribution (“Past Practices”), and, in the case of any item the treatment of which is not addressed by Past Practices, in accordance with generally acceptable Tax accounting practices. Notwithstanding the foregoing, for any Tax Return described in the preceding sentence, (i) a party will not be required to follow Past Practices with the written consent of the other party and (ii) Weyerhaeuser shall have the right to determine which entities of the Spinco Group will be included in any consolidated, combined, affiliated or unitary Tax Return that it is responsible for filing and shall timely inform Spinco of any such determination.

SECTION 3.03  Tax Reporting. The parties shall report the Contribution and Distribution for all Tax purposes in a manner consistent with the Tax Opinion described in Section 7.02(e) of the Transaction Agreement, unless, and only to the extent, an alternative position is required pursuant to a Final Determination. The parties shall report any Tax issue relating to the Contribution and Distribution that is not covered by the Tax Opinion described in Section 7.02(e) of the Transaction Agreement on any Tax Return consistent with the Tax-Free Status of the Contribution and Distribution unless, and only to the extent, an alternative position is required pursuant to a Final Determination.

SECTION 3.04  Right to Review Tax Returns. Upon request, Weyerhaeuser shall make available to Spinco such portions of the Pre-Distribution Period Tax Returns as they relate to the Newco Assets, Newco Canada Exchangeco Assets or the Newco Business.

SECTION 3.05  Adjustment Requests and Claims for Refund. Spinco and Weyerhaeuser shall cooperate with each other in good faith to allow either party to claim any refund, credit or offset of Taxes or make any Adjustment Request for any Tax Returns for Pre-Distribution Periods, Straddle Periods or Post-Distribution Periods.

ARTICLE IV
Tax-Free Status of Distribution

SECTION 4.01  Representations. (a) Weyerhaeuser represents and warrants that (i) it knows of no fact that may cause the Contribution and the Distribution to fail to have Tax-Free Status; (ii) it has no plan or intention to take any action inconsistent with the Tax Opinion described in Section 7.02(e) of the Transaction Agreement, the Weyerhaeuser Letter or the covenants of the Weyerhaeuser Group set forth in this Agreement; (iii) as of the Distribution Date, none of Weyerhaeuser, its Subsidiaries or any Controlling Shareholder of Weyerhaeuser (including any officers or directors acting on behalf of Weyerhaeuser or any of its Subsidiaries, or any Person acting with the implicit or explicit permission of any such officers, directors or Controlling Shareholder) will have, or will have had since the date of this Agreement, any agreements, understandings or arrangements as determined for purposes of Code Section 355(e) and the Treasury Regulations thereunder concerning the acquisition of Spinco Capital Stock other than the agreements, understandings and arrangements expressly contemplated by the Transaction Documents; (iv) it has conducted operations in connection with the Newco Business at each of its facilities on a continual basis, with the exception of customary and periodic shutdowns due to maintenance, upgrades, capital improvements, repairs, emergencies, market conditions or other ordinary course interruptions, for the period specified with respect to each facility in the schedule attached hereto and (v) Newco is, always has been, and will on the Distribution Date be, (A) a limited liability company organized under the laws of Delaware and (B) classified as an entity that is disregarded as an entity separate from its owner for U.S. federal income tax purposes.

(b)  Domtar represents and warrants that, as of the Distribution Date, none of Domtar, its Subsidiaries or any Controlling Shareholder of Domtar (including any officers or directors acting on behalf of Domtar or any of its Subsidiaries, or any Person acting with the implicit or explicit permission of any such officers, directors or Controlling Shareholder) will have, or will have had since the date of this Agreement, any agreements, understandings, arrangements or negotiations as determined for purposes of Code Section 355(e) and the Treasury Regulations thereunder concerning the acquisition of Spinco Capital Stock other than the agreements, understandings and arrangements expressly contemplated by the Transaction Documents.

SECTION 4.02  Covenants. (a) During the Restricted Period, Weyerhaeuser shall not take or fail to take, or permit its Subsidiaries to take or fail to take, any action where that action (or the failure to take such action) would (i) violate, be inconsistent with or cause to be untrue any covenant, representation or statement made by Weyerhaeuser or its Subsidiaries in any letter or certificate that forms the basis of any Tax Opinion (including the Spinco Letter or the Weyerhaeuser Letter) or any ruling from the IRS concerning the Contribution and Distribution (including the Representations) or (ii) prevent, or be reasonably likely to prevent, the Tax-Free Status of the Contribution and the Distribution. During the Restricted Period, Spinco shall not take or fail to take, or permit its Subsidiaries to take or fail to take, any action where that action (or the failure to take such action) would (x) violate, be inconsistent with or cause to be untrue any covenant, representation or statement made by Spinco after the Distribution Date or by Domtar in any letter or certificate that forms the basis of any Tax Opinion (including the Domtar Letter) or any ruling from the IRS concerning the Contribution and Distribution (including the Representations) or (y) prevent, or be reasonably likely to prevent, the Tax-Free Status of the Contribution and the Distribution.

(b)  During the Restricted Period, the Spinco Group shall not, and shall not permit its Affiliates to, in a single transaction or in a series of transactions:

                      (i)  enter into any agreement, understanding, arrangement or substantial negotiations as determined for purposes of Code Section 355(e) and the Treasury Regulations thereunder, in connection with which any Person (or, in the case of an Affiliate that is a Controlling Shareholder, such Controlling Shareholder) would (directly or indirectly) acquire, or have the right to acquire, from any other Person, any interest in Spinco Capital Stock (except to the extent contemplated under the Transaction Documents) (a “Proposed Acquisition Transaction”). For these purposes, (a) any recapitalization, repurchase or redemption of Spinco Capital Stock and any amendment to the certificate of incorporation (or other organizational documents) of Spinco shall be treated as an indirect acquisition of such stock by a shareholder to the extent such shareholder’s percentage interest in the outstanding equity for U.S. federal income tax purposes in the issuer increases by vote or value and (b) if Spinco merges into another entity or consolidates with another entity to form a new entity (such other or new entity “Merged Entity”), Spinco Capital Stock shall refer to the capital stock of the Merged Entity and references in this Agreement to Spinco shall mean the Merged Entity. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (w) the adoption by Spinco of, or an issuance under, a shareholder rights plan that is described in or is similar to the shareholder rights plan described in
IRS Revenue Ruling 90-11 (for this purpose a shareholder rights plan will be considered similar to the plan described in IRS Revenue Ruling 90-11 only if the principal purpose for the adoption of the plan providing for such rights is to establish a mechanism by which a publicly held corporation can, in the future, provide shareholders with rights to purchase stock at substantially less than fair market value as a means of responding to unsolicited offers to acquire the corporation); (x) redemptions or repurchases of Spinco Capital Stock pursuant to open market repurchase programs meeting the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30; (y) issuances of Spinco Capital Stock pursuant to an employee stock purchase agreement or equity compensation plan described in and meeting the requirements of Safe Harbor VIII (relating to acquisitions by persons in connection with the performance of services) of Treasury Regulation Section 1.355-7(d), provided, however, that prior to adopting, modifying or amending any employee stock purchase agreement or equity compensation plan (but not for each issuance of Spinco Capital Stock pursuant thereto) Spinco must first obtain (at its expense) an Unqualified Tax Opinion that any issuance of capital stock of Spinco treated as equity in Spinco for U.S. federal income tax purposes under such new, modified or amended agreement or plan would meet the requirements of Safe Harbor VIII; and (z) issuances of Spinco Capital Stock described in and meeting the requirements of Safe Harbor IX (relating to the acquisition by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d);

                      (ii)  liquidate Spinco or reclassify Spinco as other than a corporation for U.S. federal income tax purposes; or

                      (iii)  cause or permit Spinco to cease to engage in the Active Trade or Business; provided, however, that the Spinco Group shall be permitted to sell or otherwise dispose of Newco Assets and Newco Canada Exchangeco Assets the EBITDA of which represents (taking into account all other sales and dispositions, other than assets sold or transferred in the ordinary course of business, by the Spinco Group of the Newco Assets and Newco Canada Exchangeco Assets after the Distribution Date) no more than 33⅓ percent of the EBITDA of the Newco Assets and Newco Canada Exchangeco Assets, provided further, that nothing herein shall prevent the Spinco Group from selling or disposing of assets in the ordinary course of business. For these purposes, EBITDA of the Newco Assets and Newco Canada Exchangeco Assets shall mean the EBITDA generated by such assets during the year ending as of the quarter immediately following the Distribution Date.

(c)  Notwithstanding anything to the contrary in any Transaction Document, representation letter or other document or agreement:

                      (i)  Clauses (i) through (iii) of paragraph (b) shall not apply to Spinco upon the prior written consent of Weyerhaeuser, which consent may not be withheld if Weyerhaeuser determines in good faith that Spinco has provided it with Satisfactory Guidance concluding that the proposed actions will not result in incremental U.S. federal Transaction Taxes.

                      (ii)  In reliance on the representation and warranty provided by Weyerhaeuser in Section 4.01(a)(iii), Spinco shall be permitted to issue Spinco Capital Stock beginning on the day after the one year anniversary of the Distribution Date, provided that (a) Spinco must first obtain (at its expense) an Unqualified Tax Opinion that is reasonably acceptable to Weyerhaeuser (such acceptance to be notified by Weyerhaeuser to Spinco in writing within five business days from receipt by Weyerhaeuser of such Unqualified Tax Opinion, it being understood that Weyerhaeuser shall be considered to have waived its rights to receive an Unqualified Tax Opinion under this Section 4.02(c)(ii) if it fails to indicate either its acceptance of, or objection to, the Unqualified Tax Opinion within such five business days or fails to reaffirm in writing to the Tax Advisor preparing such Unqualified Tax Opinion the representation and warranty provided by Weyerhaeuser in Section 4.01(a)(iii) within five business days of request therefor) that such issuance would meet the requirements of Safe Harbor III of Treasury Regulation Section 1.355-7(d); (b) such Unqualified Tax Opinion is based on the representation and warranty provided by Domtar in Section 4.01(b); and (c) such Unqualified Tax Opinion is based on a representation and warranty by Spinco that none of Spinco, its Subsidiaries or any Controlling Shareholder of Spinco (including any officers or directors acting on behalf of Spinco or any of its Subsidiaries, or any Person acting with the implicit or explicit permission of any such officers, directors or Controlling Shareholder) has had any agreements, understandings, arrangements or substantial negotiations as determined for purposes of Code Section 355(e) and the Treasury Regulations thereunder concerning such issuance or any similar issuance of Spinco Capital Stock during the one year period beginning on the Distribution Date. The sole basis for an Unqualified Tax Opinion provided under this Section 4.02(c)(ii) not to be reasonably acceptable to Weyerhaeuser shall be on grounds that the letter or certificate provided by Spinco in connection with such Unqualified Tax Opinion was manifestly incorrect as to fact or that the Unqualified Tax Opinion was manifestly incorrect as to law. Nothing in this Section 4.02(c)(ii) shall be construed to relieve the Spinco Group of any liability under Section 2.02 of this Agreement resulting from such acquisition or issuance of Spinco Capital Stock except to the extent that such liability is attributable to a breach of the representation and warranty provided by Weyerhaeuser in Section 4.01(a)(iii).

                      (iii)  The Spinco Group shall be permitted to issue or transfer Spinco Capital Stock to any Person to the extent such issuance or transfer is required or expressly permitted under any option, right, privilege or similar instrument existing as of immediately after the Closing Date.

                      (iv)  The Spinco Group shall be permitted to take any action (or not take an action) required or expressly permitted under any Transaction Document (other than this Agreement) or described in the IRS Ruling.

SECTION 4.03   Procedures Regarding Opinions and Rulings. (a) If the Spinco Group may take certain actions conditioned upon the receipt of Satisfactory Guidance, Weyerhaeuser, at the request of Spinco, shall use commercially reasonable efforts to expeditiously obtain, or assist Spinco in obtaining, such Satisfactory Guidance, including affirming to the relevant Tax Advisor or the IRS the representations made by Weyerhaeuser in this Agreement and making other representations that are reasonably requested by Spinco. Weyerhaeuser shall not be required to take any action pursuant to this Section 4.03(a) if Spinco fails to certify, upon request, that all representations and warranties made by Spinco after the Distribution Date in any letter or certificate forming the basis of any prior Tax Opinion or ruling from the IRS, relating to the Tax-Free Status of the Contribution and the Distribution, are true, correct and complete. Spinco shall reimburse Weyerhaeuser for all reasonable out-of-pocket costs and expenses incurred by Weyerhaeuser in obtaining Satisfactory Guidance.

(b)  Weyerhaeuser shall have the right to obtain an Unqualified Tax Opinion at any time in its sole discretion. Weyerhaeuser shall reimburse the Spinco Group for all reasonable out-of-pocket costs and expenses incurred by the Spinco Group in obtaining such an Unqualified Tax Opinion.

ARTICLE V
Tax Contests; Indemnification; Cooperation

SECTION 5.01  Notice. Within 10 days after a party (the “Indemnitee”) becomes aware of the existence of a Tax Contest that may give rise to an indemnification claim under this Agreement by it against the other party (the “Indemnifying Party”), the Indemnitee shall notify the Indemnifying Party of the Tax Contest, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications with a Taxing Authority relating to such Tax Contest.

SECTION 5.02  Control of Tax Contests. (a) Except as otherwise provided in paragraph (b), Weyerhaeuser may elect to control, and to have sole discretion in handling, settling or contesting, any Tax Contest relating to (i) any Tax Returns with respect to the Spinco Group (other than Domtar and its Subsidiaries) for any taxable period ending on or before the Distribution Date or (ii) the Tax liability arising from the failure of the Contribution and Distribution to qualify for Tax-Free Status. Notwithstanding the foregoing, Weyerhaeuser shall keep Spinco informed of material developments concerning any Tax Contest affecting the Spinco Group, the Newco Business, the Newco Assets or the Newco Canada Exchangeco Assets and shall not settle or compromise any Tax Contest in a manner that could materially adversely affect the Spinco Group after the Distribution Date without the prior written consent of Spinco.

(b)  Spinco shall control and shall have sole discretion in handling, settling or contesting any Tax Contest relating to Transfer Tax Returns. Weyerhaeuser and Spinco shall jointly control Tax Contests relating to (i) Separate Returns of any member of the Spinco Group (other than Domtar and its Subsidiaries) for the Straddle Period and (ii) Tax liability arising from the failure of the Contribution and Distribution to qualify for Tax-Free Status, if the Spinco Group potentially would be liable to Weyerhaeuser under Article II for Taxes arising in connection with such Tax Contest. Neither party shall have the right to settle any such Tax Contest without the consent of the other party.

(c)  Any reasonable out-of-pocket costs incurred in handling, settling or contesting a Tax Contest shall be borne ratably by the parties based on their ultimate liability under this Agreement for the Taxes to which the Tax Contest relates.

SECTION 5.03  Indemnification Payments. If an Indemnitee has a claim for an indemnification payment from an Indemnifying Party under this Agreement, the Indemnitee shall promptly provide to the Indemnifying Party notice of such claim, including a description of such claim and a detailed calculation of the amount of the indemnification payment that is claimed. The Indemnifying Party shall make the claimed payment to the Indemnitee within 30 days after receiving such notice, unless the Indemnifying Party reasonably disputes the amount of, or its liability for, such payment.

SECTION 5.04  Payment of Refunds, Credits and Offsets. Each party shall forward, and shall cause its Subsidiaries to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, credit or offset within 10 days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

SECTION 5.05  Treatment of Payments. The amount of all indemnification obligations under this Agreement shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnitee arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount.

SECTION 5.06  Expenses. Except as otherwise provided herein, each party and its Subsidiaries shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters under this Agreement.

SECTION 5.07  Cooperation. Each member of the Weyerhaeuser Group and the Spinco Group shall cooperate fully with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, Adjustment Requests and Tax Contests concerning issues or other matters covered by this Agreement.

(a)  Such cooperation shall include:

                      (i)  the retention until the expiration of the applicable statute of limitations, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related workpapers, and documents relating to rulings or other determinations by Taxing Authorities;

                      (ii)  the execution of any document that may be necessary or reasonably helpful in connection with any Tax Contest, the filing of a Tax Return or Adjustment Request by a member of the Weyerhaeuser Group or Spinco Group, or other matters covered by this Agreement, including certification (provided in such form as may be required by applicable law or reasonably requested and made to the best of a party’s knowledge) of the accuracy and completeness of the information it has supplied;

                      (iii)  the use of the parties’ reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing; and

                      (iv)  the use of the parties’ reasonable best efforts to make the applicable party’s current or former directors, officers, employees, agents and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)  If a party fails to comply with any of its obligations set forth in this Section 5.07 upon reasonable request and written notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party shall be liable in full for such additional Taxes.

SECTION 5.08  Confidentiality. Any information or documents provided under this Agreement shall be kept confidential by the recipient-party, except as may otherwise be necessary in connection with the filing of Tax Returns or with any Tax Contest. In addition, if Weyerhaeuser or Spinco determines that providing such information could be commercially detrimental, violate any law or agreement or waive any privilege, the parties shall use reasonable best efforts to permit compliance with the obligations under this Agreement in a manner that avoids any such harm or consequence.

SECTION 5.09  Retention of Tax Records. Spinco may request from Weyerhaeuser and retain copies of any Separate Returns for any Spinco Group members, including supporting schedules and workpapers. Neither Weyerhaeuser nor Spinco shall, or permit any of their Subsidiaries to, dispose of documentation with respect to any Pre-Distribution Period, including books, records, Tax Returns and all supporting schedules and information relating thereto of any member of the other Group prior to the expiration of the applicable statute of limitations. If either Weyerhaeuser or Spinco intends to dispose of documentation relating to Taxes (other than any such documentation relating to Domtar or its Subsidiaries) with respect to any Pre-Distribution Period, including books, records, Tax Returns and all supporting schedules and information relating thereto (after the expiration of the applicable statute of limitations), of any member of the other Group, they shall provide written notice to the other party describing the documentation to be disposed of 30 days prior to taking such action. The other party may arrange to take delivery of the documentation described in the notice at its own expense during the succeeding 30 day period.

ARTICLE VI
Resolution of Disputes

SECTION 6.01  Tax Disputes. The parties will endeavor, and will cause their respective Subsidiaries to endeavor, to resolve in an amicable manner all disputes arising in connection with this Agreement. The parties shall negotiate in good faith to resolve any Tax Dispute for not less than 45 days. Upon written notice of either party after 45 days, the matter will be referred to a Tax Advisor acceptable to both parties. The Tax Advisor may, in its discretion, obtain the services of any third-party necessary to assist it in resolving the dispute. The Tax Advisor shall furnish written notice to the Companies of its resolution of the dispute as soon as practicable, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be binding on the parties and the parties shall take, or cause to be taken, any action necessary to implement the resolution. All fees and expenses of the Tax Advisor shall be shared equally by Weyerhaeuser and Spinco. If, having determined that the dispute must be referred to a Tax Advisor, after 45 days the parties are unable to find a Tax Advisor willing to adjudicate the dispute in question and whom the parties in good faith find acceptable, then the dispute will be submitted for arbitration to the American Arbitration Association; provided, however, that only an arbitrator that qualifies as a Tax Advisor shall be selected. Notwithstanding the foregoing, this Article VI shall not apply to any dispute arising under Section 2.02 with respect to the respective liability of the parties in the event Transaction Taxes or Third Party Transaction Taxes are imposed.

ARTICLE VII
Miscellaneous Provisions

SECTION 7.01  Notice. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including facsimile) and mailed, faxed or delivered to the parties at the following addresses (or at such other address as one party may specify by notice to the other party):

If to Weyerhaeuser:

Weyerhaeuser Company
33663 Weyerhaeuser Way South Federal Way, WA 98003
Attention: Tom Stocks Facsimile:1-253-924-2584 with a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019 Attention: Andrew Needham Facsimile:1-212-474-3700

If to Domtar:

Domtar, Inc. 395 de Maisonneuve Blvd West Montreal, QC Canada H3A 1L6
Attention: Pierre Jette
Facsimile: 1-514-848-5113

with a copy to:

Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022
Attention: Gary Friedman
Facsimile: 1-212-909-6836

Notification of a change of address shall be given by either party to the other as provided in this Section 7.01. All such notices and communications shall be effective (i) when received, if mailed or delivered, or (ii) when confirmed by fax answerback, if faxed.

SECTION 7.02  Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force, as long as the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

SECTION 7.03  Integration; Amendments. Except as explicitly stated herein, this Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound. If, and to the extent, the provisions of this Agreement conflict with any of the other Transaction Documents, the provisions of this Agreement shall control. Notwithstanding anything to the contrary in any other Transaction Document, responsibility for and indemnification for Taxes shall be governed exclusively by the terms, provisions and procedures of this Agreement.

SECTION 7.04  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 7.05  Governing Law, etc. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except to the extent provided in Section 6.01, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought exclusively in the federal courts of the United States of America located in the State of Delaware, or, if such federal courts do not have subject matter jurisdiction, in the state courts of the State of Delaware. Each of the parties hereto hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party. Each of the parties hereto hereby waives any right to trial by jury with respect to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.

SECTION 7.06  Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party; provided, however, that no such consent shall be required in the event of a merger, consolidation or sale of either Weyerhaeuser or Spinco. Subject to the preceding sentence, this Agreement shall be binding on, and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 7.07  Enforcement. The parties acknowledge that irreparable damage would occur to Weyerhaeuser and Spinco in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties agree that Weyerhaeuser and Spinco shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which it may be entitled at law or in equity. Nothing in this Agreement (including Article VI) will prevent any party from seeking injunctive relief as it deems necessary or appropriate.

SECTION 7.08  Survival. All sections of this Agreement shall remain in effect without limitation as to time (except to the extent those Sections expressly provide for an earlier date, in which case as of such date).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

WEYERHAEUSER COMPANY,
By:
Name:
Title:

WEYERHAEUSER TIA, INC.,
By:
Name:
Title:

DOMTAR INC.,
By:
Name:
Title:

EXHIBIT I

Knowledge of Weyerhaeuser

Overall:

Steven Rogel
Dick Taggart
Rich Hanson
Sandy McDade
Karen Johnson
Tom Stocks
Marvin Cooper
Mike Edwards
Dick Thomas
Bart Nicholson
Charlie Douthwaite

Human Resources:

Dan Shea
Kim Eckroth

Information Technologies:

David Rea

Accounting/Finance:

Patrick Lane
Jerry Santman
Jerry Richards

I-1

EXHIBIT J

Knowledge of Domtar

Overall:
Raymond Royer
Daniel Buron
Richard Garneau
Roger Brear
Guy Boucher
Razvan Theodoru
Paola Farnesi
Steve Barker

Human Resources:
Michel Dagenais
Josee Turgeon
Martin Corio

Information Technologies:
Yves L. Parent

Accounting/Finance:
Michael Cross

Treasury:
Marie-France Couture
Pierre Jette
Kim Rogerson

J-1